Exhibit 2.1
MASTER TRANSACTION AGREEMENT
dated as of
December 8, 2010
among
AMERICAN INTERNATIONAL GROUP, INC.,
ALICO HOLDINGS LLC,
AIA AURORA LLC,
FEDERAL RESERVE BANK OF NEW YORK,
UNITED STATES DEPARTMENT OF THE TREASURY
and
AIG CREDIT FACILITY TRUST

i

ii

iii

		Page

ARTICLE 11 Termination

Section 11.01.	Termination	91
Section 11.02.	Effect of Termination	92

ARTICLE 12 Miscellaneous

Section 12.01.	Notices	92
Section 12.02.	Survival of Representations and Warranties	94
Section 12.03.	Amendments and Waivers	94
Section 12.04.	Waiver of Conditions	94
Section 12.05.	AIG Disclosure Schedule	95
Section 12.06.	Binding Effect; Benefit; Assignment	95
Section 12.07.	Governing Law; Submission to Jurisdiction; Service of Process	95
Section 12.08.	WAIVER OF JURY TRIAL	96
Section 12.09.	Counterparts; Effectiveness	96
Section 12.10.	Entire Agreement	96
Section 12.11.	Severability	96
Section 12.12.	Specific Performance	97
Section 12.13.	No Waiver of Attorney-Client, Work Product or Other Privilege	97

EXHIBITS

Exhibit A	Form of Amended and Restated Purchase Agreement
Exhibit B	Form of Intercompany Guarantee and Pledge Agreement
Exhibit C	Form of AIA Aurora LLC Intercompany Loan Agreement
Exhibit D	Form of ALICO Holdings LLC Intercompany Loan Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Warrant Agreement
Exhibit G	Form of Warrant Letter Agreement
Exhibit H	Form of Payoff Letter
Exhibit I	Trust Written Consent

iv

MASTER TRANSACTION AGREEMENT
     MASTER TRANSACTION AGREEMENT (this “Agreement”) dated as of December 8, 2010 among American International Group, Inc. (“AIG”), ALICO Holdings LLC (the “ALICO SPV”), AIA Aurora LLC (the “AIA SPV” and, together with the ALICO SPV, the “SPVs”), the Federal Reserve Bank of New York (the “FRBNY”), the United States Department of the Treasury (the “UST”) and the Trust (as defined below).
WITNESSETH:
     WHEREAS, the parties hereto have mutually agreed to effect a series of integrated transactions as described herein and in the other Transaction Documents to recapitalize AIG (collectively, the “Recapitalization”) that would result in, among other things, (i) the full repayment of all remaining principal, accrued and unpaid interest, fees and other amounts owing under the FRBNY Credit Facility, (ii) the transfer, through a series of exchanges with AIG, of all or a substantial portion of the preferred interests held by the FRBNY in the ALICO SPV and AIA SPV to the UST and the facilitation of the orderly repayment and retirement of such preferred interests (including, if applicable, any remaining preferred interests held by the FRBNY) following the Closing, (iii) the exchange of the Series E Preferred Stock and Series F Preferred Stock held by the UST and the Series C Preferred Stock held by the Trust for shares of AIG Common Stock and, in the case of the Series F Preferred Stock, certain other securities, (iv) the exchange of up to $2 billion of AIG’s right to draw up to approximately $22.3 billion under the UST’s existing commitment relating to the Series F Preferred Stock for the right to draw up to $2 billion for general corporate purposes after the Closing under a new commitment by the UST relating to the Series G Preferred Stock and (v) the issuance, after the Closing, of warrants to purchase shares of AIG Common Stock to the holders of AIG Common Stock prior to the Closing, in each case, upon the terms and subject to the conditions set forth herein and in the other Transaction Documents; and
     WHEREAS, the parties recognize that the purposes of the Recapitalization are (i) to facilitate the full repayment of the FRBNY and the UST for the financial assistance provided to AIG by the FRBNY and the UST since September 2008 and (ii) to promote AIG’s transition from a majority government owned and supported entity to a financially sound and independent entity.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions
     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that (i) none of AIG or any of its Subsidiaries will be treated as Affiliates of the FRBNY, the UST, the Trust or the Trustees, (ii) none of AIG or any of its Affiliates, on the one hand, or the FRBNY, the UST, the Trust and the Trustees or any of their respective Affiliates, on the other, shall be deemed an Affiliate of the other such Person(s) and (iii) neither the FRBNY nor the UST shall be deemed an Affiliate of the other such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management and/or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Aggregate AIA/ALICO Liquidation Preference” means, at any time, the sum of the AIA Liquidation Preference and ALICO Liquidation Preference as of such time.
     “AIA/ALICO Majority Preferred Members” means, at any time, the AIA/ALICO Preferred Member(s) (other than the FRBNY, the UST and any Permitted Transferee (as such term is defined in the relevant SPV LLC Agreement)) that own AIA/ALICO Preferred Units representing more than fifty percent (50%) of the then Aggregate AIA/ALICO Liquidation Preference of all AIA/ALICO Preferred Units.
     “AIA/ALICO Preferred Interests” means the AIA Preferred Interests and ALICO Preferred Interests.
     “AIA/ALICO Preferred Members” means the AIA Preferred Members and ALICO Preferred Members.
     “AIA/ALICO Preferred Participating Return” means, in the case of each SPV, the “Preferred Participating Return” as defined in the relevant SPV LLC Agreement.
     “AIA/ALICO Preferred Redemption” means, in the case of the AIA SPV, the Preferred Redemption (as such term is defined in the AIA SPV LLC Agreement) and, in the case of the ALICO SPV, the Senior Preferred Redemption and the Junior Preferred Redemption (as such terms are defined in the ALICO SPV LLC Agreement).

     “AIA/ALICO Preferred Units” means the AIA Preferred Units and ALICO Preferred Units.
     “AIA/ALICO Preferred Units Aggregate Amount” means, as of any time, the sum of the AIA Preferred Units Aggregate Amount, the ALICO Junior Preferred Units Aggregate Amount and the ALICO Senior Preferred Units Aggregate Amount.
     “AIA/ALICO Preferred Unit Amounts” means, as of any time, the AIA Preferred Unit Amount, the ALICO Junior Preferred Unit Amount and the ALICO Senior Preferred Amount, as the case may be.
     “AIA” means AIA Group Limited, a Hong Kong limited liability company.
     “AIA Liquidation Preference” has the meaning ascribed to “Liquidation Preference” in the AIA SPV LLC Agreement.
     “AIA Preferred Interests” has the meaning ascribed to “Preferred Interests” in the AIA SPV LLC Agreement.
     “AIA Preferred Member” has the meaning ascribed to “Preferred Member” in the AIA SPV LLC Agreement.
     “AIA Preferred Unit Amount” means, as of any time, an amount per AIA Preferred Unit equal to the AIA Preferred Units Aggregate Amount divided by 16,000.
     “AIA Preferred Units” has the meaning ascribed to “Preferred Units” in the AIA SPV LLC Agreement.
     “AIA Preferred Units Aggregate Amount” means, as of any time, an amount equal to (i) $16,676,363,790.03, plus (ii) the Preferred Return (as defined in the AIA SPV LLC Agreement) earned on the AIA Preferred Units from September 30, 2010 to immediately prior to such time, minus (iii) the SPV Distributions received by the holder(s) of the AIA Preferred Units since the date hereof and prior to such time.
     “AIA SPV Intercompany Loan Agreement” means the AIA Aurora LLC Intercompany Loan Agreement dated as of the Closing Date between AIG and the AIA SPV, substantially in the form of Exhibit C.
     “AIA SPV LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the AIA SPV dated as of December 1, 2009.
     “AIG Common Stock” means the common stock, $2.50 par value per share, of AIG.

     “AIG Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by AIG to the FRBNY, the UST and the Trust.
     “AIGFP” means AIG Financial Products Corp., a Delaware corporation.
     “AIG Material Adverse Effect” means a material adverse effect on (i) the business, results of operation or financial condition of AIG and its consolidated Subsidiaries taken as a whole; provided, however, that AIG Material Adverse Effect shall not be deemed to include the effects of (a) changes after the date hereof in general business, economic, political or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries or jurisdictions in which AIG and its Subsidiaries operate, (b) changes or proposed changes after the date hereof in GAAP in the United States or regulatory accounting requirements, or authoritative interpretations thereof, (c) changes or proposed changes after the date hereof in securities, insurance and other Laws of general applicability or related policies or interpretations of Governmental Entities, (d) actions required to be taken under the Transaction Documents or taken with the prior written consent of the applicable parties hereto or thereto after the date hereof, (e) changes in the market price or trading volume of the AIG Common Stock, or any other equity, equity-related or debt securities of AIG or its consolidated Subsidiaries (it being understood and agreed that the exception set forth in this clause (e) does not apply to the underlying reason giving rise to or contributing to any such change); provided that, in the case of each of clauses (a), (b) and (c), other than changes or occurrences to the extent that such changes or occurrences have had or would reasonably be expected to have a materially disproportionate adverse effect on AIG and its consolidated Subsidiaries taken as a whole relative to comparable insurance or financial services organizations or (ii) the ability of AIG to consummate the transactions contemplated by this Agreement and the other Transaction Documents and perform (or cause to be performed) its obligations hereunder and thereunder on a timely basis.
     “ALICO” means American Life Insurance Company, a Delaware corporation.
     “ALICO Junior Liquidation Preference” has the meaning ascribed to “Junior Liquidation Preference” in the ALICO SPV LLC Agreement.
     “ALICO Junior Preferred Unit Amount” means, as of any time, an amount per ALICO Junior Preferred Unit equal to the ALICO Junior Preferred Units Aggregate Amount divided by 8,000.

     “ALICO Junior Preferred Units” has the meaning ascribed to “Junior Preferred Units” in the ALICO SPV LLC Agreement.
     “ALICO Junior Preferred Units Aggregate Amount” means, as of any time, an amount equal to (i) $8,338,181,895.01, plus (ii) the Junior Preferred Return (as defined in the ALICO SPV LLC Agreement) earned on the ALICO Junior Preferred Units from September 30, 2010 to immediately prior to such time, minus (iii) the SPV Distributions received by the holder(s) of the ALICO Junior Preferred Units since the date hereof and prior to such time.
     “ALICO Liquidation Preference” means, at any time, the sum of the ALICO Junior Liquidation Preference and ALICO Senior Liquidation Preference as of such time.
     “ALICO Preferred Interests” has the meaning ascribed to “Preferred Interests” in the ALICO SPV LLC Agreement.
     “ALICO Preferred Member” has the meaning ascribed to “Preferred Member” in the ALICO SPV LLC Agreement.
     “ALICO Preferred Units” means the ALICO Junior Preferred Units and ALICO Senior Preferred Units.
     “ALICO Senior Liquidation Preference” has the meaning ascribed to “Senior Liquidation Preference” in the ALICO SPV LLC Agreement.
     “ALICO Senior Preferred Unit Amount” means, as of any time, an amount per ALICO Senior Preferred Unit equal to the ALICO Senior Preferred Units Aggregate Amount divided by 1,000.
     “ALICO Senior Preferred Units” has the meaning ascribed to “Senior Preferred Units” in the ALICO SPV LLC Agreement.
     “ALICO Senior Preferred Units Aggregate Amount” means, as of any time, an amount equal to (i) $1,042,272,736.88, plus (ii) the Senior Preferred Return (as defined in the ALICO SPV LLC Agreement) earned on the ALICO Senior Preferred Units from September 30, 2010 to immediately prior to such time, minus (iii) the SPV Distributions received by the holder(s) of the ALICO Senior Preferred Units since the date hereof and prior to such time.

     “ALICO SPV Intercompany Loan Agreement” means the ALICO Holdings LLC Intercompany Loan Agreement dated as of the Closing Date between AIG and the ALICO SPV, substantially in the form of Exhibit D.
     “ALICO SPV LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the ALICO SPV dated as of December 1, 2009, as amended by Amendment No. 1, dated as of March 7, 2010.
     “ALICO True-Up Amount” means $21,247,615.00.
     “A.M. Best” means A.M. Best Company or any successor thereto.
     “Amended and Restated Purchase Agreement” means the Amended and Restated Purchase Agreement dated as of the Closing Date among AIG, the UST and the FRBNY, substantially in the form of Exhibit A.
     “Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary of AIG required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of organization, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.
     “Approvals” means certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or declarations, filings or registrations with, or notices to, or disclosure to or mandated by, any Governmental Entity.
     “Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state insolvency Law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iv) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state insolvency Law (provided, however, that the same shall not have been vacated or set aside within such 60-day period or subject to a stay at the conclusion of such 60-day period), or (v) solely with respect to any Insurance Subsidiary, the issuance of any order of supervision, conservation, rehabilitation or liquidation or the appointment of a receiver or supervisor, with respect to such Insurance Subsidiary.
     “Benefit Plans” means all Plans as of the date hereof together with all Plans hereafter adopted, created or entered into.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Closing Date” means the date of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended, as the same may be further amended from time to time.
     “Compensation Regulations” means, collectively, Section 111 of EESA, together with any guidance, rule or regulation thereunder, as the same shall be in effect from time to time.
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “Department” means, with respect to any regulated Subsidiary, any Governmental Entity that regulates and oversees, in any material respect, the business of such Subsidiary (including any branch thereof) in any of the jurisdictions or administrative regions in which such Subsidiary conducts its business.
     “Designated Entity” means, at any time, (i) each of Star, Edison, Nan Shan, ILFC and each successor thereto, (ii) if at such time AIG is the Controlling Party under and as defined in the Credit Agreement dated as of December 12, 2008 among Maiden Lane II LLC, as Borrower, the FRBNY as Controlling Party and as Senior Lender and the Bank of New York Mellon as Collateral Agent, Maiden Lane II and each successor thereto and (iii) if at such time AIG is the Controlling Party under and as defined in the Maiden Lane III Master Agreement, Maiden Lane III and each successor thereto.

     “Designated Interests” means the Nan Shan Interests, Star Interests, Edison Interests, ILFC Interests, Maiden Lane II Interests or Maiden Lane III Interests, as applicable.
     “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to September 13, 2014, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Equity Interest referred to in clause (i) above.
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “Edison” means AIG Edison Life Insurance Company.
     “Edison Interests” means the Equity Interests of Edison held by AIG or any of its Subsidiaries.
     “EESA” means the Emergency Economic Stabilization Act of 2008 (P.L. 110-343), as amended, as the same may be further amended from time to time.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in, or equity securities of, any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest or equity security.
     “Escrow Accounts” has the meaning ascribed to such term in the Waiver Agreement.
     “Existing Series F Purchase Agreement” means the Securities Purchase Agreement dated as of April 17, 2009 between AIG and the UST relating to the Series F Preferred Stock as in effect prior to the amendment and restatement of such agreement at the Closing in accordance with Section 4.04.
     “Fair Market Value” means, with respect to any asset or Person at any time, the fair market value of such asset or Person at such time as reasonably determined in good faith by the AIG Board.
     “Financial Officer” of any Person means the chief financial officer, head of finance, principal accounting officer, treasurer or controller of such Person.

     “Fitch” means Fitch Inc., or any successor thereto.
     “Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” within the meaning of the Code. For this purpose, a “controlled foreign corporation” includes any Subsidiary substantially all of the assets of which are the stock of one or more controlled foreign corporations.
     “FRBNY Credit Facility” means the Credit Agreement dated as of September 22, 2008 between AIG and the FRBNY.
     “FRBNY Guarantee and Pledge Agreement” means the Guarantee and Pledge Agreement dated as of September 22, 2008 among AIG, the Guarantors party thereto and the FRBNY as secured party.
     “FRBNY SPV Payoff Amount” means, with respect to either SPV, an amount as adjusted from time to time equal to (i) the AIA Liquidation Preference or the ALICO Liquidation Preference, as applicable, of the AIA/ALICO Preferred Units of such SPV held by the FRBNY immediately after the Closing, plus (ii) a return of five percent (5%) per annum until September 22, 2013, and thereafter nine percent (9%) per annum, on the average daily balance (other than any portion thereof representing an accrued but uncompounded return in accordance with this clause (ii), and, for the avoidance of doubt, giving effect to any reductions thereto pursuant to the following clause (iii)) of the FRBNY SPV Payoff Amount from the Closing Date to but not including the date of determination, accrued daily and compounded quarterly on the same date as the preferred returns on such AIA/ALICO Preferred Units, minus (iii) the aggregate amount of any SPV Distributions received by the FRBNY in respect of the AIA/ALICO Preferred Units of such SPV held by the FRBNY from the Closing Date to the date of determination, including (a) pursuant to Section 4.03 hereof or (b) as a result of one or more purchases of such AIA/ALICO Preferred Units pursuant to Section 2.06(f) or Section 2.07 of the Amended and Restated Purchase Agreement.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Entity” means any national, regional, local or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity.
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “ILFC” means International Lease Finance Corporation, a California corporation.
     “ILFC Interests” means the Equity Interests of ILFC held by AIG or any of its Subsidiaries.
     “Indebtedness” means, without duplication, with respect to any Person, all liabilities, obligations and indebtedness for borrowed money of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property or services, excluding purchases of merchandise and services in the ordinary course of business consistent with past practice, but including (i) all obligations and liabilities of any Person secured by any Lien on such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof (except unperfected Permitted Liens incurred in the ordinary course of business and not in connection with the borrowing of money); (ii) all obligations and liabilities of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; (iii) all obligations and liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (iv) all obligations and liabilities under Guarantees by such Person of Indebtedness of another Person; (v) all obligations and liabilities of such Person in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (vi) all obligations of such Person evidenced by bonds, notes, debentures, or similar instruments; (vii) all obligations of such Person with respect to deposits or advances of any kind; (viii) all Synthetic Lease Obligations of such Person, (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than capital contributions or similar payments (or commitments therefor) in respect of limited partner or similar interests held by such Person in an investment vehicle or fund), (x) all obligations of such Person in respect of Disqualified Stock, and (xi) the Indebtedness of any partnership (other than Indebtedness that is nonrecourse to such Person) in which such Person is a general partner. Notwithstanding anything herein to the contrary, Indebtedness shall not include (a) any obligation of any Person to make any payment, hold funds or securities in trust or to segregate funds or securities for the benefit of one or more third parties (including any policyholder, pension fund or mutual fund shareholder or unitholder) pursuant to any insurance or reinsurance contract, annuity contract, variable annuity contract, unit-linked or mutual fund account or other similar agreement or instrument; or any pension fund or mutual fund contract; or any capital redemption contract or suretyship contract issued pursuant to its insurance business license in the ordinary course of business; (b) any Indebtedness issued, assumed, guaranteed or otherwise incurred by any Regulated Subsidiary, for or on behalf of any separate account of such Regulated Subsidiary, in respect of which the recourse of the holder of such Indebtedness is limited to assets of such separate account; (c) any Indebtedness that is secured by a real property mortgage under which the recourse of the lender is limited to the relevant real property other than recourse liability for customary “bad boy” acts; (d) the obligations of any investment funds controlled by any Designated Entity (where “control” means the possession by such Designated Entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of such investment funds, whether through the ownership of voting Equity Interests, by contract or otherwise) that would be considered as liabilities of such Designated Entity on the consolidated financial statements prepared in accordance with GAAP applicable to such Designated Entity, but not, for the sake of clarity, in respect of indebtedness for borrowed money; (e) obligations under Swap Contracts; (f) obligations under or arising out of any employee benefit plan, employment contract or other similar arrangement in existence as of the date hereof; or (g) obligations under any severance or termination of employment agreement or plan. For the avoidance of doubt, Indebtedness shall not include statutory liens incurred or advances or deposits or other security granted to any Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval in the ordinary course of business consistent with past practice.
     “Initial Public Offering” means, with respect to any Designated Entity, any initial underwritten sale of Equity Interests of such Designated Entity, any other Person owning all or substantially all of the assets of the Designated Entity and its Subsidiaries, taken as a whole, or any Person formed solely for the purpose of owning all of the Equity Interests of the Designated Entity, in each case, pursuant to (i) an effective registration statement under the 1933 Act filed with the SEC on Form S-1 or Form F-1 (or a successor form) after which sale such Equity Interests are listed or quoted on a national securities exchange or an established foreign securities exchange or authorized to be quoted on an inter-

dealer quotation system of a registered national securities association or (ii) a listing on any internationally recognized foreign stock exchange.
     “Insurance License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Entity in connection with the operation, ownership or transaction of the business of insurance or reinsurance.
     “Insurance Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is required to be licensed as an insurer or reinsurer.
     “Intercompany Guarantee and Pledge Agreement” means the Guarantee, Pledge and Proceeds Application Agreement dated as of the Closing Date among AIG, the AIA SPV, the ALICO SPV and the guarantors party thereto, substantially in the form of Exhibit B.
     “knowledge of AIG” means the actual knowledge as of the date hereof (other than in respect of Section 9.05) after reasonable inquiry of any of the individuals listed in Section 1.01(A) of the AIG Disclosure Schedule.
     “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Entity. For the sake of clarity, the term “Laws” includes without limitation: (i) any applicable anti-corruption laws relating to the offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any government official, (ii) any applicable laws or sanctions administered by the UST’s Office of Foreign Assets Control, the United Nations Security Council or other relevant sanctions authority relating to dealings or transactions with any Person, in any country or territory, that at the time of the dealing or transaction is or was the subject of sanctions, (iii) any applicable anti-money laundering laws and regulations, and (iv) any applicable U.S. anti-boycott laws and regulations.
     “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loans” has the meaning ascribed to such term in the FRBNY Credit Facility.
     “Maiden Lane II” means Maiden Lane II LLC, a Delaware limited liability company.

     “Maiden Lane II Interests” means the Equity Interests of Maiden Lane II and any contractual rights to receive the proceeds of assets held by Maiden Lane II, in each case held by AIG or any of its Subsidiaries.
     “Maiden Lane III” means Maiden Lane III LLC, a Delaware limited liability company.
     “Maiden Lane III Interests” means the Equity Interests of Maiden Lane III and any contractual rights to receive the proceeds of assets held by Maiden Lane III, in each case held by AIG or any of its Subsidiaries.
     “Maiden Lane III Master Agreement” means the Master Investment and Credit Agreement dated as of November 25, 2008 among Maiden Lane III LLC, the FRBNY as Controlling Party and as Senior Lender, AIG as Equity Investor and the Bank of New York Mellon as Collateral Agent, as amended from time to time.
     “Material Adverse Regulatory Event” means the occurrence of any of the following events: (i) the applicable Department of any Material Insurance Subsidiary or a court of competent jurisdiction finds that any Material Insurance Subsidiary is in hazardous financial condition or is insolvent, (ii) any Material Insurance Subsidiary is required to comply with any letter, bulletin or order of a state insurance regulator materially restricting its operations or business, or AIG or any of its Subsidiaries enters into an agreement (whether oral or written) with any state insurance regulator for substantially the same purpose, (iii) any insurance commissioner or other state insurance regulatory official intervenes in the management of the business of any Material Insurance Subsidiary, or AIG or any of its Subsidiaries otherwise intentionally facilitates or takes any affirmative action towards facilitating, such intervention, (iv) any Material Insurance Subsidiary becomes subject to orders of supervision, conservation, rehabilitation or liquidation, by agreement or otherwise, or has a receiver or supervisor appointed or (v) any material Insurance License of any Material Insurance Subsidiary is suspended or revoked and such suspension or revocation continues for 30 days, or any renewal application by any Material Insurance Subsidiary for any material Insurance License is disapproved or ultimately fails to be approved.
     “Material Insurance Subsidiary” means any Insurance Subsidiary of AIG that owns (i) total assets in excess of $75,000,000 or (ii) Equity Interests in or Indebtedness of any other Subsidiary described in clause (i).
     “Material Subsidiary” means any Subsidiary of any Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02 of Regulation S-X under the 1934 Act if such Person’s Equity Interests were registered under the 1934 Act.
     “MetLife” means MetLife, Inc., a Delaware corporation.

     “MetLife Purchase Agreement” means the Stock Purchase Agreement dated as of March 7, 2010 among the ALICO SPV, AIG and MetLife (for clarity, giving effect to any changes to the terms thereof set forth in the MetLife Waiver).
     “MetLife Waiver” means the letter agreement dated as of October 29, 2010 among AIG, the ALICO SPV and MetLife.
     “Monetization Transaction” means, with respect to any Designated Entity at any time, either a Sale of the Company or an Initial Public Offering, which, in the case of an Initial Public Offering, results in an aggregate payment in respect of the SPV Intercompany Loans and/or SPV Capital Contributions at least equal to the lesser of (i) the Aggregate AIA/ALICO Liquidation Preference (plus the aggregate preferred returns earned on the AIA/ALICO Preferred Units of both SPVs since the most recent fiscal quarter then ended) at such time and (ii) fifty percent (50%) (or such lesser percentage as may be determined by the Rights Holder) of the Fair Market Value of such Designated Entity at such time.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among Departments, insurance commissioners and similar Governmental Entities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Entities.
     “Nan Shan” means Nan Shan Life Insurance Company, Ltd., a Taiwan limited company.
     “Nan Shan Interests” means the Equity Interests of Nan Shan held by AIG or any of its Subsidiaries.
     “Net ILFC Indebtedness” means Consolidated Indebtedness (as such term is defined in the $2,500,000,000 Five-Year Revolving Credit Agreement dated as of October 13, 2006 among ILFC, the banks named therein and Citicorp USA, Inc., as administrative agent) minus cash and cash equivalents on hand of ILFC and its Subsidiaries.
     “Net Proceeds” has the meaning ascribed to such term in the Intercompany Guarantee and Pledge Agreement.
     “1933 Act” means the U.S. Securities Act of 1933, as amended.
     “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

     “Outstanding Hybrid Securities” means equity units, junior subordinated debt or trust preferred securities issued by AIG or any of its Subsidiaries having hybrid equity treatment from major rating agencies and outstanding as of the date hereof.
     “Permitted Lien” means, with respect to any Person, (i) any lien that secures debt that is reflected on the financial statements of such Person previously provided or made available to the FRBNY and the UST; (ii) any lien for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (iii) any statutory lien of a landlord and any lien of a carrier, warehouseman, mechanic, materialman, repairman and any other lien imposed by applicable Law for amounts not yet due; (iv) any lien incurred or deposit made to a Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval; (v) any lien incurred or deposit made in the ordinary course of the business of such Person or any Subsidiary thereof in connection with workers’ compensation, unemployment insurance or other types of social security; (vi) any defect of title, easement, right-of-way, covenant, restriction or other similar charge or encumbrance not materially interfering with the ordinary conduct of business or which is shown by a current title report or other similar report or listing previously provided or made available to the FRBNY and the UST; (vii) any lien not created by such Person or any Subsidiary thereof that affects the underlying fee interest of any leased real property; (viii) any lien incurred in the ordinary course of the business of such Person or any Subsidiary thereof securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (ix) any license, agreement, settlement, consent, covenant not to assert or other arrangement entered into in the ordinary course of the business of such Person or any Subsidiary thereof; (x) any zoning, building or other generally applicable land use restriction; (xi) any lien that has been placed by a third party on the fee title of the real property constituting the leased real property or real property over which such Person or any Subsidiary thereof has easement rights; (xii) any lease or similar agreement affecting the real property owned by such Person or any Subsidiary thereof, provided that such lease or agreement has been provided or made available to the FRBNY and the UST; (xiii) any lien or other restriction on transfer imposed by applicable insurance Laws; (xiv) any pledge or other collateral assignment of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by each of such Person and any Subsidiary thereof that is an insurance company, for purposes of statutory accounting credit; (xv) any lien granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the ordinary course of the business of such Person or any Subsidiary thereof; (xvi) any clearing or settlement lien on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and the holding of legal title or other interests in securities or other investment properties by custodians or depositories in the ordinary course of the business of such Person or any Subsidiary thereof; (xvii) any agreement with any Governmental Entity or any public utility or private supplier of services, including any subdivision agreement, development agreement and site control agreement (provided, however, that any such agreements do not materially interfere with the ordinary conduct of business of such Person or any Subsidiary thereof); (xviii) any right of the owners of any mineral rights (provided, however, that any such rights do not materially interfere with the ordinary conduct of business of such Person or any Subsidiary thereof); (xix) any reservation, limitation, appropriation, proviso or condition in any original grant from the crown or the relevant Governmental Entity, native land claim or statutory exception to title; and (xx) any lien granted by AIG or any one or more of its Subsidiaries pursuant to (a) the FRBNY Guarantee and Pledge Agreement, (b) the FRBNY Credit Facility, (c) the Intercompany Guarantee and Pledge Agreement or (d) any of the other Transaction Documents or any other action required to be taken or agreement required to be made to give effect to transactions contemplated by the Transaction Documents.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Previously Disclosed” means information: (i) set forth or incorporated in AIG’s Annual Report on Form 10-K for the most recently completed fiscal year filed with the SEC prior to the date hereof (the “Last Fiscal Year”) or in its other publicly available reports and forms filed with or furnished to the SEC under Sections 13(a), 14(a) or 15(d) of the 1934 Act on or after the last day of the Last Fiscal Year and prior to the date hereof (it being understood and agreed that any information contained in any part of any such reports and forms shall only be deemed to be an exception to (or a disclosure for purposes of) AIG’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that, for purposes of Section 5.19, such information shall also include information set forth or incorporated in Annual Reports on Form 10-K or other publicly available reports and forms filed with or furnished to the SEC under Sections 13(a), 14(a) or 15(d) of the 1934 Act filed with the SEC on or after January 1, 2008; and, provided, further, that in no event shall any information contained in any part of any such report or form entitled “risk factors” or containing a description or explanation of “forward-looking statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of AIG contained in this Agreement); or (ii) set forth in the AIG Disclosure Schedule (it being understood and agreed that disclosure of any item in any section or subsection of the AIG Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection of the AIG Disclosure Schedule but only to the extent that the relevance of such item is readily apparent).
     “Public Offering” means any public sale of Equity Interests of any Designated Entity or any Material Subsidiary thereof.
     “Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary of AIG required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of organization or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and containing the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.
     “Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date between AIG and the UST, substantially in the form of Exhibit E.
     “Regulated Subsidiary” means each Subsidiary of any Designated Entity that is regulated by a Department.
     “Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary of AIG agrees to transfer or cede to another insurer that is not an Affiliate of AIG all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.
     “Relevant TARP Period” means the period commencing on the Closing Date during which any obligation of AIG or any of its Subsidiaries arising from financial assistance provided under TARP remains outstanding within the meaning of the Compensation Regulations (including any period during which the U.S. Government owns (i) any Series G Preferred Stock, (ii) any AIG Common Stock issued in exchange for the Series E Preferred Stock, the Series F Preferred Stock or the Series G Preferred Stock or (iii) any AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests, but excluding any period during which the U.S. Government only holds warrants to purchase AIG Common Stock).
     “Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

     “Rights Holder” means (i) the FRBNY (after prior consultation with the UST), for so long as the FRBNY owns or holds any AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests, (ii) thereafter, the UST, for so long as the UST owns or holds any AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests and (iii) thereafter, if applicable, (A) any other department or agency of the U.S. Government that acquires and owns or holds any AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests and/or (B) any Person, directly or indirectly, wholly-owned by, or any trust or similar Person established solely to hold such AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests on behalf of, the FRBNY, the UST or any other department or agency of the U.S. Government; provided that if more than one Person other than the FRBNY and the UST holds AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests in the circumstances described in the foregoing clause (iii), the Rights Holder, if any, shall be the Person(s) holding AIA/ALICO Preferred Units representing more than fifty percent (50%) of the then Aggregate AIA/ALICO Liquidation Preference.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “Sale of the Company” means, with respect to a Designated Entity, (i) any sale, merger, consolidation, business combination or other similar transaction or series of related transactions (other than an Initial Public Offering) involving, directly or indirectly, such Designated Entity, as a result of which a Person or group of Persons other than AIG and any of its Affiliates own, directly or indirectly, fifty percent (50%) or more of the voting power of such Designated Entity or the surviving or resulting Person thereof or (ii) the sale or transfer of all or substantially all of the assets of the Designated Entity and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.
     “SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the domicile of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary, which are applicable to the circumstances as of the date of filing of such statement or report.
     “Securities Lending Program” means any securities lending program established by a Designated Entity or any of its Subsidiaries as set forth in Section 8.01(a) of the AIG Disclosure Schedule.
     “SEC” means the Securities and Exchange Commission.
     “Series C Preferred Stock” means the Series C Perpetual, Convertible, Participating Preferred Stock, par value $5.00 per share, of AIG.

     “Series E Preferred Stock” means the Series E Fixed Rate Non-Cumulative Preferred Stock, par value $5.00 per share, of AIG.
     “Series F Drawdown Right” has the meaning ascribed to “Commitment” in the Existing Series F Purchase Agreement.
     “Series F Exchanged Shares” has the meaning ascribed to such term in the Amended and Restated Purchase Agreement.
     “Series F Preferred Stock” means the Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share, of AIG.
     “Series G Certificate of Designations” means the form of certificate of designations attached as Annex A to the Amended and Restated Purchase Agreement setting forth the rights, preferences and privileges of the Series G Preferred Stock.
     “Series G Drawdown Right” has the meaning ascribed to “Draw Down Right” in the Amended and Restated Purchase Agreement.
     “Series G Preferred Stock” means the new series of preferred stock of AIG designated as the “Series G Cumulative Mandatory Convertible Preferred Stock”, par value $5.00 per share, issuable at the Closing in accordance with the Amended and Restated Purchase Agreement and having the rights, preferences and privileges set forth in the Series G Certificate of Designations.
     “Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “SPV Distribution” means any dividend, distribution or other payment of any kind or character in respect of any AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests.
     “SPV LLC Agreement” means the AIA SPV LLC Agreement or the ALICO SPV LLC Agreement, as applicable.

     “Star” means AIG Star Life Insurance Co., Ltd., a Japan limited liability partnership.
     “Star-Edison Purchase Agreement” means the Stock Purchase Agreement dated as of September 30, 2010 between AIG and Prudential Financial, Inc.
     “Star-Edison Transaction Agreements” has the meaning ascribed to “Transaction Agreements” in the Star-Edison Purchase Agreement.
     “Star Interests” means the Equity Interests of Star held by AIG or any of its Subsidiaries.
     “Subject Securities” means (i) with respect to the AIA SPV, any Equity Interests of AIA (and any securities issued or issuable in respect thereof by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise) held by the AIA SPV or any of its Subsidiaries and (ii) with respect to the ALICO SPV, the Non-Cash Consideration (as such term is defined in the MetLife Purchase Agreement) (and any securities issued or issuable in respect of such Non-Cash Consideration by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise) held by the ALICO SPV or any of its Subsidiaries.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which more than fifty percent (50%) of the interest in the capital or profits of such corporation, partnership, joint venture or limited liability company or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is at the time, directly or indirectly owned by such Person and/or one or more subsidiaries thereof; provided, however, that neither AIG Global Asset Management Holdings Corp. and its subsidiaries nor any investment vehicle managed by AIG or any of its Affiliates and created or invested in the ordinary course of its or their respective investment management shall be a Subsidiary of AIG or any of its Affiliates for purposes of this Agreement.
     “Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that Swap Contracts shall not include (a) the stock purchase contracts that constitute a component of Outstanding Hybrid Securities issued in the form of equity units, (b) any right, option, warrant or other award made under an employee benefit plan, employment contract or other similar arrangement or (c) any right, warrant or option or other convertible or exchangeable security or other instrument issued by AIG or any Subsidiary or Affiliate of AIG or any Subsidiary for capital raising purposes.
     “Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
     “Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
     “TARP” means the Troubled Asset Relief Program established under EESA.
     “Transaction Documents” means (i) this Agreement, (ii) the Waiver Agreement, (iii) the Amended and Restated Purchase Agreement, (iv) the AIA SPV Intercompany Loan Agreement, (v) the ALICO SPV Intercompany Loan Agreement, (vi) the Intercompany Guarantee and Pledge Agreement, (vii) the Registration Rights Agreement, (viii) the Warrant Letter Agreement, (ix) the Warrant Agreement and (x) the Trust Agreement.
     “Trust” means the trust designated as the AIG Credit Facility Trust established for the sole benefit of the United States Treasury under the Trust Agreement.
     “Trust Agreement” means the AIG Credit Facility Trust Agreement dated as of January 16, 2009 among the FRBNY and Jill M. Considine, Chester B. Feldberg and Douglas L. Foshee, as trustees.

     “Trustee” means any current, former or future trustee of the Trust acting in his or her capacity as such trustee.
     “Waiver Agreement” means the letter agreement dated as of October 28, 2010 among AIG, the ALICO SPV, the AIA SPV and the FRBNY.
     “Warrant Agreement” means the warrant agreement to be dated prior to the Closing Date, substantially in the form of Exhibit F.
     “Warrant Letter Agreement” means the letter agreement dated as of the Closing Date between AIG and the UST, substantially in the form of Exhibit G.
     “Wholly Owned Subsidiary” means, with respect to any specified Person, a Subsidiary of such Person of which securities (except directors’ qualifying shares) or other ownership interests representing one hundred percent (100%) of the Equity Interests of such Subsidiary are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
AIA/ALICO Purchase Price	4.02	(a)
AIA IPO	7.03	(b)(iii)
AIA SPV	Preamble
AIA SPV Closing Tax Estimate	3.03	(c)
AIG	Preamble
AIG Board	5.05	(c)
AIG Financial Statements	5.10
AIG Information Statement	9.02	(b)(i)
AIG Reports	5.12	(a)
AIG Stockholder Approval	5.05	(a)
ALICO Indemnification Claim	7.09	(b)
ALICO Indemnity Capital Contribution	7.09	(a)(i)
ALICO Post-Closing Payment	7.09	(a)(i)
ALICO SPV	Preamble
ALICO SPV Closing Tax Estimate	3.03	(c)
ALICO True-Up Letter	3.03	(b)
Bankruptcy Exceptions	5.04
Business Combination	12.06	(b)(ii)
Business Plan	8.02	(a)
Capitalization Date	5.02	(a)
Closing	2.01
Compelled Disposal Entity	8.06

Term	Section
Compelled Monetization Notice	8.06
Compelled Monetization Transaction	8.06
Consent Request Contact	8.01	(b)
Contract Price	8.01	(a)(v)
Covered Employee	6.03	(b)
Designated Cash Proceeds	3.02	(b)(ii)
Designated Cash Proceeds Escrow Account	3.02
Designated Cash Escrowed Funds	3.02	(c)
Disposition Demand	7.03	(b)(iii)
Disposition Demanding Member	7.03	(b)(iii)
EDGAR	6.01	(e)
End Date	11.01	(b)(i)
Equity Consideration	7.09	(a)(i)
ERISA	5.18	(a)
Exchanged Securities	5.03
Foreclosure Payment	7.10	(b)
FRBNY	Preamble
FRBNY Payoff Time	4.03
Global Coordinators	8.07	(a)
Indemnitee	9.07	(a)
Investment Bank	8.06
Losses	9.08	(b)
Observers	6.05
Payoff Letter	3.01	(c)(ii)
Payoff Reduction	7.10	(a)(i)
Permits	5.17
Plan	5.18
Proprietary Rights	5.25	(a)
Purchased AIA/ALICO Preferred Units	4.02
Recapitalization	Recitals
Regulatory Agreement	5.23
Required Regulatory Approvals	10.01	(d)
Retained Right	7.03	(a)(i)
Senior Executive Officers	6.03	(b)(i)
Senior Partners	6.03	(b)(i)
Series C Exchanged Shares	4.05
Series E Exchanged Shares	4.06
Series F Closing Drawdown Amount	4.01	(b)
Series G Designated Amount	4.01	(a)
Significant Action	8.01	(a)
Significant Action Request Notice	8.01	(b)
Special Dividend	9.04
SPVs	Preamble
SPV Capital Contribution	3.04
SPV Intercompany Loan	3.03	(a)

Term	Section
SPV Section 338 Payment Amount	7.09	(a)
Stock Issuance	5.05	(a)
Tax	5.19
Trust Indemnitee	9.08	(b)
Trust Policy	9.09	(a)
Trust Written Consent	9.02	(a)
UST	Preamble
Waived Amounts	3.03	(a)
Warrants	9.04
     Section 1.02. Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to “recitals,” “Articles,” “Sections,” “Exhibits,” or “Annexes” such reference shall be to a recital, Article or Section of, or Exhibit or Annex to, this Agreement, including any Section of the AIG Disclosure Schedule. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless expressly stated otherwise herein. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.
ARTICLE 2
The Closing
     Section 2.01. Closing. The closing of the Recapitalization (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as AIG, the FRBNY, the UST and the Trust may mutually agree.
     Section 2.02. Order of Completion of Transactions. The transactions to be effected at the Closing pursuant to the Transaction Documents shall occur in the order listed below, all of which will be deemed to occur contemporaneously at the Closing:
     (a) The Waived Amounts will be released from the Escrow Accounts pursuant to Section 3.03, the SPVs will make SPV Intercompany Loans to AIG in accordance with, and in the amounts specified in, Section 3.03, and the remaining Waived Amounts, if any, will be distributed and/or otherwise dealt with at the Closing in accordance with Section 3.03;
     (b) All outstanding Loans together with accrued and unpaid interest thereon and any other amounts outstanding under the FRBNY Credit Facility at or as of the Closing (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility) will be repaid by AIG in full in accordance with Section 3.01;
     (c) All Designated Cash Escrowed Funds will be released from escrow and applied at the Closing in accordance with Section 3.02 to repay a portion of the SPV Intercompany Loans, and to be distributed and/or otherwise dealt with in accordance with the AIA SPV LLC Agreement, the ALICO SPV LLC Agreement, Section 4.03 hereof and the Intercompany Guarantee and Pledge Agreement, as applicable;
     (d) AIG will draw the Series F Closing Drawdown Amount in accordance with Section 4.01(b);
     (e) AIG will deliver the AIA/ALICO Purchase Price to the FRBNY and the FRBNY will deliver all of the Purchased AIA/ALICO Preferred Units to AIG in each case in accordance with Section 4.02;
     (f) AIG will issue the Series C Exchanged Shares to the Trust in exchange for the Trust delivering all of the shares of Series C Preferred Stock to AIG in accordance with Section 4.05;
     (g) AIG, the UST and the FRBNY will enter into the Amended and Restated Purchase Agreement pursuant to Section 4.04 and simultaneously therewith, and in accordance with the terms and subject to the conditions set forth in the Amended and Restated Purchase Agreement, (i) the shares of Series F Preferred Stock will be exchanged with AIG for the Purchased AIA/ALICO

Preferred Units, shares of Series G Preferred Stock (if applicable) and the Series F Exchanged Shares and (ii) if applicable, a portion of the Series F Drawdown Right will be exchanged for the Series G Drawdown Right;
     (h) AIG will issue the Series E Exchanged Shares to the UST in exchange for the UST delivering all of the shares of Series E Preferred Stock to AIG in accordance with Section 4.06; and
     (i) The Trust will deliver the Series C Exchanged Shares pursuant to Section 9.08(f), and the Trust shall terminate, in accordance with the terms of the Trust Agreement.
     Section 2.03. Closing Deliverables. Upon the terms and subject to the conditions set forth in this Agreement:
     (a) AIG Closing Deliverables. At the Closing, AIG will deliver, or cause to be delivered, the following documents or instruments:
     (i) AIG will deliver to the Trust certificates in proper form evidencing the Series C Exchanged Shares;
     (ii) AIG will deliver to the UST certificates in proper form evidencing the Series E Exchanged Shares;
     (iii) AIG will deliver to the UST certificates in proper form evidencing the Series F Exchanged Shares;
     (iv) AIG will deliver to the UST certificates in proper form evidencing the shares, if any, of Series G Preferred Stock to be issued;
     (v) AIG will deliver to the UST certificates in proper form evidencing the Purchased AIA/ALICO Preferred Units duly endorsed or accompanied by proper evidence of transfer and assignment;
     (vi) AIG shall cause each SPV to update Schedule I to its SPV LLC Agreement and its books and records to reflect the transfer of the Purchased AIA/ALICO Preferred Units in accordance with this Agreement and the Amended and Restated Purchase Agreement;
     (vii) AIG will deliver to the other parties counterparts to each of the Transaction Documents to be entered into at the Closing to which AIG and/or any of the SPVs is a party executed by AIG and/or one or both of the SPVs, as applicable;
     (viii) AIG will provide the UST with evidence that the filing of the Series G Certificate of Designations has been accepted by the Secretary of State of the State of Delaware;

     (ix) AIG will file a certificate of cancellation of the certificate of designations for each of the Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock with the Secretary of State of the State of Delaware;
     (x) in accordance with the Existing Series F Purchase Agreement, AIG will provide to the UST an outline, in a form reasonably satisfactory to the UST, of the expected uses by AIG of the Series F Closing Drawdown Amount;
     (xi) AIG will deliver to the FRBNY $500,000 by wire transfer of immediately available funds to an account designated by the FRBNY in writing prior to the Closing;
     (xii) AIG will deliver to the FRBNY, the UST and the Trust the certificate contemplated by Section 10.02(a)(iii);
     (xiii) AIG will deliver to the UST the written opinion contemplated by Section 10.02(c);
     (xiv) AIG will deliver to the Trust the written opinion contemplated by Section 10.02(d); and
     (xv) AIG will deliver to the UST a written opinion from counsel to AIG (which may be internal counsel), addressed to the UST and dated as of the Closing Date, in substantially the form attached as Annex C to the Existing Series F Purchase Agreement.
     (b) FRBNY Closing Deliverables. At the Closing, the FRBNY will deliver, or cause to be delivered, the following documents or instruments:
     (i) the FRBNY will deliver the Payoff Letter to AIG;
     (ii) the FRBNY will deliver to AIG certificates in proper form evidencing the Purchased AIA/ALICO Preferred Units duly endorsed or accompanied by proper evidence of transfer and assignment; and
     (iii) the FRBNY will deliver to the other parties counterparts to each of the Transaction Documents to be entered into at the Closing to which the FRBNY is a party executed by the FRBNY.
     (c) UST Closing Deliverables. At the Closing, the UST will deliver, or cause to be delivered, the following documents or instruments:
     (i) the UST will deliver to AIG the certificates for all of the shares of Series E Preferred Stock duly endorsed or accompanied by stock powers duly endorsed in blank;

     (ii) in accordance with the Amended and Restated Purchase Agreement, the UST will deliver to AIG the certificates for all of the shares of Series F Preferred Stock duly endorsed or accompanied by stock powers duly endorsed in blank;
     (iii) the UST will deliver to the other parties counterparts to each of the Transaction Documents to be entered into at the Closing to which the UST is a party executed by the UST; and
     (iv) the UST will execute and deliver to AIG a joinder agreement to each of the SPV LLC Agreements in the form of Schedule VI to each such agreement.
     (d) Trust Closing Deliverables. At the Closing, the Trust will deliver, or cause to be delivered, the following documents or instruments:
     (i) the Trust will deliver to AIG the certificates for all of the shares of Series C Preferred Stock duly endorsed or accompanied by stock powers duly endorsed in blank;
     (ii) the Trust will deliver the certificates for the Series C Exchanged Shares received from AIG pursuant to Section 9.08(f) duly endorsed or accompanied by stock powers duly endorsed in blank;
     (iii) the Trust will deliver to the other parties counterparts to each of the Transaction Documents to be entered into at the Closing to which the Trust is a party executed by the Trustees acting on behalf of the Trust.
ARTICLE 3
Repayment of FRBNY Credit Facility; SPV Intercompany Loans; SPV
Capital Contributions
     Section 3.01. Repayment of FRBNY Credit Facility; Termination of FRBNY Credit Facility. (a) At the Closing, AIG shall repay, or cause to be repaid, any and all outstanding Loans together with accrued and unpaid interest thereon and any other amounts outstanding under the FRBNY Credit Facility (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility) at the Closing in accordance with and pursuant to the terms of the FRBNY Credit Facility.
     (b) AIG shall not (and shall not permit any of its Subsidiaries to) use either (i) without the prior written consent of the FRBNY and the UST, any proceeds of the Series F Drawdown Right or (ii) without the prior written consent (after prior consultation with the UST) of the FRBNY, cash distributions in respect of the Designated Interests and Net Proceeds from the sale or disposal of any of the Designated Interests (collectively, the “Designated Cash Proceeds”) to repay all or any portion of the amounts outstanding under the FRBNY Credit Facility at any time on or prior to the Closing. The FRBNY, as the lender under the FRBNY Credit Facility, hereby waives any requirement for the mandatory prepayment of the Loans and accrued and unpaid interest thereon arising from the receipt of the Designated Cash Proceeds for so long as this Agreement shall remain in effect.
     (c) At the Closing, subject to but immediately after giving effect to the repayment required by Section 3.01(a): (i) (A) the commitment under the FRBNY Credit Facility shall terminate (without regard to any provision thereof that requires advance notice of such termination), (B) the FRBNY Credit Facility shall terminate and be of no further force or effect except for provisions thereof (other than Section 5.11 thereof) that by their terms survive termination thereof, (C) all Liens granted by AIG and its Subsidiaries under or in connection with the FRBNY Credit Facility with respect to the assets of AIG and its Subsidiaries shall be terminated and released and (D) all guarantees made by AIG and its Subsidiaries to the FRBNY in connection with or with respect to the FRBNY Credit Facility shall terminate and be of no further force or effect; and (ii) the FRBNY shall deliver to AIG (A) a payoff letter executed by the FRBNY (the “Payoff Letter”) substantially in the form of Exhibit H, which will, among other things, confirm that the Release Conditions (as defined in the FRBNY Guarantee and Pledge Agreement) have been satisfied and provide authorization for the filing of all necessary UCC-3 termination statements, the termination of any control agreements relating to accounts of AIG and its Subsidiaries and other necessary documentation in connection with the release or termination of such Liens securing the FRBNY Credit Facility and (B) any collateral held in the possession of the FRBNY. The FRBNY, as the lender under the FRBNY Credit Facility, hereby waives (solely with respect to the repayment required by Section 3.01(a)) any requirement set forth in the FRBNY Credit Facility that AIG provide notice prior to prepayment of the Loans under the FRBNY Credit Facility. To the extent that the deliveries by the FRBNY or other actions under this Section 3.01(c) are insufficient to terminate and release any Lien granted by AIG and its Subsidiaries under or in connection with the FRBNY Credit Facility, or otherwise evidence the actions contemplated by this Section 3.01(c), the FRBNY agrees (at AIG’s sole cost and expense) to execute and deliver such forms, instruments or other documents as AIG may reasonably request and submit to the FRBNY or take any other action in furtherance of this Section 3.01(c) as AIG may reasonably request.
     Section 3.02. Designated Cash Proceeds Received Prior to Closing. AIG shall deposit, or cause to be deposited, all Designated Cash Proceeds received by AIG or any Guarantor or Pledgor (as such terms are defined in the Intercompany Guarantee and Pledge Agreement) prior to the Closing into an escrow account (the “Designated Cash Proceeds Escrow Account”) with the FRBNY to be held in escrow on the following terms:

     (a) AIG hereby appoints the FRBNY as its agent, under Sections 3.02(d) and (e), to act in accordance with this Agreement and the FRBNY hereby accepts such appointment, provided that the FRBNY shall not owe any fiduciary duty to AIG in connection with such appointment;
     (b) the FRBNY shall (i) establish on its books the Designated Cash Proceeds Escrow Account and (ii) upon AIG’s notice to the FRBNY that it or any Guarantor or Pledgor (as such terms are defined in the Intercompany Guarantee and Pledge Agreement) expects to receive Designated Cash Proceeds, provide AIG with specific wiring instructions for such account;
     (c) as promptly as practicable (but in no event later than one Business Day) following the receipt by AIG or any Guarantor or Pledgor (as such terms are defined in the Intercompany Guarantee and Pledge Agreement) of any Designated Cash Proceeds (or, if such Designated Cash Proceeds were first received in a currency other than U.S. dollars, no later than seven (7) Business Days following the receipt thereof), AIG shall deposit or cause to be deposited all such Designated Cash Proceeds in the Designated Cash Proceeds Escrow Account (the “Designated Cash Escrowed Funds”);
     (d) unless otherwise agreed by the FRBNY, the UST and AIG, the Designated Cash Proceeds shall remain uninvested in the Designated Cash Proceeds Escrow Account; and
     (e) the FRBNY shall hold the Designated Cash Escrowed Funds in the Designated Cash Proceeds Escrow Account and shall release the Designated Cash Escrowed Funds only as follows:
     (i) at the Closing, in the order specified in Section 2.02, the Designated Cash Escrowed Funds shall be released from the Designated Cash Proceeds Escrow Account and applied as repayment of the amounts outstanding under the SPV Intercompany Loans (allocated between the SPVs in the same manner as Designated Cash Proceeds received following the Closing would be allocated pursuant to the Intercompany Guarantee and Pledge Agreement) and immediately thereafter, each SPV shall distribute the Designated Cash Escrowed Funds received in connection with such repayment in accordance with the AIA SPV LLC Agreement, the ALICO SPV LLC Agreement, Section 4.03 hereof and the Intercompany Guarantee and Pledge Agreement, as applicable; provided, however, that any amount of the Designated Cash Escrowed Funds that would not be required to be applied as repayment of the amounts outstanding under either SPV Intercompany Loan if received as Designated Cash Proceeds following the Closing, in accordance with Section 4(a) of the Intercompany Guarantee and Pledge Agreement, will instead be distributed to AIG;

     (ii) if this Agreement shall terminate for any reason, then, with immediate effect, the Designated Cash Escrowed Funds shall be released from the Designated Cash Proceeds Escrow Account and applied to prepay outstanding Loans and accrued and unpaid interest thereon (with the remaining balance, if any, thereafter distributed to AIG) and simultaneously with such prepayment the Commitment under and as defined in the FRBNY Credit Facility shall be automatically and permanently reduced pursuant to the terms of the FRBNY Credit Facility as though such prepayment were a mandatory prepayment; and
     (iii) as otherwise agreed by the FRBNY, AIG and the UST.
     Section 3.03. SPV Intercompany Loans; Waiver Agreement. (a) At the Closing, all amounts subject to the Waiver Agreement and held in the Escrow Accounts immediately prior to the Closing (collectively, and together with all interest and profits, if any, earned thereon in accordance with the Waiver Agreement, the “Waived Amounts”) shall be released from the Escrow Accounts and (except, in the case of the ALICO SPV, for the ALICO True-Up Amount and the ALICO SPV Closing Tax Estimate and, in the case of the AIA SPV, the AIA SPV Closing Tax Estimate) shall be immediately advanced by the SPVs to AIG in the form of secured non-recourse intercompany loans (each, an “SPV Intercompany Loan”) having the terms set forth in the AIA SPV Intercompany Loan Agreement, in the case of the loan made by the AIA SPV, and the ALICO SPV Intercompany Loan Agreement, in the case of the loan made by the ALICO SPV; provided, however, that if the Waived Amounts (excluding the ALICO True-Up Amount, the ALICO SPV Closing Tax Estimate and the AIA SPV Closing Tax Estimate) are in excess of all outstanding Loans together with accrued and unpaid interest thereon and any other amounts outstanding under the FRBNY Credit Facility (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility), (i) the aggregate amount of the SPV Intercompany Loans shall be reduced by the amount of such excess (such reduction allocated to each SPV, unless otherwise agreed by the FRBNY and the UST in writing, on a pro rata basis based on the relative amounts held in each SPV’s Escrow Account (disregarding, in the case of the ALICO SPV, the ALICO True-Up Amount and the ALICO SPV Closing Tax Estimate and, in the case of the AIA SPV, the AIA SPV Closing Tax Estimate)) and (ii) any Waived Amounts (excluding the ALICO True-Up Amount, the ALICO SPV Closing Tax Estimate and the AIA SPV Closing Tax Estimate) that are not advanced to AIG as SPV Intercompany Loans shall be distributed and/or otherwise dealt with at the Closing to the members of each SPV in accordance with the AIA SPV LLC Agreement, the ALICO SPV LLC Agreement, Section 4.03 hereof and the Intercompany Guarantee and Pledge Agreement, as applicable.
     (b) At the Closing, a portion of the Waived Amounts equal to the ALICO True-Up Amount shall be distributed to AIG as payment pursuant to that certain letter agreement relating to the “True-Up Amount” dated as of June 28, 2010 among the ALICO SPV, AIG and the FRBNY (the “ALICO True-Up

Letter”). For the avoidance of doubt, the amount distributed to AIG pursuant to the foregoing sentence shall not constitute Net Proceeds or otherwise be required to be used to repay either SPV Intercompany Loan. For so long as there is a Rights Holder, the ALICO SPV shall not make any payment (other than the ALICO True-Up Amount) pursuant to the ALICO True-Up Letter without the consent of the Rights Holder.
     (c) At least 10 Business Days prior to the Closing, AIG shall provide to the FRBNY and the UST a good faith estimate, which sets forth in reasonable detail the calculations giving rise to such estimate, of the Taxes to be paid in cash that are reasonably expected to be due on any deemed or actual income, interest or original issue discount required to be accrued on the ALICO SPV Intercompany Loan and the AIA SPV Intercompany Loan and the Escrow Accounts within the first 12 months following the Closing based on assumptions believed to be reasonable as of such date in light of conditions and facts then known (which estimate may, in the case of each SPV Intercompany Loan, be expressed as a formula based on the anticipated principal amount of such SPV Intercompany Loan at the Closing). Following the delivery of such estimate and prior to the Closing, AIG, the FRBNY and the UST shall negotiate in good faith and mutually agree in writing on the appropriate amount of an estimate for such Taxes with respect to each of the ALICO SPV and the AIA SPV based on assumptions believed to be reasonable as of such date in light of conditions and facts then known (such agreed amount, in the case of the ALICO SPV, the “ALICO SPV Closing Tax Estimate”, and, in the case of the AIA SPV, the “AIA SPV Closing Tax Estimate”). At the Closing, a portion of the Waived Amounts equal to the ALICO SPV Closing Tax Estimate and the AIA SPV Closing Tax Estimate shall be released to the ALICO SPV and the AIA SPV, respectively, and, notwithstanding anything in any Transaction Document to the contrary, retained by the ALICO SPV and the AIA SPV, as applicable, solely for future payment to the relevant taxing authorities (or in the case of the AIA SPV, to be distributed to AIG solely for purposes of such payment). Prior to the time that the AIA/ALICO Preferred Redemption has occurred with respect to both SPVs, at the request of either the Rights Holder or AIG, the Rights Holder and AIG shall reevaluate in good faith the remaining balance of the ALICO SPV Closing Tax Estimate and/or the AIA SPV Closing Tax Estimate and determine whether such remaining balance is sufficient to pay future Taxes to be paid in cash that are reasonably expected to be due on any deemed or actual income, interest or original issue discount required to be accrued on the ALICO SPV Intercompany Loan and the AIA SPV Intercompany Loan and the Escrow Accounts within the immediately succeeding 12-month period. If, in connection with such reevaluation, the Rights Holder and AIG shall determine in good faith, based on assumptions then believed to be reasonable in light of conditions and facts then known, that:
     (i) the remaining amount of the ALICO SPV Closing Tax Estimate or the AIA SPV Closing Tax Estimate, as the case may be, is not sufficient to pay such future Taxes that will reasonably be expected to be due within such immediately succeeding 12-month period, then the ALICO SPV or the AIA SPV, as applicable, shall be entitled (notwithstanding anything in any Transaction Document to the contrary) to withhold from future SPV Distributions by such SPV the aggregate amount of the agreed deficiency (which withheld amounts shall be added to, and retained for the same purpose as, the remaining balance of the ALICO SPV Closing Tax Estimate or the AIA SPV Closing Tax Estimate, as the case may be); or
     (ii) the remaining amount of the ALICO SPV Closing Tax Estimate or the AIA SPV Closing Tax Estimate, as the case may be, is in excess of such future Taxes that will reasonably be expected to be due within such immediately succeeding 12-month period, then the agreed excess amount shall be distributed in accordance with the relevant SPV LLC Agreement and the Intercompany Guarantee and Pledge Agreement, as applicable, to the same extent as though such excess amount were received by the ALICO SPV or the AIA SPV, as applicable, as payment in respect of the applicable SPV Intercompany Loan.
     (d) At the Closing, the Waiver Agreement shall terminate and be of no further force and effect, and, except as otherwise provided in Section 3.03(b) or 3.03(c) hereof, all cash held by each SPV after the initial advancement of the SPV Intercompany Loans or received after such advancement (including funds received in connection with (i) the repayment of the SPV Intercompany Loans, (ii) the SPV Capital Contributions, (iii) the disposition of assets held by such SPV, (iv) in the case of the ALICO SPV, AIG’s obligations pursuant to Section 7.09 or (v) otherwise) shall be distributed in accordance with the AIA SPV LLC Agreement, the ALICO SPV LLC Agreement, Section 4.03 hereof and the Intercompany Guarantee and Pledge Agreement, as applicable.
     (e) If this Agreement is terminated for any reason, the Waived Amounts will be distributed as set forth in the Waiver Agreement.
     Section 3.04. SPV Capital Contributions. If an SPV’s AIA/ALICO Preferred Redemption has not occurred by the time its SPV Intercompany Loan has been repaid in full, then from and after the repayment of its SPV Intercompany Loan until such time that such SPV’s AIA/ALICO Preferred Redemption occurs, AIG shall make, or cause to be made, capital contributions to such SPV (each, an “SPV Capital Contribution”) solely from the Net Proceeds of the Collateral (as such term is defined in the Intercompany Guarantee and Pledge Agreement) and the Designated Interests in the amounts, and at the times, specified in the Intercompany Guarantee and Pledge Agreement.

ARTICLE 4
Exchange of Securities
     Section 4.01. Series G Drawdown Right; Series F Closing Drawdown Amount. (a) At least five Business Days prior to the Closing, AIG shall designate, by delivering written notice thereof to the FRBNY and the UST, an amount, if any, up to the difference between (i) $2 billion and (ii) any amounts drawn on the Series F Drawdown Right on or after September 30, 2010 and prior to the Closing as the “Series G Designated Amount”, which amount shall be available to be drawn after the Closing in accordance with the Amended and Restated Purchase Agreement; provided that if AIG does not designate any amount as the Series G Designated Amount in accordance with the foregoing, the Series G Designated Amount shall be deemed equal to zero.
     (b) At the Closing in accordance with Section 2.02, AIG shall, in accordance with the terms of the Existing Series F Purchase Agreement, draw, and the UST shall fund, an amount (the “Series F Closing Drawdown Amount”) equal to the lesser of:
     (i) the excess of (A) the Available Amount (as such term is defined in the Existing Series F Purchase Agreement) as of the Closing over (B) the Series G Designated Amount; and
     (ii) the AIA/ALICO Preferred Units Aggregate Amount as of the Closing.
provided, however, that if the Series F Drawdown Amount is calculated pursuant to clause (i) above, the Series F Drawdown Amount shall be reduced by the amount, if any, necessary to ensure that only whole AIA/ALICO Preferred Units are purchased pursuant to Section 4.02.
     Section 4.02. Purchase of AIA/ALICO Preferred Units. (a) Upon the terms and subject to the conditions set forth in this Agreement, AIG agrees to purchase from the FRBNY and the FRBNY agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to AIG at the Closing, free and clear of all Liens (other than restrictions on transfer imposed by applicable Law, this Agreement or the SPV LLC Agreements), all of the FRBNY’s and its Affiliates’ right, title and interest in, to and under a number of AIA/ALICO Preferred Units the aggregate AIA/ALICO Preferred Unit Amounts of which, as of the Closing in accordance with Section 2.02, are equal to the Series F Closing Drawdown Amount (the “Purchased AIA/ALICO Preferred Units”). The purchase price for the Purchased AIA/ALICO Preferred Units (the “AIA/ALICO Purchase Price”) shall be equal to, and funded solely from, the Series F Closing Drawdown Amount. At the Closing, AIG shall deliver or cause to be delivered the AIA/ALICO Purchase Price to the FRBNY by wire transfer of immediately available funds to an account designated by the FRBNY in writing prior to the Closing.

     (b) Unless otherwise agreed in writing by the FRBNY and the UST:
     (i) the Purchased AIA/ALICO Preferred Units shall be allocated between the AIA Preferred Units and ALICO Preferred Units on a pro rata basis in accordance with the relative AIA Liquidation Preference and ALICO Liquidation Preference at that time; and
     (ii) the ALICO Preferred Units constituting a portion of the Purchased AIA/ALICO Preferred Units shall be allocated between the ALICO Junior Preferred Units and ALICO Senior Preferred Units on a pro rata basis in accordance with the relative ALICO Junior Liquidation Preference and ALICO Senior Liquidation Preference at that time.
     Section 4.03. Subordination of UST Held Preferred Units. From and after the Closing, notwithstanding anything in this Agreement or either SPV LLC Agreement to the contrary, AIG, the AIA SPV, the ALICO SPV, the UST and the FRBNY agree that:
     (a) If the FRBNY holds any AIA/ALICO Preferred Units of either SPV immediately after the Closing, until such time as such SPV’s FRBNY SPV Payoff Amount is zero (the “FRBNY Payoff Time”), (i) the AIA/ALICO Preferred Units of such SPV held by the UST shall be subordinated and junior in right of payment to any and all of the AIA/ALICO Preferred Units of such SPV held by the FRBNY, (ii) no SPV Distributions shall be made to the UST in respect of the AIA/ALICO Preferred Units of such SPV held by the UST and (iii) all SPV Distributions that would otherwise be paid to the UST in respect of the AIA/ALICO Preferred Units of such SPV held by the UST shall be paid to the FRBNY.
     (b) Each SPV shall, and AIG shall cause each SPV to, make all SPV Distributions in accordance with, and the UST hereby agrees with the FRBNY, AIG and each SPV that it shall not demand, accept or receive any SPV Distribution in violation of, the provisions of this Section 4.03. If, notwithstanding the foregoing, the UST receives any SPV Distribution in respect of the AIA/ALICO Preferred Units of either SPV prior to such SPV’s FRBNY Payoff Time, the UST shall hold such SPV Distribution in trust for the benefit of, and shall immediately pay over and deliver such SPV Distribution to, the FRBNY.
     (c) If the FRBNY holds any AIA/ALICO Preferred Units of an SPV at such SPV’s FRBNY Payoff Time, the FRBNY shall promptly convey, transfer, assign and deliver to the UST all of its right, title and interest in, to and under such AIA/ALICO Preferred Units by delivering to the UST certificates in proper form evidencing such AIA/ALICO Preferred Units duly endorsed or accompanied by proper evidence of transfer and assignment. If the FRBNY receives any SPV Distribution in respect of the AIA/ALICO Preferred Units of either SPV after such SPV’s FRBNY Payoff Time, the FRBNY shall hold such SPV Distribution in trust for the benefit of, and shall immediately pay over and deliver such SPV Distribution to, the UST.
     (d) For the avoidance of doubt, any SPV Distributions made in respect of the AIA/ALICO Preferred Units of either SPV in accordance with the distribution provisions of the applicable SPV LLC Agreement and this Section 4.03 shall reduce the AIA/ALICO Liquidation Preference of all AIA/ALICO Preferred Units of such SPV on a pro rata basis in accordance with the applicable SPV LLC Agreement.
     (e) The provisions of this Section 4.03 (i) shall be binding on any Person to which either the FRBNY or the UST transfers any AIA/ALICO Preferred Units, other than in the case of the FRBNY where such transferee is the UST, and (ii) shall apply to each such transferee as though (A) in the case of any transferee of the FRBNY, such transferee were the FRBNY and such transferee’s AIA/ALICO Preferred Units were held by the FRBNY, and (B) in the case of any transferee of the UST, such transferee were the UST and such transferee’s AIA/ALICO Preferred Units were held by the UST.
     Section 4.04. Amendment and Restatement of Existing Series F Purchase Agreement; Series G Certificate of Designations. (a) At the Closing in the order specified in Section 2.02, AIG, the UST and, for the limited purposes specified therein, the FRBNY shall enter into the Amended and Restated Purchase Agreement, which shall amend and restate the Existing Series F Purchase Agreement in its entirety to, among other things, provide for (i) the exchange of the shares of Series F Preferred Stock for the Purchased AIA/ALICO Preferred Units, shares of Series G Preferred Stock (if applicable) and the Series F Exchanged Shares and (ii) if AIG designates a Series G Designated Amount, the exchange of a portion of the Series F Drawdown Right for the Series G Drawdown Right, in each case upon the terms and subject to the conditions set forth in the Amended and Restated Purchase Agreement.
     (b) Immediately prior to the Closing, AIG shall file the Series G Certificate of Designations with the Secretary of State of the State of Delaware.
     (c) For federal, state and local income tax purposes, unless otherwise required by Law, AIG shall treat its participation in the transfers set forth in Sections 4.02 and 4.04 of this Agreement relating to the AIA/ALICO Preferred Units as an intermediate step in a single integrated transaction, and treat similarly any subsequent similar transfers.
     Section 4.05. Exchange of Series C Preferred Stock; Termination of Trust. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) AIG agrees to issue 562,868,096 shares of AIG Common Stock (such shares, the “Series C Exchanged Shares”) to the Trust, and (b) the Trust agrees to deliver to AIG, free and clear of all Liens, all of the shares of Series C Preferred Stock in exchange for the Series C Exchanged Shares. Immediately following such exchange, the certificates evidencing the Series C Exchanged Shares and all other property of the Trust shall be delivered pursuant to Section 9.08(f), and the Trust will thereafter terminate in accordance with the terms of the Trust Agreement.
     Section 4.06. Exchange of Series E Preferred Stock. On the terms and subject to the conditions set forth in this Agreement, AIG agrees to issue at the Closing 924,546,133 shares of AIG Common Stock (such shares, the “Series E Exchanged Shares”) to the UST in exchange for all of the shares of Series E Preferred Stock, and the UST agrees to deliver to AIG at the Closing, free and clear of all Liens, all of the shares of Series E Preferred Stock in exchange for the Series E Exchanged Shares.
     Section 4.07. Cancellation of Preferred Shares. Upon delivery of the shares of Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock to AIG at the Closing in accordance with this Agreement and the Amended and Restated Purchase Agreement, the shares of Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be cancelled, shall revert to authorized but unissued shares of preferred stock of AIG undesignated as to series and shall not be reissued as Series C Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable.
     Section 4.08. Legends. (a) Each of the Trust and the UST agrees that all certificates or other instruments representing, in the case of the Trust, the Series C Exchanged Shares and, in the case of the UST, the Series C Exchanged Shares, the Series E Exchanged Shares and the Series F Exchanged Shares will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF OR HEDGED IN ANY MANNER (INCLUDING THROUGH THE ENTRY INTO CASH-SETTLED DERIVATIVE INSTRUMENTS) EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND IN COMPLIANCE WITH SUCH LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS.”

     (b) In the event that any of the Series C Exchanged Shares, the Series E Exchanged Shares or the Series F Exchanged Shares (i) become registered under the 1933 Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the 1933 Act (other than Rule 144A), AIG shall issue new certificates or other instruments representing such Series C Exchanged Shares, Series E Exchanged Shares or Series F Exchanged Shares, which shall not contain the applicable legends in Section 4.08(a); provided that the holder thereof surrenders to AIG the previously issued certificates or other instruments.
ARTICLE 5
Representations and Warranties of AIG
     Except as Previously Disclosed, AIG represents and warrants to the FRBNY, the UST and the Trust that as of the date hereof and as of the Closing Date:
     Section 5.01. Organization, Authority and Significant Subsidiaries. Each of AIG, the AIA SPV and the ALICO SPV has been duly organized and is validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of its jurisdiction of organization, with the necessary power and authority to own its properties and conduct its business in all material respects as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect, each of AIG, the AIA SPV and the ALICO SPV has been duly qualified as a foreign corporation, limited liability company or other organization for the transaction of business and is in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect, each Subsidiary of AIG that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the 1933 Act is duly organized and is validly existing in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of its jurisdiction of organization, with the necessary power and authority to own its properties and conduct its business, and has been duly qualified as a foreign corporation, limited liability company or other organization for the transaction of business and is in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. The certificate of incorporation and bylaws of AIG, copies of which have been provided to the FRBNY, the UST and the Trust prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

     Section 5.02. Capitalization. (a) The authorized capital stock of AIG and the outstanding capital stock of AIG (including securities convertible into, or exercisable or exchangeable for, capital stock of AIG) as of the most recent fiscal month-end preceding the date hereof, or such other date as the parties may agree (the “Capitalization Date”), is set forth on Section 5.02 of the AIG Disclosure Schedule. The outstanding shares of capital stock of AIG have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, AIG does not have outstanding any securities or other obligations providing the holder the right to acquire AIG Common Stock that is not reserved for issuance, and AIG has not made any other commitment to authorize, issue or sell any AIG Common Stock, except as disclosed in Section 5.02 of the AIG Disclosure Schedule or as contemplated by the Transaction Documents. Since the Capitalization Date, AIG has not issued any shares of AIG Common Stock, other than (i) shares issued upon the exercise of stock options or delivered under other equity-based awards or other convertible securities or warrants which were issued and outstanding on the Capitalization Date and disclosed on Section 5.02 of the AIG Disclosure Schedule and (ii) any other shares disclosed on Section 5.02 of the AIG Disclosure Schedule.
     (b) (i) All of the common membership interests in the AIA SPV and the ALICO SPV are owned by AIG and (ii) the AIA/ALICO Preferred Units are the only preferred membership interests in the AIA SPV and the ALICO SPV outstanding and have been duly authorized and are validly issued and fully paid and non-assessable and have not been issued in violation of any preemptive rights or applicable securities Law.
     (c) Other than the SPV LLC Agreements, there are no (i) options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the AIA SPV, the ALICO SPV or any of their respective Subsidiaries to issue, sell, purchase, return or redeem any shares of capital stock or equity ownership interests or securities convertible into or exchangeable for any of their shares of capital stock or equity ownership interests; (ii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or equity ownership interests of the AIA SPV, the ALICO SPV or any of their respective Subsidiaries; or (iii) voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock or ownership interests of the AIA SPV, the ALICO SPV or any of their respective Subsidiaries to which any such Person is a party, or agreements or understandings to which the AIA SPV, the ALICO SPV or any of their respective Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any such shares of capital stock or equity ownership interests.

     Section 5.03. AIG Common Stock Issued in the Recapitalization; Series G Preferred Stock. Each of the Series C Exchanged Shares, the Series E Exchanged Shares, the Series F Exchanged Shares and the Series G Preferred Stock (collectively, the “Exchanged Securities”) has been duly and validly authorized, and, when (and, in the case of the Series G Preferred Stock, if) issued and delivered pursuant to this Agreement or the Amended and Restated Purchase Agreement, as applicable, the Exchanged Securities will be duly and validly issued and fully paid and non-assessable and will not be issued in violation of any preemptive rights. The shares of AIG Common Stock issuable upon conversion of the Series G Preferred Stock (a) have been duly authorized, (b) from and after the time at which the Conversion Price (as defined in the Series G Certificate of Designations) is established, will be reserved for issuance and (c) when so issued in accordance with the terms of the Series G Preferred Stock, will be validly issued, fully paid and non-assessable.
     Section 5.04. Warrants. The Warrants have been duly authorized and, when issued and delivered pursuant to the Warrant Agreement and this Agreement, will constitute a valid and legally binding obligation of AIG enforceable against AIG in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”). The shares of AIG Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon exercise of the Warrants and when so issued in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.
     Section 5.05. Authorization, Enforceability. (a) Each of AIG, the AIA SPV and the ALICO SPV has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and, subject to receipt of the AIG Stockholder Approval and assuming that all Required Regulatory Approvals are duly made or received, as applicable, to carry out its obligations hereunder and thereunder (which includes the issuance of the Exchanged Securities, the Warrants and the AIG Common Stock issuable upon conversion of the Series G Preferred Stock and exercise of the Warrants). The approval of the issuance of AIG Common Stock in connection with the Recapitalization (including the issuance of the Series C Exchanged Shares, the Series E Exchanged Shares, the Series F Exchanged Shares and the AIG Common Stock issuable upon conversion of the Series G Preferred Stock) (the “Stock Issuance”) by a majority of the voting power represented by the votes cast by the holders of AIG Common Stock and Series C Preferred Stock voting on the matter (provided that the total number of the votes cast represents over fifty percent (50%) of the total voting power eligible to be cast by holders of shares of the outstanding shares of AIG Common Stock and Series C Preferred Stock, voting together as a single class) (the “AIG Stockholder Approval”) is the only vote or approval of the holders of any of AIG’s capital stock necessary in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents. The execution, delivery and performance by each of AIG, the AIA SPV and the ALICO SPV of this Agreement and any other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within its organizational powers and have been duly authorized by all necessary action on its part (except for the AIG Stockholder Approval). Each of this Agreement and the Waiver Agreement constitute, and each other Transaction Document to which AIG, the AIA SPV and/or the ALICO SPV is a party will constitute when executed and delivered, a valid and binding agreement of AIG, the AIA SPV and the ALICO SPV, as applicable, except as the same may be limited by Bankruptcy Exceptions.
     (b) When so executed and delivered, the Trust Written Consent shall, when effective under its terms, constitute a valid and effective AIG Stockholder Approval in compliance with applicable Law and the certificate of incorporation and bylaws of AIG and satisfy the voting requirements relating to the Stock Issuance under the rules of the New York Stock Exchange, and no other vote or action of the holders of any class or series of the capital stock of AIG will be necessary under the rules of the New York Stock Exchange, applicable Law, AIG’s certificate of incorporation and bylaws or otherwise to consummate the transactions contemplated hereby and by the other Transaction Documents, subject only to the expiration of the 20-calendar-day period referred to in the proviso to Section 10.01(b).
     (c) The Board of Directors of AIG (the “AIG Board”), at a meeting duly called and held at which all directors of AIG were present, duly adopted resolutions approving the Transaction Documents and the transactions contemplated by the Transaction Documents, which resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.
     Section 5.06. Non-contravention. Subject to receipt of the AIG Stockholder Approval and assuming that all Required Regulatory Approvals are duly made or received, as applicable, the execution, delivery and performance by AIG, the AIA SPV and the ALICO SPV of each of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance by AIG, the AIA SPV and the ALICO SPV with the provisions hereof and thereof, will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, charge or encumbrance upon any of the properties or assets of AIG or any Subsidiary of AIG under any of the terms, conditions or provisions of (i) their respective organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which AIG or any Subsidiary of AIG is a party or by which AIG or any Subsidiary of AIG may be bound, or to which AIG or any Subsidiary of AIG or any of the properties or assets of AIG or any Subsidiary of AIG may be subject, or (b) violate any applicable Law applicable to AIG or any Subsidiary of AIG or any of their respective properties or assets except, in the case of clauses (a)(ii) and (b), for those occurrences that have not had and would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect.
     Section 5.07. Governmental Authorization. Other than the Required Regulatory Approvals, no notices to, filings with, exemptions or reviews by, and authorizations, consents or approvals of, any Governmental Entity required to be made or obtained by any party hereto in connection with the consummation of the transactions contemplated by the Transaction Documents would, if not made or obtained, reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect.
     Section 5.08. Anti-takeover Provisions and Rights Plan. The AIG Board has taken all necessary action to ensure that the transactions contemplated by this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will be exempt from any anti-takeover or similar provisions of AIG’s certificate of incorporation and bylaws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover Laws and regulations of any jurisdiction. AIG has taken all actions necessary to render any stockholders’ rights plan of AIG inapplicable to this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
     Section 5.09. Absence of Changes. Since the last day of the last completed fiscal period for which AIG has filed, prior to the date hereof, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K with the SEC, through the date hereof, (a) no fact, circumstance, event, change, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect and (b) except for (i) the regulatory restrictions and other effects arising out of the financial events concerning AIG as announced by AIG on September 16, 2008, (ii) the Recapitalization, (iii) the sale of one hundred percent (100%) of the issued and outstanding capital stock of ALICO to MetLife, (iv) the initial public offering of AIA, (v) the entry into the Star-Edison Transaction Agreements, (vi) efforts to effect a disposition of Nan Shan or a portion of the Nan Shan Interests, (vii) the wind-down of AIGFP and (viii) efforts by ILFC to raise or repay debt or equity capital, the business of AIG and its Subsidiaries has been conducted in the ordinary course.
     Section 5.10. AIG Financial Statements. The financial statements of AIG and its consolidated Subsidiaries (collectively, the “AIG Financial Statements”) included or incorporated by reference in AIG Reports filed with the SEC since

January 1, 2010, present fairly in all material respects the consolidated financial position of AIG and its consolidated Subsidiaries as of the dates indicated therein (or if amended prior to the date hereof, as of the date of such amendment) and the consolidated results of their operations for the periods specified therein; and except as stated therein, the AIG Financial Statements (a) were prepared in conformity with GAAP applied on a consistent basis (except as may be noted therein), (b) have been prepared from, and are in accordance with, the books and records of AIG and its Subsidiaries and (c) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
     Section 5.11. Solvency. On the Closing Date, immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, AIG and its Subsidiaries, on a consolidated basis, are Solvent.
     Section 5.12. Reports. (a) Since January 1, 2010, AIG and each of its Subsidiaries has timely filed (subject to any permitted extension) all reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “AIG Reports”) and has paid all fees and assessments due and payable in connection therewith, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect. As of their respective dates of filing, the AIG Reports complied in all material respects with all Laws of the relevant Governmental Entities. In the case of each such AIG Report filed with or furnished to the SEC, such AIG Report (A) did not, as of its date or if amended prior to the date hereof, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act. With respect to all other AIG Reports, such AIG Reports were complete and accurate in all material respects as of their respective dates. No executive officer of AIG or any Subsidiary of AIG has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. This Section 5.12 shall not apply with respect to tax returns, which shall be governed solely by the representations made under Section 5.19.
     (b) The records, systems, controls, data and information of AIG and AIG’s Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of AIG or AIG’s Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described below in this Section 5.12(b). AIG (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the 1934 Act) to ensure that material information relating to AIG, including the consolidated Subsidiaries of AIG, is made known to the chief executive officer and the chief financial officer of AIG by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to AIG’s outside auditors and the audit committee of the AIG Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) that are reasonably likely to adversely affect AIG’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in AIG’s internal controls over financial reporting.
     Section 5.13. AIG Information Statement. The AIG Information Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the AIG Information Statement or any amendment or supplement thereto is first mailed to the AIG stockholders, the AIG Information Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.13 will not apply to statements or omissions included in the AIG Information Statement based upon information furnished in writing to AIG by the FRBNY, the UST or the Trust specifically for use therein.
     Section 5.14. No Undisclosed Liabilities. Neither AIG nor any of AIG’s Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in AIG Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (A) liabilities that have arisen since the last day of the fiscal quarter covered by AIG’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, in the ordinary and usual course of business and consistent with past practice and (B) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect.
     Section 5.15. Offering of Securities. None of AIG, any of its Subsidiaries or any Person acting on its behalf has taken any action (including any offering of any securities of AIG under circumstances which would require the integration of such offering with the offering of any of the Exchanged Securities or the Purchased AIA/ALICO Preferred Units under the 1933 Act, and the rules and regulations of the SEC promulgated thereunder), which might subject the offering or issuance of any of the Exchanged Securities or the Purchased AIA/ALICO

Preferred Units to the UST or the Trust pursuant to the Transaction Documents to the registration requirements of the 1933 Act.
     Section 5.16. Litigation and Other Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect, there is no (i) pending or, to the knowledge of AIG, threatened, claim, action, suit, investigation or proceeding, against AIG or any Subsidiary of AIG or to which any of their assets are subject nor is AIG or any Subsidiary of AIG subject to any order, judgment or decree or (ii) unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of AIG or any Subsidiaries of AIG.
     Section 5.17. Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, to the knowledge of AIG, AIG and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of AIG or such Subsidiary of AIG, including all material licenses, certificates of authority, permits or other authorizations that are required to be obtained from any Governmental Entity in connection with the operation, ownership or transaction of insurance or reinsurance business (collectively, the “Permits”). To the knowledge of AIG, (a) all Permits are valid and in full force and effect, (b) neither AIG nor any of its Subsidiaries is in default under, or the subject of a proceeding for suspension or revocation of, and, to the knowledge of AIG, no condition exists that with notice or lapse of time or both would constitute a default under, or basis for suspension or revocation of, any Permit and (c) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by the Transaction Documents, except, in the case of each clause (a), (b) and (c), for such invalidity of Permits, such defaults or such conditions that would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect. To the knowledge of AIG, AIG and its Subsidiaries have complied in all respects and are not in default or violation of, and none of them is, to the knowledge of AIG, under investigation with respect to or, to the knowledge of AIG, have been threatened to be charged with or given notice of any violation of, any applicable Law, other than such noncompliance, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. To the knowledge of AIG, except for statutory or regulatory restrictions of general application or applicable to insurance companies generally and except for restrictions imposed by certain regulators as a result of the financial events concerning AIG as announced by AIG on September 16, 2008, no Governmental Entity has placed any material restriction (other than Permitted Liens) on the business or properties of AIG or any Subsidiary of AIG that would, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. This Section 5.17 shall not apply with respect to Taxes.
     Section 5.18. Employee Benefit Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, an AIG Material Adverse Effect: (a) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) providing benefits to any current or former employee, officer or director of AIG or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) that is sponsored, maintained or contributed to by AIG or any member of its Controlled Group and for which AIG or any member of its Controlled Group would have any liability, whether actual or contingent (each, a “Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations, including ERISA and the Code; (b) with respect to each Plan subject to Title IV of ERISA (including, for purposes of this clause (b), any plan subject to Title IV of ERISA that AIG or any member of its Controlled Group previously maintained or contributed to in the six years prior to the date hereof), (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA), other than a reportable event for which the notice period referred to in Section 4043(c) of ERISA has been waived, has occurred in the three years prior to the date hereof or is reasonably expected to occur in the current plan year, (ii) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred in the three years prior to the date hereof or is reasonably expected to occur, (iii) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on the assumptions used to fund such Plan) as of the last annual valuation date and (iv) neither AIG nor any member of its Controlled Group has incurred in the six years prior to the date hereof, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including any Plan that is a “multiemployer plan”, within the meaning of Section 4001(c)(3) of ERISA); and (c) each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status that has not been revoked, or such a determination letter has been timely applied for but not received by the date hereof, and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss, revocation or denial of such qualified status or favorable determination letter.
     Section 5.19. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, (i) AIG and its Subsidiaries have filed all federal, state, local and foreign income and franchise Tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all Taxes due thereon, and (ii) no Tax deficiency has been determined adversely to AIG or any of its Subsidiaries, nor does AIG have any knowledge of any Tax deficiencies. “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.
     Section 5.20. Properties and Leases. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, AIG and its Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them and used in the operation of their respective businesses, in each case free from Liens, encumbrances, claims and defects (other than Permitted Liens) that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, AIG and its Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.
     Section 5.21. Environmental Liability. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect:
     (a) there is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on AIG or any Subsidiary of AIG, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, pending or, to AIG’s knowledge, threatened against AIG or any Subsidiary of AIG;
     (b) to AIG’s knowledge, there is no reasonable basis for any such proceeding, claim or action; and
     (c) neither AIG nor any Subsidiary of AIG is subject to any agreement, order, judgment or decree by or with any court, Governmental Entity or third party imposing any such environmental liability.
     Section 5.22. Risk Management Instruments. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, all derivative instruments, including swaps, caps, floors and option agreements, whether entered into for AIG’s own account, or for the account of one or more of AIG’s Subsidiaries or its or their customers, were entered into (a) only in the ordinary course of business, (b) in accordance with prudent practices and in all material respects with all applicable Laws, rules, regulations and regulatory policies and (c) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of AIG or one of AIG’s Subsidiaries, enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exceptions. None of AIG, any of AIG’s Subsidiaries, or, to the knowledge of AIG, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement other than such breaches that would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect.
     Section 5.23. Agreements with Regulatory Agencies. To the knowledge of AIG, neither AIG nor any Subsidiary of AIG is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2009, has adopted any board resolutions at the request of, any Governmental Entity (other than the primary insurance regulators with jurisdiction over AIG’s Subsidiaries) that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies or procedures, its internal controls, its management or its operations or business, except (x) for any Law, regulatory or supervisory guidance or policy or similar authority of general applicability to Persons in a particular business in a particular jurisdiction and (y) as would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect. Each item in the immediately preceding sentence, without taking into consideration the parenthetical provided therein or clause (y) (but taking into account clause (x)), is referred to herein as a “Regulatory Agreement.” To the knowledge of AIG, neither AIG nor any Subsidiary of AIG has been advised since December 31, 2009 by any such Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement (other than any such Regulatory Agreement that would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect). To the knowledge of AIG, (a) AIG and each Subsidiary of AIG are in compliance with each Regulatory Agreement to which it is party or subject, and (b) neither AIG nor any Subsidiary of AIG has received any notice from any Governmental Entity indicating that either AIG or any Subsidiary of AIG is not in compliance with any such Regulatory Agreement, except, in the case of each clause (a) and (b), as would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect.
     Section 5.24. Insurance. All current property and liability insurance policies covering AIG or any Subsidiary of AIG are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by AIG or any Subsidiary of AIG, and neither AIG nor any Subsidiary of AIG is in default of any provision thereof, except, in each case, that have not had and would not be reasonably expected to have, individually or in the aggregate, an AIG Material Adverse Effect.
     Section 5.25. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, (a) AIG and each Subsidiary of AIG owns or otherwise has the right to use, all intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, inventions, trade secrets, know-how, works of authorship and copyrights therein, that are used in the conduct of their existing businesses and all rights relating to the plans, design and specifications of any of its branch facilities (“Proprietary Rights”) free and clear of all Liens and any claims of ownership by current or former employees, contractors, designers or others and (b) to the knowledge of AIG, neither AIG nor any of AIG’s Subsidiaries is materially infringing, diluting, misappropriating or violating, nor has AIG or any or AIG’s Subsidiaries received within the last two years any written (or, to the knowledge of AIG, oral) communications alleging that any of them has materially infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any other Person. Except as would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, to AIG’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has AIG or any or AIG’s Subsidiaries sent any written communications since January 1, 2010 alleging that any Person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by AIG and AIG’s Subsidiaries.
     Section 5.26. Brokers and Finders. No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of AIG or any Subsidiary of AIG for which the FRBNY, the UST, the Trust or the Trustees could have any liability.
ARTICLE 6
AIG Governance Related Matters
     Section 6.01. Financial Statements, Reports, Etc. During the Relevant TARP Period, AIG shall furnish to the UST:
     (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of AIG and its consolidated Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of AIG and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” section;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of AIG and its consolidated Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of AIG and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” section;
     (c) within 30 days after the end of the first two fiscal months of each fiscal quarter, AIG’s estimate of its consolidated financial results for the current quarter and the full fiscal year in which such fiscal month occurs, in total and by segment and individual reporting units (i.e., subsegment), together with comparison to AIG’s budgets of comparable information for such periods;
     (d) (i) within 45 days following the end of each fiscal quarter of each fiscal year, an update to the budget for the then-current fiscal year, an updated corporate outlook report for the following fiscal year (in substantially the same form as the corresponding reports previously provided to the FRBNY pursuant to Section 5.04(e) of the FRBNY Credit Facility) and (ii) promptly and in any event within five days, notice of any material changes to any of the reports or updated reports referred to in this paragraph (d);
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by AIG or any of its Subsidiaries with the SEC, or any Governmental Entity succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders generally, as the case may be (except that AIG and its Subsidiaries shall not be obligated to furnish to the UST copies of such materials so long as (i) such materials are publicly available as posted on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) or are on AIG’s website and (ii) AIG has provided the UST with notice that any such materials relating to or reflecting the occurrence of a Material Adverse Regulatory Event or any other event that could reasonably be expected to have a materially adverse impact upon the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Subsidiary of AIG filing such materials or of AIG and its Subsidiaries, taken as a whole, have been so posted);
     (f) promptly following delivery thereof to the AIG Board, copies of board packages and presentations;
     (g) promptly after the receipt thereof by AIG or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;
     (h) as soon as available but not later than 150 days after the close of each fiscal year of each Insurance Subsidiary of AIG or, if later, 10 days following the date on which the unaudited Annual Statement of each such Insurance Subsidiary (if required to be prepared by the applicable Governmental Entity by applicable Law) is required to be delivered to the applicable Governmental Entity by applicable Law, copies of the unaudited Annual Statement of such Insurance Subsidiary, the Annual Statement and a list of all jurisdictions in which the Annual Statement was filed, to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Entity, audited and certified by independent certified public accountants of recognized national standing;
     (i) as soon as available but not later than 75 days after the close of each of the first three fiscal quarters of each fiscal year of each Insurance Subsidiary of AIG, copies of the Quarterly Statement of such Insurance Subsidiary (if applicable), the Quarterly Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the period reflected therein;
     (j) promptly following the delivery thereof to, or receipt thereof by, AIG or any of its Subsidiaries, any draft or final examination reports, risk-adjusted capital reports or results of any market conduct examination or examination by any Department or the NAIC of the financial condition and operations of, or any notice of any assertion as to violation of any applicable Law by, or any other report with respect to, any Insurance Subsidiary of AIG;
     (k) within 90 days after the close of each fiscal year of each Insurance Subsidiary of AIG or, if later, 10 days following the date on which the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each such Insurance Subsidiary (if required to be prepared by the applicable Governmental Entity by applicable Law) is required to be delivered to the applicable Governmental Entity by applicable Law, a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each such Insurance

Subsidiary which is provided to the applicable Department as to the adequacy of loss reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Insurance Subsidiary;
     (l) promptly after filing thereof, copies of all annual Form B amendments and all other material amendments to the registration statement of any Insurance Subsidiary of AIG that AIG or such Insurance Subsidiary may file with the applicable Department;
     (m) prior to the filing thereof, copies of any proposed filing on Form D and any supporting materials that AIG or any of its Insurance Subsidiaries that is a Domestic Subsidiary intends to file with any applicable Department, and copies of any proposed equivalent filing and any supporting materials that AIG or any of its Insurance Subsidiaries that is a Foreign Subsidiary intends to file with any applicable Department;
     (n) not later than 10:00 a.m., New York City time, on Monday of each week (or more frequently as the UST may request from time to time in its sole discretion) a statement of projected cash receipts and cash disbursements for AIG and its Subsidiaries for each week in the period of 13 weeks commencing with the immediately following week, in a form satisfactory to the UST;
     (o) daily risk assessment profile reports in form satisfactory to the UST;
     (p) promptly, from time to time, such other information, including such additional regular financial, management and other reports, as the UST shall request in consultation with AIG to enable the UST to monitor the business, assets, liabilities, operations, condition, results and prospects of AIG and its Subsidiaries, and the regulatory environment in which AIG and its Subsidiaries operate. AIG shall take all steps necessary or requested by the UST to establish (or, if already established, maintain) a reporting regime that satisfies the objective of the preceding sentence; and
     (q) such other information and notices as UST may reasonably request from time to time.
     Notwithstanding the foregoing, reports required to be delivered under paragraphs (h), (i) and (k) above with respect to any Insurance Subsidiary of AIG may be provided as part of a consolidated report for a group of Insurance Subsidiaries of AIG including such Insurance Subsidiary, consistent with AIG’s past practices and in accordance with applicable Laws.
     Section 6.02. Litigations and Other Notices. During the Relevant TARP Period, AIG shall furnish to the UST prompt written notice of the following:

     (a) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Entity, against AIG or any of its Affiliates that could reasonably be expected to result in an AIG Material Adverse Effect;
     (b) any development that has resulted in, or could reasonably be expected to result in, an AIG Material Adverse Effect;
     (c) any change in the corporate or other rating of AIG or any of its Subsidiaries by Moody’s, S&P, Fitch or A.M. Best, any change in the outlook of any such agency for AIG or any of its Subsidiaries, or any notice from any such agency indicating its intent to effect any of the foregoing changes or to place AIG or any of its Subsidiaries on a “CreditWatch” or “Under Review” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating AIG or such Subsidiary, as applicable;
     (d) the receipt of any notice from any Governmental Entity of the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any material Insurance License now or hereafter held by any Insurance Subsidiary of AIG that is required to conduct insurance business in compliance with all applicable Laws and regulations and provide a copy of such notice;
     (e) the receipt of any notice from any Governmental Entity of the institution of any material disciplinary proceedings against or in respect of any Insurance Subsidiary of AIG, or the issuance of any material order, the taking of any material action or any request for an extraordinary audit for cause by any Governmental Entity and provide a copy of such notice;
     (f) any material judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary of AIG (and not the insurance industry generally) that has been issued or adopted; or
     (g) the receipt by any Material Insurance Subsidiary of any notice of termination, cancellation (which cancellation notice is not accompanied by a corresponding request for renewal), commutation or recapture of any Reinsurance Agreement that (i) occurs pursuant to a special termination or similar clause or is otherwise outside the ordinary course of business or (ii) could reasonably be expected to have an AIG Material Adverse Effect.
     Section 6.03. Affirmative Obligations Relating to Executive Compensation. During the Relevant TARP Period:
     (a) AIG shall, and shall cause its Subsidiaries to, take all necessary action to comply in all respects with the Compensation Regulations, including with respect to any Benefit Plans. Without limiting the generality of the foregoing, neither AIG nor any Subsidiary of AIG shall adopt any new Benefit Plan (i) that does not comply therewith or (ii) that does not expressly state and require that such Benefit Plan and any compensation thereunder shall be subject to any relevant Compensation Regulations adopted, issued or released on or after the date any such Benefit Plan is adopted. To the extent that the Compensation Regulations change during the Relevant TARP Period in a manner that requires changes to then-existing Benefit Plans, or that requires any other action, AIG and its Subsidiaries shall effect such changes to its or their Benefit Plans, and take such other action, as promptly as practicable after it has actual knowledge of such changes in order to be in compliance with this Section 6.03(a) (and shall be deemed to be in compliance for a reasonable period to effect such changes). In addition, except to the extent otherwise required in order to comply with Law applicable outside the United States, AIG and its Subsidiaries shall take all necessary action to ensure that the consummation of the transactions contemplated by this Agreement will not accelerate the vesting, payment or distribution of any equity-based awards, deferred cash awards or any nonqualified deferred compensation payable by AIG or any of its Subsidiaries.
     (b) (i) In addition to the requirements set forth in Section 6.03(a) above, AIG shall take all necessary action to limit any “golden parachute payments” to the employees of AIG and its Subsidiaries who participate in AIG’s Senior Partners Plan (the “Senior Partners”) to the amounts permitted by the regulations relating to participants in the EESA Capital Purchase Program and the guidelines and rules relating thereto, including the rules set forth in 31 CFR Part 30, that have been issued and were in effect as of April 17, 2009, as if such Senior Partners were Senior Executive Officers for purposes of such rules (except that equity denominated awards settled solely in equity shall not be included in such limit on “golden parachute payments” to Senior Partners). “Senior Executive Officers” means AIG’s “senior executive officers” as defined in Section 111 of EESA as implemented by the Compensation Regulations; provided that, solely for the purposes of the foregoing sentence, “Senior Executive Officers” shall mean AIG’s “senior executive officers” as defined in Section 111 of EESA and regulations issued thereunder, including the rules set forth in 31 CFR Part 30 that have been issued and were effective as of April 17, 2009.
     (ii) For the avoidance of doubt, (A) the limits of Section 6.03(b)(i) are in addition to any applicable requirements under provisions of EESA prohibiting golden parachute payments to the Senior Executive Officers and the relevant Compensation Regulations, and (B) to the extent that any Benefit Plan is inconsistent with any relevant Compensation Regulations, such Compensation Regulations shall control.
Notwithstanding the other provisions of this Section 6.03(b), AIG’s obligations under this Section 6.03(b) shall be on a best efforts basis with respect to the Senior Partners who are not U.S.-based to the extent of its existing Benefit Plans. In addition, after the date hereof in connection with the hiring or promotion of a Covered Employee and/or the promulgation of applicable Compensation

Regulations, to the extent any Covered Employee shall not have executed a waiver with respect to the application to such Covered Employee of the Compensation Regulations, AIG shall use its best efforts to (i) obtain from such Covered Employee a waiver in a form satisfactory to the UST and (ii) deliver such waiver to the UST as promptly as possible. “Covered Employee” means each (i) Senior Executive Officer, (ii) Senior Partner and (iii) other employee of AIG or its Affiliates determined at any time to be subject to Section 111 of EESA, as implemented by the Compensation Regulations.
     (c) AIG confirms and shall confirm that none of the funds provided to AIG in connection with any draw on the Series F Drawdown Right or the FRBNY Credit Facility on or prior to the Closing or the Series G Drawdown Right on or after the Closing were used nor shall they be used to pay annual bonuses, or other future cash performance awards to executives of AIG or Senior Partners. AIG and the UST desire that this confirmation be auditable and agree that there are a number of appropriate methods for verifying this confirmation (particularly in light of expected business changes at AIG). Until the date that any annual bonuses in respect of 2009 are paid, it is agreed that the test for the foregoing will be that, at the time when any annual bonuses or cash performance awards granted after April 17, 2009 are paid to executive officers or Senior Partners, AIG will have received aggregate dividends, distributions and other payments from its Subsidiaries subsequent to September 16, 2008 greater than the aggregate amount of such annual bonuses, such cash performance awards and amounts paid pursuant to AIG’s historic quarterly bonus program (including but not limited to supplemental bonus and quarterly cash payments, the amount of which will not increase for any participant) paid to executive officers and Senior Partners subsequent to that date. At and after the date that any annual bonuses in respect of 2009 are paid, the test for the foregoing confirmation will be that, at the time when any annual bonuses or cash performance awards granted after April 17, 2009 are vested or otherwise earned by executive officers or Senior Partners, the aggregate adjusted net income for the relevant year (being the year in which or in respect of which such bonuses or awards are vested or so earned) of the Insurance Subsidiaries of AIG included for such year in the consolidated financial statements of AIG, excluding any such adjusted net income that was dividended or otherwise distributed to AIG and taken into account in satisfying the test under the prior sentence, shall exceed the aggregate amount of such annual bonuses, such cash performance awards and amounts pursuant to AIG’s historic quarterly bonus program (including but not limited to supplemental bonus and quarterly cash payments, the amount of which will not increase for any participant), in each case vested or otherwise earned in or in respect of such year. AIG and the UST agree to negotiate in good faith and promptly at the request of the other to develop additional or alternative appropriate formulations to test for this confirmation.
     (d) AIG agrees that it shall not claim a deduction for remuneration for federal income tax purposes in excess of $500,000 for each Senior Executive

Officer that would not be deductible if Section 162(m)(5) of the Code applied to AIG.
     Section 6.04. Other Affirmative Obligations of AIG. During the Relevant TARP Period:
     (a) Additional Inspection Rights. AIG shall permit (i) the UST and its agents, consultants, contractors and advisors, (ii) the Special Inspector General of TARP, and (iii) the Comptroller General of the United States access to personnel and any books, papers, records or other data delivered to it pursuant to this Article 6 or otherwise in its possession, custody or control, in each case to the extent relevant to ascertaining compliance with the terms and conditions set forth in this Agreement, during normal business hours and upon reasonable notice to AIG; provided that prior to disclosing any information pursuant to clause (i), (ii) or (iii), the UST, the Special Inspector General of TARP and the Comptroller General of the United States shall have agreed, with respect to documents obtained under this Article 6 in furtherance of their respective functions, to follow applicable Laws (and the applicable customary policies and procedures, including those for inspectors general) regarding the dissemination of confidential materials, including redacting confidential information from the public version of its reports, as appropriate, and soliciting input from AIG as to information that should be afforded confidentiality. The UST represents that it has been informed by the Special Inspector General of TARP and the Comptroller General of the United States that they, before making any request for access or information pursuant to their oversight and audit functions, will establish a protocol to avoid, to the extent reasonably possible, duplicative requests. Nothing in this Section 6.04(a) shall be construed to limit the authority that the Special Inspector General of TARP or the Comptroller General of the United States have under Law;
     (b) Compliance with the Employ American Workers Act. AIG shall comply, and take all necessary action to ensure that its Subsidiaries, as applicable, comply, in all respects with the provisions of the Employ American Workers Act (Section 1611 of Division A, Title XVI of the American Recovery and Reinvestment Act of 2009 (P.L. 111-5)) as in effect from time to time;
     (c) Internal Controls. AIG shall (i) promptly establish appropriate internal controls with respect to compliance with each of AIG’s covenants and agreements set forth in Section 6.03, Section 6.04(e), (f) and (g), (ii) prepare a report on a quarterly basis regarding the implementation of such internal controls and AIG’s compliance (including any instances of non-compliance) with such covenants and agreements; (iii) deliver such quarterly report to the UST in accordance with Section 12.01 and no later than the date by which its Quarterly Report on Form 10-Q or Annual Report on Form 10-K is filed with the SEC; and (iv) provide a signed certification from a senior executive officer of AIG to the UST that such quarterly report is accurate to the best of his or her knowledge, which certification shall be made subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001;

     (d) Series G Drawdown Right Accountability. AIG shall (i) use its reasonable best efforts to account for its use of the funding received under the Series G Drawdown Right; (ii) set up internal controls with respect to compliance with the expected use of the funding received under the Series G Drawdown Right; (iii) report to the UST on a quarterly basis until all of the funding received under the Series G Drawdown Right has been accounted for regarding the use of the funding received under the Series G Drawdown Right, the implementation of such internal controls and AIG’s compliance (including any instances of non-compliance) therewith; (iv) provide a signed certification from a senior executive officer of AIG to the UST that such quarterly report is accurate to the best of his or her knowledge, which certification shall be made subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001; and (v) deliver the certification to the UST in accordance with Section 12.01 and no later than the date by which its Quarterly Report on Form 10-Q or Annual Report on Form 10-K is filed with the SEC;
     (e) Restrictions on Lobbying. AIG shall continue to maintain and implement its comprehensive written policy on lobbying, governmental ethics and political activity and distribute such policy to all AIG employees and lobbying firms involved in any such activity. Any material amendments to such policy shall require the prior written consent of the UST and any material deviations from such policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall promptly be reported to the UST. Such policy shall, at a minimum, (i) require compliance with all applicable Law; (ii) apply to AIG, its Subsidiaries and affiliated foundations; (iii) govern (A) the provision of items of value to any government officials, (B) lobbying and (C) political activities and contributions; and (iv) provide for (A) internal reporting and oversight and (B) mechanisms for addressing non-compliance with the policy;
     (f) Restrictions on Expenses. AIG shall continue to maintain and implement its comprehensive written policy on corporate expenses and distribute such policy to all AIG employees by posting such policy on AIG’s intranet and directing all AIG employees via electronic mail to review such policy as posted. Any material amendments to such policy shall require the prior written consent of the UST and any material deviations from such policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall promptly be reported to the UST. Such policy shall, at a minimum: (i) require compliance with all applicable Law; (ii) apply to AIG and its Subsidiaries; (iii) govern (A) the hosting, sponsorship or other payment for conferences and events, (B) the use of corporate aircraft, (C) travel accommodations and expenditures, (D) consulting arrangements with outside service providers, (E) any new lease or acquisition of real estate, (F) expenses relating to office or facility renovations or relocations and (G) expenses relating to entertainment or holiday parties; and (iv) provide for (A) internal reporting and oversight and (B) mechanisms for addressing non-compliance with the policy;

     (g) Risk Management Committee. AIG shall maintain a risk management committee of the AIG Board that will oversee the major risks involved in AIG’s business operations and review AIG’s actions to mitigate and manage those risks; and
     (h) Governance. AIG and the AIG Board shall work in good faith with the UST to ensure corporate governance arrangements satisfactory to the UST.
     Section 6.05. UST Board Observer Rights. From and after the Closing, for so long as the UST beneficially owns at least five percent (5%) of the outstanding AIG Common Stock or any AIA/ALICO Preferred Units of either SPV, the UST shall have the right to designate two individuals to attend meetings of the AIG Board (and any committees thereof), whether such meeting is conducted in person or by teleconference, as nonvoting observers (the “Observers”). The Observers shall have no voting rights and their presence shall not be required for determining a quorum at any meeting they are entitled to attend pursuant to this Section 6.05. AIG shall reimburse the UST for all reasonable out-of-pocket expenses incurred by each Observer in connection with attending regular and special meetings of the AIG Board (or any committee thereof). AIG shall provide the Observers with (a) not less than five Business Days’ advance written notice of all such meetings of the AIG Board (or any committee thereof), or, if less, such advance written notice thereof as is provided to the members of the AIG Board (or the applicable committee thereof), and (b) copies of all board packages, presentations, notices, minutes, consents and other materials provided to any member of the AIG Board (or any committee thereof) in his or her capacity as a member thereof as and when such materials are provided to the AIG Board (or any committee thereof), and such additional information and materials as the Observers may reasonably request.
     Section 6.06. FRBNY Board-Level Information Rights. From and after the Closing, for so long as the FRBNY holds AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests, AIG shall provide the FRBNY with copies of all board packages, presentations, notices, minutes, consents and other materials provided to any member of the AIG Board (or any committee thereof) as and when such materials are provided to the AIG Board (or any committee thereof), and such additional information and materials as the FRBNY may reasonably request; provided, however, that AIG’s obligations to provide information or materials to the FRBNY pursuant to this Section 6.06 shall be limited to information and materials relating to the Designated Entities, the Designated Interests, the Collateral (as such term is defined in the Intercompany Guarantee and Pledge Agreement) the SPVs or the business, operations, prospects, assets, liabilities or other obligations of any of the foregoing.

ARTICLE 7
AIA SPV and ALICO SPV Related Matters
     Each of AIG, the AIA SPV, the ALICO SPV, the FRBNY and the UST agree as follows:
     Section 7.01. Qualifying Events. Effective as of the Closing, notwithstanding any provision contained in either SPV LLC Agreement to the contrary, the following events shall also constitute a “Qualifying Event” with respect to each SPV under its SPV LLC Agreement: (a) subject to Section 7.10, the receipt by such SPV of any payment in respect of its SPV Intercompany Loan, (b) the receipt by such SPV of any SPV Capital Contribution, (c) a Sale of the Company, effected by virtue of the exercise by the Sale Demanding Member (in each case, as defined in the AIA SPV LLC Agreement) of the rights set forth in Section 8.04(b) of the AIA SPV LLC Agreement, (d) a Disposition Demand, effected by virtue of the exercise by the Disposition Demanding Member of the rights set forth in Section 7.03(b)(iii) of this Agreement and (e) the receipt by such SPV of any payment from AIG pursuant to Section 7.09 (other than Section 7.09(a)(i)(B)).
     Section 7.02. Control Based and Other Restrictions. Effective as of the Closing:
     (a) the following provisions of the AIA SPV LLC Agreement shall be disregarded and no longer of any force or effect:
     (i) the proviso in the definition of “Qualifying Event” in Section 1.106;
     (ii) the proviso in Section 5.02 (Distributions);
     (iii) the proviso in Section 5.03 (Mandatory Distributions);
     (iv) Section 5.04 (Demand Distribution of Securities);
     (v) Section 5.05 (Ordinary Course Distributions);
     (vi) Section 8.04(a) (Demand Liquidity Event);
     (vii) the first proviso in the second sentence of Section 8.04(b) (Demand Liquidity Event);
     (viii) Section 8.05 (Drag Along); and
     (ix) Section 11.14 (Initial Public Offering).
     (b) the following provisions of the ALICO SPV LLC Agreement shall be disregarded and no longer of any force or effect:

     (i) the proviso in the definition of “Qualifying Event” in Section 1.92;
     (ii) the proviso in Section 5.02 (Distributions);
     (iii) clause (i) of the proviso in Section 5.04 (Mandatory Distributions); and
     (iv) Section 8.08 (MetLife Demand Liquidity Event).
     Section 7.03. Consent, Demand and Other Rights. Effective as of the Closing, notwithstanding any provision contained in either SPV LLC Agreement to the contrary:
     (a) Duration of Certain Rights.
     (i) No Retained Right with respect to either SPV of the Person(s) holding such Retained Right immediately following the Closing shall expire, terminate or otherwise cease to be effective or applicable prior to the occurrence of the AIA/ALICO Preferred Redemption with respect to both SPVs. Until such time, all Retained Rights shall be exercisable in accordance with the provisions of Section 7.03(b). “Retained Right” means any right of the FRBNY Member or one or more Preferred Members (as such terms are defined in the relevant SPV LLC Agreement) pursuant to (A) Sections 4.01(d) and (e) (Significant Action Consent Rights) of the AIA SPV LLC Agreement, (B) Sections 4.01(d), (e) and (f) (Significant Action Consent Rights) of the ALICO SPV LLC Agreement, (C) Section 4.07 (Rights to Appoint Board Observers) of either SPV LLC Agreement, (D) Section 8.01 (Transfer in General) of either SPV LLC Agreement, (E) Section 8.04(b) (Demand Liquidity Event) of the AIA SPV LLC Agreement, (F) Section 8.07 (Public Offerings) of the AIA SPV LLC Agreement or (G) Section 11.02 (Amendments) of either SPV LLC Agreement.
     (ii) Clause (iii) of the proviso in the lead-in paragraph to Section 4.01(d) of each SPV LLC Agreement and Section 4.01(e) of the ALICO SPV LLC Agreement shall not apply to any Significant Action (as such term is defined in the AIA SPV LLC Agreement) or Junior Significant Action or Senior Significant Action (as such terms are defined in the ALICO SPV Agreement) unless, as a result thereof, the entire amount of the AIA/ALICO Preferred Redemption with respect to both SPVs will be distributed to the AIA/ALICO Preferred Members in accordance with the SPV LLC Agreements.
     (b) Certain Understandings. Effective as of the Closing and prior to the occurrence of the AIA/ALICO Preferred Redemption with respect to both SPVs:

     (i) Significant Actions. (A) Any right to consent to any Significant Action (as such term is defined in the AIA SPV LLC Agreement) or Junior Significant Action or Senior Significant Action (as such terms are defined in the ALICO SPV Agreement) in accordance with Section 4.01(d) of the relevant SPV LLC Agreement (and, in the case of the ALICO SPV LLC Agreement, Section 4.01(e) of such agreement) shall be exercised by the Rights Holder. For purposes of Section 4.01(e) of the AIA SPV LLC Agreement and Section 4.01(f) of the ALICO SPV LLC Agreement, a Significant Action Request Notice shall be delivered to each Person then having the right to consent to the applicable action in accordance with the preceding sentence (at the notice address provided from time to time by such Person to the applicable SPV).
     (B) If AIA proposes to take any Significant Action (as such term is defined in the AIA SPV LLC Agreement) with respect to itself or any of its Subsidiaries that is submitted to the approval of or adoption by the holders of the Equity Interests of AIA, then the AIA SPV shall not, and shall not permit any of its Subsidiaries to, vote any Equity Interests of AIA held by such Person in favor of such Significant Action without obtaining the prior written consent of the Rights Holder (in accordance with Section 4.01(e) of the AIA SPV LLC Agreement) (it being understood that the obligations of AIG and the AIA SPV with respect to any Significant Action by AIA or any of its Subsidiaries shall be limited to compliance with this paragraph).
     (ii) Rights to Take Certain Actions or Make Certain Demands. Any right to take any action or make any demand pursuant to (A) Section 8.04(b) (Demand Liquidity Event) of the AIA SPV LLC Agreement or (B) Section 8.07 (Public Offerings) of the AIA SPV LLC Agreement shall be exercised solely by the Rights Holder.
     (iii) Disposition Demand. (A) Each of the Rights Holder and the AIA/ALICO Majority Preferred Members (each, a “Disposition Demanding Member”) shall have the right, at any time and from time to time in its or their sole discretion, to require either the AIA SPV or the ALICO SPV, in one or more transactions, to sell, transfer or otherwise dispose of Subject Securities of such SPV (any exercise of such right, a “Disposition Demand”); provided that (1) no Disposition Demand shall require either SPV to sell, transfer or otherwise dispose of Subject Securities of such SPV where the Net Proceeds (as such term is defined in the applicable SPV LLC Agreement) are reasonably expected to be more than an amount equal to the Aggregate AIA/ALICO Liquidation Preference, (2) any Disposition Demand with respect to the ALICO SPV shall be undertaken in a manner that is not in conflict with, and if applicable, subject to the terms and conditions of, the Transaction Agreements (as such term is defined in the MetLife Purchase Agreement)

(with the ALICO SPV using its best efforts to exercise its rights thereunder) and (3) any Disposition Demand with respect to the AIA SPV shall be undertaken in a manner that would not cause AIG or the AIA SPV to be in breach of their obligations under (I) Rule 10.07(1) of The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited during the periods relevant for the initial public offering and listing of ordinary shares, par value $1.00 per share, of AIA (the “AIA IPO”), as modified by any waiver(s) thereof granted to AIG, the AIA SPV, the FRBNY and/or the Rights Holder by The Stock Exchange of Hong Kong Limited, or (II) the Hong Kong Underwriting Agreement and International Placing Agreement (each as defined in the prospectus relating to the AIA IPO), as modified by any waiver(s) thereof granted to AIG, the SPV LLC, the FRBNY and/or the Rights Holder thereunder or in respect thereof.
     (B) Each Disposition Demand shall be made by written notice to the applicable SPV specifying (1) the amount of Subject Securities of such SPV that are the subject of such Disposition Demand (or the target Net Proceeds (as such term is defined in the applicable SPV LLC Agreement) thereof), (2) the method of disposition of such Subject Securities (including, if applicable, pursuant to a registered offering pursuant to the Investor Rights Agreement (as such term is defined in the MetLife Purchase Agreement)), the terms of which method of disposition shall be, subsequently, mutually agreed to in good faith by such SPV and the Disposition Demanding Member and (3) such other information as the Disposition Demanding Member deems necessary or appropriate.
     (C) In connection with any disposition of Subject Securities of the ALICO SPV or AIA SPV that involves a public offering, including a Disposition Demand, the Rights Holder shall have the right to appoint one of the global coordinators (who shall also serve as lead book-running managers) for such public offering.
     (iv) Board Observers. For purposes of Section 4.07 (Rights to Appoint Board Observers) of each SPV LLC Agreement, for so long as both the FRBNY and the UST own or hold any AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests, the total number of Observers that the Consent Holder may appoint to the Board of Managers (as such terms are defined in the relevant SPV LLC Agreement) of each SPV shall be increased from two to four, and each of the FRBNY and the UST shall be entitled to appoint two individuals as “Observers”.
     (v) Transfer.

     (A) Neither SPV shall, and AIG shall not permit either SPV to, Transfer (as defined in the relevant SPV LLC Agreement) its Subject Securities without the prior written consent of the Rights Holder.
     (B) AIG shall not, and shall not cause or permit any Subsidiary to, Transfer its Common Interest or Units (as such terms are defined in the relevant SPV LLC Agreement) of either SPV without the prior written consent of the Rights Holder.
     (vi) Amendments. The right to consent to any amendment of either SPV LLC Agreement by a Majority in Interest of the Preferred Members, the Junior Preferred Members or the Senior Preferred Members (as such terms are defined in the relevant SPV LLC Agreement) pursuant to Section 11.02 of such SPV LLC Agreement shall be exercised by the Rights Holder, and no Preferred Member, Junior Preferred Member or Senior Preferred Member shall have the right to waive any provision for its benefit, without the prior written consent of the Rights Holder.
     (vii) Participation Redemption. (A) Following the Preferred Payment (as such term is defined in the AIA SPV LLC Agreement), in the case of the AIA SPV, or the Junior Preferred Payment (as such term is defined in the ALICO SPV LLC Agreement), in the case of the ALICO SPV, the applicable SPV shall not make any dividend, distribution or other payment of any kind or character to the Common Members (as such term is defined in the relevant SPV LLC Agreement) of such SPV prior to such SPV exercising its right to redeem the AIA/ALICO Preferred Participating Return of such SPV in accordance with Section 8.06 (Participation Redemption) of the applicable SPV LLC Agreement; provided that, for purposes of determining the applicable Participating Fair Market Value (as such term is defined in the relevant SPV LLC Agreement), the fair market value of the applicable SPV Intercompany Loan shall not be taken into account and in lieu thereof the excess of (1) the amount of the SPV Intercompany Loan made by such SPV at Closing over (2) all amounts of principal received by such SPV in respect of its SPV Intercompany Loan prior to the redemption of the AIA/ALICO Preferred Participating Return of such SPV shall be deemed to have been received by such SPV and available for distribution pursuant to Sections 5.02(d) and (e) (Distributions) of the AIA SPV LLC Agreement (in the case of the AIA SPV) or Sections 5.02(f) and (g) (Distributions) or Sections 5.03(c) and (d) (Alternate Distributions) of the ALICO SPV LLC Agreement (in the case of the ALICO SPV), as applicable, as of the time of such redemption.
     (B) All notices required to be delivered to, and all actions that may be taken by, the Preferred Members (as such term is defined in the AIA SPV LLC Agreement) or the Junior

Preferred Members (as such term is defined in the ALICO SPV LLC Agreement) pursuant to Section 8.06 (Participation Redemption) of each SPV LLC Agreement shall be delivered to or taken by the Rights Holder.
     (viii) Further Assurances. Each of AIG, the UST and the FRBNY shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to give effect to the provisions of this Section 7.03(b) (which provisions shall be binding on their respective successors and assigns), including voting its AIA/ALICO Preferred Units with respect to the applicable SPV in accordance with the foregoing provisions.
     Section 7.04. SPV Capital Contributions and ALICO Indemnity Capital Contributions. Effective as of the Closing, notwithstanding any provision contained in either SPV LLC Agreement to the contrary (including, for the avoidance of doubt, Section 3.02(a) and (c) of each SPV LLC Agreement):
     (a) AIG shall be required to make SPV Capital Contributions pursuant to Section 3.03(d) and ALICO Indemnity Capital Contributions pursuant to Section 7.09(a)(i)(C);
     (b) SPV Capital Contributions to an SPV and ALICO Indemnity Capital Contributions to the ALICO SPV shall constitute additional “Capital Contributions” for purposes of such SPV’s SPV LLC Agreement;
     (c) SPV Capital Contributions, ALICO Indemnity Capital Contributions and deemed capital contributions in accordance with the ALICO True-Up Letter shall not require the prior written consent of the Board of Managers of the applicable SPV or any other action by the Members (as such terms are defined in the relevant SPV LLC Agreement) or otherwise;
     (d) with respect to each SPV Capital Contribution and ALICO Indemnity Capital Contribution made by AIG to an SPV, AIG shall receive Common Units of such SPV at a per Common Unit purchase price equal to the per Common Unit value at the closing of the Initial Capital Contribution and no other Equity Securities (as such terms are defined in the relevant SPV LLC Agreement); and
     (e) AIG shall cause the Board of Managers of the applicable SPV to take all actions and to do, or cause to be done, all things necessary, proper or advisable to give effect to the provisions of this Section 7.04.
     Section 7.05. Affiliate Definition. Notwithstanding the definitions under the SPV LLC Agreements of “Affiliate”, “Affiliated”, “Control,” “Controlled” or “Controlling” to the contrary, (i) none of AIG or any of its Subsidiaries will be treated as Affiliates of the FRBNY, the UST, the Trust or the Trustees and (ii)

none of AIG or any of its Affiliates, on the one hand, or the FRBNY, the UST, the Trust and the Trustees or any of their respective Affiliates, on the other, shall be deemed an Affiliate (as such term is defined in the relevant SPV LLC Agreement) of the other such Person(s).
     Section 7.06. AIA and ALICO Business. The Company Business (as defined in the applicable SPV LLC Agreement) of each SPV, and the activities that the ALICO SPV may engage in without the consent of the FRBNY Member (as defined in the applicable SPV LLC Agreement) pursuant to Section 4.01(d)(xv) of the ALICO SPV LLC Agreement, shall include the applicable SPV’s compliance with its obligations, and exercising and enforcing its rights, under this Agreement and the other Transaction Documents to which it is a party.
     Section 7.07. References to the Trust. Effective as of the Closing, each reference to the “AIG Credit Facility Trust” in each SPV LLC Agreement, and each requirement under each SPV LLC Agreement that any matter be subject to prior consultation with, or the prior concurrence of, the Trust (or any of the Trustees acting on its behalf), shall be disregarded and deemed inapplicable.
     Section 7.08. Confidentiality and Jurisdiction Provisions. Effective as of the Closing:
     (a) Each of Section 7.07(a) (Confidentiality; Access to Information) of the AIA SPV LLC Agreement and Section 7.05(a) (Confidentiality; Access to Information) of the ALICO SPV LLC Agreement is hereby replaced in its entirety with the following:
“Each Preferred Member (other than the FRBNY which is bound by that certain Nondisclosure Agreement by and among AIG and the FRBNY and dated as of September 25, 2008 (the “Nondisclosure Agreement”) or any Permitted Transferee of the FRBNY and any Observers who executed a joinder to the Nondisclosure Agreement or who are otherwise bound thereto), and any Observer not otherwise bound by the Nondisclosure Agreement, agrees to use reasonable best efforts to hold, and to use reasonable best efforts to cause its agents, consultants, contractors and advisors to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information concerning the Company furnished or made available to such Person by the Company or any representative thereof pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such Person on a non-confidential basis, (b) in the public domain through no fault of such Person or (c) later lawfully acquired from other sources by such Person (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent (x) any such Person from disclosing any such information to the extent required by applicable Laws or by any subpoena or similar legal process or (y) any

Observer appointed by the U.S. Department of the Treasury from disclosing any such information to the U.S. Department of the Treasury.”
     (b) Section 11.15 (Consent to Jurisdiction and Service of Process) of each SPV LLC Agreement is hereby replaced in its entirety with the following:
“The Members hereby consent to the jurisdiction of the United States District Court for the District of Delaware (or, in the case of any claim against the U.S. Department of the Treasury for monetary damages in excess of $10,000, the United States Court of Federal Claims) and irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. Each of the Members accepts for itself and in connection with its respective properties, generally and unconditionally, the exclusive jurisdiction and venue of the applicable aforesaid court and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any final, nonappealable judgment rendered thereby in connection with this Agreement. The Members hereby agree that notice may be served upon (a) each Member (other than the FRBNY, the UST or their Permitted Transferees) at the address and in the manner set forth for notice to such Member in Section 10.01 and (b) the FRBNY, the UST or their Permitted Transferees in accordance with federal law.”
     Section 7.09. MetLife Purchase Price Adjustments and Indemnity.
     (a) ALICO Post-Closing Payment.
     (i) If, at any time after the date hereof, the ALICO SPV becomes obligated to make any payment to an Acquiror Indemnified Party pursuant to any of the provisions of the MetLife Purchase Agreement or any Ancillary Agreement referred to in Section 11.05(a) of the MetLife Purchase Agreement (including any Post-Closing Adjustment) (as such terms are defined in the MetLife Purchase Agreement) (any such payment, an “ALICO Post-Closing Payment”), then AIG shall have the right to cause the ALICO SPV to pay such ALICO Post-Closing Payment either (x) in cash, (y) by delivering shares of Acquiror Stock or Acquiror Interim Preferred Stock or Equity Units (as such terms are defined in the MetLife Purchase Agreement) (the consideration referred to in this clause (y), “Equity Consideration”) or (z) a combination thereof, subject to, and in accordance with, (1) the terms of the MetLife Purchase Agreement and (2) for so long as any AIA/ALICO Preferred Units or AIA/ALICO Preferred Interests remain outstanding, the following:
     (A) cash consideration used to pay an ALICO Post-Closing Payment attributable to Taxes resulting from Section 338 elections (if any) made pursuant to the MetLife Purchase Agreement shall be paid by the SPV only to the extent of cash set aside by the SPV in respect of Taxes estimated to be payable on the sale of the ALICO stock (the amount of such payment, the “SPV Section 338 Payment Amount”);
     (B) all cash consideration, other than the SPV Section 338 Payment Amount, used to pay such ALICO Post-Closing Payment shall, at AIG’s option, be paid directly by AIG (on behalf of the ALICO SPV), or be contributed by AIG as capital to the ALICO SPV to be paid by the ALICO SPV, to the applicable Acquiror Indemnified Party on or prior to the applicable due date for such payment pursuant to the MetLife Purchase Agreement; and
     (C) to the extent any Equity Consideration is used to pay such ALICO Post-Closing Payment, AIG shall make a capital contribution (an “ALICO Indemnity Capital Contribution”) to the ALICO SPV equal to the Fair Value (as such term is defined in the MetLife Purchase Agreement) of such Equity Consideration in cash no later than the later of (1) the date on which such Equity Consideration is paid to the applicable Acquiror Indemnified Party and (2) the Closing;
     (D) AIG shall not, (1) prior to consulting with the Rights Holder (whose views AIG shall consider in good faith), cause or permit the ALICO SPV to use any Equity Consideration to pay all or any portion of any ALICO Post-Closing Payment, or (2) without the prior written consent of the Rights Holder, cause or permit the ALICO SPV to use Equity Consideration other than Equity Consideration held in the Indemnification Collateral Account (as such term is defined in the MetLife Purchase Agreement) to pay all or any portion of any ALICO Post-Closing Payment; and
     (E) AIG shall not, and shall not permit the ALICO SPV to, substitute Eligible Collateral for any collateral held in the Indemnification Collateral Account pursuant to the Indemnification Control Agreement (as such terms are defined in the MetLife Purchase Agreement) without the prior written consent of the Rights Holder;
provided that (v) if the capital contribution by AIG of any cash amount at the time it would otherwise be due and payable pursuant to clause (C) above would reasonably be expected to materially and adversely affect the liquidity of AIG, then AIG and the Rights Holder shall negotiate in good faith alternative or deferred funding arrangements, and (w) in evaluating any request by AIG to take any of the actions described in clauses (D) and (E) above, the Rights Holder shall consider in good faith the effect of approving or denying such request on the resulting liquidity of AIG.
     (b) ALICO Indemnification Matters. AIG shall, and shall cause the ALICO SPV to, (i) promptly notify the Rights Holder in writing of any notice received by AIG and/or the ALICO SPV of any claim (each, an “ALICO Indemnification Claim”) in respect of which indemnity is sought from AIG and/or the ALICO SPV under the MetLife Purchase Agreement, including any pending or threatened claim or demand that could reasonably give rise to a right of indemnification against AIG and/or the ALICO SPV thereunder, (ii) provide the Rights Holder with copies of any written materials sent or received by or on behalf of AIG and/or the ALICO SPV in connection with any ALICO Indemnification Claim, and (iii) provide the Rights Holder with such additional information relating to any ALICO Indemnification Claim as the Rights Holder may reasonably request.
     Section 7.10. Additional Provisions Relating to SPV Intercompany Loans. (a) If, as of any time following the Closing, the aggregate Payoff Amount (as defined in the SPV Intercompany Loan Agreements) for both SPV Intercompany Loans is greater than 125% of the sum of (x) the Aggregate AIA/ALICO Liquidation Preference and (y) the aggregate preferred returns earned on all AIA/ALICO Preferred Units since the most recent quarter then ended through (but not including) such time, then, notwithstanding anything to the contrary in the SPV LLC Agreements, this Agreement or the other Transaction Documents:
     (i) AIG may, from time to time, cause either SPV to dividend or distribute to AIG, cancel or otherwise cause not to be repayable any portion of the Payoff Amount of the relevant SPV Intercompany Loan (a “Payoff Reduction,” the amount of which shall, for clarity, no longer be part of such SPV Intercompany Loan) so long as (A) the condition set forth in the foregoing paragraph would continue to be satisfied immediately after giving effect to such Payoff Reduction and (B) such Payoff Reduction would not result in the amount of the relevant SPV Intercompany Loan being less than 125% of, in the case of the AIA SPV, the AIA Liquidation Preference or, in the case of the ALICO SPV, the ALICO Liquidation Preference.
     (ii) Any Payoff Reduction pursuant to the foregoing paragraph may be effected by such means as AIG may determine, including, without limitation, by causing either SPV Intercompany Loan to be evidenced by multiple promissory notes and transferring the note or notes representing a permitted Payoff Reduction to AIG as a dividend or distribution on the Common Units (as defined in the relevant SPV LLC Agreement); provided, however, that no making of a Payoff Reduction shall (A) be a Significant Action (as such term is defined in the AIA SPV LLC Agreement), a Senior Significant Action or a Junior Significant Action (as such terms are defined in the ALICO SPV LLC Agreement) or an action otherwise requiring the consent of the Rights Holder, the FRBNY, the UST or any other AIA/ALICO Preferred Member or (B) be deemed to be Net Proceeds for any purpose under this Agreement or the Intercompany Guarantee and Pledge Agreement. Notwithstanding Section 7.03(b)(vii), the Payoff Reduction shall be treated as a permitted distribution on the Common Units for purposes of the applicable SPV LLC Agreement; provided, however, that the Payoff Reduction shall not affect (A) the determination of Participating Fair Market Value (as such term is defined in the relevant SPV LLC Agreement) pursuant to Section 7.03(b)(vii) and the relevant SPV LLC Agreement or (B) any other rights and preferences of the AIA/ALICO Preferred Units.
     (b) Notwithstanding Section 7.01(a) hereof, Section 5.03 of the AIA SPV LLC Agreement or Section 5.04 of the ALICO SPV LLC Agreement, if any proceeds from the foreclosure of the Collateral (as defined in the Intercompany Guarantee and Pledge Agreement) or from the foreclosure of a judgment lien on any Designated Interests that do not constitute Collateral are received by either SPV in respect of its SPV Intercompany Loan (such proceeds, a “Foreclosure Payment”) as a result of any action taken by the Rights Holder, then, if and for so long as the UST or any of its Affiliates together own more than 50% of the AIG Common Stock outstanding at such time, such SPV shall not distribute such Foreclosure Payment to the Members (as defined in the relevant SPV LLC Agreement) (other than the FRBNY, to the extent that the FRBNY holds any AIA/ALICO Preferred Units of the relevant SPV, if approved by the UST), but shall instead deposit such Foreclosure Payment into an account at the FRBNY, or another financial institution designated by the Rights Holder, to be held in escrow on terms reasonably acceptable to the Rights Holder. If a Foreclosure Payment is received by either SPV when the UST and its Affiliates together do not own more than 50% of the AIG Common Stock outstanding at such time, such event shall nonetheless not be a “Qualifying Event” with respect to such SPV under its SPV LLC Agreement, and such Foreclosure Payment shall be distributed by such SPV to the Members as provided in the relevant SPV LLC Agreement only at the request of the Common Member (as defined in the relevant SPV LLC Agreement). If such SPV does not distribute such Foreclosure Payment to its Members (as defined in the relevant SPV LLC Agreement), such Foreclosure Payment will be deposited into an account at the FRBNY, or another financial institution designated by the Rights Holder, to be held in escrow on terms reasonably acceptable to the Rights Holder. Any Foreclosure Payment placed in escrow pursuant to the foregoing sentences may be requested by the Common Member to be released to the relevant SPV if the UST and its Affiliates together do not own more than 50% of the AIG Common Stock outstanding at such time and, if so released, shall promptly be distributed to the Members as provided in the relevant SPV LLC Agreement as though such Foreclosure Payment were a “Qualifying Event” with respect to such SPV; provided, however, that if all or any portion of a Foreclosure Payment is so held in escrow during a period when both (x) none of the UST and its Affiliates together own or hold more than 50% of the

AIG Common Stock outstanding at such time and (y) the AIA/ALICO Preferred Redemption with respect to such SPV has not occurred, then from and including the date on which such Foreclosure Payment (or portion thereof) was deposited in escrow and to but excluding the date on which such Foreclosure Payment is released in full at the request of the Common Member, the Preferred Return on all Preferred Units (in the case of the AIA SPV) or the Senior Preferred Return or Junior Preferred Return on all Senior Preferred Units and Junior Preferred Units, respectively (in the case of the ALICO SPV), shall be increased by four percent (4%) per annum.
ARTICLE 8
Designated Entity Related Matters
Each of AIG, the FRBNY and the UST agree as follows:
     Section 8.01. Designated Entity Consent Rights. Effective as of the date hereof:
     (a) For so long as there is a Rights Holder, AIG shall not, and shall not permit any Designated Entity and/or any Subsidiary thereof (as specified below) to, take any Significant Action (as defined below) without obtaining the prior written consent of the Rights Holder (in accordance with Section 8.01(b)); provided, however, that nothing in this Section 8.01(a) will prohibit AIG from taking, or causing any Designated Entity or any of its Subsidiaries to take, (w) any of the actions set forth in Section 8.01(a) of the AIG Disclosure Schedule; (x) any action expressly permitted pursuant to Section 4(a) or 7(c)(v) of the Intercompany Guarantee and Pledge Agreement; (y) any action required to comply with any (1) applicable Law or (2) regulatory requirement, directive or order of any relevant Department; or (z) any Significant Action if, as a result thereof, the entire amount of the AIA/ALICO Preferred Redemption with respect to both SPVs will be distributed to the AIA/ALICO Preferred Members. “Significant Action” means, with respect to any Designated Entity, any of the following:
     (i) any amendment or waiver of any provisions of the articles of incorporation, bylaws or other similar organizational or constitutive documents of the Designated Entity or any of its Material Subsidiaries (in each case, whether by merger or otherwise) in a manner that adversely affects, or would reasonably be expected to adversely affect, in any material respect, any right of the Equity Interests of the Designated Entity or such Material Subsidiary;
     (ii) any authorization or issuance by the Designated Entity or any Subsidiary thereof of any Equity Interests other than to AIG or any Wholly Owned Subsidiary of AIG;

     (iii) (A) any merger involving the Designated Entity or (B) any sale, directly or indirectly, of all or substantially all of the consolidated assets of the Designated Entity and its Subsidiaries in one or a series of related transactions (whether by merger, consolidation or other business combination); provided, however, that the foregoing shall not apply to any merger between the Designated Entity and any of its Wholly Owned Subsidiaries (so long as the Designated Entity is the surviving Person in such merger) or between any of its Wholly Owned Subsidiaries;
     (iv) any recapitalization, reorganization, reclassification, spin-off or combination of any Equity Interests of the Designated Entity or any Material Subsidiary thereof;
     (v) (A) in the case of ILFC and its Subsidiaries, entering into any binding contract for the sale, transfer or other disposition (other than the granting of a security interest in connection with the incurrence of Indebtedness), whether by merger, purchase of stock or assets or otherwise, in one or a series of related transactions, of any assets, business or operations of ILFC or any of its Subsidiaries, if the aggregate consideration to be received under such contract (including cash and non-cash consideration, Indebtedness assumed in connection with such disposition and all obligations in respect of deferred purchase price (but excluding any earn-out obligations, other post-closing contingent payments and purchase price adjustments)) (the “Contract Price”) would, when combined with the Contract Price of each other such contract entered into during the immediately preceding 12-month period (or, if less than 12 months has elapsed since the date hereof, such shorter period of time as has elapsed since such date), be equal to or greater than $2.5 billion in the aggregate, and (B) in the case of each other Designated Entity and its Subsidiaries, any sale, transfer or other disposition, whether by merger, purchase of stock or assets or otherwise, in one or a series of related transactions, of any assets, business or operations (1) representing ten percent (10%) or more of the consolidated assets of such Designated Entity and its Subsidiaries determined as of the date of such sale, transfer or disposition or (2) generating ten percent (10%) or more of the consolidated revenues of such Designated Entity and its Subsidiaries determined as of the date of such sale, transfer or disposition; provided, however, that the foregoing shall not apply to (W) in the case of Nan Shan, any Securities Lending Program, (X) any transaction among the Designated Entity and any of its Subsidiaries or among any of its Subsidiaries, (Y) the managing of investment assets and the effecting of treasury and cash management functions by the Regulated Subsidiaries, in each case, conducted in the ordinary course of business consistent with past practices, and (Z) reinsurance or co-insurance arrangements entered into in the ordinary course of business consistent with past practices;

     (vi) (A) in the case of ILFC and its Subsidiaries, entering into any binding contract for the acquisition of assets (including aircraft) by ILFC or any of its Subsidiaries, in one or a series of related transactions, if the aggregate scheduled payments under all such binding contracts would, in any consecutive 12-month period following the date hereof, be equal to or greater than $2.5 billion, and (B) in the case of each other Designated Entity and its Subsidiaries, any acquisition of assets by such Designated Entity or any of its Subsidiaries (whether by merger, purchase of stock or assets or otherwise), in one or a series of related transactions, (1) with an aggregate purchase price equal to or greater than ten percent (10%) of the consolidated assets of such Designated Entity and its Subsidiaries as of the date of such acquisition or (2) generating ten percent (10%) or more of the consolidated revenues of such Designated Entity and its Subsidiaries as of the date of such acquisitions; provided, however, that the foregoing shall not apply to (W) in the case of Nan Shan, any Securities Lending Program, (X) any transaction among the Designated Entity and any of its Subsidiaries or among any of its Subsidiaries, (Y) the managing of investment assets and the effecting of treasury and cash management functions by the Regulated Subsidiaries, in each case, conducted in the ordinary course of business consistent with past practices, and (Z) reinsurance or co-insurance arrangements entered into in the ordinary course of business consistent with past practices;
     (vii) any (A) Public Offering or (B) sale, transfer or other disposition, directly or indirectly, of Equity Interests of (1) the Designated Entity, (2) any Person owning, directly or indirectly, all or substantially all of the assets of the Designated Entity and its Subsidiaries, taken as a whole, (3) any Person formed solely for the purpose of owning all of the Equity Interests of the Designated Entity, or (4) any Material Subsidiary of any of the foregoing Persons;
     (viii) the declaration or payment of dividends or the making of distributions on or in respect of any Equity Interests (other than any preferred stock of ILFC outstanding as of the date hereof) by (A) the Designated Entity or (B) any Subsidiary thereof, other than (X) on a pro rata basis to the equity owners of such Designated Entity or any Wholly Owned Subsidiary thereof or (Y) as expressly required by the terms of such Equity Interests or the organizational or constitutive documents of such Designated Entity or Subsidiary thereof in effect as of the date hereof;
     (ix) the redemption or repurchase of any Equity Interests (other than any preferred stock of ILFC outstanding as of the date hereof) of any Designated Entity or Material Subsidiary thereof that are owned by any Person, other than the Designated Entity or any Wholly Owned Subsidiary thereof;

     (x) entering into or modifying any contract or other transaction or arrangement with any Affiliate of the Designated Entity that requires the payment to or from such Affiliate in excess of $5 million; provided, however, that the foregoing shall not apply to (A) any such action taken in ordinary course of business consistent with past practice and on arm’s-length terms, (B) insurance and reinsurance transactions between the Designated Entity or its Subsidiaries, on the one hand, and AIG or its Subsidiaries, on the other hand, in each case in this clause (B) in the ordinary course of business consistent with past practice, (C) any transaction, agreement or arrangement among the Designated Entity and any of its Subsidiaries or among any of its Subsidiaries or (D) any transaction, agreement or arrangement between AIG or its Subsidiaries, on the one hand, and ILFC or its Subsidiaries, on the other hand, relating to services provided by AIG or its Subsidiaries to, or other arrangements among AIG or its Subsidiaries and, ILFC and its Subsidiaries, in each case in this clause (D) in the ordinary course of business consistent with past practice;
     (xi) undertaking a voluntary liquidation or dissolution of the Designated Entity, filing for or consenting to the filing of Bankruptcy by the Designated Entity, or taking any other legal action evidencing insolvency with respect to the Designated Entity, or causing or permitting any of the Material Subsidiaries of the Designated Entity to do any of the foregoing;
     (xii) entering into any agreement, indenture or other instrument that contains provisions that would restrict the ability of any Designated Entity or any Material Subsidiary thereof to declare, pay or make dividends or distributions with respect to any of its Equity Interests, other than agreements or undertakings that may be entered into by the Designated Entity or any Insurance Subsidiary thereof in the ordinary course of business or as required by any applicable Law, regulation, directive or order applicable to any Designated Entity or any Insurance Subsidiary thereof, provided, however, that the foregoing shall not apply to any agreement, indenture or other instrument entered into in connection with a transaction that is permitted pursuant to Section 8.01(a)(xiii);
     (xiii) (A) in the case of ILFC and its Subsidiaries, having Net ILFC Indebtedness as of any date that exceeds Net ILFC Indebtedness as of the date that is one year prior to such date (or, if less than one year has elapsed since the date hereof, Net ILFC Indebtedness as of the date hereof) by more than $1 billion, and (B) in the case of each other Designated Entity and its Subsidiaries, incurring additional consolidated Indebtedness having an outstanding principal amount in excess of $20 million in the aggregate; provided, however, that the foregoing clause (B) shall not apply to (V) any refinancing (including any extension, renewal or exchange) of then-existing Indebtedness, so long as the principal amount of then-existing Indebtedness being refinanced is equal to or more than the amount of any such new Indebtedness being incurred without regard to any unpaid accrued interest and premium thereon plus other reasonable fees incurred in connection with such refinancing, (W) borrowing by the Designated Entity or any of its Subsidiaries under currently available lines of credit, (X) intercompany loans, guarantees or advances made by the Designated Entity to any of its Subsidiaries or made by any of its Subsidiaries to the Designated Entity or any other Subsidiary thereof, (Y) in the case of Nan Shan, any Securities Lending Program, and (Z) other Indebtedness incurred or assumed in connection with any transactions permitted pursuant to Section 8.01(a)(v)(Y) or (Z) or any of Section 8.01(a)(vi)(Y) or (Z); or
     (xiv) amending, modifying or supplementing, or waiving any right of AIG under, any Star-Edison Transaction Agreement, in each case, in a manner that (A) materially adversely affects, or would reasonably be expected to materially adversely affect, AIG, Star or Edison or any right of the Equity Interests of either Star or Edison (or both) or (B) would reasonably be expected to materially delay the consummation of the transactions contemplated by the Star-Edison Transaction Agreements.
Each of AIG, the FRBNY and the UST hereby agrees and acknowledges that the provisions set forth in this Section 8.01(a) are necessary and appropriate to protect the rights of the AIA/ALICO Preferred Members with respect to the Designated Entities hereunder and under the Intercompany Guarantee and Pledge Agreement. The provisions of Sections 8.01(a)(iii), (iv) and (vii) shall not apply to any actions required under the Star-Edison Transaction Agreements (as such agreements are in effect on the date hereof).
     (b) For as long as there is a Rights Holder, in the event AIG is required to obtain the written consent of the Rights Holder with respect to any proposed Significant Action pursuant to Section 8.01(a), AIG shall deliver to the Rights Holder, in the manner and to the individual (the “Consent Request Contact”) set forth in Section 12.01, a written request for consent (a “Significant Action Request Notice”), setting forth sufficient detail regarding the facts and circumstances of such proposed Significant Action (including all financial and background information) to enable the Rights Holder to make a reasonably informed decision with respect to such request for consent. The Rights Holder shall only have been deemed to have provided its written consent to any Significant Action for purposes of Section 8.01(a) if the Consent Request Contact has delivered to AIG a copy of the Significant Action Request Notice with respect to such Significant Action that has been countersigned by the Consent Request Contact on behalf of the Rights Holder. The Rights Holder agrees to use reasonable efforts to cause a decision as to whether or not to grant its consent to any proposed Significant Action to be made within 30 calendar days after delivery of a conforming Significant Action Request Notice with respect thereto to the Consent Request Contact, but the failure to act within such time period shall not in any way affect the Rights Holder’s rights under Section 8.01(a) or any party’s other rights or obligations under this Article 8.
     Section 8.02. Designated Entity Outlook Plan and Material Developments. (a) For so long as there is a Rights Holder, within 45 days after each December 31 and June 30 occurring after the date hereof (starting with June 30, 2011), AIG shall deliver to the Rights Holder (and, if the FRBNY is the Rights Holder at such time, the UST) an outlook plan or an updated version thereof for the succeeding 12-month period outlining the divestiture plan (including the proposed timing for a Monetization Transaction and the status and terms of any discussions or negotiations with any prospective buyer) with respect to (i) Nan Shan, (ii) if the Star-Edison Purchase Agreement is terminated, Star and Edison, and (iii) following May 1, 2013, ILFC (in each case, until such time as a Monetization Transaction has occurred with respect to the applicable Person).
     (b) For so long as there is a Rights Holder, promptly after any material development relating to the business, operations, prospects, divestiture, assets, liabilities or other obligations of any Designated Entity (and Maiden Lane II and Maiden Lane III, if either such Person is not a Designated Entity at the time of such development), AIG shall provide the Rights Holder (and, if the FRBNY is the Rights Holder at such time, the UST) with a reasonably detailed written summary of such material development and such additional information relating thereto as the Rights Holder (or, if the FRBNY is the Rights Holder, the UST) may reasonably request.
     Section 8.03. Nan Shan Liquidity Rights. From and after the date hereof, AIG shall use its commercially reasonable efforts to effect a Monetization Transaction with respect to Nan Shan, unless the AIA/ALICO Preferred Redemption has occurred with respect to both SPVs.
     Section 8.04. Star-Edison Liquidity Rights. AIG shall use its commercially reasonable efforts to consummate the transactions contemplated by the Star-Edison Purchase Agreement. If the Star-Edison Purchase Agreement is terminated at any time, then from and after the date of such termination, AIG shall use its commercially reasonable efforts to effect a Monetization Transaction with respect to each of Star and Edison, unless the AIA/ALICO Preferred Redemption has occurred with respect to both SPVs.
     Section 8.05. Maiden Lane III Upstream Obligations. AIG shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to obtain any and all rating agency, regulatory or other consents, approvals, non-disapprovals or assurances as may be necessary to permit distribution of all Maiden Lane III Interests held by any Subsidiary of AIG that is not a Guarantor (as such term is defined in the Intercompany Guarantee and Pledge Agreement) to AIG or any Guarantor (as such term is defined in the Intercompany Guarantee and Pledge Agreement) in compliance with applicable Law and without a downgrade of the financial strength or insurer claims-paying rating of the applicable

Subsidiary, and upon receipt of such consents, approvals, non-disapprovals or assurances, AIG shall cause such Subsidiary to distribute all Maiden Lane III Interests to AIG or any Guarantor (as such term is defined in the Intercompany Guarantee and Pledge Agreement).
     Section 8.06. Compelled Monetization Rights. (a) At any time from and after May 1, 2013, and until such time as the AIA/ALICO Preferred Redemption shall have occurred in full with respect to both SPVs, the Rights Holder shall have the right, in its sole discretion, to deliver a written notice to AIG (each, a “Compelled Monetization Notice”), directing AIG to effect a Monetization Transaction (each, a “Compelled Monetization Transaction”) with respect to one or more of Nan Shan, Star, Edison and ILFC (each Designated Entity for which a Compelled Monetization Notice has been delivered, a “Compelled Disposal Entity”). In connection with any Compelled Monetization Transaction, the Rights Holder shall designate an independent investment banking firm of recognized national standing selected by the Rights Holder and reasonably acceptable to AIG (the “Investment Bank”) to, in the case of a Sale of the Company, conduct the sale process or, in the case of an Initial Public Offering, act as the sole global coordinator and lead book-running manager for such public offering, in accordance with this Section 8.06.
     (b) The Investment Bank will act upon the instructions of the Rights Holder and establish such procedures as the Rights Holder may require in order to effect a Compelled Monetization Transaction for the Compelled Disposal Entity as promptly as practicable. AIG agrees to cooperate fully with the Investment Bank in accordance with such procedures, and agrees to negotiate diligently and in good faith the terms and conditions of any proposal recommended for consideration by the Investment Bank for such Compelled Monetization Transaction. AIG will retain independent legal counsel of appropriate expertise reasonably acceptable to the Rights Holder, to advise AIG on such Compelled Monetization Transaction. In the event of a disagreement between AIG and the Rights Holder regarding the terms and conditions (including timing of completion) for such Compelled Monetization Transaction, the final determination of such terms and conditions shall be made by the Rights Holder, in its sole discretion (it being understood that in no event shall such terms and conditions include any material obligations on the part of AIG or any of its Subsidiaries following the closing of such Compelled Monetization Transaction other than those that, in the reasonable judgment of the Rights Holder, are customary for transactions of this type). AIG shall take, or cause to be taken, all actions (including (i) executing and delivering or causing to be executed and delivered all documents, certificates, agreements, (ii) seeking all Approvals and (iii) making or causing to be made all filings and notifications with all Governmental Entities) as may be necessary, proper, desirable or advisable to consummate such Compelled

Monetization Transaction on the terms so determined. All fees and expenses of the Investment Bank and legal counsel (and other advisors and experts retained) in connection with such Compelled Monetization Transaction shall be paid by AIG and deducted from gross proceeds pursuant to clause (ii)(A) of the definition of “Net Proceeds” in the Intercompany Guarantee and Pledge Agreement.
     Section 8.07. Public Offerings. From the date hereof until such time as the AIA/ALICO Preferred Redemption shall have occurred with respect to both SPVs, (a) the Rights Holder shall have the right to appoint one of the global coordinators (which shall also serve as lead book-running managers) (the “Global Coordinators”) for each Public Offering, and (b) AIG shall have the right to appoint (i) one of the Global Coordinators and (ii) after prior consultation with the AIA/ALICO Preferred Members, any additional Global Coordinators and book runners for each Public Offering. The additional book runners, if any, shall report to the Global Coordinators, who shall be responsible on a joint basis for overseeing the book runners and determining their compensation, allocations and all other important matters for which lead underwriters are customarily responsible in public offerings of securities of the applicable type.
     Section 8.08. Relationship to FRBNY Credit Facility. Except as expressly set forth in this Article 8, the rights and obligations of the parties hereto shall be without prejudice to the rights and obligations of the FRBNY and AIG under the FRBNY Credit Facility (for clarity, until repayment and termination of the FRBNY Credit Facility).
     Section 8.09. Limitation on Designated Entity Rights. Unless otherwise agreed by the parties hereto (whether in connection with the giving of any consent pursuant to this Article 8 or otherwise), notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the UST and the FRBNY acknowledge and agree that from and after such time as any Designated Entity ceases to be a Subsidiary of AIG or one or more of its Subsidiaries, or AIG otherwise ceases directly or indirectly to control such Designated Entity, nothing in this Agreement or the other Transaction Documents will require AIG or any Subsidiary of AIG to take any action with respect to the business of such Designated Entity.
ARTICLE 9
Other Covenants
     Section 9.01. Interim Operating Covenants. (a) Prior to the Closing, except as Previously Disclosed or as contemplated by the Transaction Documents, AIG shall, and shall cause each Subsidiary of AIG to, use commercially reasonable efforts to carry on its business in the ordinary course of business and maintain and preserve its business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.

     (b) The parties hereto agree that nothing in this Agreement or the other Transaction Documents shall constitute a waiver or consent with respect to any provision of the FRBNY Credit Facility or either SPV LLC Agreement or shall be construed as a waiver or consent to any action that would require a waiver or consent of the FRBNY thereunder; provided, however, that by virtue of entering into the Transaction Documents, the FRBNY shall be deemed to have given its waiver or consent, as applicable, with respect to each of the following actions that would require a waiver or consent of the FRBNY pursuant to the FRBNY Credit Facility or either SPV LLC Agreement: (i) the entry into this Agreement and the other Transaction Documents by AIG, the AIA SPV and the ALICO SPV and (ii) the actions expressly permitted or required to be taken by AIG, the AIA SPV, the ALICO SPV and any Affiliate of AIG, the AIA SPV or the ALICO SPV pursuant to this Agreement and the other Transaction Documents.
     Section 9.02. Stockholder Action by Written Consent; AIG Information Statement. (a) On December 7, 2010, the Trust, as the holder of a majority of the voting power of AIG, executed and delivered to AIG a consent in writing, a copy of which is attached as Exhibit I hereto (the “Trust Written Consent”), in accordance with Section 228 of Delaware Law voting all shares of Series C Preferred Stock owned by the Trust in favor of the Stock Issuance without prior notice to or a meeting of the stockholders of AIG.
     (b) Without limiting Section 9.02(a), AIG shall (i) prepare and file an information statement with the SEC in connection with the Stock Issuance (the “AIG Information Statement”) as soon as reasonably practicable after the execution of the Trust Written Consent, (ii) use its commercially reasonable efforts to have the AIG Information Statement cleared by the SEC and mailed to AIG’s stockholders as promptly as practicable thereafter and (iii) comply with all legal requirements and rules of the New York Stock Exchange applicable to the Stock Issuance and the AIG Stockholder Approval. AIG shall provide the FRBNY, the UST and the Trust and their respective counsel with a reasonable opportunity to review and comment upon the form and substance of the AIG Information Statement (including any amendments or supplements thereto) prior to filing the AIG Information Statement with the SEC. AIG shall notify the FRBNY, the UST and the Trust promptly of the receipt of any comments from the SEC and of any request by the SEC for any amendments or supplements to the AIG Information Statement, AIG shall provide the FRBNY, the UST and the Trust with a reasonable opportunity to review and comment on any such comments or requests from the SEC, and, if required by the 1934 Act or other applicable Law, AIG shall mail to its stockholders, as promptly as reasonably practicable, any such amendment or supplement.
     Section 9.03. Consummation of Recapitalization; Filings; Consents. (a) Subject to the terms and conditions of this Agreement, AIG, the AIA SPV and the ALICO SPV shall, and shall cause their respective Subsidiaries to, and each of the FRBNY and the UST shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws (including obtaining all Required Regulatory Approvals and the confirmation of previously obtained determinations of non-control to the extent deemed necessary or advisable), so as to permit consummation of the transactions contemplated by the Transaction Documents as promptly as practicable and the Trust shall reasonably cooperate with the other parties hereto in connection with the foregoing; provided that under no circumstances shall any of AIG, the AIA SPV, the ALICO SPV and their respective Subsidiaries, the FRBNY, the UST and the Trust be under any obligation to agree to, or accept, any agreements, commitments or conditions, pursuant to a settlement or otherwise, with any Governmental Entity, or any other Person in connection with obtaining any Required Regulatory Approval or any other filings with, exemptions or reviews by, or authorizations, consents or approvals of, any Governmental Entity or any other Person required in connection with the consummation of the transactions contemplated by the Transaction Documents. In addition, each of AIG, the AIA SPV and the ALICO SPV agrees that it shall not, nor allow any of its Subsidiaries to, agree to, or accept, any such agreements, commitments or conditions without the prior written consent of the FRBNY, the UST and the Trust. To the extent that the Trust is required to submit or execute any Approval in connection with the transactions contemplated by this Agreement and the other Transaction Documents, such Approval shall be in a form and substance reasonably acceptable to the Trust.
     (b) Subject to Section 9.03(a), the parties (other than the Trust) shall promptly make or cause to be made all filings and notifications with all Governmental Entities that are necessary, proper or advisable under the Transaction Documents and applicable Laws to complete and make effective the transactions contemplated by the Transaction Documents and the Trust shall reasonably cooperate with the other parties hereto in connection with the foregoing. AIG shall, and shall cause its Subsidiaries to, keep the FRBNY, the UST and the Trust apprised of all substantive communications with Governmental Entities (other than those that are parties to this Agreement) regarding the transactions contemplated by the Transaction Documents. AIG shall, and shall cause its Subsidiaries to, provide the FRBNY, the UST and the Trust (i) any information they reasonably request relating to any filings or notifications to be made by them or on their behalf and (ii) a reasonable opportunity to review in advance, consult with AIG or the applicable Subsidiary regarding and consider in good faith, and give reasonable consideration to, the views of the FRBNY, the UST and the Trust in connection with any filing made with, or written materials submitted to, or oral presentations made to, any Governmental Entity in connection with the transactions contemplated by the Transaction Documents.
     Section 9.04. Issuance of Warrants. Prior to the Closing, AIG, acting through the AIG Board, shall declare a special stock dividend (the “Special Dividend”) of warrants to purchase up to an aggregate of 75 million shares of AIG Common Stock at an initial exercise price of $45.00 per share (the “Warrants”) to the holders of record of AIG Common Stock on the record date for the Special Dividend (excluding any shares of AIG Common Stock held by AIG as treasury shares or by Subsidiaries of AIG). Unless otherwise agreed by the FRBNY, the UST and AIG, the record date for the Special Dividend shall be the Business Day prior to the date on which AIG, the FRBNY and the UST reasonably anticipate the Closing to occur. The Warrants issued pursuant to the Special Dividend shall be in the form of Exhibit A to the Warrant Agreement and will be subject to the terms and conditions of the Warrant Agreement.
     Section 9.05. Certain Notifications. (a) From the date hereof until the Closing, except as Previously Disclosed, AIG shall promptly notify the FRBNY, the UST and the Trust of (i) any fact, event or circumstance to the knowledge of AIG which would reasonably be expected to cause any representation or warranty of AIG contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of AIG or any SPV contained in this Agreement not to be complied with or satisfied in any material respect, (ii) any fact, circumstance, event, change, occurrence, condition or development of which AIG is aware and which, individually or in the aggregate, has had or would reasonably be expected to have an AIG Material Adverse Effect or (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents; provided, however, that delivery of any notice pursuant to this Section 9.05(a) shall not limit or affect any rights of or remedies available to the FRBNY, the UST, the Trust or any of the Trustees; provided, further, that a failure to comply with clause (i) or (ii) of this Section 9.05(a) shall not constitute a breach of this Agreement or the failure of any condition set forth in Section 10.02(a) to be satisfied unless the underlying AIG Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Section 10.02(a) to be satisfied.
     (b) From and after the Closing Date, AIG shall promptly notify the FRBNY and the UST of any fact, event or circumstance to the knowledge of AIG which would reasonably be expected to cause any covenant or agreement of AIG or any SPV contained in this Agreement that contemplates performance after the Closing Date not to be complied with or satisfied in any material respect; provided, however, that delivery of any notice pursuant to this Section 9.05(b) shall not limit or affect any rights of or remedies available to the FRBNY or the UST.
     Section 9.06. Expenses. (a) AIG agrees to pay or reimburse, at the option of the FRBNY or the UST, as applicable, all reasonable out-of-pocket expenses of the FRBNY and the UST relating to, or otherwise arising out of, (i) the preparation and administration of this Agreement and the other Transaction Documents, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or the exercise, enforcement or protection of any rights in connection with, or compliance with any obligations arising under, this Agreement and the other Transaction Documents, (ii) except as provided in

Section 1.1(b) of the Registration Rights Agreement, the transactions contemplated by the Transaction Documents, (iii) the financial assistance provided under TARP, including any restructuring thereof, (iv) the FRBNY Credit Facility, (v) except as provided in Section 1.1(b) of the Registration Rights Agreement, the ownership by the FRBNY or the UST of any securities of AIG or any of its Subsidiaries (whether before or after the Closing), including any disposition thereof, (vi) any expenses incurred by the FRBNY under the Trust Agreement, including pursuant to Section 2.07(a) of the Trust Agreement and (vii) any other transactions among the FRBNY and/or the UST and AIG or any investment by the FRBNY and/or the UST in AIG, whether existing, hereafter entered into or contemplated, including in each case the fees, charges and disbursements of counsel, accountants, financial advisers, investment bankers and other experts engaged by any of the FRBNY or the UST; provided, however, that, notwithstanding the foregoing or anything to the contrary in this Agreement or the other Transaction Documents, no expense of the FRBNY or the UST shall be paid or reimbursed to the extent that it is expressly excluded from AIG’s obligation to provide indemnity to any Indemnitee (or similar Person) under Section 9.07 or any indemnity clause in any other Transaction Document.
     (b) AIG shall bear and pay all costs and expenses incurred by AIG, and each Subsidiary of AIG (including the SPVs) shall bear and pay all costs and expenses incurred by such Subsidiary, in each case, in connection with the transactions contemplated by the Transaction Documents; provided that the foregoing shall not limit or otherwise alter the obligation of the AIG Member (as such term is defined in the relevant SPV LLC Agreement) to bear and pay the Company Expenses (as such term is defined in the relevant SPV LLC Agreement) of each SPV pursuant to Section 4.03 of the relevant SPV LLC Agreement; provided, however, that under no circumstance shall AIG be required to bear or pay the SPV Section 338 Payment Amount or any costs or expenses incurred by such SPV to the extent that such costs or expenses may be deducted from gross proceeds pursuant to clause (ii)(A) of the definition of “Net Proceeds” in the Intercompany Guarantee and Pledge Agreement.
     Section 9.07. Indemnity. (a) Except as expressly provided in Section 1.1(g) of the Registration Rights Agreement, AIG agrees to indemnify the UST, the FRBNY, their respective Affiliates and the directors, officers, employees, agents, attorneys, accountants and other professional advisers of any of the foregoing (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and out-of-pocket disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of, the performance by the parties hereto of their respective obligations under, or the consummation of the transactions contemplated by, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by AIG or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related out-of-pocket expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee. All amounts due under this Section 9.07(a) shall be payable promptly upon written demand therefor.
     (b) To the extent permitted by applicable Law, each of the parties to this Agreement agrees that no party to this Agreement shall assert, and each of the parties to this Agreement hereby waives, in advance, any claim against any Indemnitee of any party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document, any agreement or instrument contemplated hereby or thereby or any of the transactions contemplated by any of the foregoing.
     Section 9.08. Exculpation, Indemnification and Expenses of the Trust and the Trustees. (a) It is expressly understood and agreed by the parties hereto that this Agreement (and any other agreement or instrument contemplated by this Agreement or any other Transaction Document) is being executed and delivered by the Trustees not individually or personally but solely in their capacities as Trustees in the exercise of the powers and authority conferred and vested in them as such Trustees, and under no circumstance shall any Trustee have any personal liability in such Trustee’s individual capacity in connection with this Agreement, any other agreement or instrument contemplated by this Agreement or any other Transaction Document or any transaction contemplated by any of the foregoing.
     (b) AIG agrees to indemnify the Trust and each of the Trustees, individually and as trustees of the Trust, and their respective agents, attorneys, accountants and other professional advisers (each such Person, a “Trust Indemnitee”) against, and to hold each Trust Indemnitee harmless, in each case to the maximum extent permitted by applicable Law, from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements and taxes (other than taxes based upon, measured by or determined by the income of such Trust Indemnitee except as a result of any amounts paid or payable pursuant to this Section 9.08) (collectively, “Losses”), incurred by or asserted against any Trust Indemnitee in connection with the Trust, the Trust Agreement, the assets of the Trust, this Agreement, any Transaction Document, any other agreement or instrument contemplated by this Agreement or any other Transaction Document or any transaction contemplated by any of the foregoing, including any Losses arising out of, in any way connected with or as a result of (i) the execution or delivery of, the performance by the Trust of its obligations under, or the consummation of the transactions contemplated by, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, (ii) the existence, operation or termination of the

Trust or the assets of the Trust (including the Series C Preferred Stock and the Series C Exchanged Shares), (iii) any act taken or omitted to be taken by any Trust Indemnitee in the performance of, in connection with or arising out of its, his or her duties under the Trust Agreement or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Trust Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by AIG or any of its Affiliates); provided that such indemnity shall not, as to any Trust Indemnitee, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from such Trust Indemnitee’s willful conduct actually known by such Trust Indemnitee to be unlawful.
     (c) To the maximum extent permitted by applicable Law, each of the parties to this Agreement agrees that no party to this Agreement shall assert, and each of the parties to this Agreement hereby waives, in advance, any claim against any Trust Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document, any agreement or instrument contemplated hereby or thereby or any of the transactions contemplated by any of the foregoing.
     (d) AIG shall pay all costs and expenses incurred or paid by the Trust and/or the Trustees in their capacities as trustees, in each case in the performance of or relating to its or their functions or duties under or in connection with the Trust Agreement, including any related costs and expenses incurred or paid by the Trustees following the termination of the Trust, and including without limitation (i) the reasonable compensation and the expenses and disbursements of the professional advisers and agents of the Trust and the Trustees in their capacities as trustees and (ii) the reasonable expenses incurred or paid by the Trust or the Trustees relating to, or otherwise arising out of, (A) the preparation and administration of this Agreement and the other Transaction Documents, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or the exercise, enforcement or protection of any rights in connection with, or compliance with any obligations arising under, this Agreement and the other Transaction Documents, (B) the ownership by the Trust of any securities of AIG or any of its Subsidiaries (whether before or after the Closing), including any disposition thereof, and (C) any other transactions between the Trust and AIG or any investment by the Trust in AIG, whether existing, hereafter entered into or contemplated, including in each case the fees, charges and disbursements of counsel, accountants, financial advisers, investment bankers and other experts engaged by the Trust or the Trustees.
     (e) All amounts due under this Section 9.08 shall be payable by AIG promptly upon written demand therefor.

     (f) It is expressly understood and agreed by AIG, the FRBNY and the Trustees that, (i) prior to Closing, the Trustees shall distribute any and all funds held in the Deposit Account (as such term is defined in the Trust Agreement) to pay, pre-pay or reimburse (in whole or in part) any compensation, costs or other expenses owing to the Trustees under the terms of the Trust Agreement (including the reasonable compensation and the expenses and disbursements of the professional advisors and agents of the Trustees in their capacities as such and including prepayment, in whole or in part, thereof) such that, immediately prior to Closing, the balance of the Deposit Account (as such term is defined in the Trust Agreement) shall be zero, (ii) the Trustees shall not reimburse themselves at Closing for any outstanding amounts due them from the Trust under the terms of the Trust Agreement and shall not set aside at Closing any Trust reserves, (iii) the FRBNY acknowledges that, upon performance of all obligations under Section 2.03(a) hereof, the FRBNY shall waive any and all rights to reimbursement for all amounts the FRBNY advanced on behalf of the Trust in connection with the Trust’s acquisition of the Series C Preferred Stock, (iv) AIG shall not be entitled to reimbursement for any amounts advanced by AIG under the Undertaking to Advance and Reimburse Expenses it executed in connection with the creation of the Trust and hereby waives any right to be reimbursed for such amounts under said undertaking and the terms of the Trust Agreement, (v) all cash and other assets (including the certificates evidencing the Series C Exchanged Shares) received by the Trustees at Closing shall, subject to the foregoing, be disposed of in accordance with the priority provided in Section 2.06(b) of the Trust Agreement (for the avoidance of doubt, any cash or other assets distributed to the United States Treasury pursuant to the terms of the Trust Agreement shall be managed on behalf of the United States Treasury by the UST) and (vi) at any and all times after the Closing, the Trust and each Trustee shall be entitled to payment and reimbursement pursuant to the other provisions of this Section 9.08 and, to the extent otherwise applicable, the Trust Agreement or Trust Policy for all costs and other expenses (including the reasonable compensation and the expenses and disbursements of the professional advisors and agents of the Trustees in their capacity as such) incurred by any of them in accordance with the Trust Agreement. To the extent that any provision of this Agreement, including any provision of this Section 9.08(f), is inconsistent with any provision of the Trust Agreement, the Trust Agreement is hereby deemed amended to conform with the provisions hereof.
     (g) It is expressly acknowledged and agreed by the FRBNY and the UST that, effective as of the Closing, unless the FRBNY or the UST gives written notice to the contrary to the Trust prior to the Closing: (i) each Trustee shall have fully discharged all of his or her duties, responsibilities and obligations as a trustee of the Trust in accordance with the provisions of the Trust Agreement and the Applicable Standard of Care (as defined in the Trust Agreement), (ii) the Trustees shall (to the maximum extent permitted by applicable Law) be released and forever discharged, individually and as a trustee of the Trust, without the need for any additional documentation thereof, from all claims, demands, proceedings, causes of action, obligations, damages, complaints, judgments, agreements, contracts, promises, orders, debts and liabilities whatsoever, in law or equity or otherwise, whether or not currently known, suspected or claimed, fixed, absolute or contingent, matured or unmatured, asserted or unasserted, arising out of, in respect of or in connection with any act taken or omitted to have been taken by the Trust or any Trustee in the performance of, in connection with or arising out of its, his or her duties under the Trust Agreement and of which the FRBNY or the UST is aware (including with respect to the Transaction Documents and the transactions contemplated by the Transaction Documents) and (iii) the FRBNY and the UST (in its capacity as manager of the Series C Exchanged Shares on behalf of the United States Treasury) each irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, prosecuting or causing to be commenced, instituted or prosecuted, any proceeding of any kind against any Trustee, based in whole or in part upon any matter released hereby.
     Section 9.09. Trust Policy and Letter of Credit. (a) AIG shall use its commercially reasonable efforts to obtain on or prior to the Closing, and shall fully pay for by Closing and shall at all times after Closing maintain in effect for at least six years (and shall use its commercially reasonable efforts to obtain seven years) following the termination of the Trust, (i) an insurance policy affording coverage with respect to all the Trustees and covering actual and alleged wrongful acts or omissions done or omitted to be done by any Trustee in connection with his or her capacity as a trustee of the Trust, and such insurance policy shall: (A) be underwritten by insurers that are not Affiliates of AIG and each of which possesses an A.M. Best Financial Rating of “A- or Greater”, provided that up to, but not more than, $50 million of the aggregate coverage of such policy may be underwritten by an insurance subsidiary of Chartis, Inc. reasonably acceptable to the Trustees; (B) provide coverage on a “claims made and reported” basis; (C) have an aggregate limit of liability of not less than $250 million; and (D) be in all other respects in form and substance reasonably satisfactory to the Trustees (such policy, the “Trust Policy”); and (ii) an irrevocable standby letter of credit in the amount of at least $5,200,000 in favor of the Trustees, issued by a major U.S. bank reasonably acceptable to the Trustees, for the purpose of (x) indemnifying and reimbursing each Trustee for all costs and expenses that may be incurred by such Trustee in the performance of or relating to his or her functions or duties under or in connection with the Trust Agreement, including related costs and expenses incurred or paid by the Trustees following the termination of the Trust, and (y) indemnifying and reimbursing each Trustee for deductibles paid or incurred by the Trustees under the Trust Policy, in each case to the extent such costs and expenses are not covered or timely paid pursuant to the Trust Policy or Section 9.08, which irrevocable standby letter of credit shall: (A) not be terminable without the prior written consent of all the Trustees; and (B) be in all other respects in form and substance reasonably acceptable to the Trustees (the “Letter of Credit”). Each of the Trustees shall execute and deliver to each relevant insurance provider an application for insurance in a form reasonably satisfactory to the Trustees.
     (b) As soon as reasonably practicable after AIG shall have located an insurance policy that it reasonably believes satisfies the criteria for a Trust Policy set forth in Section 9.09(a), AIG shall deliver to the Trust a copy of such insurance policy (including all riders) and such other information and documents as reasonably requested by the Trust. Following receipt of such documents and information, the Trust shall use its commercially reasonable efforts to review such insurance policy and to notify AIG within three (3) days after such receipt as to whether or not such insurance policy is reasonably satisfactory in form and substance to the Trust. The Trust shall notify AIG on December 21, 2010 whether or not it believes that the condition to Closing set forth in Section 10.06(b) has been satisfied.
     (c) Promptly after obtaining a binder for the Trust Policy, but in no event later than the Closing Date, AIG shall deliver a correct and complete copy of such binder to the Trust. The Trust Policy will be delivered to the Trust immediately upon receipt from the insurers.

     Section 9.10. Trust Consent. (a) For purposes of Section 6.8 of the Series C Perpetual, Convertible, Participating Preferred Stock Purchase Agreement dated as of March 1, 2009 between AIG and the Trust, the Trust hereby consents to the issuance of the Series C Exchanged Shares, the Series E Exchanged Shares, the Series F Exchanged Shares, the Series G Preferred Stock, the Warrants and the AIG Common Stock issuable upon conversion of the Series G Preferred Stock and exercise of the Warrants upon the terms and subject to the conditions set forth in the Transaction Documents.
     (b) For the avoidance of doubt, following the termination of the Trust, any agreement to which any of AIG, the AIA SPV, the ALICO SPV, the FRBNY, the UST or the Trust is a party that would otherwise have required the approval or consent of the Trust or the Trustees shall not require such approval or consent (it being understood, for the avoidance of doubt, that nothing herein shall limit or otherwise affect any right assigned by the Trust or the Trustees to any permitted assignee under any such agreement).
     Section 9.11. Waiver Agreement. The Waiver Agreement shall not be amended, modified or supplemented on or prior to the Closing without the prior written consent of AIG, the FRBNY and the UST.
     Section 9.12. Effect on Agreement in Principle. Upon the execution and delivery of this Agreement by each of the parties hereto, the agreement in principle dated as of September 30, 2010 among AIG, the UST, the FRBNY and the Trust shall automatically terminate and be of no further force and effect.
     Section 9.13. Stock Exchange Listing. AIG shall use its reasonable best efforts to cause (a) the Series C Exchanged Shares, the Series E Exchanged Shares, the Series F Exchanged Shares and the AIG Common Stock issuable upon the exercise of the Warrants to be listed on the New York Stock Exchange, subject to official notice of issuance, on or prior to the Closing and (b) the AIG Common Stock issuable upon conversion of the Series G Preferred Stock to be listed on the New York Stock Exchange, subject to official notice of issuance, on or prior to the Conversion Date (as defined in the Amended and Restated Purchase Agreement), and AIG shall thereafter maintain such listings for so long as any AIG Common Stock is listed on the New York Stock Exchange (provided that the foregoing obligation (x) shall terminate with respect to the AIG Common Stock issuable upon exercise of the Warrants to the extent the Warrants have been terminated in accordance with their terms prior to the exercise or conversion thereof and (y) shall not be effective with respect to AIG Common Stock issuable upon conversion of the Series G Preferred Stock if on the conversion date the aggregate liquidation preference of such Series G Preferred Stock is $0 or if at any earlier time the Series G Preferred Stock has been redeemed in full and the Available Amount (as defined in the Amended and Restated Purchase Agreement) is $0).

     Section 9.14. Obligations of the SPVs. AIG shall take all action necessary to cause each SPV to perform its obligations under the Transaction Documents on the terms and conditions set forth in the Transaction Documents.
     Section 9.15. Certain Transactions. AIG will not merge or consolidate with, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless (a) the successor, transferee or lessee party (or its ultimate parent entity), as the case may be (if not AIG), expressly assumes the due and punctual performance and observance of each and every covenant, agreement and condition of this Agreement and the other Transaction Documents to be performed and observed by AIG or (b) the FRBNY and the UST agree otherwise in writing.
     Section 9.16. Confidentiality. The UST will use reasonable best efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors and advisors (including the Observers designated by the UST) to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information concerning AIG, the AIA SPV or the ALICO SPV furnished or made available to the UST by any of the foregoing or any representative thereof pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the UST on a non-confidential basis, (b) in the public domain through no fault of the UST or (c) later lawfully acquired from other sources by the UST (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the UST from disclosing any such information to the extent required by applicable Law or by any subpoena or similar legal process.
ARTICLE 10
Conditions to the Recapitalization
     Section 10.01. Conditions to the Obligations of Each Party. The obligations of AIG, the AIA SPV, the ALICO SPV, the FRBNY, the UST and the Trust to consummate the Recapitalization are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by each party) of the following conditions:
     (a) the borrowings under the AIA SPV Intercompany Loan Agreement and the ALICO SPV Intercompany Loan Agreement shall be sufficient to repay at the Closing all outstanding Loans together with accrued and unpaid interest thereon and any other amounts outstanding under the FRBNY Credit Facility (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility) in full;
     (b) the AIG Stockholder Approval shall have been obtained in accordance with the rules of the New York Stock Exchange, Delaware Law and the certificate of incorporation and bylaws of AIG; provided that, for the avoidance of doubt, 20 calendar days shall have elapsed since the date that AIG sent or gave the AIG Information Statement to its stockholders in accordance with clause (b) of Rule 14c-2 promulgated under the 1934 Act;
     (c) the financial condition of AIG, the primary insurance companies of Chartis, Inc. and the primary insurance companies of SunAmerica Financial Group, taking into account the Recapitalization and the ratings profile of such companies, shall be reasonably acceptable to the FRBNY, the UST, the Trust and AIG;
     (d) all Approvals set forth on Section 10.01(d) of the AIG Disclosure Schedule (collectively, the “Required Regulatory Approvals”) shall have been obtained or made in form and substance reasonably satisfactory to the FRBNY, the UST and AIG and shall be in full force and effect; provided, that if any Approval is not set forth on Section 10.01(d) of the AIG Disclosure Schedule, but is nevertheless reasonably determined by any of the FRBNY, the UST or AIG to be so required to be made or obtained in order to consummate the transactions contemplated by the Transaction Documents, then such Person may require, upon delivery of written notice thereof to the other parties hereto, that such Approval be obtained before consummation of the Closing;
     (e) no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby or by the other Transaction Documents; provided that, if the failure to obtain or make any Approval would not cause the condition set forth in Section 10.01(d) not to be satisfied, then the failure to obtain or make such Approval shall not cause the condition set forth in this Section 10.01(e) not to be satisfied;
     (f) there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Documents; provided that, if the failure to obtain or make any Approval would not cause the condition set forth in Section 10.01(d) not to be satisfied, then the failure to obtain or make such Approval shall not cause the condition set forth in this Section 10.01(f) not to be satisfied notwithstanding that any such failure may result in any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of the type specified in this Section 10.01(f); and
     (g) each party shall have received executed counterparts to each of Transaction Documents to be entered into at the Closing to which it is a party from each of the other parties thereto and such Transaction Documents shall be in full force and effect.
     Section 10.02. Conditions to the Obligations of the FRBNY, the UST and the Trust. The obligations of the FRBNY, the UST and the Trust to consummate the Recapitalization are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by each of the FRBNY, the UST and the Trust, except with respect to the conditions set forth in Section 10.02(f) and (g), which conditions may be waived solely by the FRBNY and the UST) of the following further conditions:
     (a) (i) (A) the representations and warranties of AIG contained in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.08, 5.11 and 5.26 shall be true and correct as though made at and as of the Closing (other than representations and warranties that by their terms speak as of another time, which representations and warranties shall be true and correct as of such other time) and (B) the other representations and warranties of AIG contained in this Agreement (which shall each be read, for purposes of this Section 10.02(a), without any qualifications or limitations whatsoever that may be set forth in any such representations and warranties as to “materiality”, “AIG Material Adverse Effect” and words of similar import) shall be true and correct as though made at and as of the Closing (other than representations and warranties that by their terms speak as of another time, which representations and warranties shall be true and correct as of such other time), except, in the case of this clause (B) only, to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have an AIG Material Adverse Effect; (ii) AIG and the SPVs shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing; and (iii) the FRBNY, the UST and the Trust shall have received a certificate signed by an executive officer of AIG to the foregoing effect;
     (b) AIG shall have duly adopted and filed with the Secretary of State of the State of Delaware the Series G Certificate of Designations and such filing shall have been accepted;
     (c) AIG shall have delivered to the UST a written opinion from counsel to AIG (which may be internal counsel), addressed to the UST and dated as of the Closing Date, in substantially the form attached hereto as Annex A hereto;
     (d) AIG shall have delivered to the Trust a written opinion from counsel to AIG (which may be internal counsel), addressed to the Trust and dated as of the Closing Date, in substantially the form attached hereto as Annex B hereto;
     (e) there shall not have occurred any event of the type described in clauses (i) through (iv) of the definition of “Bankruptcy” with respect to AIG, the AIA SPV, the ALICO SPV or any Designated Entity;
     (f) AIG shall not have drawn on the Series F Drawdown Right on or after September 30, 2010 and prior to the Closing by an amount in aggregate in excess of $2 billion;

     (g) AIG shall have achieved its year-end 2010 targets for the de-risking of AIGFP, as set forth in AIG most recent AIG FP contingent liquidity plan delivered to the FRBNY and the UST prior to the date hereof; and
     (h) the Series C Exchanged Shares, the Series E Exchanged Shares, the Series F Exchanged Shares and the AIG Common Stock issuable upon the exercise of the Warrants shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
     Section 10.03. Additional Condition to the Obligations of the FRBNY. The obligations of the FRBNY to consummate the Recapitalization are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the FRBNY) of the following further condition: the FRBNY shall have received evidence reasonably satisfactory to it that, immediately after the Closing, the FRBNY would not hold AIA/ALICO Preferred Interests having an Aggregate AIA/ALICO Liquidation Preference when combined with the aggregate preferred returns earned on such AIA/ALICO Preferred Units since the most recent fiscal quarter then ended through (but not including) the Closing in excess of $2 billion.
     Section 10.04. Additional Condition to the Obligations of the FRBNY, the UST, AIG and the SPVs. The obligations of AIG, the AIA SPV, the ALICO SPV, the FRBNY and the UST to consummate the Recapitalization are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by each of AIG, the AIA SPV, the ALICO SPV, the FRBNY and the UST) of the following further condition: AIG shall have in place at the Closing available cash and third party financing commitments in amounts and on terms reasonably acceptable to the FRBNY, the UST and AIG.
     Section 10.05. Additional Condition to the Obligations of AIG and the SPVs. The obligations of AIG, the AIA SPV and the ALICO SPV to consummate the Recapitalization are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by AIG) of the following further condition: each of the FRBNY, the UST and the Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
     Section 10.06. Additional Conditions to the Obligations of the Trust. The obligations of the Trust to consummate the Recapitalization are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Trust) of the following further conditions: (a) the Trust shall not have received written notice from the FRBNY or the UST pursuant to Section 9.08(g) hereof prior to the Closing; (b) the Trust shall have received on or prior to the Closing evidence reasonably satisfactory to it that the Trust Policy (which satisfies all the criteria set forth in Section 9.09(a)) is fully paid and in full force and effect on the Closing Date; and (c) the Letter of Credit shall have been delivered to the Trustees at the Closing.

ARTICLE 11
Termination
     Section 11.01. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of AIG, the FRBNY, the UST and the Trust;
     (b) by any of AIG, the FRBNY, the UST or the Trust, if:
     (i) the Closing has not been consummated on or before March 15, 2011 (the “End Date”); provided, however, that if on the End Date any of the conditions set forth in Sections 10.01(d), 10.01(e) or 10.01(f) shall not have been satisfied, any of AIG, the FRBNY, the UST or the Trust, in its discretion, may extend the End Date for one or more periods of up to 30 days per extension (but in any event until no later than May 15, 2011) by delivering written notice thereof to the other parties (in which case any references to the End Date herein shall mean the End Date as extended); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or
     (ii) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by any of the Transaction Documents that would cause the condition set forth in Section 10.01(f) not to be satisfied and such order, decree, ruling or other action shall have become final and nonappealable;
     (c) by the FRBNY, the UST or the Trust, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of AIG or any SPV set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (d) by AIG, if a failure to perform any covenant or agreement on the part of the FRBNY, the UST or the Trust set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.04 not to be satisfied, and such condition is incapable of being satisfied by the End Date.
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other parties.
     Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that nothing herein shall relieve either party from liability for any breach of this Agreement. The provisions of this Section 11.02 and Sections 3.01(b) (last sentence), 3.02(e)(ii), 3.03(e), 9.06, 9.07, 9.08, 9.12, 9.16, 12.01, 12.06, 12.07 and 12.08 shall survive any termination hereof pursuant to Section 11.01.
ARTICLE 12
Miscellaneous
     Section 12.01. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices to a party shall be delivered to the address or facsimile number set forth below, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.
     If to the FRBNY:
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045-0001
Attention: Brett Phillips, Counsel and Assistant Vice President
Facsimile: (212) 720-1530
Telephone: (212) 720-5166

     with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Paul R. Kingsley and John K. Knight
Facsimile: (212) 450-3800
Telephone: (212) 450-4000
     If to the UST:
United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, DC 20220
Attention: Chief Counsel, Office of Financial Stability
Telephone: (202) 927-2800
     with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Paul R. Kingsley and John K. Knight
Facsimile: (212) 450-3800
Telephone: (212) 450-4000
     If to the Trust:
AIG Credit Facility Trust
c/o Kevin F. Barnard
Arnold & Porter LLP
399 Park Avenue
New York, New York 10022
Facsimile: (212) 715-1399
Telephone: (212) 715-1000
     If to AIG or either SPV:
American International Group, Inc.
180 Maiden Lane
New York, NY 10038
Attention: General Counsel
Facsimile: (212) 785-2175
Telephone: (212) 770-7000

     with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Robert W. Reeder III, Michael M. Wiseman, Gary Israel
Facsimile: (212) 558-3585
Telephone: (212) 558-4000
     Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein (other than Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.08, 5.11 and 5.26) shall not survive the Closing.
     Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (i) the provisions of Article 6 (other than Section 6.06) may be amended in a writing signed solely by AIG and the UST, (ii) the provisions of Section 6.06 may be amended in a writing signed solely by AIG and the FRBNY, (iii) the provisions of Article 7 may be amended in a writing signed solely by AIG, the AIA SPV, the ALICO SPV, the UST and, if not the UST, the Rights Holder, (iv) the provisions of Article 8 may be amended in a writing signed solely by AIG, the UST and, if not the UST, the Rights Holder, (v) the provisions of Section 4.03 may be amended in a writing signed solely by AIG, the AIA SPV, the ALICO SPV, the UST and the FRBNY, (vi) the provisions of Section 9.16 may be amended in a writing signed solely by AIG and the UST and (vii) the provisions of Section 12.13 may be amended in a writing signed solely by AIG, the FRBNY and the UST; provided, further, that following the Closing and the termination of the Trust in accordance with the Trust Agreement, the provisions of this Agreement may be amended without the consent of the Trust. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
     Section 12.04. Waiver of Conditions. Subject to the lead-in to Section 10.02, the conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

     Section 12.05. AIG Disclosure Schedule. Matters reflected in any section of this Agreement, including any section or subsection of the AIG Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section of this Agreement, including any section or subsection of the AIG Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement or the AIG Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, applicable Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
     Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall, except as provided in Sections 9.07 and 9.08, inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 9.07 and 9.08, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that the provisions of Section 11.08 (Successors and Assigns) of each SPV LLC Agreement shall apply to the provisions of Section 4.03, Article 7 and Article 8 to the same extent as though such provisions were directly incorporated into and made part of such agreements as though set forth in full therein.
     (b) Subject to the proviso to clause (a) above, neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a Business Combination or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale and (ii) the UST may assign its right to receive the AIG Common Stock, Series G Preferred Stock and/or Purchased AIA/ALICO Preferred Units hereunder to a trust or similar entity established solely for such purpose. “Business Combination” means merger, consolidation, statutory share exchange or similar transaction that requires the approval of AIG’s stockholders.
     Section 12.07. Governing Law; Submission to Jurisdiction; Service of Process. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, United States federal law and not the law of any State. To the extent that a court looks to the laws of any State to determine or define the United States federal law, it is the intention of the parties hereto that such court shall look only to the laws of the State of New York without regard to its rules of conflicts of laws. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the

United States District Court for the Southern District of New York for any and all actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (other than any claim against the UST for monetary damages in excess of $10,000, for which each party hereto agrees to submit to the exclusive jurisdiction and venue of the United States Court of Federal Claims), and (b) that notice may be served upon (i) AIG or any SPV at the address and in the manner set forth for notices to AIG or such SPV in Section 12.01, (ii) the Trust at the address and in the manner set forth for notices to the Trust in Section 12.01 and (iii) the FRBNY or the UST in accordance with federal law.
     Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.09. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 12.10. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.
     Section 12.11. Severability. (a) The parties intend for the Recapitalization to constitute a single, integrated, non-severable transaction.
     (b) Subject to Section 12.11(a), if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Recapitalization is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Recapitalization be consummated as originally contemplated to the fullest extent possible.
     Section 12.12. Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement (in each case, other than against the UST), this being in addition to any other remedy to which such party is entitled at law or in equity and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto (other than the UST) hereby waives, the defense or counterclaim that there is an adequate remedy at law.
     Section 12.13. No Waiver of Attorney-Client, Work Product or Other Privilege. From and after the Closing, notwithstanding anything to the contrary in this Agreement, the other Transaction Documents or any other agreement between AIG and/or its Subsidiaries, on the one hand, and any of the FRBNY and the UST, on the other hand:
     (a) none of AIG, its Subsidiaries and their respective directors, officers, employees, agents and representatives shall be obligated to provide or disclose any information or materials to any of the FRBNY and the UST and their respective directors, officers, employees, agents and representatives, notwithstanding that such provision or disclosure would otherwise be required pursuant to this Agreement, the other Transaction Documents or any other agreement, if the receipt of such information or materials would, in the reasonable judgment of AIG’s counsel, constitute a waiver of (i) the attorney-client privilege and any other substantially similar privilege between any of AIG, its Subsidiaries and their respective directors, officers, employees, agents and representatives, on the one hand, and such Person’s or Persons’ counsel, on the other hand or (ii) a work product privilege applicable to such information or materials; and
     (b) AIG shall have the right to exclude the Observers from all or any portion of any meeting of the AIG Board (or any committee thereof), and to withhold any information or materials from the Observers, if the Observers’ attendance at such meeting (or portion thereof) or receipt of such information or materials would, in the reasonable judgment of AIG’s counsel, constitute a waiver of (i) the attorney-client privilege between AIG and its counsel or (ii) a work product privilege applicable to such information or materials;
provided, however, that AIG shall use its reasonable best efforts to ensure that any withholding of information or materials or any restriction on attendance is strictly limited only to the extent necessary for the applicable purpose specified in the preceding clauses (a) and (b); provided, further, that, to the extent that any information or materials required to be delivered pursuant to Section 6.02(a), 6.04(a) or 7.09(b) would be withheld pursuant to this Section 12.13, AIG shall use its commercially reasonable efforts to enter into a joint defense agreement or implement such other techniques if the parties hereto determine that such agreement or other techniques would reasonably be available to the parties under the circumstances and that entering into such an agreement or implementing such a technique would reasonably permit the disclosure of such information to the UST and, in the case of disclosure that would be required pursuant to Section 6.04(a), the Special Inspector General of TARP and the Comptroller General of the United States, in each case, without jeopardizing the applicable privilege; provided, further, that nothing in this Section 12.13 shall be construed to limit the authority that the Special Inspector General of TARP or the Comptroller General of the United States have under Law.
[The remainder of this page has been intentionally left blank; the next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or trustees as of the date set forth on the cover page of this Agreement.

UNITED STATES DEPARTMENT OF THE TREASURY
By:	/s/ Timothy G. Massad
	Name:	Timothy G. Massad
	Title:	Acting Assistant Secretary for Financial Stability

FEDERAL RESERVE BANK OF NEW YORK
By:	/s/ Roseann Stichnoth
	Name:	Roseann Stichnoth
	Title:	Executive Vice President

AIG CREDIT FACILITY TRUST
/s/ Jill M. Considine
Name:	Jill M. Considine
Title:	Trustee

/s/ Chester B. Feldberg
Name:	Chester B. Feldberg
Title:	Trustee

/s/ Peter A. Langerman
Name:	Peter A. Langerman
Title:	Trustee
[Signature Page to Master Transaction Agreement]

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Brian T. Schreiber
	Name:	Brian T. Schreiber
	Title:	Executive Vice President, Treasury and Capital Markets

ALICO HOLDINGS LLC
By:	/s/ Brian T. Schreiber
	Name:	Brian T. Schreiber
	Title:	Manager

AIA AURORA LLC
By:	/s/ Brian T. Schreiber
	Name:	Brian T. Schreiber
	Title:	Manager

[Signature Page to Master Transaction Agreement]

AIG DISCLOSURE SCHEDULE
The information set forth herein is the Disclosure Schedule (the “AIG Disclosure Schedule”) of American International Group, Inc. (“AIG”) referenced in the Master Transaction Agreement, dated as of December 8, 2010, among AIG, the AIA SPV, the ALICO SPV, the FRBNY, the UST and the Trust (the “Master Transaction Agreement”). Capitalized terms used and not defined herein will have the meanings ascribed to such terms in the Master Transaction Agreement.

SECTION 1.01(A)
KNOWLEDGE OF AIG
As used in the Master Transaction Agreement, the term “knowledge of AIG” means the actual knowledge as of the date hereof (other than in respect of Section 9.05 of the Master Transaction Agreement, in which case it shall mean the actual knowledge as of the relevant time between the date hereof and the Closing) after reasonable inquiry of any of the following individuals:
1.	Executive Vice President — Legal, Compliance, Regulatory Affairs, Government Affairs and General Counsel of AIG.

2.	Executive Vice President and Chief Financial Officer of AIG.

3.	Deputy General Counsel, AIG; General Counsel, Restructuring and Mergers & Acquisitions.

4.	Senior Vice President and Deputy General Counsel (Corporate Securities), AIG.

5.	With respect to Section 5.16 (Litigation and Other Proceedings) of the Master Transaction Agreement only, Deputy General Counsel, Corporate Litigation Group, AIG.

6.	With respect to Section 5.17 (Compliance with Laws) of the Master Transaction Agreement only, Chief Compliance Officer, AIG.

SECTION 5.02
CAPITALIZATION
Capitalization Date: November 30, 2010
Common Stock
Par value: $2.50
Total Authorized: 5,000,000,000 shares
Outstanding: 140,029,102 shares
Subject to warrants, options, convertible securities, etc.: 3,737,705 shares1
Reserved for benefit plans and other issuances (other than subject to warrants, options, convertible securities, etc.): 61,124,156 shares2
Remaining authorized but unissued: 4,859,970,898 shares
Serial Preferred Stock
Par value: $5.00
Total Authorized: 100,000,000 shares
Outstanding (by series):
— 100,000 shares of Series C Preferred Stock
— 400,000 shares of Series E Preferred Stock
— 300,000 shares of Series F Preferred Stock
Issued: 800,000 shares
Reserved for Issuance: 0 shares
Remaining authorized but unissued: 0 shares

[1]	Does not include Series C, E or F Exchanged Shares.

[2]	Includes 60,000,000 shares authorized under the American International, Group, Inc. 2010 Stock Incentive Plan. Does not include Series C, E or F Exchanged Shares.

SECTION 8.01(a)
DESIGNATED ENTITY CONSENT RIGHTS
Notwithstanding anything to the contrary in Section 8.01(a) of the Master Transaction Agreement:
1.	AIG and any Designated Entity and/or Subsidiary thereof shall be permitted to sell the Shares (as such term is defined in the Star-Edison Purchase Agreement) to Prudential Financial, Inc. in accordance with the terms and conditions of the Star-Edison Purchase Agreement.

2.	Star, Edison and their respective Subsidiaries shall be permitted to act in the Ordinary Course of Business (as such term is defined in the Star-Edison Purchase Agreement).

3.	Star, Edison and their respective Subsidiaries shall be permitted to act as permitted or contemplated by Section 5.01 of the Seller Disclosure Letter delivered by AIG under the Star-Edison Purchase Agreement (the “Seller Disclosure Letter”) and, for the avoidance of doubt, shall be permitted to act as required by the Star-Edison Purchase Agreement.

4.	Edison and AIG Financial Assurance Japan, K.K. shall be permitted to amend their respective articles of incorporation in accordance with the terms of Section 5.15 of the Star-Edison Purchase Agreement.

5.	AIG and any Designated Entity and/or Subsidiary thereof shall be permitted to (a) terminate or amend intercompany obligations or arrangements pursuant to Section 5.07 of the Star-Edison Purchase Agreement and (b) complete the certain actions set forth in Section 5.17(a) of the Seller Disclosure Letter.

6.	Star, Edison and their respective Subsidiaries shall be permitted to maintain the levels of indebtedness described in Section 3.03(a) and permitted by Section 5.01 of the Star-Edison Purchase Agreement.

7.	Nan Shan may establish a Securities Lending Management Program in which it may lend up to 30% of its total Taiwanese equity holdings pool (approximately $2 billion as of the date of this AIG Disclosure Letter) through the Securities Borrowing and Lending System on the Taiwan Stock Exchange.

SECTION 9.01(a)
INTERIM OPERATING COVENANTS
Notwithstanding anything to the contrary in Section 9.01(a) of the Master Transaction Agreement, AIG may, and may cause its Subsidiaries to, liquidate, wind-down, reorganize or restructure any of the following:
1.	AIG Consumer Finance Group, Inc. and its subsidiaries.

2.	AIG Credit Corp. and its subsidiaries.

3.	AIG Financial Products Corp. and its subsidiaries.

SECTION 10.01(d)
REQUIRED REGULATORY APPROVALS
The following are the “Required Regulatory Approvals” described in Section 10.01(d) of the Master Transaction Agreement:
1.	Approval of the Australian Prudential Regulation Authority.

2.	Approval of the Hong Kong Office of the Commissioner of Insurance.

3.	Approval of the New Zealand Overseas Investment Office.

Exhibit A

AMENDED AND RESTATED PURCHASE AGREEMENT
dated as of
[______________]
among
American International Group, Inc.
United States Department of the Treasury
and
Federal Reserve Bank of New York, solely for the purpose of
Section 2.06, Section 2.07, Section 2.08 and Article 4

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LIST OF ANNEXES

ANNEX A:	FORM OF CERTIFICATE OF DESIGNATIONS FOR PREFERRED STOCK

ANNEX B:	FORM OF DRAWDOWN OPINION

ANNEX C:	EXAMPLES OF DEFERRED EXCHANGES OF SPV PREFERRED UNITS AND REDEMPTION OF SERIES G PREFERRED STOCK

INDEX OF DEFINED TERMS

Location of
Term	Definition
Affiliate	Section 4.05(c)
Amended SPA	Recitals
Announcement Date	Section 1.01
AIA SPV	Recitals
ALICO SPV	Recitals
Available Amount	Section 2.01
Business Combination	Section 4.06
Common Stock	Recitals
Company	Recitals
control; controlled by; under common control with	Section 4.05(c)
Conversion Date	Section 2.04
Deferred Preferred Units Drawdown Amount	Section 2.07(a)(ii)
Deferred Exchange	Section 2.07(a)
Deferred Exchange Date	Section 2.07(a)
Deferred Purchased AIA/ALICO Preferred Units	Section 2.07(a)(i)
Drawdown Amount	Section 2.03
Draw Down Right	Section 2.01
Draw Down Right Exchange	Recitals
Draw Down Right Fee	Section 2.02
Draw Down Right Fee Payment Date	Section 2.02
employee benefit plan	Section 3.10(b)
Equity Interests	Section 4.05(b)
Equity Offering	Section 2.06(e)
Exchanged Securities	Recitals
FRBNY	Recitals
Fund	Section 4.05(b)
General Corporate Purposes Available Amount	Section 2.01
General Corporate Purposes Drawdown Amount	Section 2.03
Insolvency Trigger	Section 2.04
Investor	Recitals
Junior Stock	Section 3.10
Net Offering Proceeds	Section 2.08
Parity Stock	Section 3.10
Preferred Units Exchange Available Amount	Section 2.01
Purchase Price	Section 2.07(a)(i)
Purchased AIA/ALICO Preferred Units	Recitals
Registration Rights Agreement	Section 2.08
Securities Act	Section 3.05
Securities Exchange	Recitals
Series F Exchanged Shares	Recitals

Location of
Term	Definition
Series F Preferred Stock	Recitals
Series F Preferred Stock Certificate	Section 1.01
Series G Converted Shares	Section 3.04
Series G Preferred Stock	Recitals
Share Dilution Amount	Section 3.10(b)
SPVs	Recitals
subsidiary	Section 4.05(a)
Termination Date	Section 2.04
Transaction Agreement	Recitals
Transfer	Section 3.08
Transfer Agent	Section 2.09
Warrant	Section 3.04
Warrant Shares	Section 3.04

AMENDED AND RESTATED PURCHASE AGREEMENT
Recitals:
     WHEREAS, American International Group, Inc. (the “Company”) and the United States Department of the Treasury (the “Investor”) intend to exchange (the “Securities Exchange”) 300,000 shares of the Company’s Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock (the “Series F Preferred Stock”) held by the Investor for (i) the preferred units of AIA Aurora LLC (the “AIA SPV”) and ALICO Holdings LLC (the “ALICO SPV”, and together with the AIA SPV, the “SPVs”) purchased by the Company immediately prior to the closing of the Securities Exchange (the “Purchased AIA/ALICO Preferred Units”), (ii) 167,623,733 shares (the “Series F Exchanged Shares”) of the Company’s common stock, par value $2.50 per share (“Common Stock”), and (iii) 20,000 shares of the Company’s Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (the “Series G Preferred Stock”, and together with the Purchased AIA/ALICO Preferred Units and the Series F Exchanged Shares, the “Exchanged Securities”);
     WHEREAS, the Company and the Investor intend to exchange (the “Draw Down Right Exchange”) a portion of the Company’s remaining Series F Drawdown Right in an amount to be designated by the Company pursuant to the Transaction Agreement (as defined below) for the Draw Down Right described in Article 2 hereof;
     WHEREAS, the Securities Exchange and the Draw Down Right Exchange will be governed by this amendment and restatement of the Existing Series F Purchase Agreement (the “Amended SPA”) and the Master Transaction Agreement among the Company, the Investor, the Federal Reserve Bank of New York (“FRBNY”), the SPVs and the AIG Credit Facility Trust (the “Transaction Agreement”);
     WHEREAS, the Board of Directors of the Company has determined that the aggregate value to be received by the Company in the Securities Exchange and Draw Down Right Exchange is at least equal to the aggregate par value of the Series G Preferred Stock; and
     WHEREAS, the Investor and the AIG Credit Facility Trust have tendered their consent for the issuance of the Series G Preferred Stock;
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE 1
Securities Exchange; Closing
     Section 1.01. Securities Exchange. On the terms and subject to the conditions set forth in this Amended SPA and the Transaction Agreement, the Investor agrees to deliver to the Company the share certificate representing 300,000 shares of Series F Preferred Stock (the

“Series F Preferred Stock Certificate”) with an aggregate liquidation preference equal to the sum of (i) $7,543,068,000 plus (ii) any amounts drawn under the Series F Drawdown Right between September 30, 2010 (the “Announcement Date”) and the Closing Date, including the Series F Closing Drawdown Amount, and the Company agrees to deliver to the Investor (a) a share certificate representing 20,000 shares of Series G Preferred Stock (if applicable), (b) certificates evidencing the Series F Exchanged Shares and (c) certificates in proper form evidencing the Purchased AIA/ALICO Preferred Units acquired by the Company pursuant to the Transaction Agreement on the Closing Date duly endorsed or accompanied by proper evidence of transfer and assignment, it being understood that the delivery to the Investor of certificates and instruments substantially the same as those delivered by the FRBNY to the Company, duly endorsed or accompanied by proper evidence of transfer and assignment, shall satisfy the requirements of this clause (c).
     Section 1.02. Closing. On the terms and subject to the conditions set forth in this Amended SPA and the Transaction Agreement, the closing of the Securities Exchange shall take place at the Closing on the Closing Date.
     Section 1.03. Interpretation. When a reference is made in this Amended SPA to “Recitals,” “Articles,” “Sections” or “Annexes” such reference shall be to a Recital, Article or Section of, or Annex to, this Amended SPA. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Amended SPA as a whole and not to any particular section or provision, unless expressly stated otherwise herein. The table of contents and headings contained in this Amended SPA are for reference purposes only and are not part of this Amended SPA. Whenever the words “include,” “includes” or “including” are used in this Amended SPA, they shall be deemed followed by the words “without limitation.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Amended SPA, as this Amended SPA is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Amended SPA, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
     Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Agreement.

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ARTICLE 2
Draw Down Right Exchange and Related Matters
     Section 2.01. Draw Down Right Exchange. In exchange for the portion of the Series F Drawdown Right designated by the Company pursuant to Section 4.01 of the Transaction Agreement, the Investor agrees to provide to the Company from time to time on or after the Closing Date and prior to the Termination Date (as defined below), in each case subject to and on the terms and conditions set forth herein immediately available funds in an amount up to, but not in excess of, the Available Amount, as determined from time to time (the “Draw Down Right”); provided that in no event shall the aggregate amount funded under the Draw Down Right exceed $2,000,000,000 (two billion dollars). “Available Amount” means, as of any date of determination, (a) the Series G Designated Amount minus (b) the aggregate amount previously drawn on the Draw Down Right; provided that the Available Amount shall not be reduced below zero. Amounts provided under the Draw Down Right shall be used to fund the purchase from the FRBNY of AIA/ALICO Preferred Units in accordance with Section 2.07 or may be used by the Company for general corporate purposes; provided that no funds provided to the Company pursuant to the Draw Down Right shall be used to pay annual bonuses or other future cash performance awards to executives of the Company or employees of the Company and its subsidiaries who participate in the Company’s Senior Partners Plan. The portion of the Available Amount that may be used by the Company for general corporate purposes is referred to herein as the “General Corporate Purposes Available Amount,” and the portion of the Available Amount available to fund the Company’s purchase of the AIA/ALICO Preferred Units is referred to herein as the “Preferred Units Exchange Available Amount.” Initially, each of the General Corporate Purposes Available Amount and the Preferred Units Exchange Available Amount shall equal the Available Amount, and each such amount shall be reduced when and to the extent the Available Amount is reduced. In addition, the General Corporate Purposes Available Amount, but not the Preferred Units Exchange Available Amount, shall be subject to reduction as described in Section 2.07. Notwithstanding the foregoing or anything to the contrary in this Amended SPA, if the Series G Designated Amount is equal to zero and no amount other than the Series F Closing Drawdown Amount is drawn by the Company under the Series F Drawdown Right between the Announcement Date and the Closing Date, the Draw Down Right shall not be created and no shares of Series G Preferred Stock shall be provided to the Investor as part of the Securities Exchange.
     The Series F Drawdown Right shall terminate and be of no further force and effect immediately following the Closing.
     Section 2.02. Draw Down Right Fee. As required under the Existing Series F Purchase Agreement, the Company shall pay to the Investor from the operating cash flow of the Company an aggregate amount of $165,000,000 (the “Draw Down Right Fee”), representing a fee payable to the Investor for the agreement by the Investor to create the Series F Drawdown Right. The Draw Down Right Fee shall be payable to the Investor in two payments, the first of which shall be in the amount of $55,000,000 and payable on December 17, 2010, and the second of which shall be in the amount of $110,000,000 and payable on the earlier of (i) a Termination Date (as defined in clauses (i), (iii), (iv) and (v) of the definition thereof) and (ii) the first date on which

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both the Available Amount and the aggregate liquidation preference of the outstanding shares of Series G Preferred Stock equal zero; provided that, notwithstanding the foregoing, if the Series G Designated Amount is equal to zero and no amount other than the Series F Closing Drawdown Amount is drawn by the Company under the Series F Drawdown Right between the Announcement Date and the Closing Date, the amount equal to $165,000,000 minus any portion of the Draw Down Right Fee paid prior to the Closing Date shall be immediately payable on the Closing Date. If any portion of the Draw Down Right Fee would otherwise be payable on a day that is not a Business Day, such portion of the Draw Down Right Fee shall instead be payable on the next Business Day.
     Section 2.03. Draws on Draw Down Right for General Corporate Purposes. Subject to the fulfillment or waiver of the conditions to each drawdown as set forth in Section 2.05, at any time on or after the Closing Date and prior to the Termination Date, the Company’s Chief Executive Officer, Chief Financial Officer or Treasurer may, on behalf of the Company, request that the Investor provide immediately available funds to the Company in an amount up to but not in excess of the General Corporate Purposes Available Amount (the “General Corporate Purposes Drawdown Amount”) as of the date of such request (the “Drawdown Date”); provided that each request shall be for an amount that equals or exceeds the lesser of (a) $250,000,000 and (b) the General Corporate Purposes Available Amount as of the date of such request. Any such request shall be valid only if it is in writing and specifies the account of the Company to which such funds are to be transferred and contains a certification of the Company’s Chief Executive Officer, Chief Financial Officer or Treasurer that the requested amount does not exceed the General Corporate Purposes Available Amount as of the date of such request. The Investor shall provide such funds to the Company within five (5) Business Days of its receipt of such request or such shorter period as may be agreed to by the Company and the Investor, and the aggregate liquidation preference of the Series G Preferred Stock shall increase by the General Corporate Purposes Drawdown Amount as set forth in Section 2.06(b).
     Section 2.04. Termination of Investor’s Obligations. All of the Investor’s obligations under and in respect of the Draw Down Right shall terminate on a date (the “Termination Date”), which will be the earliest to occur of (i) March 31, 2012 (the “Conversion Date”), (ii) the date on which the Available Amount equals zero, (iii) the date the Company has been adjudicated as, or determined by a governmental authority having regulatory authority over the Company or its assets to be, insolvent, (iv) the date the Company becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding (including, without limitation, under Title 11, United States Code) (provided that in the case of an involuntary proceeding to which the Company has not consented, a termination of all of the Investor’s obligations under and in respect of the Draw Down Right shall occur pursuant to this clause (iv) only if and as of the date when 60 days have elapsed since the commencement of such period, without such proceeding having been vacated or set aside during such 60-day period or being subject to a stay at the conclusion of such 60-day period),and (v) the date the Company becomes the subject of an appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect (each of (iii) through (v), an “Insolvency Trigger”).

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     Section 2.05. Conditions to Closing of Each Drawdown. The obligation of the Investor to consummate any drawdown pursuant to Section 2.03 on or following the Closing Date is subject to the fulfillment (or waiver by the Investor), on the applicable Drawdown Date, of each of the following conditions:
     (a) an Insolvency Trigger (determined without regard to the proviso in Section 2.04(iv)) has not occurred;
     (b) on or before such Drawdown Date, the Company shall have provided to the Investor an outline, in a form reasonably satisfactory to the Investor, of the expected uses by the Company of the General Corporate Purposes Drawdown Amount for such Drawdown Date;
     (c) the Investor shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Treasurer certifying to the effect that (A) as of such Drawdown Date, the representations and warranties of the Company set forth in the first and last sentences of Section 5.01 of the Transaction Agreement with respect to only the Company, Section 5.02(a) of the Transaction Agreement, Section 5.03 of the Transaction Agreement with respect to the Series G Preferred Stock and the shares of Common Stock issuable upon conversion of the Series G Preferred Stock only and Section 5.05(a) of the Transaction Agreement with respect to this Amended SPA only are true and correct in all material respects as though made on and as of such Drawdown Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date, and the representations in Section 5.02(a) of the Transaction Agreement, which speak only as of the Closing Date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Amended SPA and the Transaction Agreement on or prior to such Drawdown Date; and
     (d) the Company shall have delivered to the Investor a written opinion from counsel to the Company (which may be internal counsel), addressed to the Investor and dated as of the Drawdown Date, in substantially the form attached hereto as Annex B.
     Section 2.06. Initial Liquidation Preference; Changes to Liquidation Preference.
     (a) The aggregate liquidation preference of the outstanding shares of Series G Preferred Stock immediately following the Closing shall be equal to zero, except that if the Company draws under the Series F Drawdown Right after the Announcement Date and prior to the Closing (other than the Series F Closing Drawdown Amount), the aggregate liquidation preference of the outstanding shares of Series G Preferred Stock immediately following the Closing shall be equal to the sum of (i) the aggregate amount so drawn, plus (ii) an amount to reflect a dividend accrual at a rate of 5% per annum, computed on the basis of a 360-day year of twelve 30-day months, on the aggregate amount(s) so drawn for each calendar day from and including the applicable drawdown date(s) to but excluding the Closing Date.

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     (b) After Closing, the aggregate liquidation preference of the outstanding shares of Series G Preferred Stock shall be automatically increased upon each draw pursuant to Section 2.03 by the General Corporate Purposes Drawdown Amount that is actually funded by the Investor to the Company, and such increase shall occur simultaneously with such funding and shall be allocated ratably to the shares of Series G Preferred Stock.
     (c) The aggregate liquidation preference of the outstanding shares of Series G Preferred Stock shall, to the extent dividends are not paid on the relevant Dividend Accrual Date (as defined in Annex A), be automatically increased quarterly as set forth in the Certificate of Designations for the Series G Preferred Stock to reflect the dividends that accrue for each calendar day at a rate of 5% per annum, computed on the basis of a 360-day year of twelve 30-day months, and any such increase shall be allocated ratably to the shares of Series G Preferred Stock.
     (d) At any time after the FRBNY no longer holds any AIA/ALICO Preferred Units, the Company may, following the delivery of at least five (5) Business Days’ prior written notice to the Investor, pay the Investor an amount in cash that will be allocated to reduce the aggregate liquidation preference of the Series G Preferred Stock. Any such decrease shall occur simultaneously with the payment of such amount to the Investor and shall be allocated ratably to the shares of Series G Preferred Stock.
     (e) If at any time after the Closing and prior to the Conversion Date the Company completes a public offering for cash of Common Stock or securities or instruments convertible into (or exchangeable or exercisable for) equity securities (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form) (an “Equity Offering”), the provisions of Sections 2.07 and 2.08 shall apply, and the aggregate liquidation preference of the Series G Preferred Stock shall be adjusted as set forth in such sections.
     (f) At any time when the FRBNY holds AIA/ALICO Preferred Units, the Company may, by delivering at least five (5) Business Days’ prior written notice to the Investor and to the FRBNY, purchase AIA/ALICO Preferred Units from the FRBNY for a purchase price in cash equal to the aggregate AIA/ALICO Preferred Unit Amounts for such AIA/ALICO Preferred Units at the time of purchase; provided that the aggregate purchase price of the units so purchased shall not exceed the aggregate liquidation preference of the Series G Preferred Stock on the purchase date. The allocation between preferred units of the AIA SPV and the ALICO SPV will be as set forth in Section 4.02(b) of the Transaction Agreement as though the AIA/ALICO Preferred Units purchased from the FRBNY were “Purchased AIA/ALICO Preferred Units” for purposes of the Transaction Agreement, unless otherwise agreed to by the Investor and the FRBNY. Immediately following such purchase, the Company shall deliver such AIA/ALICO Preferred Units to the Investor, along with such instruments of transfer and assignment and other documentation as may be reasonably required to evidence that such AIA/ALICO Preferred Interests have been transferred to the Investor, it being understood that the delivery to the Investor of certificates and instruments substantially the same as those delivered by the FRBNY to the Company, duly endorsed or accompanied by proper evidence of transfer and assignment, shall satisfy the requirements of this sentence, in exchange for a

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reduction in the aggregate liquidation preference of the Series G Preferred Stock by the amount of the purchase price of such AIA/ALICO Preferred Units. Any such decrease shall occur simultaneously with the transfer of the AIA/ALICO Preferred Units to the Investor and shall be allocated ratably to the shares of Series G Preferred Stock.
     (g) On the Conversion Date, if the FRBNY then holds any AIA/ALICO Preferred Units, the provisions of Section 2.07 shall apply and the aggregate liquidation preference of the Series G Preferred Stock shall be adjusted as set forth in such section.
     Section 2.07. Deferred Exchange.
     (a) If the FRBNY holds any AIA/ALICO Preferred Units (x) on any date on which the Company closes an Equity Offering or (y) on the Conversion Date (each such date, a “Deferred Exchange Date”), then the following transactions (collectively, a “Deferred Exchange”) shall occur on such Deferred Exchange Date (and, in the case of a Deferred Exchange on the Conversion Date, immediately prior to the conversion of the Series G Preferred Stock into shares of Common Stock as set forth in the Certificate of Designations for the Series G Preferred Stock) all of which will be deemed to occur substantially contemporaneously:
     (i) the Company shall purchase from the FRBNY AIA/ALICO Preferred Units (the “Deferred Purchased AIA/ALICO Preferred Units”) the aggregate AIA/ALICO Preferred Units Amount of which as of the Deferred Exchange Date (the “Purchase Price”) is equal to the least of (A) the sum of the then Preferred Units Exchange Available Amount and the then aggregate liquidation preference of the Series G Preferred Stock, (B) the AIA/ALICO Preferred Units Aggregate Amount as of such time of the AIA/ALICO Preferred Units held by the FRBNY, (C) in the case of a Deferred Exchange following an Equity Offering only, the Net Offering Proceeds and (D) in the case of a Deferred Exchange on the Conversion Date only, the Preferred Units Exchange Available Amount;
     (ii) the Company shall draw pursuant to the Draw Down Right an amount (such amount, the “Deferred Preferred Units Drawdown Amount”) equal to the lesser of (A) the Purchase Price and (B) the Preferred Units Exchange Available Amount;
     (iii) the aggregate liquidation preference of the Series G Preferred Stock shall increase by the Deferred Preferred Units Drawdown Amount;
     (iv) the Company shall deliver to the FRBNY in cash the Purchase Price;
     (v) the FRBNY shall deliver to the Company the Deferred Purchase AIA/ALICO Preferred Units, along with such instruments of transfer and assignment and other documentation as may be reasonably required to evidence that such AIA/ALICO Preferred Units have been transferred to the Company (and, unless otherwise agreed by the FRBNY and the Investor, the allocation between preferred units of the AIA SPV and

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the ALICO SPV will be as set forth in Section 4.02(b) of the Transaction Agreement as though the AIA/ALICO Preferred Units purchased from the FRBNY were “Purchased AIA/ALICO Preferred Units” for purposes of the Transaction Agreement);
     (vi) the Company shall deliver the Deferred Purchased AIA/ALICO Preferred Units to the Investor along with such instruments of transfer and assignment and other documentation as may be reasonably required to evidence that such AIA/ALICO Preferred Units have been transferred to the Investor, it being understood that the delivery to the Investor of certificates and instruments substantially the same as those delivered by the FRBNY to the Company, duly endorsed or accompanied by proper evidence of transfer and assignment, shall satisfy the requirements of this clause (vi); and
     (vii) the aggregate liquidation preference of the Series G Preferred Stock shall be reduced by an amount equal to the Purchase Price.
Any reduction or increase in the aggregate liquidation preference of the Series G Preferred Stock pursuant to clause (a) above shall be allocated ratably to the shares of Series G Preferred Stock.
     (b) Notwithstanding Section 2.05 hereof, for purposes of a Deferred Exchange, the only condition to the drawdown of all or a portion of the Preferred Units Exchange Available Amount in connection with such Deferred Exchange is that the Deferred Purchased AIA/ALICO Preferred Units will be delivered to the Investor at the closing of such Deferred Exchange. The Company shall provide to the Investor and the FRBNY a minimum of two (2) Business Days’ written notice prior to the date on which it closes an Equity Offering.
     Section 2.08. Equity Offering. If the Company closes an Equity Offering prior to the Conversion Date, then the amount of the Net Offering Proceeds shall be deemed to be applied by the Company for purposes of this Amended SPA as follows:
     (a) first, if the FRBNY then holds AIA/ALICO Preferred Units, the Net Offering Proceeds shall be deemed to be applied to purchase AIA/ALICO Preferred Units pursuant to Section 2.07 in the amount of the Deferred Preferred Units Drawdown Amount (it being understood that the amount actually applied to such purchase shall be the amount drawn down pursuant to the Draw Down Right as set forth in Section 2.07(a)(ii)); provided that if the then Preferred Units Exchange Available Amount is less than the Purchase Price (as determined pursuant to Section 2.07(a)(i)), the amount of any such shortfall shall be paid by the Company to the FRBNY as part of its payment to the FRBNY pursuant to Section 2.07(a)(iv) (which, for clarity, shall also be deemed to be an application of Net Offering Proceeds for purposes of this Section 2.08);
     (b) second, the amount of any Net Offering Proceeds not deemed to be applied pursuant to Section 2.08(a) shall, after reducing the Available Amount for any amounts drawn down pursuant to the Draw Down Right as set forth in Section 2.07(a)(ii), be deemed to be applied to reduce any remaining General Corporate Purposes Available Amount on a dollar-for-dollar basis; and

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     (c) third, the amount of any Net Offering Proceeds not deemed to be applied pursuant to Section 2.08(a) or Section 2.08(b) shall be paid by the Company to the Investor as necessary to reduce any remaining aggregate liquidation preference of the Series G Preferred Stock, including any accrued and unpaid dividends thereon (any such reduction to be allocated ratably to the shares of Series G Preferred Stock).
The Company shall retain any remaining Net Offering Proceeds for such purposes as it deems necessary or desirable. “Net Offering Proceeds” means the gross proceeds of an Equity Offering less all Registration Expenses and Selling Expenses, each as defined in the Registration Rights Agreement dated as of the date of this Amended SPA between the Investor and the Company (the “Registration Rights Agreement”).
     Section 2.09. Examples of Deferred Exchanges. For greater clarity with respect to the construction and application of Sections 2.07 and 2.08, the parties agree that (a) the examples of hypothetical Deferred Exchanges attached hereto as Annex C, which shall be a part of this Amended SPA for all purposes, reflect the intended construction and application of, and are consistent in all respects with, such Sections, and (b) no Deferred Exchange shall be effected in a manner that is, or that would require an interpretation of Section 2.07 or Section 2.08 that would be, inconsistent with such examples.
     Section 2.10. Records. The Company shall duly mark its records and the transfer agent for the Series G Preferred Stock (the “Transfer Agent”) shall complete the Schedule of Changes of the Series G Preferred Stock Liquidation Preference in the form attached to the Series G Preferred Share Certificate (as defined in the Certificate of Designations for the Series G Preferred Stock) to reflect each increase or decrease in the liquidation preference of the Series G Preferred Stock contemplated herein (but, for the avoidance of doubt, such increase or decrease shall be effective regardless of whether the Company has properly marked its records or the Transfer Agent has properly completed such schedule).
ARTICLE 3
Covenants and Additional Agreements
     Section 3.01. Equity Offering. The Company will use commercially reasonable efforts (after taking into account the price of shares of Common Stock and/or other securities to be offered) to effect an Equity Offering during the period beginning on the date AIG files its Annual Report on Form 10-K for the year ended December 31, 2010 and ending on June 30, 2011 with Net Offering Proceeds equal to or greater than the sum of (i) the Series G Designated Amount plus (ii) any amounts drawn under the Series F Drawdown Right during the period between the Announcement Date and the Closing Date (other than the Series F Closing Drawdown Amount).
     Section 3.02. Return and Cancellation. If at any time the Available Amount and the Liquidation Amount (as defined in the Certificate of Designations for the Series G Preferred

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Stock) are both equal to zero, the Investor shall return the outstanding shares of Series G Preferred Stock to the Company for cancellation in exchange for an amount in cash per share of Series G Preferred Stock equal to the accrued and unpaid dividends on such share, if any, that have not been added to the Liquidation Amount, and the Company shall cancel the shares of the Series G Preferred Stock so returned.
     Section 3.03. Further Assurances. Subject to the terms and conditions of this Amended SPA, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Securities Exchange and the Draw Down Right Exchange as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other parties to that end.
     Section 3.04. Sufficiency of Authorized Common Stock. During the period from the time the Conversion Price (as defined in the Certificate of Designations for the Series G Preferred Stock) is established until the Conversion Date, the Company shall at all times have reserved for issuance, free of preemptive or similar rights, a sufficient number of authorized and unissued shares of Common Stock to effect the conversion of the Series G Preferred Stock (such shares issuable upon conversion, the “Series G Converted Shares”) and the shares of Common Stock issuable upon exercise of the warrant received by the Investor pursuant to the Existing Series F Purchase Agreement (such warrant, the “Warrant” and the shares of underlying Common Stock, the “Warrant Shares”). Nothing in this Section 3.04 shall preclude the Company from satisfying its obligations in respect of the conversion of the Series G Preferred Stock or the exercise of the Warrant by delivery of shares of Common Stock that are held in the treasury of the Company.
     Section 3.05. Purchase of Restricted Securities. The Investor acknowledges that the Exchanged Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The Investor (a) is acquiring the Exchanged Securities pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Exchanged Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Securities Exchange and of making an informed investment decision.
     Section 3.06. Legends.
     (a) The Investor agrees that all certificates or other instruments representing the Series G Preferred Stock will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

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“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF OR HEDGED IN ANY MANNER (INCLUDING THROUGH THE ENTRY INTO CASH-SETTLED DERIVATIVE INSTRUMENTS) (A) AT ANY TIME ON OR PRIOR TO THE TERMINATION DATE, EXCEPT TO A SPECIAL PURPOSE VEHICLE WHOLLY-OWNED BY THE UNITED STATES DEPARTMENT OF THE TREASURY, AND (B) AT ANY TIME AFTER THE TERMINATION DATE EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND IN COMPLIANCE WITH SUCH LAWS.”
     (b) The Investor agrees that all certificates or other instruments or instructions representing the Series F Exchanged Shares, the Series G Converted Shares and the Warrant Shares will bear a legend or contain restrictions substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF OR HEDGED IN ANY MANNER (INCLUDING THROUGH THE ENTRY INTO CASH-SETTLED DERIVATIVE INSTRUMENTS) EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND IN COMPLIANCE WITH SUCH LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS.”
     (c) The Investor agrees that all certificates or other instruments representing the AIA/ALICO Preferred Units will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE GOVERNED BY THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [________________] LLC IN EFFECT FROM TIME TO TIME, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH AGREEMENT AND SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE RIGHTS THEREUNDER ARE GOVERNED BY THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [________________] LLC IN EFFECT FROM TIME TO TIME AND SHALL TERMINATE UPON THE PREFERRED REDEMPTION (AS DEFINED THEREIN).”

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     (d) In the event that any of the Series F Exchanged Shares, the Series G Converted Shares and the Warrant Shares (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), the Company shall issue (or authorize the issuance of) new certificates or other instruments representing such Series F Exchanged Shares, Series G Converted Shares or Warrant Shares, which shall not contain the applicable legends in clause (b) above and in the Existing Series F Purchase Agreement; provided that the Investor surrenders to the Company the previously issued certificates or other instruments. Upon Transfer of all or a portion of the Warrant in compliance with Section 3.08 the Company shall issue new certificates or other instruments representing the Warrant, which shall not contain any restrictive legend; provided that the Investor surrenders to the Company the previously issued certificates or other instruments.
     Section 3.07. Certain Transactions. The Company will not merge or consolidate with, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless (i) the successor, transferee or lessee party (or its ultimate parent entity), as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant, agreement and condition of this Amended SPA to be performed and observed by the Company or (ii) the Investor agrees otherwise in writing.
     Section 3.08. Transfer of Series G Preferred Stock, Series F Exchanged Shares, the Series G Converted Shares, the Warrant and the Warrant Shares. The Investor shall not transfer or hedge in any manner (including through the entry into cash-settled derivative instruments) the Series G Preferred Stock prior to the Termination Date; provided that the Investor may transfer the Series G Preferred Stock, in whole or in part, to a special purpose vehicle wholly-owned by the Investor; provided, further, that any such transfer shall not relieve the Investor of its obligations under or in respect of the Draw Down Right. Subject to compliance with Section 3.06, any agreement binding on the Investor and applicable securities laws, the Investor shall be permitted to transfer, sell, assign or otherwise dispose of (“Transfer”) all or a portion of the Series F Exchanged Shares, the Series G Converted Shares, the Warrant or the Warrant Shares at any time, and the Company shall take all steps as may be reasonably requested by the Investor to facilitate the Transfer of the Series F Exchanged Shares, the Series G Converted Shares, the Warrant or the Warrant Shares.
     Section 3.09. Voting of Warrant Shares. Notwithstanding anything in this Amended SPA to the contrary, the Investor shall not exercise any voting rights with respect to the Warrant Shares.
     Section 3.10. Restriction on Dividends and Repurchases. So long as the Series G Preferred Stock is outstanding, neither the Company nor any subsidiary of the Company shall, without the consent of the Investor:
     (a) declare or pay any dividend or make any distribution on the Common Stock other than (i) dividends payable solely in shares of Common Stock, (ii) the dividend of warrants contemplated by Section 9.04 of the Transaction Agreement and (iii) dividends or distributions

12

of rights or Junior Stock in connection with a stockholders’ rights plan or a tax asset protection plan; or
     (b) redeem, purchase or acquire any shares of Common Stock or other capital stock or other equity securities of any kind of the Company, or any junior subordinated debentures underlying trust preferred securities issued by the Company or any Affiliate of the Company, other than (i) redemptions, purchases or other acquisitions of any such securities held by the Investor, (ii) redemptions, purchases or other acquisitions of the Series G Preferred Stock, (iii) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock, in each case in this clause (iii) in connection with the administration of any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974) in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice or to satisfy applicable tax withholdings with respect to employee equity-based compensation; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iv) any redemption or repurchase of rights pursuant to any stockholders’ rights plan or tax asset protection plan, (v) the acquisition by the Company or any of the subsidiaries of the Company of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Company or any other subsidiary of the Company), including as trustees or custodians and (vi) the exchange or conversion of (A) Junior Stock for or into other Junior Stock, (B) Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock or (C) junior subordinated debentures underlying trust preferred securities issued by the Company or an Affiliate of the Company for or into Parity Stock (with an aggregate liquidation amount not in excess of the aggregate principal amount of such debentures so exchanged or converted) or Junior Stock, in each case set forth in this clause (vi), solely to the extent required pursuant to binding contractual agreements entered into prior to the date of the Existing Series F Purchase Agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. This Section 3.10(b) shall not be deemed to affect the ability of the Company to redeem, purchase, acquire or exchange its junior subordinated debentures that do not underlie trust preferred securities issued by the Company or an Affiliate of the Company. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Company’s most recently filed financial statements of the Company and its consolidated subsidiaries prior to the Closing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     “Junior Stock” means Common Stock and any class or series of stock of the Company (i) initially issued to any person other than the Investor or (ii) initially issued to the Investor and the terms of which expressly provide that it ranks junior to the Series G Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series G Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the

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Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
ARTICLE 4
Miscellaneous
     Section 4.01. Amendment. No amendment of any provision of this Amended SPA will be effective unless made in writing and signed by an officer or a duly authorized representative of each party; provided that the Investor may unilaterally amend any provision of this Amended SPA to the extent required to comply with any changes after the date of this Amended SPA in applicable federal statutes; provided, further that the consent of the FRBNY is only required if the FRBNY then holds any AIA/ALICO Preferred Units and such changes are adverse in any respect to the rights of the FRBNY to have such AIA/ALICO Preferred Units purchased by the Company, whether or not such changes relate to Article 2, Section 3.01 or Article 4. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law.
     Section 4.02. Waiver of Conditions. The conditions to each party’s obligation to consummate the Securities Exchange and the Draw Down Right Exchange and the conditions to the Investor’s providing funds to the Company on a Drawdown Date or a Deferred Exchange Date are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     Section 4.03. Governing Law; Submission to Jurisdiction, Etc. This Amended SPA, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, United States federal law and not the law of any State. To the extent that a court looks to the laws of any State to determine or define the United States federal law, it is the intention of the parties hereto that such court shall look only to the laws of the State of New York without regard to the rules of conflicts of laws. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia and the United States Court of Federal Claims for any and all actions, suits or proceedings arising out of or relating to this Amended SPA or the Warrant or the transactions contemplated hereby or thereby (other than any claim against the UST for monetary damages in excess of $10,000, for which each party hereto agrees to submit to the exclusive jurisdiction and venue of the United States Court of Federal Claims), and (b) that notice may be served upon (i) the Company at the address and in the manner set forth for notices to the Company in Section 4.04 and (ii) the Investor and the FRBNY in accordance with federal law. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Amended SPA or the Warrant or the transactions contemplated hereby or thereby.

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     Section 4.04. Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be delivered in the manner provided in Section 12.01 of the Transaction Agreement.
     Section 4.05. Definitions.
     (a) When a reference is made in this Amended SPA to a subsidiary of a person, the term “subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; provided that no Fund shall be a subsidiary for purposes of this Amended SPA.
     (b) The term “Fund” means any investment vehicle managed by the Company or an Affiliate of the Company and created in the ordinary course of the Company’s asset management business for the purpose of selling Equity Interests in such investment vehicle to third parties. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any entity, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
     (c) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.
     Section 4.06. Assignment. Neither this Amended SPA nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except an assignment in the case of a Business Combination, as defined below, where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale. “Business Combination” means merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
     Section 4.07. Severability.
     (a) The parties intend for the Recapitalization to constitute a single, integrated, non-severable transaction.

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     (b) Subject to Section 4.07(a), if any term, provision, covenant or restriction of this Amended SPA is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amended SPA shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Recapitalization is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Amended SPA so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Recapitalization be consummated as originally contemplated to the fullest extent possible.
     Section 4.08. Entire Agreement. This Amended SPA (including the Annexes hereto), the Transaction Agreement and the Registration Rights Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
     Section 4.09. No Third Party Beneficiaries. Nothing contained in this Amended SPA, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies.
[Signature Page Follows]

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     In witness whereof, this Amended SPA has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date set forth on the cover page of this Amended SPA.

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

UNITED STATES DEPARTMENT OF THE TREASURY
By:
Name:
Title:

solely for the purpose of Section 2.06, Section 2.07, Section 2.08 and Article 4 FEDERAL RESERVE BANK OF NEW YORK
By:
Name:
Title:

ANNEX A
CERTIFICATE OF DESIGNATIONS
OF
SERIES G CUMULATIVE MANDATORY CONVERTIBLE PREFERRED STOCK
OF
AMERICAN INTERNATIONAL GROUP, INC.
     American International Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board of Directors”) as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly held on [__________].
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Company, as amended (the “Restated Certificate of Incorporation”), the Board of Directors hereby creates a series of serial preferred stock, par value $5.00 per share, of the Company, and hereby states the designation and number of shares, and fixes the voting and other powers, and the relative rights and preferences, and the qualifications, limitations and restrictions thereof, as follows:
Series G Cumulative Mandatory Convertible Preferred Stock:
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of serial preferred stock of the Company a series of preferred stock designated as the “Series G Cumulative Mandatory Convertible Preferred Stock” (the “Series G Preferred Stock”). The authorized number of shares of the Series G Preferred Stock shall be 20,000. Such number of shares may be decreased by resolution of the Board of Directors, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of shares of the Series G Preferred Stock to a number less than the number of shares then outstanding.
     Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
     Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:
     (a) “Common Stock” means the common stock, par value $2.50 per share, of the Company.

     (b) “Dividend Accrual Date” means February 1, May 1, August 1 and November 1 of each year, whether or not such day is a Business Day.
     (c) “Junior Stock” means the Common Stock and any class or series of stock of the Company (i) initially issued to any person other than the UST (as defined in Section 2 of the Standard Provisions in Annex A attached hereto), or (ii) initially issued to the UST and the terms of which expressly provide that it ranks junior to the Series G Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.
     (e) “Liquidation Amount” shall initially mean an amount per share equal to the quotient of (i) $[• ]1 divided by (ii) 20,000, and such amount shall be increased and decreased as provided in Section 5 of the Standard Provisions in Annex A attached hereto. Such increase or decrease per share shall be duly reflected in the Schedule of Changes to the Series G Preferred Stock Liquidation Preference attached to the Series G Preferred Share Certificate.
     (f) “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series G Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
     Part. 4. Certain Voting Matters. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series G Preferred Stock has been cast or given on any matter on which the holders of shares of the Series G Preferred Stock are entitled to vote or consent together as a class shall be determined by the Company by reference to the Liquidation Amount of the shares of the Series G Preferred Stock voted or with respect to which a consent has been received as if the Company were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent. For purposes of determining the voting rights of the holders of the Series G Preferred Stock under Section 7 of the Standard Provisions forming part of this Certificate of Designations, each holder will be entitled to one vote for each share of Series G Preferred Stock held by such holder.
[Remainder of Page Intentionally Left Blank]

[1]	This amount will equal the aggregate Drawdown Amount (as defined in the Series F Preferred Stock Purchase Agreement) paid to the Company between the Announcement Date and the Closing Date, other than the Series F Closing Drawdown Amount, plus an amount to reflect a daily dividend accrual at an annual rate of 5% of such aggregate Drawdown Amount, computed on the basis of a 360-day year of twelve 30-day months.

2

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed on its behalf by its and attested by its [Secretary] this [__] day of [________].

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

ATTEST:

Name:
Title:

[Signature Page to Series G Certificate of Designations]

ANNEX A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of the Series G Preferred Stock shall be identical in all respects to every other share of the Series G Preferred Stock. The Series G Preferred Stock shall be mandatorily convertible into Common Stock as described in Section 6 hereof. The Series G Preferred Stock (a) shall rank senior to the Junior Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company and (b) shall be of equal rank with Parity Stock as to the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company.
     Section 2. Standard Definitions. As used in this Certificate of Designations with respect to the Series G Preferred Stock:
     (a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     (b) “AIA/ALICO Preferred Units” has the meaning assigned to it in the Transaction Agreement.
     (c) “Amended Purchase Agreement” means the Amended and Restated Purchase Agreement dated as of [___________] among the Company, the UST and the FRBNY, as it may be amended or modified from time to time.
     (d) “Applicable Dividend Rate” means 5% per annum.
     (e) “Applicable Market Value” means, with respect to the Mandatory Conversion Date, the Average VWAP per share of Common Stock or per Exchange Property Unit, as appropriate, over the Observation Period. For purposes of calculating the value of an Exchange Property Unit, (x) the value of any publicly-traded common stock included in an Exchange Property Unit shall be determined using the Average VWAP per share of such common stock over the Observation Period, and (y) the value of any other property, including securities other than publicly-traded common stock, included in an Exchange Property Unit will be the value of such property on the first Trading Day of the Observation Period (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).
     (f) “Announcement Date” means September 30, 2010.
     (g) “Available Amount” has the meaning assigned to it in the Amended Purchase Agreement.

     (h) “Average VWAP” means, for the Common Stock, any publicly-traded common stock included in an Exchange Property Unit or any capital stock distributed to holders of Common Stock as contemplated in Section 11(a)(iii) for any period, the average of the VWAP of the Common Stock, such publicly-traded stock or such capital stock for each Trading Day in such period.
     (i) “Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.
     (j) “Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified by the Secretary or an Assistant Secretary of the Company, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Holders.
     (k) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
     (l) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (m) “Bylaws” means the bylaws of the Company, as they may be amended from time to time.
     (n) “Certificate of Designations” means this Certificate of Designations relating to the Series G Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
     (o) “Charter” means the Company’s Restated Certificate of Incorporation, as amended.
     (p) “Closing Date” has the meaning assigned to it in the Transaction Agreement.
     (q) “Constituent Person” has the meaning set forth in Section 11(b).
     (r) “Conversion Price” shall equal the lesser of (a) $29.29 and (b) 80% of the Average VWAP of the Common Stock over the period of 30 consecutive Trading Days commencing on the Trading Day immediately after the Common Stock trades without the right to receive the Special Dividend (as such term is defined in the Transaction Agreement).
     (s) “Conversion Rate” per share of Series G Preferred Stock shall mean (i) the sum of the Liquidation Amount for such share of Series G Preferred Stock plus any accrued and unpaid dividends with respect to the period from and including the Dividend Accrual Date immediately preceding the date of such conversion to but excluding such conversion date divided by (ii) the Conversion Price, subject to adjustment pursuant to Section 11.
     (t) “Current Market Price” means, in respect of a share of Common Stock on any day of determination, the Average VWAP per share of Common Stock over each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
     (u) “Dividend Period” has the meaning set forth in Section 3.
     (v) “Equity Offering” has the meaning assigned to it in the Amended Purchase Agreement.
     (w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (x) “Exchange Property Unit” has the meaning set forth in Section 8(b).
     (y) “expiration date” has the meaning set forth in Section 8(a).
     (z) “Expiration Time” has the meaning set forth in Section 8(a).
     (aa) “FRBNY” means the Federal Reserve Bank of New York.
     (bb) “General Corporate Purposes Drawdown Amount” has the meaning assigned to it in the Amended Purchase Agreement.
     (cc) “Holder” means each record holder of a share of Series G Preferred Stock.
     (dd) “Mandatory Conversion Date” means March 31, 2012.
     (ee) “Number of Underlying Shares” means, at any time of determination, a number of shares of Common Stock equal to the number of outstanding shares of Series G Preferred Stock multiplied by the Conversion Rate.
     (ff) “Observation Period” means the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.
     (gg) “Officer” has the meaning set forth in Section 8(b).
     (hh) “Officers’ Certificate” means a certificate signed by the Company’s Chief Executive Officer, President, a Senior Vice President or a Vice President and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary.
     (ii) “Original Issue Date” means the date on which shares of the Series G Preferred Stock are first issued, even if the Liquidation Amount is initially zero.
     (jj) “Person” means a company, an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

     (kk) “Preferred Stock” means any and all series of serial preferred stock of the Company, including the Series G Preferred Stock.
     (ll) “Purchased Shares” has the meaning set forth in Section 8(a).
     (mm) “record date” has the meaning set forth in Section 8(a).
     (nn) “Reorganization Event” has the meaning set forth in Section 8(b).
     (oo) “Restricted Shares Legend” has the meaning set forth in Section 8(a).
     (pp) “Senior or Pari Passu Securities” has the meaning set forth in Section 7(b)(i).
     (qq) “Series F Closing Drawdown Amount” has the meaning assigned to it in the Transaction Agreement.
     (rr) “Series F Preferred Stock Purchase Agreement” means the Securities Purchase Agreement, dated April 17, 2009, between the Company and the UST.
     (ss) “Series G Preferred Share Certificate” has the meaning set forth in Section 8(a).
     (tt) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     (uu) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Series G Preferred Stock.
     (vv) “Termination Date” has the meaning set forth in the Amended Purchase Agreement.
     (ww) “Trading Day” means a day on which the Common Stock, any publicly traded common stock included in an Exchange Property Unit or any capital stock distributed to holders of Common Stock as contemplated in Section 8(a)(iii), as the case may be, (i) is not suspended from trading at the close of regular way trading (not including extended or after hours trading) on any national or regional securities exchange or association or over-the-counter market that is the primary market for trading the Common Stock, such publicly-traded common stock or such capital stock, as appropriate, and (ii) has traded at least once regular way on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock, such publicly traded common stock or such capital stock, as appropriate.
     (xx) “Transaction Agreement” means the Master Transaction Agreement dated December 8, 2010 among the Company, ALICO Holdings LLC, AIA Aurora LLC, the FRBNY, the UST and the AIG Credit Facility Trust, as amended or supplemented from time to time.
     (yy) “Transfer Agent” has the meaning set forth in Section 16.
     (zz) “UST” means the United States Department of the Treasury.

     (aaa) “VWAP” per share of the Common Stock on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) page AIG UN <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant Trading Day, or if Exchange Property Units have replaced the Common Stock following a Reorganization Event and an Exchange Property Unit includes publicly-traded common stock or if any capital stock or similar equity interests are distributed to holders of Common Stock as contemplated in Section 8(a)(iii), “VWAP” per share of such common stock, capital stock or similar equity units on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time, on the relevant Trading Day, or in either case, if such volume weighted average price is unavailable, VWAP means the market value per share of Common Stock, such publicly-traded common stock or such capital stock or similar equity interests on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     (bbb) “Warrants” has the meaning set forth in the Transaction Agreement.
     Section 3 . Dividends.
     (a) Rate. The Series G Preferred Stock shall accrue dividends with respect to each Dividend Period at a rate per annum equal to the Applicable Dividend Rate of the Liquidation Amount per share of Series G Preferred Stock as of the first day of such Dividend Period; provided, that if the Liquidation Amount of a share of Series G Preferred Stock increases during such Dividend Period as provided in Section 5(a), dividends with respect to such increase shall be calculated for the period from and including the date of such increase to, but excluding, the last day of such Dividend Period; provided further, that if the Liquidation Amount of a share of Series G Preferred Stock decreases during such Dividend Period as provided in Section 5(c) or (e), dividends with respect to the amount of such decrease shall cease to accrue as of the date of such decrease. Dividends on the Series G Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of the dividends per share of Series G Preferred Stock accrued for any Dividend Period shall be added to the Liquidation Amount of such share of Series G Preferred Stock as of the first day of the immediately succeeding Dividend Period, unless dividends in such amount are declared for such Dividend Period by the Board of Directors out of assets legally available therefor and paid in cash to the Holders of record as of the Business Day immediately preceding the relevant Dividend Accrual Date in accordance with the following paragraph. The period from and including any Dividend Accrual Date to, but excluding, the next Dividend Accrual Date is a “Dividend Period”; provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Accrual Date.
     If the Board of Directors elect to pay dividends in cash on any Dividend Accrual Date, the Company shall provide written notice thereof to the Holders not less than three Business Days prior to such Dividend Accrual Date. If any Dividend Accrual Date on which the Board of Directors determines to pay dividends on the Series G Preferred Stock would otherwise fall on a day that is not a Business Day, then the dividend payment due on such Dividend Accrual Date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of such postponement.

     Holders of the Series G Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends on the Series G Preferred Stock as specified in this Section 2(bbb) (subject to the other provisions of the Certificate of Designations).
     Subject to the foregoing and to Section 3(b), and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Series G Preferred Stock shall not be entitled to participate in any such dividends.
     (b) Limitation on Dividends. So long as any share of the Series G Preferred Stock remains outstanding, without the consent of each of the holders of the Series G Preferred Stock, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries. The foregoing limitation shall not apply to (i) a dividend payable on any Junior Stock in shares of any other Junior Stock, or to the acquisition of shares of any Junior Stock in exchange for, or through application of the proceeds of the sale of, shares of any other Junior Stock; (ii) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice or to satisfy applicable tax withholdings with respect to employee equity-based compensation; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or tax asset protection plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan or tax asset protection plan; (iv) the acquisition by the Company or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; (v) the conversion of the Series G Preferred Stock into Common Stock; (vi) the dividend of Warrants contemplated by Section 9.04 of the Transaction Agreement; (vii) the exchange or conversion of (A) Junior Stock for or into other Junior Stock or (B) Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the date of the Series F Preferred Stock Purchase Agreement for the accelerated exercise, settlement or exchange thereof for Common Stock; and (viii) any purchase, redemption or other acquisition or any dividend or distribution with the written consent of the UST. This Section 3(b) shall not be deemed to affect the ability of the Company to redeem, purchase, acquire or exchange its junior subordinated debentures issued by the Company or an Affiliate of the Company. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Company’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     Section 4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series G Preferred Stock and any shares of Preferred Stock ranking on a parity therewith as to liquidation shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof, which in the case of the Series G Preferred Stock shall be the Liquidation Amount, plus an amount equal to all accrued dividends for any period prior to such distribution or payment date that have not been added to the Liquidation Amount. If such payment shall have been made in full to the holders of the Series G Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation, the remaining assets and funds of the Company shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Company, the amounts so payable are not paid in full to the holders of all outstanding shares of the Series G Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation, the holders of the Series G Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Company, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of the foregoing provisions of this Section 4.
     Section 5. Changes to the Liquidation Amount.
     (a) Draws on Series G Preferred Stock. The Liquidation Amount shall be increased each time a General Corporate Purposes Drawdown Amount is paid by the UST to the Company by an amount equal to the General Corporate Purposes Drawdown Amount so paid divided by the number of shares of Series G Preferred Stock then outstanding.
     (b) Accrued Dividends. The Liquidation Amount shall be automatically increased on each Dividend Accrual Date as provided in Section 3 to reflect the accrual of dividends at the Applicable Dividend Rate to the extent such dividends have not been paid.
     (c) Cash Payment and Redemption. At any time after the FRBNY no longer holds any AIA/ALICO Preferred Units, the Company may, following the delivery of at least five (5) Business Days’ prior written notice to the Holders in accordance with Section 12, pay the Holders an amount in cash that shall be allocated to reduce the Liquidation Amount by an amount per share equal to (i) the cash amount so paid divided by (ii) the number of shares of Series G Preferred Stock outstanding at such time. If at any time the Liquidation Amount is equal to zero, the Company shall be entitled to redeem the Series G Preferred Stock in exchange for an amount in cash per share of Series G Preferred Stock equal to the accrued dividends on such share, if any, that have not been added to the Liquidation Amount. Upon redemption, the Holders shall return such shares to the Company and the Company shall cancel the shares of Series G Preferred Stock so returned. From and after such redemption, the Series G Preferred Stock shall cease to be outstanding and the Holders shall have no rights in respect thereof.
     (d) Equity Offering. If the Company closes an Equity Offering prior to the Mandatory Conversion Date, the provisions of Sections 2.07 and 2.08 of the Amended Purchase Agreement shall apply, and the aggregate liquidation preference of the Series G Preferred Stock shall be adjusted as set forth in such sections. Any payment in respect of the Series G Preferred Stock as contemplated by Section 2.08 of the Amended Purchase Agreement shall be conducted in accordance with paragraph (c).
     (e) Delivery of AIA/ALICO Preferred Units. At any time when the Company purchases AIA/ALICO Preferred Units from the FRBNY pursuant to Section 2.06(f) of the Amended Purchase Agreement, the Company shall deliver such AIA/ALICO Preferred Units to the UST pursuant to the Amended Purchase Agreement in exchange for a reduction in the Liquidation Amount by an amount per share equal to (A) the aggregate purchase price of such AIA/ALICO Preferred Units paid to the FRBNY divided by (B) the number of shares of Series G Preferred Stock outstanding at such time.
     (f) Mandatory Conversion. On the Mandatory Conversion Date, if the FRBNY then holds any AIA/ALICO Preferred Units, the provisions of Section 2.07 of the Amended Purchase Agreement shall apply, and the aggregate liquidation preference of the Series G Preferred Stock shall be adjusted as set forth in such section immediately prior to the conversion of the Series G Preferred Stock into shares of Common Stock as set forth in this Certificate of Designations.
     (g) No Sinking Fund. The Series G Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions except as described in Section 6(c) below. Except as provided in the Amended Purchase Agreement, Holders of the Series G Preferred Stock shall have no right to require redemption or repurchase of any shares of the Series G Preferred Stock.
     Section 6 . Mandatory Conversion; Return and Cancellation.
     (a) Mandatory Conversion. On the Mandatory Conversion Date, each share of Series G Preferred Stock shall automatically convert into a number of shares of Common Stock equal to the Conversion Rate in accordance with the procedures set forth in Section 9, after giving effect to Section 2.07 of the Amended Purchase Agreement.
     (b) No Fractional Shares. No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series G Preferred Stock. Instead, the aggregate number of shares of Common Stock to be issued to any Holder upon any such conversion shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock held by such Holder and will be rounded down to the nearest whole number, and in lieu of any fractional share of Common Stock issuable upon conversion, the Company shall pay an amount in cash (computed to the nearest cent) equal to the Conversion Price (as adjusted in a manner inversely proportional to any adjustments to the Conversion Rate prior to the Mandatory Conversion Date) multiplied by such fraction of a share.

     (c) Return and Cancellation. If at any time the Available Amount and Liquidation Amount are both equal to zero, the Holders of shares of Series G Preferred Stock shall return such shares to the Company for cancellation in exchange for an amount in cash per share of Series G Preferred Stock equal to the accrued and unpaid dividends on such share, if any, that have not been added to the Liquidation Amount, and the Company shall cancel the shares of Series G Preferred Stock so returned.
     Section 7 . Voting Rights.
     (a) General. The holders of the Series G Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Class Voting Rights as to Particular Matters. So long as any shares of the Series G Preferred Stock are outstanding, whether or not the Liquidation Amount per share is greater than zero, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the Holders of at least 662/3% of the shares of the Series G Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior or Pari Passu Stock. Any amendment or alteration of the Certificate of Designations for the Series G Preferred Stock or the Charter (including any amendment to the Charter effectuated by a Certificate of Designations) to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to or pari passu with the Series G Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company (the “Senior or Pari Passu Securities”); provided, however, that the voting rights provided in this Section 7(b)(i) shall not apply to any amendment or alteration of the Charter (including any amendment to the Charter effectuated by a Certificate of Designations) to authorize or create or increase the authorized amount of, or any issuance of, any Senior or Pari Passu Securities initially issued to the UST;
     (ii) Amendment of the Series G Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series G Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(b)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series G Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series G Preferred Stock, or of a merger or consolidation of the Company with or into another corporation or other entity, unless in each case (x) the shares of the Series G Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series G Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(b), any increase in the amount of the authorized Preferred Stock or the creation and issuance of any other series of the Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of the Preferred Stock, ranking junior to the Series G Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company shall not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series G Preferred Stock.
     (c) Changes after Provision for Redemption. No vote or consent of the Holders of the Series G Preferred Stock shall be required pursuant to Section 7(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series G Preferred Stock shall have been redeemed pursuant to Section 5(c) above or returned and cancelled pursuant to Section 6(c) above.
     (d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of the Series G Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series G Preferred Stock is listed or traded at the time.
     Section 8 . Record Holders. To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the record Holder of any share of the Series G Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.
     Section 9. Conversion Procedures.
     (a) On the Mandatory Conversion Date, dividends on the shares of Series G Preferred Stock shall cease to accrue, and such shares of Series G Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive the shares of Common Stock into which such shares of Series G Preferred Stock are convertible pursuant to Section 6(a).

     (b) The Holders of the shares of Series G Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. Prior to the Mandatory Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series G Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series G Preferred Stock shall have no rights with respect to, or as holders of, the Common Stock (including without limitation voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series G Preferred Stock.
     (c) Shares of Series G Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Company, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series G Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series G Preferred Stock).
     (d)The Company shall register the certificates for the shares of Common Stock to be issued upon conversion of Series G Preferred Stock in the name of the Holder of such Series G Preferred Stock as shown on the records of the Company, unless the Holder of such Series G Preferred Stock shall by written notice to the Company elect not to receive shares of Common Stock deliverable upon such conversion in certificated form, in which case the Company shall register such shares in its direct registration system in the name of the Holder of such Series G Preferred Stock as shown on the records of the Company.2
     Section 10. Reservation of Common Stock.
     (a) On and after the date the Conversion Price is fixed, the Company shall at all times reserve and keep a sufficient number of authorized and unissued shares of Common Stock or shares held in the treasury of the Company, solely for issuance upon the conversion of shares of Series G Preferred Stock as herein provided, free from any preemptive or other similar rights.
     (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series G Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders and the restrictions contemplated by the Restricted Shares Legend).
     (c) All shares of Common Stock delivered upon conversion of the Series G Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
Section 11. Conversion Rate Adjustments.

     (a) The Conversion Rate and the Number of Underlying Shares shall be subject to adjustment, without duplication, under the following circumstances:
     (i) the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:
     SR1 = SR0 x (OS1 / OS0)
     where,
SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event
     (ii) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase shares of Common Stock at less than the Current Market Price of Common Stock as of the record date, in which event the Conversion Rate shall be adjusted based on the following formula:
     SR  1 = SR0 x (OS0 + X) / (OS0 + Y)
     where,
SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y	=	the aggregate price payable to exercise such rights divided by the Average VWAP per share of the Common Stock over each of the 10 consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights, options or warrants
However, the Conversion Rate shall be readjusted to the extent that any such rights, options or warrants are not exercised prior to their expiration.

     (iii) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock), rights to acquire capital stock of the Company or evidences of the Company’s indebtedness or the Company’s assets (excluding any dividend, distribution or issuance covered by clauses (i) or (ii) above or (iv) or (v) below) in which event the Conversion Rate shall be adjusted based on the following formula:
     SR1 =    SR0 x SP0 / (SP0 — FMV)
     where,
SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

SP0	=	the Current Market Price as of the record date

FMV	=	the fair market value (as determined in good faith by the Board of Directors, whose good faith determination when evidenced by a Board Resolution shall be conclusive and binding), on the record date, of the shares of capital stock of the Company, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock
However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on Common Stock consist of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company, that are, or, when issued, will be, traded on a U.S. securities exchange, then the Conversion Rate shall instead be adjusted based on the following formula:
     SR1 = SR0 x (FMV0 + MP0) / MP0
     where,
SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

FMV0	=	the Average VWAP of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock

MP0	=	the Average VWAP of the Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock
     (iv) the Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (a) any cash that is distributed as part of a distribution referred to in clause (iii) above, and (b) any consideration payable in connection with a tender or exchange offer made by the Company or any of the Company’s subsidiaries referred to in clause (v) below, in which event, the Conversion Rate shall be adjusted based on the following formula:
     SR  1 =  SR 0 x SP 0 / (SP 0 - C)
     where,
SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

SP0	=	the Current Market Price as of the record date

C	=	the amount in cash per share of Common Stock the Company distributes to holders
     (v) the Company or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by the Company or a subsidiary of the Company for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the Conversion Rate will be adjusted based on the following formula:
     SR  1 =  SR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)
     where,
SR0	=	the Conversion Rate in effect at the close of business on the expiration date

SR1	=	the Conversion Rate in effect immediately after the expiration date

FMV	=	the fair market value (as determined in good faith by the Board of Directors whose good faith determination when evidenced by a Board Resolution will be conclusive and binding), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “Purchased Shares”)

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares

OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares

SP1	=	the Average VWAP of the Common Stock over each of the 10 consecutive Trading Days commencing with the Trading Day immediately after the expiration date.
     (vi) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate shall be required unless such adjustment would require an increase or a decrease of at least one percent in the Conversion Rate; provided that any adjustments not so made shall be carried forward and taken into account in any subsequent adjustment and notwithstanding whether or not such one percent of a share threshold shall have been met, all such adjustments shall be made on the Mandatory Conversion Date. If an adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by clauses (i) through (v) of this Section 11(a) or Section 11(b) during the Observation Period, appropriate and customary adjustments shall be made to the VWAP per share of the Common Stock.
     (vii) When No Adjustment Required. No adjustment of the Conversion Rate need be made as a result of: (A) the issuance of the rights; (B) the distribution of separate certificates representing the rights; (C) the exercise or redemption of the rights in accordance with any rights agreement; or (D) the termination or invalidation of the rights, in each case, pursuant to any stockholder rights plans or tax asset protection plans adopted by the Company from time to time; provided, however, that to the extent that the Company has a stockholder rights plan or tax asset protection plan in effect on the Mandatory Conversion Date, the Holders shall receive, in addition to the shares of Common Stock, the rights under such rights plan or tax asset protection plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock as described in clause (iii) of this Section 11(a) including for the purposes of this paragraph only, shares of Common Stock and assets issuable upon exercise of rights under a stockholder rights plan or tax asset protection plan, subject to readjustment in the event of the expiration, termination or redemption of the rights.
     No adjustment to the Conversion Rate need be made:

     (A) upon the issuance of any shares of Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock in public or private transactions at any price that the Company deems appropriate or in exchange for other securities of the Company;
     (B) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan of that type;
     (C) upon the issuance of any shares of Common Stock or options or rights to purchase those shares or any other award that relates to, or has a value derived from the value of the Common Stock or other securities of the Company, in each case issued pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
     (D) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security for, Common Stock in public or private transactions at any price deemed appropriate by the Company in its sole discretion;
     (E) for a change in the par value or no par value of the Common Stock; or
     (F) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the shares of Series G Preferred Stock were first issued.
For purpose of this Section 11, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     (b) Adjustment for Consolidation, Merger or Other Reorganization Event.
     (i) In the event of (A) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of another Person), (B) any sale, transfer, lease or conveyance to another Person of the assets of the Company as an entirety or substantially as an entirety, (C) any statutory share exchange of Common Stock with another Person (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution or winding up of the Company (other than as a result of or after the occurrence of a Termination Event) (any such event, a “Reorganization Event”), each Underlying Share shall, after such Reorganization Event, be converted into the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the close of business on the Mandatory Conversion Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale, transfer, lease or conveyance was made, or with whom shares were exchanged pursuant to any such statutory share exchange as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by the Affiliates and non-Affiliates of a Constituent Person (each such converted share referred to as a “Exchange Property Unit”; provided that if holders of Common Stock have the opportunity to elect the form of consideration receivable upon such Reorganization Event, the Exchange Property Unit that Holders will be entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election)). On the Mandatory Conversion Date, the Conversion Rate shall be determined by reference to the Applicable Market Value of the Exchange Property Units. Following a Reorganization Event, references to the issuance of any specified number of shares of Common Stock upon the conversion of Series G Preferred Stock will be construed to be references to conversion into the same number of Exchange Property Units. The above provisions of this Section 11(b) shall similarly apply to successive Reorganization Events.
     (c) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to a Conversion Rate pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
     (d) Other Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
     (e) Notice of Adjustments and Certain Other Events. (i) Whenever the Conversion Rate is adjusted as provided above, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to clause (d) above:
     (ii) compute the Conversion Rate in accordance with Section 11 and prepare and transmit to the Holders an Officers’ Certificate setting forth the adjusted Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
     (iii) provide a written notice to the Holders of the Series G Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.
     Section 12. Notices. All notices or communications in respect of the Series G Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of the Series G Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series G Preferred Stock in any manner permitted by such facility.
     Section 13. No Preemptive Rights. No Holder of the Series G Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
     Section 14. Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Company.
     Section 15. Form.
     (a) The Series G Preferred Stock shall be initially issued in the form of one or more certificates in definitive, fully registered form with, until such time as otherwise determined by the Company, the restricted shares legend (the “Restricted Shares Legend”), as set forth on the form of the Series G Preferred Stock attached hereto as Exhibit A (each, a “Series G Preferred Share Certificate”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series G Preferred Share Certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).
     (b) An Officer shall sign the Series G Preferred Share Certificate for the Company, in accordance with the Company’s Bylaws and applicable law, by manual or facsimile signature. “Officer” means the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.
     (c) If an Officer whose signature is on a Series G Preferred Share Certificate no longer holds that office at the time of the issuance of such Series G Preferred Share Certificate, such Series G Preferred Share Certificate shall be valid nevertheless.
     (d) A Series G Preferred Share Certificate shall not be valid or obligatory until an authorized signatory of the Transfer Agent manually countersigns the Series G Preferred Share Certificate. The signature shall be conclusive evidence that such Series G Preferred Share

Certificate has been authenticated under this Certificate of Designations. Each Series G Preferred Share Certificate shall be dated the date of its authentication.
     Other than upon original issuance, all transfers and exchanges of the Series G Preferred Stock shall be made by direct registration on the books and records of the Company.
     Section 16. Transfer Agent and Registrar. The duly appointed Transfer Agent, Conversion Agent and Registrar for the Series G Preferred Stock shall be Wells Fargo Bank, N.A. (the “Transfer Agent”). The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal; provided further that such successor transfer agent shall be the Transfer Agent for purposes of this Certificate of Designations and the Amended Purchase Agreement.
     Section 17. Other Rights. The shares of the Series G Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.
     Section 18. Withholding. The Company shall be entitled to deduct and withhold from any payment or distribution made on the Series G Preferred Stock any tax required to be withheld under law, and such withheld amount shall be treated as if paid or distributed to the Holder in accordance with the terms hereunder.

Exhibit A
FORM OF SERIES G CUMULATIVE MANDATORY
CONVERTIBLE PREFERRED STOCK
($[___] INITIAL LIQUIDATION PREFERENCE)

NUMBER	SHARES
[______]	20,000

CUSIP [_______]
AMERICAN INTERNATIONAL GROUP, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
THIS CERTIFICATE IS TRANSFERABLE
IN THE CITY OF SOUTH ST. PAUL, MINNESOTA
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF OR HEDGED IN ANY MANNER (INCLUDING THROUGH THE ENTRY INTO CASH-SETTLED DERIVATIVE INSTRUMENTS) (A) AT ANY TIME ON OR PRIOR TO THE TERMINATION DATE, EXCEPT TO A SPECIAL PURPOSE VEHICLE WHOLLY-OWNED BY THE UNITED STATES DEPARTMENT OF THE TREASURY, AND (B) AT ANY TIME AFTER THE TERMINATION DATE EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND IN COMPLIANCE WITH SUCH LAWS.
     This is to certify that the UNITED STATES DEPARTMENT OF THE TREASURY is the owner of TWENTY THOUSAND (20,000) fully paid and non-assessable shares of Series G Cumulative Mandatory Convertible Preferred Stock, $5.00 par value, initial liquidation preference $[____] per share (the “Stock”), of the American International Group, Inc. (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations for the Stock dated [__________].
     This certificate is not valid or obligatory for any purpose unless countersigned and registered by the Transfer Agent, Conversion Agent and Registrar.
     Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.
Dated: [_________].

Name:	Name:
Title:	Title:

Countersigned and Registered ________________________, as Transfer Agent, Conversion Agent and Registrar
By:
Authorized Signature

AMERICAN INTERNATIONAL GROUP, INC.
     AMERICAN INTERNATIONAL GROUP, INC. (the “Company”) will furnish, without charge to each stockholder who so requests, a copy of the certificate of designations establishing the powers, preferences and relative, participating, optional or other special rights of each class of stock of the Company or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights applicable to each class of stock of the Company or series thereof. Such information may be obtained by a request in writing to the Secretary of the Company at its principal place of business.
     This certificate and the share or shares represented hereby are issued and shall be held subject to all of the provisions of the Company’s Restated Certificate of Incorporation, as amended, and the Certificate of Designations of the Series G Cumulative Mandatory Convertible Preferred Stock (copies of which are on file with the Transfer Agent), to all of which the holder, by acceptance hereof, assents.
     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT-	______	Custodian	_____
TEN ENT	—	as tenants by the entireties		(Minor)		(Cust)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act _______________________ (State)
Additional abbreviations may also be used though not in the above list.

     For value received, ________________ hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
     IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

 shares of the capital stock represented by the within certificate, and do(es) hereby irrevocably constitute and appoint _______________________; Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.
Dated _______________

Dated __________________

Signature

	NOTICE:	The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

SCHEDULE OF CHANGES TO THE
SERIES G PREFERRED STOCK LIQUIDATION PREFERENCE
The following increases and decreases to the liquidation preference of the Series G Preferred Stock have been made:

	Amount of increase/	Aggregate liquidation	Liquidation	Signature of
	decrease in liquidation	preference following such	preference per	authorized
Date of increase / decrease	preference	increase / decrease	share	signatory

ANNEX B
FORM OF DRAWDOWN OPINION
     (a) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.
     (b) The Series G Preferred Stock has been duly authorized and validly issued and is fully paid and nonassessable; provided that no opinion need be expressed as to subsequent increases in the liquidation preference of the Series G Preferred Stock pursuant to Section 5(a) of the Series G Certificate of Designations.
     (c) The Series G Preferred Stock has not been issued in violation of any preemptive rights provided for in the Company’s Restated Certificate of Incorporation, as amended to the date of this opinion, or under the laws of the State of Delaware.
     (d) The shares of Common Stock issuable upon conversion of the Series G Preferred Stock have been duly authorized and reserved for issuance upon conversion of the Series G Preferred Stock and when so converted in accordance with the terms of the Series G Certificate of Designations will be validly issued, fully paid and nonassessable.

ANNEX C
Examples of Deferred Exchanges
•	This Annex provides examples of the operation of items of Sections 2.07 and 2.08 of the Amended and Restated Purchase Agreement
•	All amounts shown in the examples are strictly hypothetical and not based on projections of any kind

•	All examples assume a Series G Designated Amount of $2.0 billion USD

•	“FRBNY SPV Payoff Amount” has the meaning ascribed in the Master Transaction Agreement
•	All amounts shown in the examples are in $ billion USD

1

Example 1 (Equity Offering)	$b			Note

Assumptions:
FRBNY SPV Payoff Amount	2.5
Net Offering Proceeds	2.2
Prior Draws on Series G	0.0
Purchase Price:	2.0			Never more than Series G Designated Amount ($2.0 billion)

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	2.0	2.0	2.0	Full $2.0 billion drawn—enough for Purchase Price
Net Offering Proceeds Used to Purchase Preferred	0.0	—	2.0	Purchase Price satisfied by Series G drawdown
Preferred Transferred to UST	2.0	(2.0)	0.0	Full $2.0 billion liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	0.0	—	0.0	Series G already paid off—no additional payment

Results:		Before	After
FRBNY SPV Payoff Amount		2.5	0.5	Old FRBNY SPV Payoff Amount less Purchase Price
Net Offering Proceeds Available to AIG		2.2	2.2	Did not need actual Net Offering Proceeds to satisfy Purchase Price
General Corporate Purposes Available Amount		2.0	0.0	Full $2.0 billion has been used—no additional availability
Preferred Units Exchange Available Amount		2.0	0.0	Full $2.0 billion has been used—no additional availability

Example 2 (Equity Offering)	$b

Assumptions:
FRBNY SPV Payoff Amount	2.5
Net Offering Proceeds	2.2
Prior Draws on Series G	1.0
Purchase Price:	2.0			Never more than Series G Designated Amount ($2.0 billion)

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	1.0	1.0	2.0	$1.0 billion remaining—not enough for full Purchase Price
Net Offering Proceeds Used to Purchase Preferred	1.0	—	2.0	Actual Net Offering Proceeds needed to make up Purchase Price
Preferred Transferred to UST	2.0	(2.0)	0.0	Full $2.0 billion liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	0.0	—	0.0	Series G already paid off—no additional payment

Results:		Before	After
FRBNY SPV Payoff Amount		2.5	0.5	Old FRBNY SPV Payoff Amount less Purchase Price
Net Offering Proceeds Available to AIG		2.2	1.2	$1.0 billion net payoff of pre-existing Series G liquidation preference[1]
General Corporate Purposes Available Amount		1.0	0.0	Full $2.0 billion has been used—no additional availability
Preferred Units Exchange Available Amount		1.0	0.0	Full $2.0 billion has been used—no additional availability

[1]	The $1.0 billion in Net Offering Proceeds used to make up the Purchase Price is paid to FRBNY but then reduces the Series G liquidation preference when the SPV Preferred Units are transferred to UST.

2

Example 3 (Equity Offering)	$b			Note

Assumptions:
FRBNY SPV Payoff Amount	1.2
Net Offering Proceeds	1.4
Prior Draws on Series G	0.0

Purchase Price:	1.2			Limited to FRBNY SPV Payoff Amount

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	1.2	1.2	1.2	Full $1.2 billion drawn—enough for Purchase Price
Net Offering Proceeds Used to Purchase Preferred	0.0	—	1.2	Purchase Price satisfied by Series G drawdown
Preferred Transferred to UST	1.2	(1.2)	0.0	Full $1.2 billion liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	0.0	—	0.0	Series G already paid off—no additional payment

Results:		Before	After
FRBNY SPV Payoff Amount		1.2	0.0	FRBNY fully taken out
Net Offering Proceeds Available to AIG		1.4	1.4	Did not need actual Net Offering Proceeds to satisfy Purchase Price
General Corporate Purposes Available Amount		2.0	0.6	$2.0 billion less Net Offering Proceeds[2]
Preferred Units Exchange Available Amount		2.0	n/a	No more SPV Preferred to purchase from FRBNY

Example 4 (Equity Offering)	$b

Assumptions:
FRBNY SPV Payoff Amount	1.2
Net Offering Proceeds	1.4
Prior Draws on Series G	0.9
Purchase Price:	1.2			Limited to FRBNY SPV Payoff Amount

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	1.1	1.1	2.0	$1.1 billion remaining—not enough for full Purchase Price
Net Offering Proceeds Used to Purchase Preferred	0.1	—	2.0	Actual Net Offering Proceeds needed to make up Purchase Price
Preferred Transferred to UST	1.2	(1.2)	0.8	$1.2 billion of liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	0.2	(0.2)	0.6	Represents Net Offering Proceeds not already “applied”[3]

Results:		Before	After
FRBNY SPV Payoff Amount		1.2	0.0	FRBNY fully taken out
Net Offering Proceeds Available to AIG		1.4	1.1	$0.3 billion net payoff of pre-existing Series G liquidation preference[4]
General Corporate Purposes Available Amount		1.1	0.0	Full $2.0 billion has been used—no additional availability
Preferred Units Exchange Available Amount		1.1	n/a	No more SPV Preferred to purchase from FRBNY

[2]	$2.0 billion — $1.2 billion (amount actually drawn down under Series G) — $0.2 billion (additional amount notionally “applied” to reduce General Corporate Purposes Available Amount, but not an actual payment) = $0.6 billion.

[3]	$1.4 billion (Net Offering Proceeds) — $1.2 billion (Purchase Price) = $0.2 billion. Because there is a positive liquidation preference on the Series G, this amount must then go to pay it off. For this purpose, the $1.2 billion Purchase Price is deemed to have been “paid” out of Net Offering Proceeds (which also counts as a reduction of the General Corporate Purposes Available Amount) even though it is actually paid from the Series G drawdown. AIG is not obligated to redeem the remaining Series G Preferred Stock.

[4]	The $0.1 billion in Net Offering Proceeds used to make up the Purchase Price is paid to FRBNY but then reduces the Series G liquidation preference when the SPV Preferred Units are transferred to UST.

3

Example 5 (Equity Offering)	$b			Note

Assumptions:
FRBNY SPV Payoff Amount	2.5
Net Offering Proceeds	1.5
Prior Draws on Series G	0.0
Purchase Price:	1.5			Limited to amount of Net Offering Proceeds

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	1.5	1.5	1.5	Full $1.5 billion drawn—enough for Purchase Price
Net Offering Proceeds Used to Purchase Preferred	0.0	—	1.5	Purchase Price satisfied by Series G drawdown
Preferred Transferred to UST	1.5	(1.5)	0.0	Full $1.5 billion liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	0.0	—	0.0	Series G already paid off—no additional payment

Results:		Before	After
FRBNY SPV Payoff Amount		2.5	1.0	Old FRBNY SPV Payoff Amount less Purchase Price
Net Offering Proceeds Available to AIG		1.5	1.5	Did not need actual Net Offering Proceeds to satisfy Purchase Price
General Corporate Purposes Available Amount		2.0	0.5	$2.0 billion less Net Offering Proceeds 5
Preferred Units Exchange Available Amount		2.0	0.5	$2.0 billion less Net Offering Proceeds 6

Example 6 (Equity Offering)	$b

Assumptions:
FRBNY SPV Payoff Amount	2.5
Net Offering Proceeds	1.5
Prior Draws on Series G	1.1

Purchase Price:	1.5			Limited to amount of Net Offering Proceeds

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	0.9	0.9	2.0	$0.9 billion remaining—not enough for full Purchase Price
Net Offering Proceeds Used to Purchase Preferred	0.6	—	2.0	Actual Net Offering Proceeds needed to make up Purchase Price
Preferred Transferred to UST	1.5	(1.5)	0.5	$1.5 billion of liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	0.0	—	0.5	All Net Offering Proceeds already “applied”

Results:		Before	After
FRBNY SPV Payoff Amount		2.5	1.0	Old FRBNY SPV Payoff Amount less Purchase Price
Net Offering Proceeds Available to AIG		1.5	0.9	$0.6 billion net payoff of pre-existing Series G liquidation preference 7
General Corporate Purposes Available Amount		0.9	0.0	Full $2.0 billion has been used—no additional availability
Preferred Units Exchange Available Amount		0.9	0.0	Full $2.0 billion has been used—no additional availability

[5]	$2.0 billion — $1.5 billion (amount actually drawn down under Series G) = $0.5 billion.

[6]	$2.0 billion — $1.5 billion (amount actually drawn down under Series G) = $0.5 billion.

[7]	The $0.6 billion in Net Offering Proceeds used to make up the Purchase Price is paid to FRBNY but then reduces the Series G liquidation preference when the SPV Preferred Units are transferred to UST.

4

Example 7 (Conversion Date)	$b			Note

Assumptions:
FRBNY SPV Payoff Amount	1.7
Net Offering Proceeds	n/a
Prior Draws on Series G	0.0

Purchase Price:	1.7			Lesser of FRBNY SPV Payoff Amount and Series G availability

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	1.7	1.7	1.7	Full $1.7 billion drawn—enough for Purchase Price
Net Offering Proceeds Used to Purchase Preferred	n/a	—	1.7	Purchase Price satisfied by Series G drawdown
Preferred Transferred to UST	1.7	(1.7)	0.0	Full $1.7 billion liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	0.0	—	n/a	Series G already paid off—no additional payment

Results:		Before	After
FRBNY SPV Payoff Amount		1.7	0.0	FRBNY fully taken out
Net Offering Proceeds Available to AIG		n/a	n/a	No Equity Offering in this example
General Corporate Purposes Available Amount		2.0	n/a	Series G Draw Down Right expires on Conversion Date
Preferred Units Exchange Available Amount		2.0	n/a	No more SPV Preferred to purchase from FRBNY

Example 8 (Conversion Date)	$b

Assumptions:
FRBNY SPV Payoff Amount	1.7
Net Offering Proceeds	n/a
Prior Draws on Series G	1.0

Purchase Price:	1.0			Lesser of FRBNY SPV Payoff Amount and Series G availability

		Change in Series G	Series G
		Liquidation	Liquidation
Deferred Exchange Steps:		Preference	Preference
New Series G Drawdown Used to Purchase Preferred	1.0	1.0	2.0	Remaining $1.0 billion drawn--equal to Purchase Price (by definition)
Net Offering Proceeds Used to Purchase Preferred	n/a	—	2.0	Purchase Price satisfied by Series G drawdown
Preferred Transferred to UST	1.0	(1.0)	1.0	$1.0 billion of liquidation preference paid off with SPV Preferred

Additional Payment to UST to Redeem Series G:	n/a	—	n/a	Series G converts into AIG Common Stock on agreed terms

Results:		Before	After
FRBNY SPV Payoff Amount		1.7	0.7	Old FRBNY SPV Payoff Amount less Purchase Price
Net Offering Proceeds Available to AIG		n/a	n/a	No Equity Offering in this example
General Corporate Purposes Available Amount		1.0	n/a	Full $2.0 billion has been used—no additional availability
Preferred Units Exchange Available Amount		1.0	n/a	Full $2.0 billion has been used—no additional availability

5

Exhibit B
GUARANTEE, PLEDGE AND PROCEEDS APPLICATION
AGREEMENT
dated as of
[ ], 201[ ]
among
AMERICAN INTERNATIONAL GROUP, INC.,
THE GUARANTORS PARTY HERETO
and
AIA AURORA LLC and ALICO HOLDINGS LLC
as the Secured Parties

SCHEDULES:
Schedule 1	Pledgor Data

Schedule 2	Designated Interests, Indebtedness and Proceeds Therefrom Pledged by the Pledgors, Equity Interests of the AIA SPV and the ALICO SPV Pledged by the Borrower and Securities Pledged by the AIA SPV and the ALICO SPV as of the Effective Date
EXHIBITS:
Exhibit A	Issuer Control Agreement

-ii-

GUARANTEE, PLEDGE AND PROCEEDS APPLICATION
AGREEMENT
     AGREEMENT dated as of [ ], 201[ ] among AMERICAN INTERNATIONAL GROUP, INC., as Borrower, the GUARANTORS party hereto and AIA AURORA LLC (the “AIA SPV”) and ALICO HOLDINGS LLC (the “ALICO SPV”), each as Secured Party.
     WHEREAS, the Borrower and the Secured Parties are parties to the Master Transaction Agreement;
     WHEREAS, as contemplated by the Master Transaction Agreement, the Borrower and the Secured Parties wish to enter into the SPV Intercompany Loan Agreements simultaneously with the closing of the transactions contemplated by the Master Transaction Agreement to provide for borrowings under the SPV Intercompany Loan Agreements by the Borrower subject to the terms and conditions thereof;
     WHEREAS, the FRBNY, as a holder of AIA/ALICO Preferred Units, is willing to consent to such borrowings only subject to the grant of security contained herein and such other terms and conditions as are set forth herein and in the Master Transaction Agreement;
     WHEREAS, the Borrower is willing to cause each of the Guarantors party hereto to guarantee the Secured Obligations of the Borrower pursuant to the terms, conditions and limitations set forth herein and to cause each Guarantor to secure its guarantee thereof by granting Liens on certain of its assets to the Secured Parties as provided herein and in the other Security Documents in order to obtain the consent of the FRBNY to the lending of funds under the SPV Intercompany Loan Agreements;
     WHEREAS, upon any foreclosure or other enforcement of the Security Documents and sale of any Collateral, any sale of the Collateral or the Designated Interests by the Borrower or any Guarantor or the receipt by the Borrower or any Guarantor of any dividends or other distributions on account of any Collateral or any Designated Interests, the Net Proceeds thereof are to be received by or paid over to the Secured Parties and applied as provided herein and pursuant to the SPV LLC Agreements;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Definitions.
     (a) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC

Account	9-102
Authenticate	9-102
Certificated Security	8-102
Document	9-102
Entitlement Holder	9-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Proceeds	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Uncertificated Security	8-102
     (b) Additional Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Master Transaction Agreement. The following additional terms, as used herein, have the following meanings:
     “Aggregate Liquidity” means, at the date of calculation (on a Borrower only basis and not on a consolidated basis) the sum of (i) the aggregate amount of unrestricted cash and cash equivalents on hand of the Borrower and (ii) the aggregate unused amount of commitments available for immediate draw at such time by the Borrower under committed third-party credit facilities and contingent capital facilities then in effect (excluding, for these purposes, the Available Amount (as such term is defined in the Amended and Restated Purchase Agreement) under the Series G Drawdown Right).
     “Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Secured Parties pursuant to the Security Documents. When used with respect to a specific Pledgor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.
     “Collateral Custodian” means the Rights Holder or any other Person that the Rights Holder shall elect to appoint as the Collateral Custodian in its discretion; in each case the Collateral Custodian shall hold the Collateral that can be perfected by physical possession on behalf of the Secured Parties.

2

     “Control” when used with respect to any Security or Security Entitlement, has the meaning specified in UCC Section 8-106; and
     “Controlled Securities Account” means a Securities Account that (i) is maintained in the name of a Pledgor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement among such Pledgor, the Secured Parties and such Securities Intermediary.
     “Effective Date” means [ ], 201[ ].
     “Event of Default” has the meaning set forth in Section 11.
     “Excluded Property” means (i) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (ii) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 66% of all voting Equity Interests in such Foreign Subsidiary, (iii) notwithstanding clause (ii) of this definition, Equity Interests in any Transparent Subsidiary to the extent (but only to the extent) required to prevent the Collateral from including, directly or indirectly (through one or more Transparent Subsidiaries) more than 66% of all voting Equity Interests in a Foreign Subsidiary, (iv) assets that give rise to tax-exempt interest income within the meaning of Section 265(a)(2) of the Internal Revenue Code of 1986, as amended from time to time, (v) any property to the extent that the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent not obtained of any Governmental Authority pursuant to any applicable law or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such law or regulation or the term in such contract, license, agreement, instrument or other document or agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law and (vi) any property held as Indemnification Collateral under the Indemnification Collateral Account Security and Control Agreement, dated as of November 1, 2010, among Borrower, the ALICO SPV, MetLife and the other parties thereto.
     “Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” within the meaning of the Internal Revenue Code of 1986, as amended from time to time. For this purpose, a “controlled foreign corporation” includes any Subsidiary (other than a disregarded entity) substantially all of the assets of which is the stock of one or more controlled foreign corporations.

3

     “Governmental Authority” means any national, regional, local or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity, including any board of insurance, insurance department or insurance commissioner.
     “Guarantors” means each Subsidiary signing and delivering a counterpart hereof on the Effective Date and each Subsidiary that thereafter has signed and delivered a joinder agreement pursuant to which it agrees to be a Guarantor hereunder and to be bound by this Agreement accordingly, and in each case its and their successors and assigns.
     “Intellectual Property” means all intellectual and similar property of any Pledgor of every kind and nature now owned or hereafter acquired by any Pledgor, including inventions, designs, patents, copyrights, licenses, trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
     “Intellectual Property Filing” means (i) with respect to any patent, patent license, trademark or trademark license, the filing of an appropriate Intellectual Property Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any copyright or copyright license, the filing of an appropriate Intellectual Property Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Secured Party in such Intellectual Property.
     “Intellectual Property Security Agreement” means an instrument memorializing a Transaction Lien on Intellectual Property which is in appropriate form for filing in the relevant office specified herein.
     “Issuer Control Agreement” means an Issuer Control Agreement substantially in the form of Exhibit A (with any changes that the Secured Party shall have approved).
     “LLC Interest” means a membership interest or similar interest in a limited liability company.
     “Loan” means a loan outstanding under an SPV Intercompany Loan Agreement.

4

     “Loan Documents” means the SPV Intercompany Loan Agreements (including the promissory notes delivered thereunder) and the Security Documents.
     “Master Transaction Agreement” means the Master Transaction Agreement dated as of December 8, 2010 among the Borrower, the Secured Parties, the FRBNY, the UST and the Trust.
     “Material Adverse Effect” means (i) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, (ii) a material impairment of the ability of the Borrower or any other Pledgor to perform any of its obligations under any Loan Document to which it is or will be a party or (iii) a material impairment of the rights and remedies of or benefits available to the Secured Parties under any Loan Document.
     “Net Proceeds” of any property means (i) all dividends or other distributions on such asset and all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale (including, with respect to any Designated Entity, the sale of all or substantially all of the assets of such Designated Entity and its subsidiaries, taken as a whole), lease, exchange, assignment, licensing or other disposition of, or other realization upon, such property, including all claims of the owner of such asset against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, such property, and any condemnation or requisition payments with respect to such property (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received and including insurance proceeds) less (ii) (A) any expenses (including broker’s fees or commissions, legal fees and expenses, transfer and similar taxes and Borrower’s good-faith estimate of income taxes required to be paid in cash) incurred or assumed by the Borrower or any Guarantor in connection with the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) of such property and (B) any amounts provided as a reserve, in accordance with GAAP, against any liabilities associated with the property subject to such sale, transfer or other disposition or under any indemnification obligations or purchase price adjustment associated with such sale, transfer or other disposition; provided, however, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds deemed to have been received as of such time.
     “Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to a Pledgor or other counsel, in either case approved by the Secured Parties) addressed and delivered to the Secured Parties.

5

     “own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of such sufficient rights.
     “Partnership Interest” means a partnership interest, whether general or limited.
     “Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.
     “Pledgors” means the Borrower and the Guarantors.
     “Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Pledgors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.
     “Regulated Subsidiary” means a Subsidiary the business and affairs of which are regulated by a Governmental Authority whose consent is required for any acquisition of control or change of control thereof or for the guarantee of, or grant of Liens to secure, the obligations or performance of any controlling Person.
     “Release Conditions” means the following conditions for releasing all the Secured Guarantees and terminating all the Transaction Liens: all Secured Obligations shall have been paid in full (other than contingent indemnification and expense reimbursement obligations as to which no claim or potential claim shall have been asserted).
     “Representatives” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, attorneys, accountants and other professional advisors of such Person and its Affiliates.
     “Sale of Guarantor” has the meaning specified in Section 2(c)(ii).
     “Secured Agreement” refers, when used with respect to any Secured Obligation, collectively to each instrument, agreement or other document that sets forth obligations of the Borrower, obligations of a Guarantor and/or rights of the holder with respect to such Secured Obligation.
     “Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under Section 2 hereof.

6

     “Secured Obligations” means (a) all principal of all Loans outstanding from time to time under the SPV Intercompany Loan Agreements, all interest (including Post-Petition Interest) on all such Loans and all other amounts now or hereafter payable by the Borrower pursuant to the SPV Intercompany Loan Agreements; (b) the obligation of the Borrower to make, or cause to be made, SPV Capital Contributions pursuant to Section 3.04 of the Master Transaction Agreement and (c) all payment obligations of the Borrower under this Agreement.
     “Secured Party” means each of the AIA SPV and the ALICO SPV and any successors thereof or assignee thereof that hold the Secured Obligations.
     “Securities Account Control Agreement” means, when used with respect to a Securities Account of any Pledgor, a Securities Account Control Agreement in form and substance satisfactory to the Secured Parties among such Pledgor, the Secured Parties and the relevant Securities Intermediary.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Security Documents” means this Agreement, the Issuer Control Agreements, the Intellectual Property Security Agreements, the Securities Account Control Agreements and all other supplemental or additional security agreements, control agreements or similar instruments delivered pursuant to the SPV Intercompany Loan Agreements, this Agreement and/or the Master Transaction Agreement.
     “SPV Intercompany Loan Agreements” means the AIA SPV Intercompany Loan Agreement and the ALICO SPV Intercompany Loan Agreement.
     “subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which more than fifty percent (50%) of the interest in the capital or profits of such corporation, partnership, joint venture or limited liability company or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is at the time, directly or indirectly owned by such Person and/or one or more subsidiaries thereof; provided, however, that neither AIG Global Asset Management Holdings Corp. and its subsidiaries nor any investment vehicle managed by the Borrower or any of its Affiliates and created or invested in the ordinary course of its or their respective investment management shall be a subsidiary of the Borrower or any of its Affiliates for purposes of this Agreement.

7

     “Subsidiary” means any subsidiary of the Borrower.
     “Transaction Liens” means the Liens granted by the Pledgors under the Security Documents.
     “Transparent Subsidiary” means (i) any Subsidiary that is treated as either a partnership or an entity disregarded as separate from its owner under Treasury Regulation §301.7701-2(c)(1), and (ii) any other Subsidiary substantially all the assets of which (including assets owned indirectly through Transparent Subsidiaries) are Equity Interests in Foreign Subsidiaries.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “United States” means the United States of America.
     (c) Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) except as otherwise specified herein, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

8

     SECTION 2. Guarantees by Guarantors.
     (a) Secured Guarantees. Subject to Section 2(i), each Guarantor, jointly and severally, unconditionally guarantees the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise). This is a guaranty of payment and not of collection. The Secured Parties shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. If the Borrower fails to pay any Secured Obligation punctually in accordance with the terms of the SPV Intercompany Loan Agreements, the Master Transaction Agreement or this Agreement, as applicable, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.
     (b) Secured Guarantees Unconditional. The obligations of each Guarantor under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise;
     (ii) any modification or amendment of or supplement to any Secured Agreement;
     (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;
     (iv) any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;
     (v) the existence of any claim, set-off or other right that such Guarantor may have at any time against the Borrower, any other Guarantor, either Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

9

     (vi) any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Secured Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by the Borrower, any other Guarantor or any other Person; or
     (vii) any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Secured Agreement, either Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder.
     (c) Release of Secured Guarantees. (i) All the Secured Guarantees will be released when all the Release Conditions are satisfied. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.
     (i) If all the capital stock of a Guarantor or all or substantially all the assets of a Guarantor or all the Designated Interests owned by a Guarantor are sold, transferred or otherwise disposed of to a Person (other than the Borrower or any of its Subsidiaries) in a transaction permitted by this Agreement and the Master Transaction Agreement (any such sale, a “Sale of Guarantor”), each Secured Party shall release such Guarantor from its Secured Guarantee; provided that arrangements reasonably satisfactory to the Secured Parties and the Rights Holder have been made to apply the Net Proceeds of such Sale of Guarantor that constitute Net Proceeds of any Collateral or Designated Interests as required by the SPV Intercompany Loan Agreements and this Agreement.
     (ii) In addition to any release required by subsection (ii), the Rights Holder, on behalf of the Secured Parties, may release any Secured Guarantee.
     (d) Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor and/or any other Person.
     (e) Reinstatement. Each secured Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by the Secured Parties, including, without limitation, on the insolvency, bankruptcy or

10

reorganization of the Borrower or otherwise, in each case as though the payment had not been made.
     (f) Subrogation. A Guarantor that makes a payment with respect to a Secured Obligation hereunder shall be subrogated to the rights of the relevant Secured Party against the Borrower with respect to such payment and shall be entitled to contribution from the other Guarantors in accordance with applicable law; provided that no Guarantor shall enforce any payment, or accept any payment, by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Secured Obligation, until all the Release Conditions have been satisfied.
     (g) Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by either Secured Party.
     (h) Continuing Guarantee. Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by each Secured Party. If all or part of the Secured Parties’ interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights under each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.
     (i) Limitations on Recourse.
     (i) The Secured Parties shall have recourse in respect of the Secured Obligations only (1) to the Collateral and (2) against the Borrower (x) up to an aggregate amount equal at any time to the fair market value of the Designated Interests that are not Collateral at such time, as reasonably determined in good faith by the AIG Board, or if the Rights Holder on behalf of the Secured Parties contests such valuation, by an investment banking firm of national standing designated by mutual agreement of AIG and the Rights Holder on behalf of the Secured Parties and (y) in respect of any amounts due and unpaid pursuant to Section 4(a); provided, that the foregoing limitations shall not apply to any claims against the Borrower for any loss, damage, cost, expense, liability, claim or other obligation incurred by the Secured Parties (including reasonable attorney’s fees and reasonable out-of-pocket expenses) arising out of or in connection with (A) fraud or intentional misrepresentation by the Borrower in connection with the Loans, or (B) Borrower’s knowing and

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intentional failure to perform its material obligations under the Loan Documents.
     (ii) The Secured Parties shall have recourse against any Guarantor only to the extent of such Guarantor’s interests in the Collateral.
     (iii) The ALICO SPV, as Secured Party, shall have no recourse to any Collateral pledged by the AIA SPV as Guarantor in respect of the Secured Obligations until such time as the Preferred Payment (as defined in the AIA SPV LLC Agreement) shall have occurred in accordance with the terms of the AIA SPV LLC Agreement and the ALICO SPV, as Secured Party, shall be subordinated in right of payment from the AIA SPV, as Guarantor, to the prior payment in full of the AIA Liquidation Preference and all preferred returns earned thereon, except (i) during any period in which the FRBNY Payoff Time shall have occurred with respect to the AIA SPV but not with respect to the ALICO SPV, during which period the ALICO SPV shall have recourse to any Collateral Pledged by the AIA SPV in priority of any distribution on the AIA Preferred Units or (ii) to the extent otherwise directed by the Rights Holder.
     (iv) The AIA SPV, as Secured Party, shall have no recourse to any Collateral pledged by the ALICO SPV as Guarantor in respect of the Secured Obligations until such time as the Junior Preferred Payment (as defined in the ALICO SPV LLC Agreement) shall have occurred in accordance with the terms of the ALICO SPV LLC Agreement and the AIA SPV, as Secured Party, shall be subordinated in right of payment from the ALICO SPV, as Guarantor, to the prior payment in full of the ALICO Liquidation Preference and all preferred returns earned thereon, except (i) during any period in which the FRBNY Payoff Time shall have occurred with respect to the ALICO SPV but not with respect to the AIA SPV, during which period the AIA SPV shall have recourse to any Collateral Pledged by the ALICO SPV in priority of any distribution on the ALICO Preferred Units or (ii) to the extent otherwise directed by the Rights Holder.
     (j) Limitation on Obligations of Each Guarantor. The obligations of each Guarantor under its Secured Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Secured Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.
     SECTION 3. Grant of Transaction Liens.
     (a) Subject to clause (d) of this Section 3, the Borrower, in order to secure the Secured Obligations, and each Guarantor other than the AIA SPV and

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the ALICO SPV, in order to secure its Secured Guarantee, grants to each Secured Party a continuing security interest in all the following property of the Borrower or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:
     (i) all Designated Interests;
     (ii) all indebtedness for borrowed money owed by any Designated Entity;
     (iii) all Equity Interests of the AIA SPV and the ALICO SPV;
     (iv) all Securities and Instruments evidencing any of the Collateral described in the foregoing clauses (i) through (iii);
     (v) all Intellectual Property that (1) is used exclusively by any Designated Entity or its subsidiaries or (2) otherwise relates exclusively to any Designated Entity or its subsidiaries, is required to operate such Designated Entity or its subsidiaries and is not comprised of off-the-shelf computer software which is generally available on nondiscriminatory pricing terms;
     (vi) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) that (1) are used exclusively by any Designated Entity or its subsidiaries or (2) otherwise relate exclusively to any Designated Entity or its subsidiaries, are required to operate such Designated Entity or its subsidiaries and are not comprised of off-the-shelf computer software which is generally available on nondiscriminatory pricing terms;
     (vii) all General Intangibles related to any rights under any contract (but only to the extent that such rights are not prohibited to be assigned by the Borrower or the Guarantor, as applicable, by the express terms of such contract) to sell, transfer or otherwise dispose of the Collateral described in the foregoing clauses (i) through (vi), including, without limitation, the rights that are expressly assignable pursuant to Section 11.06 of the Star-Edison Purchase Agreement;
     (viii) any property set forth on Schedule 2 to the extent not captured by the foregoing clauses (i) through (vii); and
     (ix) all Proceeds of the Collateral described in the foregoing clauses (i) through (viii) other than (A) if, at the time of receipt of any Net Proceeds of the ILFC Interests, Aggregate Liquidity is less than $6,000,000,000 or such other amount as shall be agreed in writing by

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Borrower and the Rights Holder on behalf of the Secured Parties, an aggregate amount of such Net Proceeds not to exceed $2,000,000,000 (taking into account any Net Proceeds of the ILFC Interests previously retained by the Borrower pursuant to Section 4(a)) less the aggregate principal amount of any indebtedness secured by the ILFC Interests the incurrence of which was permitted by Section 7(c) and (B) the amount of Net Proceeds of the Star Interests or the Edison Interests, if any, that the Rights Holder, on behalf of the Secured Parties, has agreed to permit Borrower to retain pursuant to Section 4(a);
provided that the Excluded Property is excluded from the foregoing grant of security interests,
     (b) Subject to clause (d) of this Section 3, each of the AIA SPV and the ALICO SPV, in their respective capacities as Guarantors in order to secure their respective Secured Guarantees, grants to the other as Secured Party a continuing security interest in all the following property of such Guarantor whether now owned or existing or hereafter acquired or arising and regardless of where located:
     (i) all Accounts;
     (ii) all indebtedness for borrowed money owed by any Designated Entity;
     (iii) all Documents;
     (iv) all Equipment;
     (v) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property) except for the SPV Intercompany Loan Agreement to which it is a party;
     (vi) all Inventory;
     (vii) all Securities and Instruments;
     (viii) all Investment Property;
     (ix) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Guarantor (1) pertaining to any of its Collateral or (2) used exclusively by any Designated Entity or its subsidiaries or otherwise relating exclusively to any Designated Entity or its subsidiaries and required to operate such Designated Entity or its subsidiaries and not comprised of off-the-shelf computer software which is generally available on nondiscriminatory pricing terms;

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     (x) such Guarantor’s ownership interest in (1) its Controlled Securities Accounts, (2) all Financial Assets credited to its Controlled Securities Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Controlled Securities Accounts from time to time and (4) all other money in the possession of the Secured Parties; and
     (xi) all Proceeds of the Collateral described in the foregoing clauses (i) through (x) and all Proceeds from the SPV Intercompany Loan Agreement to which it is a party;
provided that the Excluded Property is excluded from the foregoing grant of security interests.
     (c) The Transaction Liens are granted as security only and shall not subject either Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Pledgor with respect to any of the Collateral or any transaction in connection therewith.
     (d) If the Governmental Authority having jurisdiction over any Regulated Subsidiary determines that a pledge of the Equity Interests of such Regulated Subsidiary hereunder constitutes or would constitute the acquisition of or a change of control with respect to such Regulated Subsidiary or any subsidiary thereof as to which the prior approval of such Governmental Authority was required and not obtained or waived, then, immediately upon the relevant Pledgor’s receipt of written notice from such Governmental Authority of such determination and without any action on the part of either Secured Party or any other Person, such pledge shall be rendered void ab initio and of no effect, at which time the Pledgor may cause the Regulated Subsidiary to alter its share transfer records to reflect that the pledge has become void. Upon any such occurrence, (i) the Secured Parties shall, at such Pledgor’s written request and expense, return all certificates representing such Equity Interests to such Pledgor and execute and deliver such documents as such Pledgor shall reasonably request to evidence such Pledgor’s retention of all rights in such Equity Interests and (ii) such Pledgor, if permitted, shall promptly, and each Secured Party, if permitted, may, submit a request to the relevant Governmental Authority for approval of the pledge of such Equity Interests by the Pledgor hereunder, with which the Pledgor and the relevant Regulated Subsidiary shall fully cooperate, and, upon receipt of such approval, shall forthwith deliver to the Secured Parties certificates representing all the outstanding Equity Interests in such Regulated Subsidiary (subject to the limitation in Section 5(e) if such Regulated Subsidiary is a Foreign Subsidiary) to be held as Collateral hereunder.
     SECTION 4. Application of Net Proceeds of Collateral and Designated Interests. The Borrower hereby covenants and agrees with each Secured Party

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and the Rights Holder that, so long as this Agreement shall remain in effect and until all Secured Obligations shall have been paid in full, except to the extent otherwise agreed in writing by the Rights Holder on behalf of the Secured Parties:
     (a) As soon as practicable and in any case on or prior to (x) the fifth Business Day following the receipt of cash Net Proceeds of all or any portion of the Collateral (other than any Collateral to which either Secured Party does not have recourse at such time pursuant to Section 2(i)(iii) or 2(i)(iv)) or the Designated Interests by the Borrower or any Subsidiary that is not a Regulated Subsidiary or a subsidiary of a Regulated Subsidiary and (y) the twentieth Business Day following the receipt of any such cash Net Proceeds by any Regulated Subsidiary or a subsidiary of a Regulated Subsidiary, the Borrower or any Guarantor shall apply, or cause to be applied, an amount equal to 100% of such Net Proceeds, to satisfy the Secured Obligations in accordance with the terms of paragraph (b) of this Section; provided, however, that (i) if, at the time of receipt of any Net Proceeds of the ILFC Interests, Aggregate Liquidity is less than $6,000,000,000 or such other amount as shall be agreed in writing by Borrower and the Rights Holder on behalf of the Secured Parties, then Borrower shall be permitted to retain an aggregate amount of such Net Proceeds not to exceed $2,000,000,000 (taking into account any Net Proceeds of the ILFC Interests previously retained by the Borrower pursuant to this Section) less the aggregate principal amount of any indebtedness secured by the ILFC Interests the incurrence of which was permitted by Section 7(c), and shall not be obligated to apply or cause to be applied such amounts to satisfy the Secured Obligations and (ii) Borrower shall be permitted to retain Net Proceeds of the Star Interests or the Edison Interests only if, and to the extent, the Rights Holder, on behalf of the Secured Parties, shall agree in writing to permit Borrower to retain such Net Proceeds and not to apply or cause to be applied such amounts to satisfy the Secured Obligations.
     (b) Any amounts paid on account of the Secured Obligations, including, without limitation, amounts due pursuant to paragraph (a) of this Section, any other amounts voluntarily or involuntarily paid by the Borrower, any Guarantor or any other Person, and any cash Net Proceeds of all or any part of the Collateral (other than any Collateral to which either Secured Party does not have recourse at such time pursuant to Section 2(i)(iii) or 2(i)(iv)) generated by any Person upon the occurrence and during the continuance of an Event of Default, shall be applied, without duplication, in the following order of priorities:
     first, to pay any expenses incurred or assumed by the Borrower or any Guarantor in connection with such payment (without duplication of expenses accounted for in the determination of the Net Proceeds of such transaction) and to pay the costs of enforcement of the Secured Parties’ rights with respect to such asset or assets, if applicable;

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     second, unless otherwise agreed by the Rights Holder on behalf of the Secured Parties, to be paid to the AIA SPV and/or the ALICO SPV, pro rata in accordance with the relative size of the outstanding AIA Liquidation Preference and the ALICO Liquidation Preference at the time such payments are made, such amounts to be applied by the AIA SPV and/or the ALICO SPV first to accrued but unpaid interest (including Post-Petition Interest) on, and then to principal of, the Loans under the applicable SPV Intercompany Loan Agreement in accordance with the applicable provisions of the relevant SPV Intercompany Loan Agreement and second to satisfy the Borrower’s obligation to make or caused to be made SPV Capital Contributions to the AIA SPV and/or the ALICO SPV pursuant to Section 3.04 of the Master Transaction Agreement;
     third, to pay any other amounts due under this Agreement or either SPV Intercompany Loan Agreement; and
     finally, if applicable, to pay to each relevant Pledgor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it;
provided, however, that Collateral owned by a Guarantor shall be liquidated and any proceeds thereof shall be applied pursuant to the foregoing clauses only to the extent permitted by the limitations in Section 2(i)(iii), 2(i)(iv) or 2(j).
     SECTION 5. General Representations and Warranties. Each Pledgor represents and warrants to each Secured Party, the UST, the FRBNY and the Rights Holder that:
     (a) Such Pledgor is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in Schedule 1, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement contemplated hereby to which it is or will be a party.
     (b) The execution, delivery and performance by such Pledgor of this Agreement and each other Loan Document executed and delivered by such Pledgor on the Effective Date have been duly authorized by all requisite corporate and, if required, stockholder action and will not (i) violate (A) any provision of

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law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Pledgor, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Pledgor is a party or by which any of them or any of their property is or may be bound, except, with respect to clauses (A), (B) and (C), where such violation would not reasonably be expected to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except where such conflict, breach, default or right would not reasonably be expected to result in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any of the Collateral, whether now owned or hereafter acquired (except a Transaction Lien).
     (c) This Agreement has been duly executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.
     (d) Schedule 2 lists all Collateral of the type described in Section 3(a) clauses (i) and (ii) (or in the case of the AIA SPV and the ALICO SPV, in their respective capacities as Guarantors, all Securities) owned by such Pledgor as of the Effective Date, and all Equity Interests of the AIA SPV and the ALICO SPV owned by the Borrower as of the Effective Date. Except as set forth on Schedule 2, such Pledgor holds all such Collateral directly (i.e., not through a Subsidiary, a Securities Intermediary, Depository Trust Company or any other Person).
     (e) All Collateral owned by such Pledgor is owned by it free and clear of any Lien other than (i) the Transaction Liens and (ii) Permitted Liens. All shares of capital stock included in its Pledged Equity Interests (including shares of capital stock in respect of which such Pledgor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the Star-Edison Purchase Agreement, none of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person. Such Pledgor is not and will not become a party to or otherwise bound by any agreement (except the Loan Documents) which restricts in any manner the rights of any present or future holder of any Pledged Equity Interest with respect to such Pledged Equity Interest.
     (f) Such Pledgor has not performed any acts that might prevent either Secured Party from enforcing any of the provisions of the Security Documents or that would limit either Secured Party in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or

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instrument covering all or part of the Collateral owned by such Pledgor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens and other than those that name the FRBNY as secured party with respect to the FRBNY Credit Facility. On the Effective Date, all Collateral consisting of certificated securities or instruments owned by such Pledgor and required to be delivered to the Secured Parties will have been delivered to the Collateral Custodian in accordance with the delivery instructions provided to the Pledgor by the Collateral Custodian free and clear of the claims of any other Person or security interest therein, other than the Secured Parties or any other Permitted Lien and no Pledged Investment Property owned by such Pledgor will be under the Control of any other Person having a claim thereto or a security interest therein other than a Permitted Lien.
     (g) Immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, (ii) AIG and the Subsidiaries, on a consolidated basis, are Solvent and (ii) the Guarantors, on a consolidated basis, are Solvent.
     (h) The Transaction Liens on all Collateral owned by such Pledgor (i)have been validly created, (ii) will attach to each item of such Collateral on the Effective Date (or, if such Pledgor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, subject to Section 3(d), will secure all the Secured Obligations or such Pledgor’s Secured Guarantee, as the case may be.
     (i) The information set forth in Schedule 1 as to such Pledgor is correct and complete as of the Effective Date.
     (j) When UCC financing statements describing the Collateral as set forth in Section 3 hereof have been filed in the central UCC filing offices of the jurisdictions specified in Schedule 1, the Transaction Liens will constitute perfected security interests in the Collateral owned by such Pledgor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. Except for the filing of such (i) UCC financing statements, (ii) Intellectual Property Filings, (iii) any filings necessary to preserve or perfect the Transaction Liens on any Designated Interest pursuant to applicable non- U.S. law; and (iv) other filings as may be necessary to limit or avoid the application of Section 3(d), no registration, recordation or filing with any Governmental Authority is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or (except with respect to Equity Interests in any Regulated Subsidiary) for the enforcement of the Transaction Liens.

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     SECTION 6. Further Assurances; Affirmative Covenants. Each Pledgor covenants as follows:
     (a) Such Pledgor will, from time to time, at the Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing) that from time to time may be necessary or desirable, or that the Secured Parties may request, in order to:
     (i) create, preserve, perfect, confirm or validate the Transaction Liens on such Pledgor’s Collateral and the priority thereof (including, without limitation, any actions necessary to create, preserve, perfect, confirm or validate the Transaction Liens on any Designated Interest pursuant to applicable non- U.S. law);
     (ii) in the case of Pledged Investment Property, Pledged Instruments evidencing indebtedness owed by any Designated Entity and Pledged Certificated Securities, cause each Secured Party or the Collateral Custodian to have Control thereof;
     (iii) enable the Secured Parties to obtain the full benefits of the Security Documents; or
     (iv) enable the Secured Parties to exercise and enforce any of their rights, powers and remedies with respect to any of such Pledgor’s Collateral.
Such Pledgor authorizes the Secured Parties to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral and other information set forth therein, as the Rights Holder, on behalf of the Secured Parties, may deem necessary or desirable for the purposes set forth in the preceding sentence. Each Pledgor also ratifies its authorization for the Secured Parties to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Each Pledgor further authorizes the Secured Party to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by such Pledgor, without the signature of such Pledgor, and naming such Pledgor as debtor and the Secured Parties as secured parties. The Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

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     (b) Such Pledgor shall use its commercially reasonable efforts to (i) obtain any consent, approval or non-disapproval that is required in order to prevent any of its property from falling within the definition of “Excluded Property,” and (ii) obtain any rating agency, regulatory or other consents, approvals, non-disapprovals or assurances as may be necessary to permit distribution of any Net Proceeds of any Designated Interest received by any Subsidiary that is not a Pledgor (other than any amounts in respect of which a payment has been made pursuant to Section 4(a)) to the Borrower or any Guarantor in compliance with applicable law and without a downgrade of the financial strength or insurer claims-paying rating of the relevant Subsidiary or Subsidiaries, and upon receipt of such consents, approvals, non-disapprovals or assurances, such Pledgor shall cause such Net Proceeds to be distributed to the Borrower or a Guarantor.
     (c) Without limiting anything to the contrary in the Master Transaction Agreement, the AIA SPV LLC Agreement or the ALICO SPV LLC Agreement, such Pledgor will not (i) change its name or organizational form or structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Secured Parties prior notice thereof and delivered an Opinion of Counsel with respect thereto in accordance with Section 6(f).
     (d) Such Pledgor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
     (e) Such Pledgor shall pay its indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon the Collateral or any part thereof or any Designated Interest; provided that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Pledgor shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
     (f) At least 15 days (or such shorter period as may be agreed by the Rights Holder on behalf of the Secured Parties) before it takes any action contemplated by Section 6(c), such Pledgor will, at the Borrower’s expense, cause to be delivered to the Secured Parties an Opinion of Counsel, in form and substance satisfactory to the Rights Holder, on behalf of the Secured Parties, to

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the effect that (i) all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect and protect the Transaction Liens against all creditors of and purchasers of Pledged Collateral from such Pledgor after it takes such action (except any continuation statements specified in such Opinion of Counsel that are to be filed more than six months after the date thereof) have been filed or recorded in each office necessary for such purpose, (ii) all fees and taxes, if any, payable by the Pledgor in connection with such filings or recordations have been paid in full and (iii) except as otherwise agreed by the Rights Holder on behalf of the Secured Parties, such action will not adversely affect the perfection or priority of the Transaction Lien on any Collateral currently owned or hereafter acquired by such Pledgor after it takes such action or the accuracy of such Pledgor’s representations and warranties herein relating to such Collateral.
     (g) Such Pledgor may sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral only to the extent that (i) doing so would not violate a covenant in either SPV Intercompany Loan Agreement or this Agreement and (ii) an Event of Default shall not have occurred and be continuing under this Agreement or either SPV Intercompany Loan Agreement. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Pledgor or a lease) permitted by the foregoing sentence, the Transaction Liens on the assets sold or disposed of (but not on any Net Proceeds arising from such sale or disposition) will cease immediately without any action by the Secured Parties. The Secured Parties will, at the Borrower’s expense, execute and deliver to the relevant Pledgor such documents as such Pledgor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.
     (h) Such Pledgor will, promptly upon request, provide to the Rights Holder, on behalf of the Secured Parties, all information and evidence concerning such Pledgor’s Collateral that the Rights Holder may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.
     (i) Promptly upon becoming aware of any default hereunder, such Pledgor will furnish to the Secured Parties and the Rights Holder prompt written notice thereof specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.
     SECTION 7. Negative Covenants. The Borrower hereby covenants and agrees with each Secured Party and the Rights Holder that, so long as this Agreement shall remain in effect and until all Secured Obligations shall have been paid in full, unless the Secured Parties and the Rights Holder shall otherwise consent in writing, the Borrower will not, nor cause any Subsidiary to:

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     (a) take any action that would result in a violation of Section 8.01(a)(v) of the Master Transaction Agreement.
     (b) sell, transfer, lease or otherwise dispose of all or any portion of the Collateral or any Designated Interest if the contract to sell, transfer or otherwise dispose of such asset or assets by its terms prohibits the assignment to the Secured Parties by the Borrower or the relevant Guarantor, as applicable, of the General Intangibles related to any rights to receive payments under such contract.
     (c) create, incur, assume or permit to exist any Lien on all or any portion of the Collateral or any Designated Interest, except:
     (i) Liens existing on the date hereof; provided that such Liens shall secure only those obligations that they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;
     (ii) any Lien created hereunder;
     (iii) Liens for taxes not yet due or that are being contested;
     (iv) judgment Liens securing judgments not constituting an Event of Default; and
     (v) Liens on the ILFC Interests securing indebtedness for borrowed money in an aggregate principal amount not to exceed $2,000,000,000 less the aggregate amount of Net Proceeds of the ILFC Interests retained by Borrower pursuant to Section 4(a), only if at the time of incurrence of such indebtedness Aggregate Liquidity is less than $6,000,000,000 or such other amount as shall be agreed in writing by Borrower and the Rights Holder on behalf of the Secured Parties.
     (d) take any action (or fail to act in any manner) that would reasonably be expected to negatively affect the value of the Collateral or the Designated Interests; provided that, for the avoidance of doubt, decisions made in the ordinary course of business in the exercise of the good faith business judgment of the Borrower shall be deemed not to violate this provision.
     (e) take any action (or fail to act in any manner) that would reasonably be expected to negatively affect the perfection of the Transaction Liens.
     SECTION 8. Covenants of the AIA SPV and the ALICO SPV as Guarantors. Each of the AIA SPV and the ALICO SPV, in their respective capacities as Guarantors, represents, warrants and covenants to each other in their respective capacities as Secured Parties as follows:

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     (a) Security Entitlements. Upon the request of the Rights Holder on behalf of the Secured Parties, the AIA SPV or the ALICO SPV, as the case may be, will, with respect to each Pledged Security Entitlement then owned by it, as promptly as practicable enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the relevant Secured Party (which shall enter into the same). Thereafter, whenever the AIA SPV or the ALICO SPV, as the case may be, acquires any other such Security Entitlement, such party will immediately cause the underlying Financial Asset to be credited to a Controlled Securities Account.
     (b) Perfection as to Security Entitlements. So long as the Financial Asset underlying any Security Entitlement owned by the AIA SPV or the ALICO SPV, as the case may be, is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens and rights of the relevant Securities Intermediary that are Permitted Liens), (ii) the Secured Parties will have Control of such Security Entitlement and (iii) no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against the relevant Secured Party.
     (c) Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements to Securities issued by AIA Group Limited or MetLife owned by the AIA SPV or the ALICO SPV, as the case may be, and all Securities Accounts to which such related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the State of New York.
     SECTION 9. Delivery, Perfection and Control of Securities and Instruments. Each Pledgor represents, warrants and covenants as follows:
     (a) Certificated Securities. On the Effective Date, such Pledgor will deliver to the Collateral Custodian as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Pledgor. Thereafter, whenever such Pledgor acquires any other certificate representing a Pledged Certificated Security, such Pledgor will immediately deliver such certificate to the Collateral Custodian as Collateral hereunder. The provisions of this subsection are subject to the limitations in Section 3(d) (in the case of Equity Interests in a Regulated Subsidiary) and Section 9(i).
     (b) Uncertificated Securities Not Held in Controlled Securities Accounts. On the Effective Date, such Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each

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Pledged Uncertificated Security then owned by such Pledgor that is not held in a Controlled Securities Account and deliver such Issuer Control Agreement to the Secured Parties (which shall enter into the same). Thereafter, whenever such Pledgor acquires any other Pledged Uncertificated Security, such Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security and deliver such Issuer Control Agreement to the Secured Parties (which shall enter into the same). The provisions of this subsection are subject to the limitation in Section 3(d) in the case of Equity Interests in a Regulated Subsidiary, and Section 9(g) in the case of voting Equity Interests in a Foreign Subsidiary.
     (c) Instruments and Documents. On the Effective date such Pledgor will, with respect to each Pledged Instrument evidencing indebtedness for borrowed money owed by any Designated Entity then owned by it or any other agreement memorializing or relating to such indebtedness, deliver such Instrument or document to the Collateral Custodian as Collateral hereunder. Thereafter, whenever such Pledgor acquires any other such Instrument, such Pledgor will, as promptly as practicable, deliver such Instrument or document to the Secured Party as Collateral Hereunder.
     (d) Regulated Subsidiaries. If the Collateral includes any Equity Interest in a Regulated Subsidiary that is not represented by certificates, the relevant Pledgor shall exercise its commercially reasonable efforts to cause such Equity Interest to be represented by certificates and, promptly upon receipt thereof, comply with clause (a) of this Section with respect thereto. No Pledgor shall hold any Equity Interest in a Regulated Subsidiary in a Securities Account.
     (e) Perfection as to Certificated Securities. When such Pledgor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Custodian and complies with Section 6(e) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others except Permitted Liens, (ii) the Secured Parties will have Control of such Pledged Certificated Security and (iii) the Secured Parties will be protected purchasers (within the meaning of UCC Section 8-303) thereof.
     (f) Perfection as to Uncertificated Securities Not Held in Controlled Securities Accounts. When such Pledgor, the Secured Parties and the issuer of any Pledged Uncertificated Security owned by such Pledgor that is not held in a Controlled Securities Account enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens or rights of others except Permitted Liens, (ii) the Secured Party will have Control of such Pledged Uncertificated Security and (iii) the Secured Party will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

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     (g) Perfection as to Instruments. When such Pledgor delivers any Pledged Instrument owned by it to the Collateral Custodian, the Transaction Lien on such Pledged Instrument will be perfected, subject to no prior Liens or rights of others except Permitted Liens.
     (h) Delivery of Pledged Certificates and Instruments. All Pledged Certificates and Pledged Instruments, when delivered to the Collateral Custodian, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Rights Holder on behalf of the Secured Parties.
     (i) Foreign Subsidiaries. A Pledgor will not be obligated to comply with the provisions of this Section at any time with respect to any voting Equity Interest in a Foreign Subsidiary or any Equity Interests in any Transparent Subsidiary if and to the extent (but only to the extent) that such Equity Interests are excluded from the Transaction Liens at such time pursuant to clause (ii) and/or clause (iii) of the definition of Excluded Property.
     (j) Transfer of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Secured Parties may (and to the extent that action by them is required, the relevant Pledgor, if directed to do so by the Secured Parties, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Secured Parties or their nominee; provided that no such action shall be taken with respect to any Equity Interest in any Regulated Subsidiary unless any and all regulatory approvals required under applicable law shall have been obtained. Each Pledgor will take any and all actions reasonably requested by the Rights Holder on behalf of the Secured Parties to facilitate compliance with this Section. The Secured Parties will promptly give to the Rights Holder on behalf of the Secured Parties copies of any notices and other communications received by the Secured Parties with respect to Pledged Securities registered in the name of the Secured Parties or their nominee.
     (k) Certification of Limited Liability Company and Partnership Interests. Any limited liability company and any partnership the equity interests of which are Collateral shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as defined under Article 8 of the Uniform Commercial Code, or (b) certificate any Equity Interests in any such limited liability company or such partnership. To the extent an interest in any limited liability company or partnership controlled by any Pledgor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Custodian as required by Section 6(a) and such Pledgor shall fulfill all other requirements under Section 6 applicable in respect thereof.

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     SECTION 10. Right to Vote Securities. (a) Unless an Event of Default shall have occurred and be continuing (and, with respect to Securities issued by AIA Group Limited and owned by the AIA SPV, unless the Rights Holder, on behalf of the Secured Parties, shall have foreclosed upon such Securities), each Pledgor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Secured Parties will, upon receiving a written request from such Pledgor, deliver to such Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of a Secured Party or its nominee or any such Pledged Securities Entitlement as to which the Secured Party or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance satisfactory to the Rights Holder on behalf of the Secured Parties. Unless an Event of Default shall have occurred and be continuing, no Secured Party will have any right to take any action which the owner of a Pledged Partnership Interest or Pledged LLC Interest is entitled to take with respect thereto, except the right to receive payments and other distributions to the extent provided herein.
     (b) If an Event of Default shall have occurred and be continuing, the Secured Parties will have the exclusive right to the extent permitted by law (and, in the case of a Pledged Partnership Interest or Pledged LLC Interest, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document) to vote, to give consents, ratifications and waivers and to take any other action with respect to the Collateral, with the same force and effect as if the Secured Parties were the absolute and sole owner thereof, and each Pledgor will take all such action as the Rights Holder, on behalf of the Secured Parties, may reasonably request from time to time to give effect to such right; provided that the Secured Parties will not have the right to vote, to give consents, ratifications or waivers or to take any other action with respect to the Equity Interest in any Regulated Subsidiary, in each case to the extent that such action would require any notice to, filing with or the taking of any other action by a Governmental Authority, unless such notice, filing or action shall have been made, granted or approved.
     SECTION 11. Events of Default. An event of default (“Event of Default”) occurs when:
     (a) any representation or warranty made or deemed made in this Agreement shall prove to have been false or misleading in any material respect when so made, deemed made or furnished, or any representation or warranty that is qualified by materiality shall prove to have been false or misleading in any respect when so made, deemed made or furnished; provided that if such breach of

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a representation or warranty (i) has not resulted in a Material Adverse Effect and (ii) is reasonably susceptible of cure and if cured would not reasonably be expected to result in, a Material Adverse Effect, then no Event of Default shall occur unless such representation or warranty shall have continued to be materially false or misleading for a period of 10 Business Days after notice thereof from a Secured Party or the Rights Holder to the Borrower or knowledge thereof on the part of the Borrower;
     (b) an Event of Default (as defined in the applicable SPV Intercompany Loan Agreement) shall occur under either SPV Intercompany Loan Agreement (for clarity, giving effect to any notice or cure provisions contained therein);
     (c) a default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 7; provided that any such default arising under Section 7(c) or 7(d) shall not give rise to an Event of Default if (i) such default did not arise as the result of a volitional act of the Borrower, (ii) Borrower commences efforts to remedy such default promptly following notice thereof from a Secured Party or the Rights Holder or knowledge thereof of the Borrower and (iii) such default is remedied on or before the fifteenth day following the earlier of such notice or knowledge;
     (d) a default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained herein, in either SPV Intercompany Loan Agreement or in the Master Transaction Agreement (other than those specified in paragraph (c) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from a Secured Party or the Rights Holder to the Borrower and (ii) knowledge thereof of the Borrower;
     (e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Guarantor or of a substantial part of the property or assets of the Borrower or any Guarantor, under Title 11 of the United States Code, as now constituted or hereafter amended, the appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of the property or assets of the Borrower or any Guarantor or (iii) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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     (f) the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, the appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of the property or assets of the Borrower or any Guarantor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (g) one or more judgment liens shall be entered against the Collateral and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon any part of the Collateral and such judgment either is for (i) the payment of money in an aggregate amount in excess of $25,000,000 or (ii) injunctive relief and would reasonably be expected to result in a Material Adverse Effect;
     (h) one or more judgments shall be rendered against Borrower or any Guarantor and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment and such judgment either is for (i) the payment of money in an aggregate amount in excess of $1,000,000,000 or (ii) injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
     (i) any guarantee under this Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under this Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of this Agreement); or
     (j) any security interest in all or any portion of the Collateral purported to be created by this Agreement shall cease to be, or shall be asserted in writing by the Borrower or any Guarantor not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Transaction Document) security interest.

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     SECTION 12. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Rights Holder, on behalf of the Secured Parties, may exercise (or cause its agents to exercise) any or all of the remedies available to the Secured Parties under the Security Documents.
     (b) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Rights Holder, in each case on behalf of the Secured Parties, may exercise (i) all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and (ii) all the powers given by section 30 of the Conveyancing Act 1983 of Bermuda (the “Conveyancing Act”) with respect to any Collateral and, in addition, the Rights Holder on behalf of the Secured Parties may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell, or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of either Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the relevant Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral; provided that the right of each Secured Party to sell or otherwise dispose of an Equity Interest in any Regulated Subsidiary shall be subject to the relevant Secured Party’s or the relevant Pledgor’s obtaining, to the extent necessary under applicable law, the prior approval of such sale or other disposition by the Governmental Authority having jurisdiction with respect to such Regulated Subsidiary; and provided, further, that the Pledgor waives its rights under section 29 of the Conveyancing Act and agrees that section 31 of the Conveyancing Act shall not apply). To the maximum extent permitted by applicable law, either Secured Party may be the purchaser of any or all of the Collateral at any such public or private sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by either Secured Party (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of such Secured Party or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to such Secured Party or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. No Secured Party shall be obliged to make any sale of

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Collateral regardless of notice of sale having been given. The Rights Holder, on behalf of the Secured Parties, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Pledgor hereby waives any claim against the Secured Parties arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the relevant Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. The Rights Holder, on behalf of the Secured Parties, may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.
     (c) If a Secured Party sells any of the Collateral upon credit, the Pledgors will be credited only with payment actually made by the purchaser, received by such Secured Party and applied in accordance with Section 4 hereof. In the event the purchaser fails to pay for the Collateral, the Rights Holder, on behalf of the Secured Parties, may resell the same, subject to the same rights and duties set forth herein.
     (d) Notice of any such sale or other disposition shall be given to the relevant Pledgor(s) as (and if) required by Section 14.
     (e) For the purpose of enabling the Rights Holder, on behalf of the Secured Parties, to exercise rights and remedies under this Agreement at such time as the Secured Parties shall be lawfully entitled to exercise such rights and remedies, in the event of a foreclosure upon the Collateral,
     (i) each Pledgor hereby grants to each Designated Entity an irrevocable, non-exclusive, fully paid-up, license to make, have made, use, sell, import, reproduce, distribute, create derivative works of, perform and display publicly, and otherwise exploit any Intellectual Property and books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) used by such Designated Entity in the operation of its business or the business of any of the subsidiaries of such Designated Entity, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, which license shall be transferable, in whole or in part, in connection with any merger of such Designated Entity or disposition of all or substantially all of the assets of such Designated Entity;
     (ii) each Pledgor shall use its commercially reasonable efforts to obtain the consent of any third party required to license or otherwise

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provide any Intellectual Property and books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) used by such Designated Entity in the operation of its business or the business of any of the subsidiaries of such Designated Entity that is not owned by such Pledgor to such Designated Entity, and if any additional royalties or other consideration would be payable for the grant of such rights to such Designated Entity, such Pledgor shall provide written notice to such Designated Entity setting forth such royalty or other consideration terms (it being understood that, in the event that any royalties or other consideration would be payable to such third party, such Designated Entity shall have the right (but not the obligation) to elect to obtain such rights on such terms), and all such arrangements shall be transferable, in whole or in part, in connection with any merger of such Designated Entity or disposition of all or substantially all of the assets of such Designated Entity;
     (iii) the Rights Holder, on behalf of the Secured Parties, will negotiate in good faith a limitation of the duration of the licenses and other arrangements set forth in or entered into pursuant to the foregoing clauses (i) and (ii) relating to any Intellectual Property that is used by such Designated Entity in the operation of its business or the business of any of the subsidiaries of such Designated Entity, taking into consideration factors such as whether such Intellectual Property is primarily used by such Designated Entity, the extent to which such Intellectual Property is used by other Subsidiaries and such Designated Subsidiary’s particular requirements during a mutually agreeable transition period following the disposition of the Designated Interests of such Designated Subsidiary, with the understanding that the use of the trademarks “AI”, “American International”, “AIG” and/or “American International Group, Inc.” or any derivative thereof shall be for as short a duration as is commercially reasonable in light of the scope of the use of such trademark by such Designated Entity;
     (iv) each Pledgor agrees to negotiate in good faith any other transition services or similar agreements necessary or desirable to enable the continued operation of the businesses of any Designated Entity and the subsidiaries of such Designated Entity pending and following the disposition of the Designated Interests of such Designated Entity or the Equity Interests of any subsidiary of such Designated Entity; and
     (v) Borrower agrees that for so long as the Release Conditions have not been satisfied, it will not cause or permit any Designated Entity to waive or terminate any of the foregoing licenses or arrangements, other than (A) as a result of a determination by such Designated Entity that any

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such released or terminated license or other arrangement is no longer necessary or desirable for the operation of its business or the business of any of its subsidiaries and (B) with the written consent of the Rights Holder on behalf of the Secured Parties.
     (f) Each Pledgor hereby acknowledges that the sale by either Secured Party of any Collateral pursuant to the terms hereof in compliance with the Securities Act as well as applicable “Blue Sky” or other state securities laws may require strict limitations as to the manner in which the relevant Secured Party or any subsequent transferee of the Collateral may dispose thereof. Each Pledgor acknowledges and agrees that in order to protect the Secured Parties’ interests it may be necessary to sell the Collateral at a price less than the maximum price attainable if the sale were delayed or were made in another manner, such as a public offering under the Securities Act. Each Pledgor agrees that no Secured Party shall have any obligation to delay the sale or to register under the Securities Act in order to obtain the maximum possible price for the Collateral. Without limiting the generality of the foregoing, each Pledgor agrees that, upon the occurrence and during the continuation of an Event of Default, the Rights Holder, on behalf of the Secured Parties, may, subject to applicable law, from time to time attempt to sell all or any part of the Collateral by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In doing so, the Rights Holder, on behalf of the Secured Parties, may solicit offers to buy the Collateral or any part thereof for cash, from a limited number of investors reasonably believed by a Secured Party to be institutional investors or other accredited investors who might be interested in purchasing the Collateral. If a Secured Party shall solicit such offers, then the acceptance by such Secured Party of one of the offers shall be deemed to be a commercially reasonable method of disposing of the Collateral.
     (g) If either Secured Party shall determine to exercise its rights to sell all or any portion of the Collateral pursuant to this Section, each Pledgor agrees that, upon request of such Secured Party, such Pledgor will, at its own expense:
     (i) use its best efforts to execute and deliver, and cause the relevant Subsidiaries and the directors and officers thereof to execute and deliver, all such instruments and documents, and to do so or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Rights Holder on behalf of the Secured Parties, desirable to register such Collateral under the provisions of the Securities Act, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectuses which, in the opinion of the Rights Holder on behalf

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of the Secured Parties, are necessary or desirable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;
     (ii) use its best efforts to execute and deliver, and cause the relevant Subsidiaries and the directors and officers thereof to execute and deliver, all such instruments and documents, and to do so or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Rights Holder on behalf of the Secured Parties, desirable to qualify the Collateral under state securities laws or “Blue Sky” laws and to obtain all necessary approvals from relevant Governmental Authorities for the sale of the Collateral, as requested by the relevant Secured Party;
     (iii) cause the relevant Subsidiaries to make available to their respective security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act; and
     (iv) do or cause to be done all such other acts and things as may be necessary or, in the opinion of the Rights Holder on behalf of the Secured Parties, desirable to facilitate such sale of the Collateral or any part thereof in compliance with applicable law.
     Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section may be specifically enforced.
     Each of the Pledgors acknowledges and agrees that in exercising any rights under or with respect to the Collateral, neither Secured Party nor the Rights Holder acting on the Secured Parties’ behalf is under any obligation to marshal any Collateral and may in its absolute discretion realize upon the Collateral in any order to any extent it so elects, and each Pledgor waives any right to require the marshaling of any of the Collateral.
     SECTION 13. Fees and Expenses; Taxes. (a) The Borrower will forthwith upon demand pay to the Secured Parties:
     (i) the amount of any transfer taxes that the Secured Parties may have been required to pay on the grant of the Transaction Liens or to free any Collateral from any other Lien thereon other than a Permitted Lien;
     (ii) the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of

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counsel and other experts, that the Secured Parties may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Secured Parties of any of their rights or powers under the Security Documents; and
     (iii) the amount required to indemnify the Secured Parties for, or hold them harmless and defend them against, any loss, liability or out-of-pocket expense (including the reasonable fees and expenses of its counsel and any experts or agents appointed by it hereunder) incurred or suffered by the Secured Parties in connection with the Security Documents, except to the extent that such loss, liability or out-of-pocket expense arises from the Secured Parties’ gross negligence, bad faith or willful misconduct or a breach of any duty that the Secured Parties have under this Agreement (after giving effect to Section 15 and 21).
Any such amount not paid to the Secured Parties on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2% plus the rate applicable to the Loans for such day under the SPV Intercompany Loan Agreements.
     (b) If any transfer tax, documentary stamp tax or other similar tax is payable in connection with any transfer or other transaction required by the Security Documents, then, unless otherwise consisting of expenses payable under Section 4(b) or accounted for in clause (ii) of the definition of Net Proceeds, the Borrower will pay such tax and provide any required tax stamps to the Secured Parties or as otherwise required by law.
     (c) The provisions of this Section 13 shall survive repayment of the Secured Obligations.
     SECTION 14. Authority to Administer Collateral. Each Pledgor irrevocably appoints the Collateral Custodian its true and lawful attorney, with full power of substitution, in the name of such Pledgor or otherwise, at the Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers (subject to any limitation on the powers of the Secured Parties set forth elsewhere in this Agreement) with respect to all or any of such Pledgor’s Collateral:
     (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

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     (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,
     (c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Secured Parties were the absolute owner thereof, and
     (d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;
provided that, except in the case of Collateral that threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Custodian will give the relevant Pledgor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Secured Parties fail to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.
     SECTION 15. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Secured Parties and the Collateral Custodian will have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Secured Parties and the Collateral Custodian will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any agent or bailee selected by a Secured Party or the Collateral Custodian in good faith, except to the extent that such liability arises from such Secured Party’s or the Collateral Custodian’s gross negligence or willful misconduct.
     SECTION 16. Agents and Representatives. The Secured Parties may perform any of their duties and exercise any of their rights and powers through one or more agents appointed by it with the consent of the Rights Holder. The Secured Parties and any such agent may perform any of their duties and exercise any of their rights and powers through their Representatives. The exculpatory provisions of Section 15 and this Section shall apply to any such agent and to the Representatives of the Secured Parties and any such agent.

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     SECTION 17. Termination of Transaction Liens; Release of Collateral.
     (a) The Transaction Liens granted by each Guarantor shall terminate when its Secured Guarantee is released pursuant to Section 2(c).
     (b) The Transaction Liens granted by the Borrower shall terminate when all the Release Conditions are satisfied.
     (c) At any time before the Transaction Liens granted by the Borrower terminate, the Secured Parties in their discretion may, at the written request of the Borrower, release any Collateral.
     (d) Upon any termination of a Transaction Lien or release of Collateral, the Secured Parties will, at the expense of the relevant Pledgor, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.
     SECTION 18. Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service for delivery on the next Business Day or by electronic mail or facsimile transmission, and shall be deemed to have been duly given or made when delivered or in the case of notice by electronic mail or facsimile transmission, when received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:
     (i) if to the Borrower, any Guarantor, the AIA SPV or the ALICO SPV to it at:
American International Group, Inc.
180 Maiden Lane
New York, NY 10038
Attention: General Counsel
Facsimile: (212) 785-2175
Telephone: (212) 770-7000
     with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Robert W. Reeder III, Michael M. Wiseman, Gary Israel
Facsimile: (212) 558-3588
Telephone: (212) 558-4000

37

     (ii) if to the FRBNY (as the Rights Holder)
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045-0001
Attention: Brett Phillips, Counsel and Assistant Vice President
Facsimile: (212) 720-1530
Telephone: (212) 720-5166
     with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Paul R. Kingsley and John K. Knight
Facsimile: (212) 450-3800
Telephone: (212) 450-4000
     (iii) if to the UST (as the Rights Holder)
United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, DC 20220
Attention: Chief Counsel, Office of Financial Stability
Telephone: (202) 927-2800
     with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Paul R. Kingsley and John K. Knight
Facsimile: (212) 450-3800
Telephone: (212) 450-4000
     (b) Either Secured Party or the Borrower may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

38

     SECTION 19. No Implied Waivers; Remedies Not Exclusive. No failure by the Secured Parties to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Parties of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.
     SECTION 20. Successors and Assigns. If all or any part of either Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on each Pledgor and its respective successors and assigns.
     SECTION 21. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Borrower and the Secured Parties with the consent of the Rights Holder. No such waiver, amendment or modification shall be binding upon any Guarantor, except with its written consent.
     SECTION 22. Choice of Law. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with the laws of the State of New York without regard to its rules of conflicts of laws, subject to applicable United States Federal law.
     SECTION 23. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     SECTION 24. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible, and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.
     SECTION 25. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative

39

to the subject matter hereof. Any prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents.
     SECTION 26. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 27. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 28. Jurisdiction; Consent to Service of Process. (a) Each of the Pledgors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York for any and all actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (other than any claim against the UST for monetary damages in excess of $10,000, for which each party hereto agrees to submit to the exclusive jurisdiction and venue of the United States Court of Federal Claims), and each of the Pledgors hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such United States District Court. Each of the Pledgors agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Secured Parties may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Pledgor or its respective properties in the courts of any jurisdiction.
     (b) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in the United States District Court for the Southern District of New York. Each Pledgor hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.

40

     (c) Each Pledgor irrevocably consents to service of process in the manner provided for notices in Section 18. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 29. Third Party Beneficiary and Appointment as Agent. Each party hereto agrees that each of the UST and the FRBNY, in each case for so long as such parties hold any AIA/ALICO Preferred Units, and the Rights Holder is an express third-party beneficiary of this Agreement, entitled to enforce and to enjoy all rights and privileges set out in this Agreement or either SPV Intercompany Loan Agreement, notwithstanding that it is not a party to this Agreement or either SPV Intercompany Loan Agreement; provided, however, that in no event shall any enforcement of such rights by the UST, the FRBNY or the Rights Holder result in the application of Net Proceeds of the Collateral or the Designated Interests in a manner inconsistent with the terms of this Agreement. Each Secured Party further hereby irrevocably appoints the Rights Holder as its true and lawful attorney, with full power of substitution, in the name of each such Secured Party or otherwise, at the Borrower’s expense, to the extent permitted by law, to exercise on such Secured Party’s behalf any or all of the rights and remedies available to such Secured Party (or to its agents) under this Agreement and the SPV Intercompany Loan Agreements (including, without limitation, the right to accelerate all amounts outstanding under the SPV Intercompany Loan Agreements) and to consent to any matter requiring the Secured Party’s consent under this Agreement or the SPV Intercompany Loan Agreements, notwithstanding any act or failure to act by such Secured Party and without further direction from such Secured Party. The appointment of the Rights Holder as the attorney in fact of the Secured Parties shall automatically terminate when all the Release Conditions are satisfied. Each party hereto agrees that any notice effectuating the exercise of remedies of a Secured Party that is given by the Rights Holder shall be effective as if such notice was given by such Secured Party. Each Secured Party acknowledges that each of the UST and the FRBNY have relied on this Section 29 in entering into the Transaction Documents. Subject to the foregoing, nothing in this Agreement or in the other Transaction Documents, express or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Transaction Documents.

41

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

AIA AURORA LLC, as Secured Party
By:
Name:
Title:

ALICO HOLDINGS LLC, as Secured Party
By:
Name:
Title:

Guarantors: AIA AURORA LLC as Guarantor
By:
Name:
Title:

ALICO HOLDINGS LLC as Guarantor
By:
Name:
Title:

AIG CAPITAL CORPORATION as Guarantor
By:
Name:
Title:

AIG FUNDING, INC as Guarantor
By:
Name:
Title:

AIG LIFE HOLDINGS (INTERNATIONAL) LLC
By:
Name:
Title:

SCHEDULE 1
PLEDGOR DATA

Name	Form of Organization	Jurisdiction of Organization	Taxpayer ID Number
AIA Aurora LLC	Limited Liability Company	Delaware, U.S.	27-0982390
AIG Capital Corporation	Corporation	Delaware, U.S.	60-0001373
AIG Funding, Inc.	Corporation	Delaware, U.S.	13-3356994
AIG Life Holdings (International) LLC	Limited Liability Company	Delaware, U.S.	N/A
ALICO Holdings LLC	Limited Liability Company	Delaware, U.S.	27-1052710
American International Group, Inc.	Corporation	Delaware, U.S.	13-2592361

S-1-1

SCHEDULE 2
DESIGNATED INTERESTS, INDEBTEDNESS AND PROCEEDS THEREFROM PLEDGED BY THE
PLEDGORS. EQUITY INTERESTS OF THE AIA SPV AND THE ALICO SPV PLEDGED BY THE
BORROWER AND SECURITIES PLEDGED BY THE AIA SPV AND THE ALICO SPV AS OF THE
EFFECTIVE DATE
Equity Interests

	Jurisdiction
	of		Owner of	Percentage		Number of
Issuer	Organization	Equity Interest Pledged	Equity Interest	Owned	Percentage Pledged	Shares or Units
AIA Group Limited	Hong Kong	Ordinary Shares	AIA Aurora LLC	32.9%	32.9%	3,960,769,201
AIG Edison Life Insurance Company	Japan	Preferred Shares H	American International Group, Inc.	100%	100%	22,724
AIG Financial Assurance Japan K.K.	Japan	Common Stock	American International Group, Inc.	100%	66%	10,039
AIG Financial Assurance Japan K.K.	Japan	Preferred Shares D	American International Group Inc.	100%	100%	10
AIA Aurora LLC	Delaware	Common Units	American International Group Inc.	100%	100%	90,000

S-2-1

	Jurisdiction
	of		Owner of	Percentage		Number of
Issuer	Organization	Equity Interest Pledged	Equity Interest	Owned	Percentage Pledged	Shares or Units
ALICO Holdings LLC	Delaware	Common Units	American International Group Inc.	100%	100%	60,000
AIG Star Life Insurance Co., Ltd.	Japan	Common Stock	AIG Life Holdings (International) LLC	100%	66%	396,000
AIG Star Life Insurance Co., Ltd.	Japan	Preferred Shares A	AIG Life Holdings (International) LLC	100%	100%	60,000
International Lease Finance Corporation	California	Common Stock	AIG Capital Corporation	100%	100%	45,267,723
MetLife, Inc.	Delaware	Common Stock	ALICO Holdings LLC	7.9%[1]	7.9%	78,239,712
MetLife, Inc.	Delaware	Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock	ALICO Holdings LLC	100%	100%	6,857,000
MetLife, Inc.	Delaware	Common Equity Units	ALICO Holdings LLC	100%	100%[2]	40,000,000

[1]	Represents percentage of total voting equity in MetLife.

[2]	As of the Effective Date, all Common Equity Units are “Excluded Property” pursuant to clause (vi) of the definition thereof set forth in Section 1 of this Agreement.

S-2-2

Other Collateral

Description	Pledgor
Second Amended and Restated Promissory Note, dated March 31, 2009, between AIG Funding, Inc. and AIG Financial Assurance Japan K.K.	AIG Funding, Inc.
All cash proceeds from the sale or other disposition of and all cash distributions received on the Common Stock of Nan Shan Life Insurance Co.	AIG Life Holdings (International) LLC
All cash proceeds from the sale or other disposition of and all cash distributions received on the Common Stock of AIG Financial Assurance Japan K.K.	American International Group, Inc.
All cash proceeds from the sale or other disposition of and all cash distributions received on the Common Stock of AIG Star Life Insurance Co., Ltd.	AIG Life Holdings (International) LLC
Subject to clause (d) of Section 3 of this Agreement, the property listed in Section 3(b) of this Agreement (other than Pledged Equity Interests listed above)	AIA Aurora LLC
Subject to clause (d) of Section 3 of this Agreement, the property listed in Section 3(b) of this Agreement (other than Pledged Equity Interests listed above)	ALICO Holdings LLC

S-2-3

EXHIBIT A
to Pledge Agreement
ISSUER CONTROL AGREEMENT
     ISSUER CONTROL AGREEMENT dated as of          ,                 among               (the “Pledgor”), AIA AURORA LLC (the “AIA SPV”) and ALICO HOLDINGS LLC (the “ALICO SPV”), each as Secured Party, and                      (the “Issuer”). All references herein to the “UCC” refer to the Uniform Commercial Code as in effect from time to time in [Issuer’s jurisdiction of incorporation].
WITNESSETH :
     WHEREAS, the Pledgor is the registered holder of [specify Pledged Uncertificated Securities issued by the Issuer] issued by the Issuer (the “Securities”);
     WHEREAS, pursuant to a Guarantee, Pledge and Proceeds Application Agreement dated as of [     ], 20[__] (as such agreement may be amended and/or supplemented from time to time, the “Pledge Agreement”), the Pledgor has granted to the Secured Parties a continuing security interest (the “Transaction Lien”) in all right, title and interest of the Pledgor in, to and under the Securities, whether now existing or hereafter arising; and
     WHEREAS, the parties hereto are entering into this Agreement in order to perfect the Transaction Lien on the Securities;
     NOW, THEREFORE, the parties hereto agree as follows:
     Section 1. Nature of Securities. The Issuer confirms that (i) the Securities are “uncertificated securities” (as defined in Section 8-102 of the UCC) and (ii) the Pledgor is registered on the books of the Issuer as the registered holder of the Securities.
     Section 2. Instructions. The Issuer agrees to comply with any “instruction” (as defined in Section 8-102 of the UCC) originated by the Rights Holder on behalf of the Secured Parties and relating to the Securities without further consent by the Pledgor or any other person. The Pledgor consents to the foregoing agreement by the Issuer.
     Section 3. Waiver of Lien; Waiver of Set-off. The Issuer waives any security interest, lien or right of set-off that it may now have or hereafter acquire in or with respect to the Securities. The Issuer’s obligations in respect of the Securities will not be subject to deduction, set-off or any other right in favor of any person other than the Secured Parties.

A-1

     Section 4. Choice of Law. This Agreement shall be governed by the laws of [Issuer’s jurisdiction of incorporation].1
     Section 5. Conflict with Other Agreements. There is no agreement (except this Agreement) between the Issuer and the Pledgor with respect to the Securities [except for [identify any existing other agreements] (the “Existing Other Agreements”)]. In the event of any conflict between this Agreement (or any portion hereof) and any other agreement [(including any Existing Other Agreement)] between the Issuer and the Pledgor with respect to the Securities, whether now existing or hereafter entered into, the terms of this Agreement shall prevail.
     Section 6. Amendments. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.
     Section 7. Notice of Adverse Claims. Except for the claims and interests of the Secured Parties and the Pledgor in the Securities, the Issuer does not know of any claim to, or interest in, the Securities. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, attachment, execution or similar process) against the Securities, the Issuer will promptly notify the Rights Holder, the Secured Parties and the Pledgor thereof.
     Section 8. Maintenance of Securities. In addition to, and not in lieu of, the obligation of the Issuer to honor instructions as agreed in Section 2 hereof, the Issuer agrees as follows:
     (i) Pledgor Instructions; Notice of Exclusive Control. So long as the Issuer has not received a Notice of Exclusive Control (as defined below), the Issuer may comply with instructions of the Pledgor or any duly authorized agent of the Pledgor in respect of the Securities. After the Issuer receives a written notice from the Rights Holder on behalf of the Secured Parties that it is exercising exclusive control over the Securities (a “Notice of Exclusive Control”), the Issuer will cease complying with instructions of the Pledgor or any of its agents.

[1]	If the Issuer’s jurisdiction of incorporation is not a State in the United States that has adopted the revisions to Articles 8 and 9 of the UCC promulgated in 1994, this form of Issuer Control Agreement may not be appropriate. It may be necessary to transfer the relevant securities into the Secured Party’s name to obtain comparable results under the laws of such jurisdiction.

A-2

     (ii) Non-Cash Dividends and Distributions. The Issuer shall deliver to the Collateral Custodian all non-cash dividends, interest and other non-cash distributions paid or made upon or with respect to the Securities.
     (iii) Voting Rights. Until the Issuer receives a Notice of Exclusive Control, the Pledgor shall be entitled to direct the Issuer with respect to voting the Securities.
     (iv) Statements and Confirmations. The Issuer will promptly send copies of all statements and other correspondence concerning the Securities simultaneously to each of the Pledgor and, the Rights Holder and the Secured Parties at their respective addresses specified in Section 11 hereof.
     (v) Tax Reporting. All items of income, gain, expense and loss recognized in respect of the Securities shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Pledgor.
     Section 9. Representations, Warranties and Covenants of the Issuer. The Issuer makes the following representations, warranties and covenants:
     (i) This Agreement is a valid and binding agreement of the Issuer enforceable in accordance with its terms.
     (ii) The Issuer has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Securities pursuant to which it has agreed, or will agree, to comply with instructions (as defined in Section 8-102 of the UCC) of such person. The Issuer has not entered into any other agreement with the Pledgor or the Secured Parties purporting to limit or condition the obligation of the Issuer to comply with instructions as agreed in Section 2 hereof.
     Section 10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
     Section 11. Notices. Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile or other electronic transmission) and shall be effective (i) when delivered to such party at its address specified below, (ii) when sent to such party by facsimile or other electronic transmission, addressed to it at its facsimile number or electronic address specified below, and such party sends back an electronic confirmation of

A-3

receipt or (iii) ten days after being sent to such party by certified or registered United States mail, addressed to it at its address specified below, with first class or airmail postage prepaid:
     Pledgor:
     Rights Holder:
     Secured Party:
     Issuer:
Any party may change its address, facsimile number and/or e-mail address for purposes of this Section by giving notice of such change to the other parties in the manner specified above.
     Section 12. Termination. The rights and powers granted herein to the Secured Party (i) have been granted in order to perfect the Transaction Lien, (ii) are powers coupled with an interest and (iii) will not be affected by any bankruptcy of the Pledgor or any lapse of time. The obligations of the Issuer hereunder shall continue in effect until the Rights Holder, on behalf of the Secured Parties, has notified the Issuer in writing that the Transaction Lien has been terminated pursuant to the Pledge Agreement.
     Section 13. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF PLEDGOR]
By:
Name:
Title:

AIA AURORA LLC, as Secured Party
By:
Name:
Title:

A-4

ALICO HOLDINGS LLC, as Secured Party
By:
Name:
Title:

[NAME OF ISSUER]
By:
Name:
Title:

A-5

Exhibit C
AIA AURORA LLC INTERCOMPANY LOAN AGREEMENT
     AIA AURORA LLC INTERCOMPANY LOAN AGREEMENT, dated as of this •th day of •, 20• (this “Agreement”), by and between AIA Aurora LLC, a Delaware limited liability company (“Lender”), with its principal executive offices located at 180 Maiden Lane, New York, New York 10038, and American International Group, Inc., a Delaware corporation (“Borrower”), with its principal executive offices located at 180 Maiden Lane, New York, New York 10038.
     WHEREAS, Borrower has requested the Loan (as hereinafter defined) from Lender, and Lender is willing to grant that request, subject to the terms and conditions hereof;
     WHEREAS, Borrower, Lender, ALICO Holdings LLC, a Delaware limited liability company (“ALICO Holdings”), the Federal Reserve Bank of New York, the United States Department of the Treasury and the AIG Credit Facility Trust have entered into a Master Transaction Agreement, dated as of •, 20• (the “Master Transaction Agreement”), which provides, among other things, for a series of integrated transactions, including the making of the Loan, to recapitalize Borrower;
     WHEREAS, contemporaneously with the execution of this Agreement, (i) Borrower, Lender, ALICO Holdings LLC and the Guarantors party thereto have entered into a Guarantee, Pledge and Proceeds Application Agreement, dated as of the date hereof (the “Pledge Agreement”), which provides, among other things, for security for Borrower’s obligations under this Agreement and pursuant to which ALICO Holdings LLC and the other guarantors party thereto have guaranteed Borrower’s repayment of the Loan;
     NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the parties hereto, intending to be legally bound hereby, agree as follows:
1. The Loan.
1.1	The Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make an advance to Borrower in the original principal amount of • Dollars ($•) (the “Loan”). Upon funding of the Loan, Borrower shall immediately become indebted to Lender for the full amount of the Loan. The Loan shall not be secured or guaranteed except pursuant to the terms of the Pledge Agreement.

1.2	The Purpose of the Loan. Borrower will use the proceeds received in respect of the Loan to repay, or cause to be repaid, principal together with accrued and unpaid interest thereon and any other amounts outstanding under the Credit Agreement dated as of September 22, 2008 between the Borrower and the FRBNY (the “FRBNY Credit Facility”) (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility) immediately upon receipt of such proceeds in accordance with and pursuant to the terms of the FRBNY Credit Facility. Borrower shall immediately repay any portion of the Loan in excess of the amount required to repay all principal together with accrued and unpaid interest thereon and any other amounts outstanding under the FRBNY Credit Facility (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility) at the Closing in accordance with and pursuant to the terms of the FRBNY Credit Facility.

1.3	The Note. The Loan shall be evidenced by the promissory note of Borrower in the form attached as Exhibit A (the “Note”), which shall be executed and delivered to Lender by Borrower and dated the date hereof.

1.4	Payment of the Loan.
     (a) Payment upon Demand. Borrower shall, as Lender shall from time to time demand from Borrower upon at least 3 business days’ advance notice (a “Demand”), pay the entire unpaid principal amount of the Loan, together with any accrued and unpaid interest thereon (as determined from time to time, the “Payoff Amount”); provided, however, that no such Demand shall be made prior to January 1, 2014.
     (b) Mandatory Payment.
               (i) Prior to the making of a Demand in accordance with Section 1.4(a) hereof, Borrower shall make payments to Lender on account of the unpaid principal amount of the Loan, together with any accrued and unpaid interest thereon in accordance with Section 4 of the Pledge Agreement.
               (ii) Any mandatory payment made by Borrower and allocated to repayment of the Loan in accordance with Section 4 of the Pledge Agreement shall be credited first to repayment of all accrued and unpaid interest on the Loan as of the date of such payment and then to the unpaid principal amount of the Loan.
               (iii) Any Designated Cash Escrowed Funds (as defined in the Master Transaction Agreement) distributed to Lender pursuant to Section 3.02(d) of the Master Transaction Agreement and allocated to repayment of the Loan in accordance with Section 4 of the Pledge Agreement shall be treated for all relevant purposes as a mandatory payment of the Loan in accordance with this Section 1.4(b).
     (c) Voluntary Payment. Borrower shall have the right to pay, without premium or penalty, the whole or any part of the Loan; provided that any amount so repaid is subject to allocation as between the Loan and the other Secured Obligations (as defined in the Pledge Agreement, the “Secured Obligations”) in accordance with Section 4 of the Pledge Agreement and in no event shall Borrower have the right to dictate the order in which the Secured Obligations are paid. Any voluntary payment made by Borrower and allocated to repayment of the Loan in accordance with [Section 4] of the Credit Agreement shall be credited first to repayment of all accrued and unpaid interest on the Loan as of the date of such payment and then to the unpaid principal amount of the Loan.
     (d) Payment of Interest. Interest shall be payable upon the unpaid principal amount of the Loan for the period from the date of the borrowing of such principal through but excluding the date upon which such principal is fully paid (the “Interest Accrual Period”). The rate of interest shall be equal to (i) from the date of the borrowing through but excluding September 22, 2013, five percent (5.000%) per annum and (ii) from September 22, 2013 through but excluding the date upon which the unpaid principal amount of the Loan is fully repaid, nine percent (9.000%) per annum. Interest shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as the case may be, and shall accrue on the aggregate unpaid principal amount of the Loan on any day during the Interest Accrual Period. Any accrued interest that has not been paid as of the last day of any calendar quarter pursuant to Section 1.4(a), Section 1.4(b) or Section 1.4(c) hereof shall be added to the unpaid principal amount of the Loan as of the first day of the next calendar quarter.
     (e) Limitation on Payment. In no event shall Borrower be obligated to pay to Lender more than the Payoff Amount on account of the Loan.
     (f) Manner of Payment. All payments to be made by Borrower on account of the borrowing hereunder shall be made to the order of Lender without any set-off or counterclaim free and clear of and without any deduction or withholding whatsoever in lawful currency of the United States of America and in immediately available funds.
     (g) Limitation on Recourse. Capitalized terms used in this section but not defined in this Agreement shall have the meanings given to such terms in the Pledge Agreement. Lender shall have recourse in respect of the obligation of Borrower to perform and observe the obligations contained in this Agreement or the Note issued hereunder only (1) to the Collateral and (2) against the Borrower (x) up to an aggregate amount equal at any time to the fair market value of the Designated Interests that are not Collateral at such time, as reasonably determined in good faith by the AIG Board, or if the Rights Holder on behalf of the Lender contests such valuation, by an investment banking firm of national standing designated by mutual agreement of AIG and the Rights Holder on behalf of the Lender and (y) in respect of any amounts due but unpaid pursuant to Section 4(a) of the Pledge Agreement; provided, that the foregoing limitations shall not apply to any claims against the Borrower for any loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including reasonable attorney’s fees and reasonable out-of-pocket expenses) arising out of or in connection with (A) fraud or intentional misrepresentation by the Borrower in connection with the Loans, or

(B) Borrower’s knowing and intentional failure to perform its material obligations under the Loan Documents.
2. Conditions Precedent to Borrowing.
The obligation of Lender to make the Loan is subject to the satisfaction of the following conditions precedent on or before the date hereof:
2.1	Representations and Warranties. The representations and warranties of Borrower contained in Section 3 hereof and in the Pledge Agreement shall be true and correct in all material respects on and as of the date hereof.

2.2	Performance; No Default. Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the date hereof (including, without limitation, Borrower’s obligation to execute and deliver to Lender the Note), and, as of such date, no condition or event which constitutes a default in the performance of its obligations hereunder shall have occurred and be continuing.
3. Representations and Warranties.
Borrower hereby represents and warrants to Lender that:
3.1	Organization; Powers. Borrower is a corporation which has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, with the corporate power and authority to own its properties and transact the business in which it is now engaged or in which it proposes to engage. Borrower is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.

3.2	Authorization; No Conflicts; No Defaults. The execution and delivery of this Agreement (including the execution and delivery of the Note issued hereunder), the performance of Borrower’s obligations under this Agreement or under the Note issued hereunder, and the consummation of the transactions herein contemplated are within Borrower’s organizational powers and have been duly authorized by all necessary action on its part. This Agreement will constitute when executed and delivered, a valid and binding agreement of the Borrower, except as the same may be limited by Bankruptcy Exceptions (as defined in the Master Transaction Agreement). Except as expressly set forth in the Pledge Agreement or the Master Transaction Agreement, the execution, delivery and performance by Borrower of this Agreement will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien (as defined in the Master Transaction Agreement), charge or encumbrance upon any of the properties or assets of Borrower, under any of the terms, conditions or provisions of (i) its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Borrower is a party or by which Borrower may be bound, or to which Borrower or any of the properties or assets of Borrower may be subject, or (b) violate any applicable Law (as defined in the Master Transaction Agreement) applicable to Borrower or any of its properties or assets.
4. Covenants.
So long as any indebtedness under this Agreement or the Note issued hereunder remains unpaid, unless Lender and the Rights Holder (as defined in the Pledge Agreement) shall otherwise consent in writing, and except as otherwise contemplated by the Pledge Agreement or the Master Transaction Agreement, Borrower shall:
4.1	Corporate Matters. Preserve and maintain its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary to the normal conduct of its business, except for rights, privileges and franchises the loss of which would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect (as defined in the Master Transaction Agreement).

4.2	Books and Records. Keep proper books of records and account relating to this Agreement in which full, true and correct entries in conformity with sound business practice and all requirements of law applicable to Borrower shall be made; and upon reasonable prior notice permit representatives or agents of Lender to examine any of its books and records relating to this Agreement at any reasonable times and as often as Lender may reasonably desire.

4.3	Further Assurances. Subject to Section 6.1 hereof, take, or cause to be taken, all other actions reasonably necessary or desirable to preserve and defend the rights of Lender to payment hereunder, and to assure to Lender the benefits hereof.
5. Events of Default.
5.1	Events of Default. Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):
     (a) if any portion of the principal amount of the Loan or any accrued and unpaid interest thereon (i) is not paid when due under this Agreement or under the Pledge Agreement whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and (ii) remains unpaid for ten (10) days after the date on which such payment was due;

     (b) if an Event of Default shall occur under the Pledge Agreement;
     (c) if Borrower (i) takes any action or omits to take any action, in each case, that materially breaches its covenants under Section 4 hereof and (ii) such breach, if susceptible of cure, is not cured within ten (10) days after the earlier of written notice to Borrower from Lender setting forth the details of such breach and knowledge of such breach on the part of Borrower;
     (d) if an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any Guarantor under the Pledge Agreement or of a substantial part of the property or assets of Borrower or any Guarantor under the Pledge Agreement, under Title 11 of the United States Code, as now constituted or hereafter amended, the appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor under the Pledge Agreement or for a substantial part of the property or assets of Borrower or any Guarantor under the Pledge Agreement or (iii) the winding-up or liquidation of Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; and
     (e) if Borrower or any Guarantor under the Pledge Agreement shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, the appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (d) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor under the Pledge Agreement or for a substantial part of the property or assets of Borrower or any Guarantor under the Pledge Agreement, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing.

5.2	Remedies. Upon the occurrence of an Event of Default and at any time thereafter: (a) Lender or Lender’s agent may, in addition to any other rights or remedies available to it pursuant to this Agreement or the Pledge Agreement, or at law or in equity, take such action, without notice or demand, as Lender or Lender’s agent may deem advisable to protect and enforce its rights against Borrower under this Agreement, including, without limitation, declaring the Payoff Amount to be immediately due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, notwithstanding anything to the contrary contained in this Agreement or the Pledge Agreement; provided, however, that, upon the occurrence of an Event of Default described in Section 5.1(c) hereof, the Payoff Amount shall immediately and automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, notwithstanding anything to the contrary contained in this Agreement or the Pledge Agreement; and (b) Lender or Lender’s agent may enforce or avail itself of any or all rights or remedies provided in the Pledge Agreement against Borrower and any or all of the Designated Interests or Designated Cash Proceeds (each as defined in the Master Transaction Agreement and, collectively, the “Designated Collateral”), including, without limitation, all rights or remedies available at law or in equity.
6. Miscellaneous.
6.1	Entire Agreement; Amendments; Counterparts. This Agreement and the Note issued hereunder, and any other documents referred to herein or therein, contain the entire and only agreement between Lender and Borrower concerning the subject matter hereof, and any oral statements or representations or prior written matter with respect thereto not contained herein or therein shall have no force or effect. The provisions of this Agreement and the Note issued hereunder shall not be modified, amended or waived save in writing, executed by all parties hereto, with the written consent of the Rights Holder (as defined in the Pledge Agreement). This Agreement may be executed in counterparts, each one of which will be deemed to be an original, and all of which together will constitute one and the same Agreement.
6.2	Failure to Act Not a Waiver. Neither the failure nor any delay on the part of either party to exercise any right, power or privilege under this Agreement or the Note issued hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise of such right, power or privilege or any exercise of any other right, power or privilege.
6.3	Successors and Assigns. This Agreement and the Note issued hereunder shall be binding upon and inure to the benefit of, and be enforceable by, Lender and Borrower and their respective agents, successors and permitted assigns, except that, (a) Borrower may not assign or otherwise transfer the Note issued hereunder or any of its obligations, rights or interests in or to this Agreement or the Note issued hereunder at any time without the prior written consent of Lender and the Rights Holder (as defined in the Pledge Agreement) and (b) other than as expressly provided in Section 7.10 of the Master Transaction Agreement, Lender may not assign or otherwise transfer the Note issued hereunder or any of its obligations, rights or interests in or to this Agreement or the Note issued hereunder without the prior written consent of Borrower. Any purported assignment or transfer in violation of this Section 6.3 will be null and void ab initio.

6.4	Governing Law; Severability. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with the laws of the State of New York without regard to its rules of conflicts of laws, subject to applicable United States Federal law. In the case any one or more of the provisions contained in this Agreement or in the Note issued hereunder should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.
6.5	Notices. All notices under this Agreement shall be given by electronic mail or facsimile at the addresses and facsimile numbers separately provided by each party and such notice shall deemed given upon receipt of such notice.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers, upon the date first above written.

AIA AURORA LLC
By:
Title:

AMERICAN INTERNATIONAL GROUP, INC.
By:
Title:

Exhibit A
FORM OF PROMISSORY NOTE

$•	•, 20•
For valuable consideration, receipt of which is hereby acknowledged, American International Group, Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of AIA Aurora LLC, a Delaware limited liability company (“Lender”), in legal currency of the United States of America and in immediately available funds as Lender shall from time to time demand from Borrower upon at least 3 business days’ advance notice on or after January 1, 2014, the lesser of the original principal sum of • Dollars ($•) or the unpaid principal amount of the loan made by Lender to the Borrower pursuant to the AIA Aurora LLC Intercompany Loan Agreement, dated as of •, 20•, between Lender and Borrower (the “Agreement”), together with any accrued and unpaid interest thereon, payable as provided in the Agreement.
Borrower may repay all or any portion of the amount borrowed under this Note at any time, without premium or penalty, provided that all such repayments of principal shall be accompanied by all interest accrued and unpaid to the date of repayment.
Except as may be specifically provided herein, Borrower waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note.
Terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
This Note shall be governed by the laws of the State of New York, without giving effect to any contrary result otherwise required under applicable conflict or choice of law rules.
This Note is the Note referred to in the Agreement and is qualified by, and subject to, all of the terms and conditions provided therein (including, without limitation, Section 6.1 of the Agreement). In the event that any conflict, inconsistency or incongruity arises between the provisions of the Agreement and the terms of this Note, the terms of the Agreement shall in all respects control.

AMERICAN INTERNATIONAL GROUP, INC., as Borrower
By:
Name:
Title:

A-1

Exhibit D
ALICO HOLDINGS LLC INTERCOMPANY LOAN AGREEMENT
     ALICO HOLDINGS LLC INTERCOMPANY LOAN AGREEMENT, dated as of this •th day of •, 20• (this “Agreement”), by and between ALICO Holdings LLC, a Delaware limited liability company (“Lender”), with its principal executive offices located at 180 Maiden Lane, New York, New York 10038, and American International Group, Inc., a Delaware corporation (“Borrower”), with its principal executive offices located at 180 Maiden Lane, New York, New York 10038.
     WHEREAS, Borrower has requested the Loan (as hereinafter defined) from Lender, and Lender is willing to grant that request, subject to the terms and conditions hereof;
     WHEREAS, Borrower, Lender, AIA Aurora LLC, a Delaware limited liability company (“AIA Aurora”), the Federal Reserve Bank of New York, the United States Department of the Treasury and the AIG Credit Facility Trust have entered into a Master Transaction Agreement, dated as of •, 20• (the “Master Transaction Agreement”), which provides, among other things, for a series of integrated transactions, including the making of the Loan, to recapitalize Borrower;
     WHEREAS, contemporaneously with the execution of this Agreement, (i) Borrower, Lender, AIA Aurora LLC and the Guarantors party thereto have entered into a Guarantee, Pledge and Proceeds Application Agreement, dated as of the date hereof (the “Pledge Agreement”), which provides, among other things, for security for Borrower’s obligations under this Agreement and pursuant to which AIA Aurora LLC and the other guarantors party thereto have guaranteed Borrower’s repayment of the Loan;
     NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the parties hereto, intending to be legally bound hereby, agree as follows:
1. The Loan.
1.1	The Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make an advance to Borrower in the original principal amount of • Dollars ($•) (the “Loan”). Upon funding of the Loan, Borrower shall immediately become indebted to Lender for the full amount of the Loan. The Loan shall not be secured or guaranteed except pursuant to the terms of the Pledge Agreement.

1.2	The Purpose of the Loan. Borrower will use the proceeds received in respect of the Loan to repay, or cause to be repaid, principal together with accrued and unpaid interest thereon and any other amounts outstanding under the Credit Agreement dated as of September 22, 2008 between the Borrower and the FRBNY (the “FRBNY Credit Facility”) (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility) immediately upon receipt of such proceeds in accordance with and pursuant to the terms of the FRBNY Credit Facility. Borrower shall immediately repay any portion of the Loan in excess of the amount required to repay all principal together with accrued and unpaid interest thereon and any other amounts outstanding under the FRBNY Credit Facility (including any fees or other amounts that may become due upon termination of the FRBNY Credit Facility) at the Closing in accordance with and pursuant to the terms of the FRBNY Credit Facility.
1.3	The Note. The Loan shall be evidenced by the promissory note of Borrower in the form attached as Exhibit A (the “Note”), which shall be executed and delivered to Lender by Borrower and dated the date hereof.

1.4	Payment of the Loan.
     (a) Payment upon Demand. Borrower shall, as Lender shall from time to time demand from Borrower upon at least 3 business days’ advance notice (a “Demand”), pay the entire unpaid principal amount of the Loan, together with any accrued and unpaid interest thereon (as determined from time to time, the “Payoff Amount”); provided, however, that no such Demand shall be made prior to January 1, 2014.
     (b) Mandatory Payment.
               (i) Prior to the making of a Demand in accordance with Section 1.4(a) hereof, Borrower shall make payments to Lender on account of the unpaid principal amount of the Loan, together with any accrued and unpaid interest thereon in accordance with Section 4 of the Pledge Agreement.
               (ii) Any mandatory payment made by Borrower and allocated to repayment of the Loan in accordance with Section 4 of the Pledge Agreement shall be credited first to repayment of all accrued and unpaid interest on the Loan as of the date of such payment and then to the unpaid principal amount of the Loan.
               (iii) Any Designated Cash Escrowed Funds (as defined in the Master Transaction Agreement) distributed to Lender pursuant to Section 3.02(d) of the Master Transaction Agreement and allocated to repayment of the Loan in accordance with Section 4 of the Pledge Agreement shall be treated for all relevant purposes as a mandatory payment of the Loan in accordance with this Section 1.4(b).
     (c) Voluntary Payment. Borrower shall have the right to pay, without premium or penalty, the whole or any part of the Loan; provided that any amount so repaid is subject to allocation as between the Loan and the other Secured Obligations (as defined in the Pledge Agreement, the “Secured Obligations”) in accordance with Section 4 of the Pledge Agreement and in no event shall Borrower have the right to dictate the order in which the Secured Obligations are paid. Any voluntary payment made by Borrower and allocated to repayment of the Loan in accordance with [Section 4] of the Credit Agreement shall be credited first to repayment of all accrued and unpaid interest on the Loan as of the date of such payment and then to the unpaid principal amount of the Loan.
     (d) Payment of Interest. Interest shall be payable upon the unpaid principal amount of the Loan for the period from the date of the borrowing of such principal through but excluding the date upon which such principal is fully paid (the “Interest Accrual Period”). The rate of interest shall be equal to (i) from the date of the borrowing through but excluding September 22, 2013, five percent (5.000%) per annum and (ii) from September 22, 2013 through but excluding the date upon which the unpaid principal amount of the Loan is fully repaid, nine percent (9.000%) per annum. Interest shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as the case may be, and shall accrue on the aggregate unpaid principal amount of the Loan on any day during the Interest Accrual Period. Any accrued interest that has not been paid as of the last day of any calendar quarter pursuant to Section 1.4(a), Section 1.4(b) or Section 1.4(c) hereof shall be added to the unpaid principal amount of the Loan as of the first day of the next calendar quarter.
     (e) Limitation on Payment. In no event shall Borrower be obligated to pay to Lender more than the Payoff Amount on account of the Loan.
     (f) Manner of Payment. All payments to be made by Borrower on account of the borrowing hereunder shall be made to the order of Lender without any set-off or counterclaim free and clear of and without any deduction or withholding whatsoever in lawful currency of the United States of America and in immediately available funds.
     (g) Limitation on Recourse. Capitalized terms used in this section but not defined in this Agreement shall have the meanings given to such terms in the Pledge Agreement. Lender shall have recourse in respect of the obligation of Borrower to perform and observe the obligations contained in this Agreement or the Note issued hereunder only (1) to the Collateral and (2) against the Borrower (x) up to an aggregate amount equal at any time to the fair market value of the Designated Interests that are not Collateral at such time, as reasonably determined in good faith by the AIG Board, or if the Rights Holder on behalf of the Lender contests such valuation, by an investment banking firm of national standing designated by mutual agreement of AIG and the Rights Holder on behalf of the Lender and (y) in respect of any amounts due but unpaid pursuant to Section 4(a) of the Pledge Agreement; provided, that the foregoing limitations shall not apply to any claims against the Borrower for any loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including reasonable attorney’s fees and reasonable out-of-pocket expenses) arising out of or in connection with (A) fraud or intentional misrepresentation by the Borrower in connection with the Loans, or

     (B) Borrower’s knowing and intentional failure to perform its material obligations under the Loan Documents.
2. Conditions Precedent to Borrowing.
The obligation of Lender to make the Loan is subject to the satisfaction of the following conditions precedent on or before the date hereof:
2.1	Representations and Warranties. The representations and warranties of Borrower contained in Section 3 hereof and in the Pledge Agreement shall be true and correct in all material respects on and as of the date hereof.

2.2	Performance; No Default. Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the date hereof (including, without limitation, Borrower’s obligation to execute and deliver to Lender the Note), and, as of such date, no condition or event which constitutes a default in the performance of its obligations hereunder shall have occurred and be continuing.
3. Representations and Warranties.
Borrower hereby represents and warrants to Lender that:
3.1	Organization; Powers. Borrower is a corporation which has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, with the corporate power and authority to own its properties and transact the business in which it is now engaged or in which it proposes to engage. Borrower is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.

3.2	Authorization; No Conflicts; No Defaults. The execution and delivery of this Agreement (including the execution and delivery of the Note issued hereunder), the performance of Borrower’s obligations under this Agreement or under the Note issued hereunder, and the consummation of the transactions herein contemplated are within Borrower’s organizational powers and have been duly authorized by all necessary action on its part. This Agreement will constitute when executed and delivered, a valid and binding agreement of the Borrower, except as the same may be limited by Bankruptcy Exceptions (as defined in the Master Transaction Agreement). Except as expressly set forth in the Pledge Agreement or the Master Transaction Agreement, the execution, delivery and performance by Borrower of this Agreement will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien (as defined in the Master Transaction Agreement), charge or encumbrance upon any of the properties or assets of Borrower, under any of the terms, conditions or provisions of (i) its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Borrower is a party or by which Borrower may be bound, or to which Borrower or any of the properties or assets of Borrower may be subject, or (b) violate any applicable Law (as defined in the Master Transaction Agreement) applicable to Borrower or any of its properties or assets.
4. Covenants.
So long as any indebtedness under this Agreement or the Note issued hereunder remains unpaid, unless Lender and the Rights Holder (as defined in the Pledge Agreement) shall otherwise consent in writing, and except as otherwise contemplated by the Pledge Agreement or the Master Transaction Agreement, Borrower shall:
4.1	Corporate Matters. Preserve and maintain its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary to the normal conduct of its business, except for rights, privileges and franchises the loss of which would not reasonably be expected to have, individually or in the aggregate, an AIG Material Adverse Effect (as defined in the Master Transaction Agreement).

4.2	Books and Records. Keep proper books of records and account relating to this Agreement in which full, true and correct entries in conformity with sound business practice and all requirements of law applicable to Borrower shall be made; and upon reasonable prior notice permit representatives or agents of Lender to examine any of its books and records relating to this Agreement at any reasonable times and as often as Lender may reasonably desire.

4.3	Further Assurances. Subject to Section 6.1 hereof, take, or cause to be taken, all other actions reasonably necessary or desirable to preserve and defend the rights of Lender to payment hereunder, and to assure to Lender the benefits hereof.
5. Events of Default.
5.1	Events of Default. Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):
     (a) if any portion of the principal amount of the Loan or any accrued and unpaid interest thereon (i) is not paid when due under this Agreement or under the Pledge Agreement whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and (ii) remains unpaid for ten (10) days after the date on which such payment was due;

     (b) if an Event of Default shall occur under the Pledge Agreement;
     (c) if Borrower (i) takes any action or omits to take any action, in each case, that materially breaches its covenants under Section 4 hereof and (ii) such breach, if susceptible of cure, is not cured within ten (10) days after the earlier of written notice to Borrower from Lender setting forth the details of such breach and knowledge of such breach on the part of Borrower;
     (d) if an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any Guarantor under the Pledge Agreement or of a substantial part of the property or assets of Borrower or any Guarantor under the Pledge Agreement, under Title 11 of the United States Code, as now constituted or hereafter amended, the appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor under the Pledge Agreement or for a substantial part of the property or assets of Borrower or any Guarantor under the Pledge Agreement or (iii) the winding-up or liquidation of Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; and
     (e) if Borrower or any Guarantor under the Pledge Agreement shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, the appointment of a trustee, receiver, intervenor or conservator under the Resolution Authority under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (d) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor under the Pledge Agreement or for a substantial part of the property or assets of Borrower or any Guarantor under the Pledge Agreement, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing.

5.2	Remedies. Upon the occurrence of an Event of Default and at any time thereafter: (a) Lender or Lender’s agent may, in addition to any other rights or remedies available to it pursuant to this Agreement or the Pledge Agreement, or at law or in equity, take such action, without notice or demand, as Lender or Lender’s agent may deem advisable to protect and enforce its rights against Borrower under this Agreement, including, without limitation, declaring the Payoff Amount to be immediately due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, notwithstanding anything to the contrary contained in this Agreement or the Pledge Agreement; provided, however, that, upon the occurrence of an Event of Default described in Section 5.1(c) hereof, the Payoff Amount shall immediately and automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, notwithstanding anything to the contrary contained in this Agreement or the Pledge Agreement; and (b) Lender or Lender’s agent may enforce or avail itself of any or all rights or remedies provided in the Pledge Agreement against Borrower and any or all of the Designated Interests or Designated Cash Proceeds (each as defined in the Master Transaction Agreement and, collectively, the “Designated Collateral”), including, without limitation, all rights or remedies available at law or in equity.
6. Miscellaneous.
6.1	Entire Agreement; Amendments; Counterparts. This Agreement and the Note issued hereunder, and any other documents referred to herein or therein, contain the entire and only agreement between Lender and Borrower concerning the subject matter hereof, and any oral statements or representations or prior written matter with respect thereto not contained herein or therein shall have no force or effect. The provisions of this Agreement and the Note issued hereunder shall not be modified, amended or waived save in writing, executed by all parties hereto, with the written consent of the Rights Holder (as defined in the Pledge Agreement). This Agreement may be executed in counterparts, each one of which will be deemed to be an original, and all of which together will constitute one and the same Agreement.

6.2	Failure to Act Not a Waiver. Neither the failure nor any delay on the part of either party to exercise any right, power or privilege under this Agreement or the Note issued hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise of such right, power or privilege or any exercise of any other right, power or privilege.

6.3	Successors and Assigns. This Agreement and the Note issued hereunder shall be binding upon and inure to the benefit of, and be enforceable by, Lender and Borrower and their respective agents, successors and permitted assigns, except that, (a) Borrower may not assign or otherwise transfer the Note issued hereunder or any of its obligations, rights or interests in or to this Agreement or the Note issued hereunder at any time without the prior written consent of Lender and the Rights Holder (as defined in the Pledge Agreement) and (b) other than as expressly provided in Section 7.10 of the Master Transaction Agreement, Lender may not assign or otherwise transfer the Note issued hereunder or any of its obligations, rights or interests in or to this Agreement or the Note issued hereunder without the prior written consent of Borrower. Any purported assignment or transfer in violation of this Section 6.3 will be null and void ab initio.
6.4	Governing Law; Severability. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with the laws of the State of New York without regard to its rules of conflicts of laws, subject to applicable United States Federal law. In the case any one or more of the provisions contained in this Agreement or in the Note issued hereunder should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

6.5	Notices. All notices under this Agreement shall be given by electronic mail or facsimile at the addresses and facsimile numbers separately provided by each party and such notice shall deemed given upon receipt of such notice.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers, upon the date first above written.

ALICO HOLDINGS LLC
By:
Title:

AMERICAN INTERNATIONAL GROUP, INC.
By:
Title:

Exhibit A
FORM OF PROMISSORY NOTE

$•	•, 20•
For valuable consideration, receipt of which is hereby acknowledged, American International Group, Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of ALICO Holdings LLC, a Delaware limited liability company (“Lender”), in legal currency of the United States of America and in immediately available funds as Lender shall from time to time demand from Borrower upon at least 3 business days’ advance notice on or after January 1, 2014, the lesser of the original principal sum of • Dollars ($•) or the unpaid principal amount of the loan made by Lender to the Borrower pursuant to the ALICO Holdings LLC Intercompany Loan Agreement, dated as of •, 20•, between Lender and Borrower (the “Agreement”), together with any accrued and unpaid interest thereon, payable as provided in the Agreement.
Borrower may repay all or any portion of the amount borrowed under this Note at any time, without premium or penalty, provided that all such repayments of principal shall be accompanied by all interest accrued and unpaid to the date of repayment.
Except as may be specifically provided herein, Borrower waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note.
Terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
This Note shall be governed by the laws of the State of New York, without giving effect to any contrary result otherwise required under applicable conflict or choice of law rules.
This Note is the Note referred to in the Agreement and is qualified by, and subject to, all of the terms and conditions provided therein (including, without limitation, Section 6.1 of the Agreement). In the event that any conflict, inconsistency or incongruity arises between the provisions of the Agreement and the terms of this Note, the terms of the Agreement shall in all respects control.

AMERICAN INTERNATIONAL GROUP, INC., as Borrower
By:
Name:
Title:

A-1

Exhibit E

REGISTRATION RIGHTS AGREEMENT
dated as of
[________________]
between
American International Group, Inc.
and
United States Department of the Treasury

REGISTRATION RIGHTS AGREEMENT
Recitals:
     WHEREAS, American International Group, Inc. (the “Company”) intends to issue in a private placement 1,655,037,962 shares of AIG common stock, par value $2.50 per share (the “Common Stock”) to the United States Department of the Treasury (the “Investor”) as part of the Recapitalization (as defined in the Master Transaction Agreement dated as of December 8, 2010 (the “Transaction Agreement”) among the Company, the Investor, ALICO Holdings LLC, AIA Aurora LLC, the Federal Reserve Bank of New York and the AIG Credit Facility Trust), such Common Stock to be comprised of (i) 562,868,096 shares of Common Stock to be issued to the AIG Credit Facility Trust, for immediate delivery to the Investor, in exchange for all of the shares of Series C Perpetual, Convertible, Participating Preferred Stock held by such trust, (ii) 924,546,133 shares of Common Stock to be issued to the Investor in exchange for all of the shares of the Series E Fixed Rate Non-Cumulative Preferred Stock held by the Investor and (iii) 167,623,733 shares of Common Stock to be issued to the Investor as partial consideration for all of the shares of the Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock held by the Investor.
     WHEREAS, the Company may issue 20,000 shares of the its Series G Cumulative Mandatory Convertible Preferred Stock (“Series G Preferred Stock”) to the Investor as part of the Recapitalization;
     WHEREAS, the Investor currently holds a warrant to purchase shares of Common Stock dated November 25, 2008 and a warrant to purchase shares of Common Stock dated April 17, 2009 (together, the “Warrants”); and
     WHEREAS, the Company and the Investor intend that the Investor’s registration rights with respect to (i) the 1,655,037,962 shares of Common Stock received as part of the Recapitalization, (ii) any shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock, (iii) the Warrants and (iv) any shares of Common Stock issuable upon exercise of the Warrants will be governed by this Registration Rights Agreement (this “Agreement”).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, in the Transaction Agreement and in the other Transaction Documents and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

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Article 1
Registration Rights
     1.1 Registration Rights.
     (a) Registration.
     (i) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable after the closing of the Recapitalization, and in any event no later than fifteen (15) days after such closing, the Company shall prepare and file with the SEC a Shelf Registration Statement covering all applicable Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover such Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). So long as the Company is a well known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.
     (ii) Any registration pursuant to Section 1.1(a)(i) shall be effected by means of a shelf registration on an appropriate form under Rule 415 under the Securities Act (a “Shelf Registration Statement”). Whenever the Investor or any other Holder intends to distribute any Registrable Securities by means of the Shelf Registration Statement, it shall promptly so advise the Company and shall specify the intended method of distribution.
     (A) After the Demand Commencement Date, if the Investor or any other Holder intends to distribute its Registrable Securities through an Underwritten Offering, the Company shall take all reasonable steps to facilitate such an offering, including the actions required pursuant to Section 1.1(c), as appropriate; provided that the Company shall not be required to facilitate a Fully-marketed Offering unless so requested by the Investor and unless the expected gross proceeds from such offering exceed $500 million. The lead underwriters in any Underwritten Offering requested by a Holder shall be selected by the Holders of a majority of the Registrable Securities to be so distributed and shall be reasonably acceptable to the Company. Holders of Registrable Securities other than the Investor shall not have the right to initiate a Fully-marketed Offering, and the Investor shall not have the right to initiate more than two Fully-marketed Offerings in any 12-month period. “Demand Commencement Date” means the earlier of (x) August 15, 2011 and (y) the closing date of the First

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Offering. “Underwritten Offering” means a discrete registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement. “Fully-marketed Offering” means an Underwritten Offering in which members of management and executives of the Company travel to participate in “roadshows,” similar sales events and other marketing activities and do not merely participate in such marketing activities by telephone, video conference or similar electronic means.
     (B) After the Demand Commencement Date, if the Investor intends to distribute its Registrable Securities to or through a manager in one or more At-the-market Offerings, the Company shall take all reasonable steps to facilitate such an offering, including the actions required pursuant to Section 1.1(c), as appropriate. The managers of any At-the-market Offering shall be selected by the Investor and shall be reasonably acceptable to the Company. Holders of Registrable Securities other than the Investor shall not have the right to distribute their Registrable Securities through an At-the-market Offering. “At-the-market Offering” means a continuous registered offering of securities.
     (C) If the Investor or any other Holder selects any other intended method of distribution, the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 1.1(c), as appropriate.
     (iii) The Company shall not be required to effect a distribution of Registrable Securities pursuant to Section 1.1(a)(i): (A) with respect to securities that are not Registrable Securities or (B) if the Company has notified the Investor and all other Holders that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company for such registered distribution to be effected at such time, in which event the Company shall have the right to defer such registered distribution for a period of not more than 45 days after receipt of the request of the Investor or any other Holder; provided that such right to delay a registered distribution shall be exercised by the Company (1) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights and (2) not more than three times in any 12-month period and not more than 90 days in the aggregate in any 12-month period; provided, further (x) that the number and duration of any permitted suspensions of sales in any 12-month period pursuant to Section 1.1(c)(viii) or Section 1.1(d) shall reduce the number and duration of any permitted registration deferrals in such 12-month period pursuant to this Section 1.1(a)(iii) and (y) if, when the Investor or any other Holder requests to sell Registrable Securities pursuant to Section 1.1(a)(ii), the Company’s directors and senior executive officers are not permitted pursuant to Company policy to sell their shares of Common Stock and the sum of the number of days remaining until such directors and senior executive officers would be permitted pursuant to Company policy to sell their shares of Common Stock plus the number of aggregate days in the preceding 12 months with respect to which the Company has exercised its deferral rights pursuant to this clause (iii) or its suspension rights pursuant to Section 1.1(c)(viii) or Section 1.1(d) is at least equal to 90, then the Company and the Investor shall negotiate in good faith to determine

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whether the requested offering should proceed, in light of the need, if any, for the Company to provide additional public disclosure in connection with such offering, but if the Company reasonably determines that it is unable to provide the required disclosure at that time consistent with its internal control over financial reporting and disclosure controls and procedures, the Company shall not be required to proceed with the requested offering.
     (iv) The Company shall not distribute its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, through an At-the-market Offering or any other method of distribution, whether registered or unregistered, other than an Underwritten Offering, a distribution pursuant to Section 1.1(a)(ii), a Special Registration or, if the Investor is not then conducting an At-the-market Offering, an At-the-market Offering, in each case subject to the other provisions of this Agreement. If the Company proposes to effect an Underwritten Offering of its equity securities, other than a distribution pursuant to Section 1.1(a)(i) or a Special Registration, the Company will give prompt written notice to the Investor and all other Holders of its intention to effect such a distribution (but in no event less than ten days prior to the anticipated launch date) and, subject to Section 1.1(a)(vii), will include in such distribution all Registrable Securities with respect to which the Company has received written requests for inclusion therein not later than the close of business on the business day immediately preceding the launch date of such distribution (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, not later than the close of business on the business day immediately preceding the launch date of such distribution. The Company may terminate or withdraw any distribution under this Section 1.1(a)(iv) prior to the pricing of such distribution, whether or not the Investor or any other Holders have elected to include Registrable Securities in such distribution. For avoidance of doubt, the rights of the Investor and the other Holders pursuant to this Section 1.1(a)(iv) will apply both before and after the Demand Commencement Date.
     (v) The right of the Investor and all other Holders to participate in the Company’s proposed Underwritten Offering pursuant to Section 1.1(a)(iv) will be conditioned upon such persons’ entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such Underwritten Offering by the Company; provided that the Investor (as opposed to other Holders) shall not be required to indemnify any person in connection with any registration and shall only be required to make representations in the underwriting agreement as to its ability to transfer marketable title to the relevant Registrable Securities, its authority to execute, deliver and perform its obligations under such underwriting agreement and the absence of any consents or approvals required for it to sell such Registrable Securities in such Underwritten Offering. If any participating person disapproves of the terms of the Underwritten Offering, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriters and the Investor (if the Investor is participating in the Underwritten Offering) at least two business days prior to the pricing date of such offering.

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     (vi) Without the written consent of the Investor in its sole discretion, the Company shall not grant demand registration rights to any third party and shall not grant “piggyback” registration rights to any third party to include its securities in an offering initiated by the Investor or any other Holder under a Shelf Registration Statement pursuant to Section 1.1(a)(ii). If the Company grants “piggyback” registration rights to a third party to include its securities in an Underwritten Offering initiated by the Company, and the Investor or any other Holder elects to participate in such Underwritten Offering pursuant to Section 1.1(a)(iv), such third party registration rights shall provide that such third party may only sell its securities in such Underwritten Offering to the extent that, in the reasonable opinion of the managing underwriters for such Underwritten Offering, such sales would not adversely affect the marketability of such Underwritten Offering (including an adverse effect on the per share offering price) after taking into account all the securities to be sold in such Underwritten Offering by the Investor, any other Holder and the Company.
     (vii) If (A) within 10 days after a request by the Investor or any other Holder to distribute Registrable Securities in an Underwritten Offering pursuant to Section 1.1(a)(ii)(A), the Company gives notice of a proposed Underwritten Offering of its equity securities pursuant to Section 1.1(a)(iv) or vice versa and (B) the managing underwriters for such Underwritten Offerings advise the Company, the Investor and any other Holders proposing to participate in such offerings that in the reasonable opinion of such managing underwriters the number of securities requested to be included in such offerings exceeds the number that can be sold without adversely affecting the marketability of such offerings (including an adverse effect on the per share offering price), the Company will include in a combined offering only such number of securities (the “Maximum Number”) that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be included in the following order of priority: (x) if the Company delivers its notice pursuant to Section 1.1(a)(iv) before the Investor or any other Holder delivers its request pursuant to Section 1.1(a)(ii)(A), then the Company will be allowed to sell up to the number of equity securities it proposes to sell, and if such number is less than the Maximum Number, the Investor and any other Holders will be allowed to sell up to the number of Registrable Securities requested to be sold pursuant to Section 1.1(a)(ii) or 1.1(a)(iv), pro rata on the basis of the aggregate number of Registrable Securities held by each such person; provided that the number of securities sold pursuant to this clause (x) shall not exceed the Maximum Number and (y) if the Investor or any other Holder delivers its request pursuant to Section 1.1(a)(ii)(A) before the Company delivers its notice pursuant to Section 1.1(a)(iv), then the Investor and such other Holders will be allowed to sell up to the number of Registrable Securities they propose to sell, pro rata on the basis of the aggregate number of Registrable Securities held by each such person, and if the aggregate number of securities they propose to sell is less than the Maximum Number, the Company will be allowed to sell up to the number of equity securities it proposes to sell; provided that the number of securities sold pursuant to this clause (y) shall not exceed the Maximum Number.

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     (viii) With respect to any Underwritten Offering of Registrable Securities by the Investor or other Holders pursuant to this Section 1.1, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any sale or distribution, or to file any Shelf Registration Statement (other than such registration or a Special Registration) covering any of its equity securities or any securities convertible into or exchangeable or exercisable for such equity securities, during the period not to exceed the lesser of 180 days and the duration of any lock-up period applicable to the Investor or, if the Investor is not participating in such offering, to such other Holders. If such Underwritten Offering is a Fully-marketed Offering, the Company also agrees to use its reasonable best efforts to cause such of its directors and senior executive officers as may be requested by the managing underwriter of such offering to execute and deliver customary lock-up agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter. “Special Registration” means the registration of (A) equity securities and/or options or other securities or rights in respect thereof or related thereto solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other securities or rights in respect thereof or related thereto to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its subsidiaries or in connection with dividend reinvestment plans.
     (ix) With respect to any At-the-market Offering by the Investor pursuant to this Section 1.1, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any sale or distribution, or to file any Shelf Registration Statement (other than such registration or a Special Registration) covering any of its equity securities or any securities convertible into or exchangeable or exercisable for such equity securities, while such At-the-market Offering is continuing.
     (x) In connection with any At-the-market Offering, the Investor will agree to commercially reasonable black-out provisions to address the Company’s earnings black-out policy in effect at such time. Upon notice from the Company, given with respect to a Subsequent Permitted Offering and otherwise not more than twice in any 12-month period, the Investor will promptly suspend any At-the-market Offering of Registrable Securities for a reasonable period of time to enable the Company to conduct an Underwritten Offering of its equity securities or securities convertible into or exercisable or exchangeable for its equity securities.
     (xi) Notwithstanding any other provision of this Agreement, with respect to any Underwritten Offering, whether initiated by the Company, the Investor or any other Holder, occurring prior to the time the Investor’s ownership of Voting Securities of the Company falls below 33%, so long as the Investor is participating in such offering, the selection of the managing underwriters (subject to the Company’s reasonable approval), the method of distribution, the overall size of the offering and the type of securities offered, as well as the relative amounts and types of securities to be (except as provided in clause (xii) below) offered by each party selling securities in the offering (except as provided in clause (xii) below), and the public offering price per security shall each be subject to the consent of the Investor, in its sole discretion. “Voting Securities” means the Common Stock and any other securities of the Company generally entitled to vote in the election of directors.

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     (xii) Notwithstanding any other provision of this Agreement, (A) with respect to the Company’s first Underwritten Offering following the Closing Date (the “First Offering”), the Company shall have the right to sell up to a number of equity securities having an aggregated initial per share offering price of $3.0 billion plus, if the Investor consents in its sole discretion, up to an additional $4.0 billion to permit the Company to settle securities litigation or to conduct a tender offer or exchange offer for its junior subordinated debentures, provided the First Offering occurs before the first anniversary of the Closing Date and (B) if the Board of Directors determines in good faith, after consultation with the Investor, that due to events affecting the Company’s operating insurance subsidiaries the Company’s reasonably projected Aggregate Liquidity (as defined in the Intercompany Guarantee and Pledge Agreement) will fall below $8.0 billion within the 12 months following such determination, the Company shall have the right, exercisable once within 12 months of such determination, to initiate an Underwritten Offering with respect to which (x) the Company shall have the right to sell up to a number of equity securities (at a price per share to be determined by the Company) having an aggregate initial per share offering price equal to the greater of $2.0 billion and the amount equal to the excess of $8.0 billion over the lowest reasonably projected Aggregate Liquidity (as so defined) during such 12-month period (a “Subsequent Permitted Offering”) and (y) the Investor shall agree with the managing underwriters for such offering not to sell any of its Registrable Securities for a reasonable period following such offering. The Company may conduct a Subsequent Permitted Offering for each 12-month period with respect to which the Board of Directors makes the determination described in clause (B) of the preceding sentence, even if a subsequent 12-month period overlaps with a prior 12-month period.
     (xiii) Notwithstanding any other provision of this Agreement, with respect to any Underwritten Offering, whether initiated by the Company, the Investor or any other Holder, occurring prior to the time the Investor’s ownership of Voting Securities of the Company falls below 33%, so long as the Investor is participating in such offering, the Investor shall determine, in its sole discretion, all fees to be paid to the underwriters in such offering.
     (xiv) In connection with any Underwritten Offering initiated by the Company in which the Investor elects not to participate, the Investor shall agree with the managing underwriters for such offering not to sell any of its Registrable Securities for a reasonable period (not to exceed the lock-up period applicable to the Company) following such offering.
     (b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. Selling Expenses incurred in connection with any registrations hereunder shall be borne by (i) the Company if the Investor is selling the relevant Registrable Securities, provided that the aggregate amount of discounts and selling commissions included in the Selling Expenses for any offering shall not exceed 1% of the gross proceeds of the Registrable Securities sold by the Investor in such offering, and (ii) by the other Holders if such other Holders are selling the relevant Registrable Securities, pro rata on the basis of the aggregate offering or sale price of the securities so sold by such other Holders.

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     (c) Obligations of the Company. The Company shall use its reasonable best efforts, for so long as there are Registrable Securities outstanding, to take such actions as are in its control to become a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) and once the Company becomes a well-known seasoned issuer to take such actions as are in its control to remain a well-known seasoned issuer. In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:
     (i) Prepare and file with the SEC, not later than ten (10) days after notification by the Investor pursuant to Section 1.1(a)(ii), a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to the Shelf Registration Statement, subject to Section 1.1(a)(iii) and Section 1.1(d), reflecting the plan of distribution specified pursuant to Section 1.1(a)(ii).
     (ii) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
     (iii) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.
     (iv) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action that may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
     (v) Notify each Holder at any time when a prospectus relating to an offering of such Holder’s Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
     (vi) Give written notice to the Holders:

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     (A) when any registration statement filed pursuant to Section 1.1(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;
     (B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;
     (C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;
     (D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
     (E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to correct any untrue statement or make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and
     (F) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 1.1(c)(x) or any equity distribution agreement contemplated by Section 1.1(c)(xi) cease to be true and correct.
     (vii) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 1.1(c)(vi)(C) at the earliest practicable time.
     (viii) Upon the occurrence of any event contemplated by Section 1.1(c)(v)or 1.1(c)(vi)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 1.1(c)(vi)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holders’ or underwriters’ possession. The total number of days that any such suspension

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may be in effect in any 12-month period shall not exceed 90 days; provided that the duration of any permitted registration deferrals or suspensions of sales in any 12-month period pursuant to Section 1.1(a)(iii) or Section 1.1(d) shall reduce the duration of any permitted suspensions of sales in such 12-month period pursuant to this Section 1.1(c)(viii).
     (ix) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including causing the Registrable Securities to be included in the Company’s direct registration system in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).
     (x) If an Underwritten Offering is requested pursuant to 1.1(a)(ii)(A), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate such Underwritten Offering, subject to clauses (F) and (G) below, and in connection with such Underwritten Offering, (A) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (B) use its reasonable best efforts to furnish the underwriters and such Holders with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, and such Holders covering the matters customarily covered in such opinions requested in underwritten offerings, (C) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, and such Holders, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (D) include in such underwriting agreement indemnification provisions and procedures customary in underwritten offerings (provided that the Investor shall not be obligated to provide any indemnity or make representations other than those described in Section 1.1(a)(v)), (E) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company, (F) if such Underwritten Offering is a Fully-marketed Offering, make members of management and executives of the Company available to travel to participate in “roadshows,” similar sales events and other marketing activities and (G) if such Underwritten Offering is not a Fully- marketed Offering, and if requested by the Investor or such other Holder, make

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members of management and executives of the Company available to participate by telephone, video conference or similar electronic means in “roadshows,” similar sales events or other marketing activities, provided that members of management and executives of the Company shall not be required to participate in such activities for more than one-half of any business day nor more frequently than three times in any 30-day period with respect to all such Underwritten Offerings within such period.
     (xi) If an At-the-market Offering is requested pursuant to 1.1(a)(ii)(B), enter into an equity distribution agreement in customary form, scope and substance and take all such other actions reasonably requested by the Investor or by the manager(s), to expedite or facilitate such At-the-market Offering, and in connection with such At-the-market Offering (A) make such representations and warranties to the Investor and the manager(s) with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same when requested, (B) use its reasonable best efforts to furnish to the manager(s) and the Investor when requested opinions of counsel to the Company, addressed to the manager(s) and the Investor, covering the matters customarily covered in such opinions requested in At-the-market Offerings, (C) use its reasonable best efforts to obtain when requested “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to the manager(s) and the Investor, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (D) include in such equity distribution agreement indemnification provisions and procedures customary in dribble-out programs (provided that the Investor shall not be obligated to provide any indemnity or make representations other than those described in Section 1.1(a)(v)) and (E) deliver such documents and certificates as may be reasonably requested by the Investor, its counsel and the manager(s) to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the equity distribution agreement or other agreement entered into by the Company.
     (xii) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, manager(s), if any, and any attorneys or accountants retained by such Holders, managing underwriter(s) or manager(s), if any, at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), manager(s), attorney or accountant in connection with such Shelf Registration Statement, in each case subject to customary confidentiality arrangements in the case of any such persons other than the Investor, its

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advisers, the managing underwriter(s), if any, manager(s), if any, and any attorneys retained by such managing underwriter(s) or manager(s).
     (xiii) Use reasonable best efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any national securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on such securities exchange as the Investor may designate.
     (xiv) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, managing underwriter(s), if any, or manager(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.
     (xv) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
     (d) Suspension of Sales. Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, the Investor and each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until the Investor and/or Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until the Investor and/or such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, the Investor and/or such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the Investor and/or such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 12-month period shall not exceed 90 days; provided that the duration of any permitted registration deferrals or suspensions of sales in any 12-month period pursuant to Section 1.1(a)(iii) or Section 1.1(c)(viii) shall reduce the duration of any permitted suspensions of sales in such 12-month period pursuant to this Section 1.1(d).
     (e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

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     (f) Furnishing Information.
     (i) Neither the Investor nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.
     (ii) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 1.1(c) that the Investor and/or the selling Holders, the underwriters, if any, and the manager(s), if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of such Registrable Securities.
     (g) Indemnification.
     (i) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (A) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (B) offers or sales effected by or on behalf of such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

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     (ii) If the indemnification provided for in Section 1.1(g)(i) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 1.1(g)(ii) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 1.1(g)(i). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not also guilty of such fraudulent misrepresentation.
     (h) Assignment of Registration Rights.
     (i) The rights of the Investor to registration of Registrable Securities pursuant to Section 1.1(a) may be assigned by the Investor, in its sole discretion, to a transferee or assignee of Registrable Securities with a market value no less than $500 million, and upon such assignment, such transferee or assignee shall become a Holder under this Agreement; provided, however, the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned, together with a counterpart of this Agreement executed by the transferee or assignee. For purposes of this Section 1.1(h), “market value” per share of Common Stock shall be the last reported sale price of the Common Stock on the national securities exchange on which the Common Stock is listed or admitted to trading on the last trading day prior to the proposed transfer, and the “market value” for either Warrant (or any portion thereof) shall be (i) the product of the market value per share of Common Stock, as described above, times the number of shares of Common Stock underlying such Warrant (or such portion) less (ii) the Exercise Price (as defined in such Warrant).
     (ii) If the Investor transfers to a special purpose vehicle wholly-owned by the Investor (an “SPV”) any of its Registrable Securities, the Investor may, in its sole discretion, assign all of its rights under this Agreement with respect to such Registrable Securities to such SPV, and upon such assignment such SPV shall be treated as if it were the Investor with respect to such Registrable Securities so long as such SPV is wholly-owned by the Investor; provided, however, the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such

15

transferee or assignee and the number and type of Registrable Securities that are being assigned, together with a counterpart of this Agreement executed by the transferee or assignee.
     (i) Rule 144. With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
     (i) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the date of this Agreement (the “Signing Date”);
     (ii) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;
     (iii) so long as the Investor or a Holder owns any Registrable Securities, furnish to the Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities to the public without registration; and
     (iv) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.
     (j) As used in this Section 1.1, the following terms shall have the following respective meanings:
     (i) “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.1(h) and that has executed a counterpart of this Agreement. Other than the Investor, any Holder shall cease to be a Holder when all Registrable Securities held by such Holder are eligible to be resold under Rule 144 (regardless of any limitation thereunder on volume or manner of sale).
     (ii) “Investor’s Counsel” means, if the Investor is participating in the relevant offering, one counsel selected by the Investor for the selling Holders participating in such offering.
     (iii) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (A) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (B) filing a prospectus and/or

16

prospectus supplement in respect of an appropriate effective registration statement on Form S-3.
     (iv) “Registrable Securities” means (A) the 1,655,037,962 shares of Common Stock received by the Investor as part of the Recapitalization, (B) any shares of Common Stock issuable upon conversion of the Series G Preferred Stock, (C) the Warrants (subject to Section1.1(n)), and (D) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clauses by way of conversion, exercise or exchange thereof, including the shares of Common Stock issuable upon exercise of the Warrants, or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that, once issued, such securities will not be Registrable Securities when (1) they are sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144, (2) they shall have ceased to be outstanding or (3) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities; provided, further that shares of Common Stock underlying either Warrant will not be Registrable Securities if and when the Warrant pursuant to which such shares of Common Stock are issuable is terminated in accordance with its terms without exercise thereof. No Registrable Securities may be registered under more than one registration statement at any one time.
     (v) “Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 1.1, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Investor’s Counsel and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.
     (vi) “Rule 144”, “Rule 159A”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.
     (vii) “Selling Expenses” mean all discounts, selling commissions, exchange fees and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for the Investor (other than the fees and disbursements of Investor’s Counsel included in Registration Expenses).
     (k) At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Section 1.1 from that date forward; provided that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 1.1(a)(iv), (v) and (vii) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Sections 1.1(f) and 1.1(g) with respect to any

17

prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 1.1(k), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 1.1(a)(ii) or 1.1(a)(iv) prior to the date of such Holder’s forfeiture.
     (l) Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if the Company fails to perform any of its obligations under this Section 1.1 and that the Investor and the Holders from time to time may be irreparably harmed by any such failure, and accordingly agree that the Investor and such Holders, in addition to any other remedy to which they may be entitled at law or in equity, to the fullest extent permitted and enforceable under applicable law, shall be entitled to compel specific performance of the obligations of the Company under this Section 1.1 in accordance with the terms and conditions of this Section 1.1.
     (m) No Inconsistent Agreements. The Company shall not, on or after the Signing Date, enter into any agreement with respect to its securities that may impair the rights granted to the Investor and the Holders under this Section 1.1 or that otherwise conflicts with the provisions hereof in any manner that may impair the rights granted to the Investor and the Holders under this Section 1.1. The Company represents that, as of the closing of the Recapitalization, it is not a party to any agreement with respect to its securities that is inconsistent with the rights granted to the Investor and the Holders under this Section 1.1 (including agreements that are inconsistent with the order of priority contemplated by Section 1.1(a)(vii)) or that may otherwise conflict with the provisions hereof.
     (n) Registered Sales of the Warrants. The Holders agree to sell either of the Warrants or any portion thereof under the Shelf Registration Statement as soon as practicable after notifying the Company of any such sale, before which sale the Investor and all Holders of such Warrant shall take reasonable steps to agree to revisions to such Warrant to permit a public distribution of such Warrant, including entering into a warrant agreement and appointing a warrant agent.
     1.2 Other Registration Rights. This Agreement supersedes any prior agreement, arrangement or understanding providing the Investor with registration rights with respect to any securities of the Company.
Article 2
Miscellaneous
     2.1 Interpretation. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless expressly stated otherwise herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation. ”

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“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
     Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Agreement.
     2.2 Termination. This Agreement may be terminated by either party at any time prior to the Closing if the Transaction Agreement is terminated pursuant to its terms. In the event of such a termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.
     2.3 Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed in all cases by the Company and the Investor (on behalf of all Holders) so long as the Investor is a Holder or, if the Investor is no longer a Holder, by the Holders of a majority of the then outstanding Registrable Securities; provided that the Investor may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the Signing Date in applicable federal statutes. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law. Each Holder (other than the Investor) by executing a counterpart of this Agreement agrees to be bound by any amendments approved of by the Investor while it is a Holder.
     2.4 Governing Law: Submission to Jurisdiction, Etc. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, (a) for so long as the Investor is a Holder, United States federal law and not the law of any State or (b) if the Investor is no longer a Holder, the laws of the State of New York without regard to the rules of conflicts of laws. To the extent that a court looks to the laws of any State to determine or define the United States federal law, it is the intention of the parties hereto that such court shall look only to the laws of the State of New York without regard to the rules of conflicts of laws. Each of the parties hereto agrees (x) to submit to the exclusive jurisdiction and venue of (i) for so long as the Investor is a Holder, the United States District Court for the District of Columbia or, in the case of any claim against the Investor for monetary damages in excess of $10,000, the United States Court of Federal Claims, or (ii) if the Investor is no longer a Holder, any federal or state court located in New York County, for any and all actions, suits or

19

proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (y) that notice may be served upon either party at the address and in the manner set forth for notices in Section 12.01 of the Transaction Agreement. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby.
     2.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be given at the address and in the manner set forth for notices in Section 12.01 of the Transaction Agreement.
     2.6 Definitions.
     (a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; provided that no Fund shall be a subsidiary for purposes of this Agreement.
     (b) The term “Fund” means any investment vehicle managed by the Company or an Affiliate of the Company and created in the ordinary course of the Company’s asset management business for the purpose of selling Equity Interests in such investment vehicle to third parties. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any entity, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
     (c) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.
It is understood and agreed that the obligations of the Company under this Agreement shall in no event be deemed to extend to or apply to any Fund or any entity controlled by any Fund.
     2.7 Severability. (a) The parties intend for the Recapitalization to constitute a single, integrated, non-severable transaction.
     (b) Subject to Section 2.7(a), if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired

20

or invalidated so long as the economic or legal substance of the Recapitalization is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Recapitalization be consummated as originally contemplated to the fullest extent possible.
     2.8 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies, except that the provisions of Section 1.1 shall inure to the benefit of the persons referred to in that Section.
     2.9 Whenever the Investor owns fewer than 33,100,759 shares of Common Stock (as appropriately adjusted for any stock splits, reverse stock splits or dividends on the Common Stock paid in the form of shares of Common Stock or similar transaction, in each case that occur after the closing of the Recapitalization), the Company shall have the right, on written notice to the Investor, to require the Investor, at the Investor’s election, either (i) to sell all of its remaining Registrable Securities within 60 days of its receipt of such notice in any manner permitted by this Agreement or (ii) to sell all of its remaining Registrable Securities other than any Warrants to the Company (the “Company Sale Election”) in the manner set forth below. If the Investor makes the Company Sale Election, it shall, by notice to the Company, designate a Trading Day within 60 days of its receipt of the Company’s notice as the pricing date for the sale to the Company of all of its remaining Registrable Securities (the “Pricing Date”), which designation may occur after close business on such trading day. The sale of the Investor’s remaining Registrable Securities shall occur three business days after the Pricing Date at a price per share equal to the greater of (A) the average of the VWAP of the Common Stock for the period of 20 consecutive Trading Days ending on and including the Pricing Date and (B) the Closing Price of the Common Stock on the Pricing Date. To the extent the Registrable Securities to be sold to the Company include any Warrants, the Company and the Investor shall negotiate in good faith to determine the purchase price per Warrant. If within 60 days of its receipt of the Company’s notice, the Investor has not sold all its Registrable Securities pursuant to this Agreement and has not designated the Pricing Date, the Investor shall be deemed to have made the Company Sale Election and the Pricing Date shall be the first Trading Day after the end of such 60-day period. The expenses incurred by the Investor in connection with any Company Sale Election shall be borne by the Company.
     For the purposes of this Section 2.9:
     “Closing Price” per share of Common Stock at any date means the last reported sales price or, if no such reported sale takes place on such date, the average of the reported closing bid and asked prices on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, the principal national securities exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing sales price or, if no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the Financial Industry Regulatory Authority selected by the Investor for that purpose. For purposes of determining the Closing Price, extended or after hours trading shall not be taken into account.
     “Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contract or future contacts relating to the Common Stock.
     “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a business day.
     “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) the Common Stock trades regular way on The New York Stock Exchange or, if the Common Stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Trading Day” means a business day.
     “VWAP” per share of the Common Stock on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) page AIG US <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant Trading Day or, if any capital stock or similar equity interests are distributed to holders of Common Stock as contemplated in Section 4.01(c), “VWAP” per share of such capital stock or similar equity interests on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant Trading Day, or in either case, if such volume weighted average price is unavailable, VWAP means the market value per share of Common Stock or such capital stock or similar equity interests on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
[Signature Page Follows]

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     In witness whereof, this Registration Rights Agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date written below.

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

UNITED STATES DEPARTMENT OF THE TREASURY
By:
Name:
Title:

Date: [_________]

Exhibit F

WARRANT AGREEMENT
Dated as of
December [22], 2010
between
AMERICAN INTERNATIONAL GROUP, INC.
and
WELLS FARGO BANK, N.A.,
as Warrant Agent

Warrants for
Common Stock of
American International Group, Inc.

          WARRANT AGREEMENT, dated as of December [22], 2010 (this “Agreement”), between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (including any successor thereto, the “Company”), and Wells Fargo Bank, N.A., as Warrant Agent (including any successor thereto, the “Warrant Agent”).
     In connection with a series of integrated transactions to recapitalize the Company (the “Recapitalization”), the Company has declared a dividend to the holders of record of the Company’s common stock, par value $2.50 per share (the “Common Stock”), on December [30], 2010 (the “Dividend Record Date”), in the form of warrants to purchase an aggregate of 75,000,000 shares of Common Stock, to be exercisable for a period of ten years from the issuance thereof. The Company desires to issue the warrants on the terms and conditions described herein (the “Warrants”) in satisfaction of such dividend. Each holder of record of Common Stock as of the Dividend Record Date is entitled to a number of Warrants equal to the product of the following (rounded to the nearest 1/10,000th of a Warrant): (a) 0.• (calculated as 75,000,000 divided by •, the number of shares of Common Stock expected to be outstanding on the Dividend Record Date) and (b) the number of shares of Common Stock held of record by such holder as of the Dividend Record Date.
     The Company desires the Warrant Agent to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, exercise and cancellation of the Warrants as provided herein, and the Warrant Agent is willing to so act.
     Each party agrees for the benefit of the other party and for the equal and ratable benefit of the registered holders of the Warrants (the “Holders”):
ARTICLE I
Definitions
     SECTION 1.01. Definitions.
     “Affiliate” of any Person means any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For the purposes hereof, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.
     “Business Day” means each day that is not a Saturday, a Sunday or a day on which banking institutions are not required by law, regulation or an executive order to be open in the State of New York.
     “Closing Price” per share of Common Stock at any date means the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, the principal national securities exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the Financial Industry Regulatory Authority selected by the Company for that purpose. For purposes of determining the Closing Price, extended or after hours trading shall not be taken into account. Notwithstanding the foregoing, with respect to any date prior to the first day on which the Common Stock trades “ex-distribution” for the dividend by which the Warrants are initially issued (that is, regular way, without the right to receive the dividend), the Closing Price per share of Common Stock shall be reduced by an amount equal to the closing price per Warrant on such date (calculated in a manner consistent with this definition) multiplied by 0.•.
     “Current Market Price” means, in respect of a share of Common Stock on any day of determination, the average of the VWAP per share of Common Stock over each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
     “Definitive Warrant” means a Warrant Certificate in definitive form that is not deposited with the Depository or with the Warrant Agent as the Warrant Custodian.
     “Depository” means The Depository Trust Company, its nominees and their respective successors.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as they may be amended from time to time.
     “Fair Market Value” of any property or assets means the fair market value of such property or assets as determined in good faith by the Board (which good faith determination shall be conclusive and binding).
     “Issue Date” means the date on which the Warrants are initially issued.
     “Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, or the Secretary or an Assistant Secretary of such Person.
     “Officers’ Certificate” means a certificate signed by an Officer.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as they may be amended from time to time.
     “Trading Day” means a day on which the Common Stock (i) at the close of regular way trading (not including extended or after hours trading) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market that is the primary market for the trading the Common Stock at the close of business, and (ii) has traded at least once regular way on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     “Vice President”, when used with respect to any Person, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president”.
     “VWAP” per share of the Common Stock on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) page AIG US <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant Trading Day or, if any capital stock or similar equity interests are distributed to holders of Common Stock as contemplated in Section 4.01(c), “VWAP” per share of such capital stock or similar equity interests on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant Trading Day, or in either case, if such volume weighted average price is unavailable, VWAP means the market value per share of Common Stock or such capital stock or similar equity interests on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     “Warrant Certificate” means any Global Warrant or Definitive Warrant issued by the Company under this Agreement.
     “Warrant Custodian” means the custodian with respect to a Global Warrant (as appointed by the Depository) or any successor Person thereto.
     “Warrant Shares” means the shares of Common Stock issuable on exercise of the Warrants.
     SECTION 1.02. Other Definitions.

Defined in
Term	Section
“Agent Members”	2.01(c)
“Agreement”	Recitals
“Common Shelf Registration Statement”	5.01
“Common Stock”	Recitals
“Company”	Recitals
“Dividend Record Date”	Recitals
“Dividend Threshold Amount”	4.01(d)
“Exercise Date”	3.04
“Exercise Price”	3.01
“Expiration Date”	3.02(b)
“Expiration Time”	4.01(e)
“Global Warrant”	2.01(a)
“Holders”	Recitals
“offer expiration date”	4.01(e)
“Prospectus”	5.05
“Purchased Shares”	4.01(e)

Defined in
Term	Section
“Recapitalization”	Recitals
“record date”	4.01
“Reorganization”	4.04
“Rights”	4.05
“Stock Transfer Agent”	3.05
“Warrant Agent”	Recitals
“Warrant Register”	2.03
“Warrants”	Recitals
     SECTION 1.03. Rules of Construction. Unless the text or context otherwise requires:
               (i) a defined term has the meaning assigned to it herein;
               (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. generally accepted accounting principles as in effect from time to time;
               (iii) “including” means including, without limitation;
               (iv) words in the singular include the plural and words in the plural include the singular;
               (v) references to any statute, rule, standard, regulation or other law include a reference to (x) the corresponding rules and regulations and (y) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and
               (vi) headings to Articles and Sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
ARTICLE II
Form of Warrant; Beneficial Interests
     SECTION 2.01. Issuance and Registration.
          (a) Warrants. The Warrants shall initially be issued to the Warrant Agent on behalf of the registered holders of the Common Stock as of the Dividend Record Date, as reflected in the Company’s direct registration system for the Common Stock. The Warrant Agent shall allocate the Warrants to, and register the Warrants in the names of, such registered holders in accordance with the Company’s direct registration system or the Warrant Agent’s other book-entry procedures pursuant to an allocation schedule approved by the Company. Any Warrants registered through the Company’s direct registration system or the Warrant Agent’s other book-entry procedures shall be issued in uncertificated form and shall not be represented by Warrant Certificates. Notwithstanding the foregoing, some or all of the Warrants may, at initial issuance or any time thereafter, be represented by one or more permanent Global Warrants, in definitive, fully registered form with the global securities legend set forth in Exhibit A hereto (each, a “Global Warrant”). Any such Global Warrant shall be deposited on behalf of the relevant Holders with the Warrant Agent, as custodian for the Depository (or with such other custodian as the Depository may direct), registered in the name of the Depository or a nominee of the Depository, and duly executed by the Company and countersigned by the Warrant Agent as hereinafter provided.
          (b) Definitive Warrants. Holders of Warrants or holders of beneficial interests in any Global Warrant will not be entitled to physical delivery of Definitive Warrants (except as provided in Section 2.05).
          (c) Procedures for Global Warrants. This Section 2.01(c) shall apply only to any Global Warrant deposited with or on behalf of the Depository.
               (i) If any Warrants are to be represented by a Global Warrant, the Company shall execute and the Warrant Agent shall, in accordance with Section 2.02, countersign and deliver initially one or more Global Warrants that (a) shall be registered in the name of the Depository for such Global Warrant or Global Warrants or of the nominee of the Depository and (b) shall be delivered by the Warrant Agent to the Depository or pursuant to the Depository’s instructions or held by the Warrant Agent as custodian for the Depository.
               (ii) Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Agreement with respect to any Global Warrant held on their behalf by the Depository or by the Warrant Agent as the custodian of the Depository or under such Global Warrant, and the Depository may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Warrant.
     SECTION 2.02. Warrant Certificates. If any Warrant Certificates are issued hereunder, then at least one Officer shall sign such Warrant Certificates for the Company by manual or facsimile signature.
          (a) If an Officer whose signature is on a Warrant Certificate no longer holds that office at the time the Warrant Agent countersigns the Warrant Certificate, the Warrants evidenced by such Warrant Certificate shall be valid nevertheless.
          (b) At any time and from time to time after the execution of this Agreement, the Warrant Agent shall, upon receipt of a written order of the Company signed by an Officer of the Company, countersign, either by manual or facsimile signature, and issue a Warrant Certificate evidencing the number of Warrants specified in such order. Such order shall specify the number of Warrants to be evidenced on the Warrant Certificate to be countersigned, the date on which such Warrant Certificate is to be countersigned, whether such Warrant Certificate is to be a Global Warrant or a Definitive Warrant, and the number of Warrants then authorized. Each Warrant shall be dated the date of its countersignature.

          (c) The Warrants (whether or not evidenced by a Warrant Certificate) shall not be valid until registered on the Warrant Register.
     SECTION 2.03. Warrant Register. The Warrants shall be issued in registered form only. The Warrant Agent shall keep a register (the “Warrant Register”) of the Warrants (and Warrant Certificates, if applicable) and of their transfer and exchange. The Warrant Register shall show the names and addresses of the respective Holders and the date and number of Warrants owned by such Holders (as evidenced on the face of each of the Warrant Certificates, if applicable). The Holder of any Global Warrant will be the Depository or a nominee in whose name the Global Warrant is registered.
          The Company and the Warrant Agent may deem and treat the Person in whose name Warrants are registered in the Warrant Register as the absolute owner of such Warrants for all purposes and regardless of any notice to the contrary.
     SECTION 2.04. Transfer and Exchange.
          (a) Transfer and Exchange of Warrants.
               (i) The transfer and exchange of Warrants or beneficial interests therein shall be effected through the Company’s direct registration system or the Warrant Agent’s other book-entry procedures and, in the case of any Global Warrants, the Depository, in each case in accordance with this Agreement and the procedures of the Warrant Agent and, as applicable, the Depository therefor.
               (ii) Except as set forth in Section 2.04(a)(iii), a Global Warrant may only be transferred as a whole, and not in part, and only by (x) the Depository to a nominee of the Depository, (y) a nominee of the Depository to the Depository or another nominee of the Depository or (z) the Depository or any such nominee to a successor Depository or its nominee.
               (iii) In the event that a Global Warrant is exchanged and transferred for Definitive Warrants pursuant to Section 2.05, such Warrants may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.04 and such other procedures as may from time to time be adopted by the Company.
               (iv) The Warrant Agent shall register the transfer, from time to time, of any Definitive Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by the appropriate instructions for transfer. Upon any such transfer, one or more new Definitive Warrants representing an equal aggregate number of Definitive Warrants shall be issued and the transferred certificate shall be cancelled.
          (b) Cancellation or Adjustment of Global Warrant. At such time as all beneficial interests in a Global Warrant have been exchanged for Definitive Warrants, redeemed, repurchased or canceled, such Global Warrant shall be returned to the Depository for cancellation or retained and canceled by the Warrant Agent. At any time prior to such cancellation, if any beneficial interest in a Global Warrant is exchanged for Definitive Warrants, repurchased or canceled, the number of Warrants represented by such Global Warrant shall be reduced and an adjustment shall be made on the books and records of the Warrant Agent (if it is then the Warrant Custodian for such Global Warrant) with respect to such Global Warrant, by the Warrant Agent, to reflect such reduction.
          (c) Obligations with Respect to Transfers and Exchanges of Warrants.
               (i) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall countersign, by either manual or facsimile signature, any Global Warrants and Definitive Warrants, if applicable, as required pursuant to the provisions of Section 2.02 and this Section 2.04.
               (ii) No service charge shall be made for any registration of transfer or exchange. Any transfer tax, assessments, or similar governmental charge payable in connection with any registration of transfer or exchange shall be paid by the Holder.
               (iii) Prior to the due presentation for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Person in whose name Warrants are registered as the absolute owner of such Warrants, and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.
               (iv) All Warrants issued upon any transfer or exchange pursuant to the terms of this Agreement shall be valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such transfer or exchange.
          (d) No Obligation of the Warrant Agent. The Warrant Agent shall have no responsibility or obligation to any beneficial owner of a Global Warrant, an Agent Member or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Warrants or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice, or the payment of any amount, under or with respect to such Warrants. All notices and communications to be given to the Holders and all payments to be made to Holders under the Warrants shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Warrant). The rights of beneficial owners in any Global Warrant shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Warrant Agent may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
     SECTION 2.05. Definitive Warrants.
          (a) Subject to Section 2.05(e), beneficial interests in a Global Warrant deposited with the Depository or with the Warrant Agent as custodian shall be transferred to the beneficial owners thereof in the form of Definitive Warrants in a number equal to the number of Warrants represented by such Global Warrant, in exchange for such Global Warrant, only if such transfer complies with Section 2.04 and (i) the Depository notifies the Company that it is unwilling or unable to continue as depositary for such Global Warrant or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act and, in each such case, a successor depositary is not appointed by the Company within 90 days of such notice, or (ii) the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to cause the issuance of Definitive Warrants under this Agreement.
          (b) Any Global Warrant that is transferable to the beneficial owners thereof pursuant to this Section 2.05 shall be surrendered by the Depository to the Warrant Agent, to be so transferred, in whole or from time to time in part, without charge, and the Warrant Agent shall countersign, by either manual or facsimile signature, and deliver to each beneficial owner in the name of such beneficial owner, upon such transfer of each portion of such Global Warrant, Definitive Warrants evidencing a number of Warrants equivalent to such beneficial owner’s beneficial interest in the Global Warrant. The Warrant Agent shall register such transfer in the Warrant Register, and upon such transfer the surrendered Global Warrant shall be cancelled by the Warrant Agent.
          (c) Subject to the provisions of Section 2.05(b), the registered Holder of a Global Warrant may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Agreement or the Warrants.
          (d) In the event of the occurrence of either of the events specified in Section 2.05(a), the Company will promptly make available to the Warrant Agent a reasonable supply of Definitive Warrants in definitive, fully registered form.
          (e) The Depository shall notify the Warrant Agent of the names and the amounts in which the Definitive Warrants will be issued. Neither the Company nor the Warrant Agent will be liable or responsible for any names or any amounts provided by the Depository.
          (f) Notwithstanding the foregoing, in lieu of issuing a Definitive Warrant to any Person, the Warrant Agent may, upon the Company’s instruction, register Warrants in the name of such Person through the Company’s direct registration system or the Warrant Agent’s other book-entry procedures.
     SECTION 2.06. Replacement Certificates. If a mutilated Warrant Certificate is surrendered to the Warrant Agent or if the Holder of a Warrant Certificate provides proof reasonably satisfactory to the Company and the Warrant Agent that the Warrant Certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Warrant Agent shall countersign a replacement Warrant Certificate of like tenor and representing an equivalent number of Warrants, if the reasonable requirements of the Warrant Agent are met. Such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Warrant Agent to protect the Company and the Warrant Agent from any loss that either of them may suffer if a Warrant Certificate is replaced. The Company and the Warrant Agent may charge the Holder for their expenses in replacing a Warrant Certificate. Every replacement Warrant Certificate evidences an additional obligation of the Company.
     SECTION 2.07. Outstanding Warrants. Warrants outstanding at any time are all Warrants evidenced as outstanding in the Warrant Register (which, in the case of Warrants represented by Warrant Certificate, shall include all Warrant Certificates authenticated by the Warrant Agent excluding those canceled by it and those delivered to it for cancellation). A Warrant does not cease to be outstanding because an Affiliate of the

Company holds the Warrant. A Warrant ceases to be outstanding if the Company holds the Warrant.
     If a Warrant Certificate is replaced pursuant to Section 2.06, the Warrants evidenced thereby cease to be outstanding unless the Warrant Agent and the Company receive proof satisfactory to them that the replaced Warrant Certificate is held by a bona fide purchaser.
     SECTION 2.08. Cancellation. In the event the Company shall purchase or otherwise acquire Definitive Warrants, the Company may, at its option, deliver the same to the Warrant Agent for cancellation.
          The Warrant Agent and no one else shall cancel all Warrant Certificates surrendered for transfer, exchange, replacement, exercise or cancellation. The Company may not issue new Warrant Certificates to replace Warrant Certificates to the extent they evidence Warrants which have been exercised or Warrants which the Company has cancelled.
     SECTION 2.09. CUSIP Numbers.
          The Company may assign “CUSIP” numbers (if then generally in use) in connection with the issuance of the Warrants and the Warrant Agent may use such “CUSIP” numbers in notices as a convenience to Holders; provided, however, that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.
ARTICLE III
Exercise Terms
     SECTION 3.01. Exercise. Each Warrant shall entitle the Holder thereof, subject to adjustment pursuant to the terms of this Agreement, to purchase one share of Common Stock for each Warrant evidenced thereby, at an exercise price of $45.00 per share (as such exercise price may be adjusted pursuant to Article IV, the “Exercise Price”).
     SECTION 3.02. Exercise Period.
          (a) Subject to the terms and conditions set forth herein, the Warrants shall be exercisable at any time and from time to time on or after the Issue Date. Notwithstanding the foregoing, the Holders will be able to exercise the Warrants only if (i) the Common Shelf Registration Statement relating to the Warrant Shares is effective and (ii) the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such Holders reside.
          (b) No Warrant shall be exercisable after 5:00 p.m., New York time, on the Business Day that is the tenth anniversary of the Issue Date or, if such tenth anniversary date is not a Business Day, the next Business Day immediately following such tenth anniversary date (the “Expiration Date”).

     SECTION 3.03. Expiration. A Warrant shall terminate and become void as of the earlier of (i) the Expiration Date or (ii) the date such Warrant is exercised.
     SECTION 3.04. Manner of Exercise.
          (a) Subject to Section 3.02(b), Warrants may be exercised by a Holder in full or in part by delivering, not later than 5:00 p.m., New York time, on any Business Day (the “Exercise Date”) to the Warrant Agent at its office: (i) the related Warrant Certificate, in the case of Warrants issued in certificated form; (ii) an election to purchase Common Stock in the form included in Exhibit A, duly filled in and signed by the Holder, and (ii) payment, for the account of the Company, of an amount equal to the product of (1) the Exercise Price and (2) the number of Warrants being exercised by such Holder (including any fractional Warrant held by such Holder and included in such election). Such payment shall be made in United States dollars by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose. In the case of a Global Warrant, any Person with a beneficial interest in such Global Warrant shall effect compliance with the requirements in clauses (i) and (ii) above through the relevant Agent Member in accordance with the procedures of the Depository. If any of the Warrant Certificate, the form of election to purchase Common Stock or the Exercise Price therefor is received by the Warrant Agent after 5:00 P.M., New York time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day which is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Holder as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants.
          (b) In the case of a Global Warrant, whenever some but not all of the Warrants represented by such Global Warrant are exercised in accordance with the terms thereof and of this Agreement, such Global Warrant shall be surrendered by the Holder to the Warrant Agent, which shall cause an adjustment to be made to such Global Warrant so that the number of Warrants represented thereby will be equal to the number of Warrants theretofore represented by such Global Warrant less the number of Warrants then exercised. The Warrant Agent shall thereafter promptly return such Global Warrant to the Holder or its nominee or custodian.
          (c) In the case of a Definitive Warrant, whenever some but not all of the Warrants represented by such Definitive Warrant are exercised in accordance with the terms thereof and of this Agreement, the Holder shall be entitled, at the request of the Holder, to receive from the Company within a reasonable time, and in any event not exceeding five (5) Business Days, a new Definitive Warrant in substantially identical form for the number of Warrants equal to the number of Warrants theretofor represented by such Definitive Warrant less the number of Warrants then exercised.
          (d) If a Warrant Certificate shall have been exercised in full, the Warrant Agent shall promptly cancel such certificate following its receipt from the Holder or the Depository, as applicable.

     SECTION 3.05. Issuance of Warrant Shares. Subject to Section 3.02(a), upon any exercise of Warrants in compliance with Section 3.04, the Company shall issue and cause the transfer agent for the Common Stock (the “Stock Transfer Agent”, which may be the Warrant Agent) to cause to be registered in the Company’s direct registration system to or upon the written order of the Holder and in such name or names as the Holder may designate, a number of full Warrant Shares so purchased upon the exercise of such Warrants (determined in accordance with Section 3.06) or other securities to which it is entitled, registered or otherwise, to the Person or Persons entitled to receive the same (including any depositary institution so designated by a Holder), together with cash as provided in Section 3.06 in respect of any fractional Warrant Shares otherwise issuable upon such exercise. In no event shall the Company have the right or be required to settle the exercise of Warrants through delivery of cash in lieu of shares of Common Stock (except as provided in Section 3.06 with respect to fractional Warrant Shares). For the avoidance of doubt, a fractional Warrant shall represent the right to purchase the number of shares of Common Stock purchasable upon exercise of one whole Warrant multiplied by such fraction.
     SECTION 3.06. Fractional Warrant Shares. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants (including fractional Warrants). The number of full Warrant Shares that shall be issuable upon an exercise of Warrants by a Holder at any time shall be computed on the basis of the aggregate number of Warrant Shares which may be purchased pursuant to the Warrants being exercised by that Holder at that time. If any fraction of a Warrant Share would, except for the provisions of this Section 3.06, be issuable upon the exercise of Warrants, the Company shall pay an amount in cash equal to the Closing Price per share of the Common Stock on the Trading Day immediately preceding the date the Warrants are presented for exercise, multiplied by such fraction, computed to the nearest whole cent.
     SECTION 3.07. Reservation of Warrant Shares. The Company shall at all times keep reserved out of its authorized shares of Common Stock a number of shares of Common Stock sufficient to provide for the exercise of all outstanding Warrants. The Company will keep a copy of this Agreement on file with the Stock Transfer Agent and will furnish to such Stock Transfer Agent a copy of all notices of adjustments (and certificates related thereto) transmitted to each Holder.
     The Company covenants that all Warrant Shares that may be issued upon exercise of Warrants shall, upon issue, be fully paid, nonassessable, free of preemptive rights.
ARTICLE IV
Adjustment and Notice Provisions
     SECTION 4.01. Adjustments. Subject to the provisions of this Article IV (including without limitation Sections 4.02 and 4.05), the Exercise Price shall be subject to adjustment, without duplication, under the following circumstances:
          (a) the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Exercise Price will be adjusted based on the following formula:
     EP1 = EP0 x (OS0 / OS1)

where,

EP0	=	the Exercise Price in effect at the close of business on the record date
EP1	=	the Exercise Price in effect immediately after the record date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event
          (b) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase shares of Common Stock at less than the Current Market Price of Common Stock as of the record date, in which event the Exercise Price will be adjusted based on the following formula:
      EP1 = EP0 x (OS0 + Y) / (OS0 + X)

where,

EP0	=	the Exercise Price in effect at the close of business on the record date
EP1	=	the Exercise Price in effect immediately after the record date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y	=	the aggregate price payable to exercise such rights divided by the average of the VWAP per share of the Common Stock over each of the 10 consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights, options or warrants
However, the Exercise Price will be readjusted to the extent that any such rights, options or warrants are not exercised prior to their expiration.
          (c) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock), rights to acquire capital stock of the Company or evidences of the Company’s indebtedness or the Company’s assets (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or (d) or (e) below) in which event the Exercise Price will be adjusted based on the following formula:
     EP1 = EP0 x (SP0 - FMV) / SP0

where,

EP0	=	the Exercise Price in effect at the close of business on the record date
EP1	=	the Exercise Price in effect immediately after the record date
SP0	=	the Current Market Price as of the record date

FMV	=	the Fair Market Value, on the record date, of the shares of capital stock of the Company, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock
However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company, that are, or, when issued, will be, traded on a U.S. securities exchange, then the Exercise Price will instead be adjusted based on the following formula:
      EP1 = EP0 x MP0 / (FMV0 + MP0)

where,

EP0	=	the Exercise Price in effect at the close of business on the record date
EP1	=	the Exercise Price in effect immediately after the record date
FMV0	=	the average of the VWAP of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock
MP0	=	the average of the VWAP per share of the Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock
          (d) the Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (1) any cash dividend on Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed the Dividend Threshold Amount1, (2) any cash that is distributed as part of a distribution referred to in clause (c) above, and (3) any consideration payable in connection with a tender offer referred to in clause (e) below, in which event, the Exercise Price will be adjusted based on the following formula:
      SR1 = SR0 x (SP0 - C) / SP0

where,

SR0	=	the Exercise Price in effect at the close of business on the record date

[1]	The Dividend Threshold Amount is an amount of cash dividends, if any, to be determined.

SR1	=	the Exercise Price in effect immediately after the record date
SP0	=	the Current Market Price as of the record date
C	=	the excess of the amount in cash per share of Common Stock the Company distributes to holders over the Dividend Threshold Amount
The Dividend Threshold Amount is subject to adjustment on a proportional basis whenever the Exercise Price is adjusted, provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Exercise Price pursuant to this clause (d).
          (e) the Company or one or more of its wholly owned subsidiaries purchases Common Stock in a tender offer subject to Rule 13e-4 under the Exchange Act (not including any exchange offer pursuant to Section 3(a)(9) of the Securities Act) where (a) the number of shares purchased in such tender offer exceeds 30% of the number of shares of Common Stock outstanding on the last date on which tenders may be made pursuant to such tender offer (the “offer expiration date”) and (b) the cash and value of any other consideration included in the payment per share of Common Stock validly tendered exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the offer expiration date, in which event the Exercise Price will be adjusted based on the following formula:
      EP1 = EP0 x (SP1 x OS0) / (FMV + (SP1 x OS1))

where,

EP0	=	the Exercise Price in effect at the close of business on the offer expiration date
EP1	=	the Exercise Price in effect immediately after the offer expiration date
FMV	=	the Fair Market Value, on the offer expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered and not withdrawn as of the offer expiration date (the “Purchased Shares”)
OS1	=	the number of shares of Common Stock outstanding at the last time tenders may be made pursuant to such tender offer (the “Expiration Time”) less any Purchased Shares
OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares
SP1	=	the average of the VWAP per share of the Common Stock over each of the 10 consecutive Trading Days commencing with the Trading Day immediately after the Expiration Time.
For the purpose of this Section 4.01, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Exercise Price pursuant to this Section 4.01 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
The Company may, but shall not be required to, make such decreases in the Exercise Price, in addition to those required by this Article IV, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
     SECTION 4.02. Calculation of Adjustments. All calculations under Section 4.01 shall be made to the nearest hundredth of a cent. No adjustment of the Exercise Price need be made under Section 4.01 if such adjustment (together with any other carried-forward adjustments under this Section 4.02) would amount to a change in the Exercise Price of less than ten cents; provided, however, that if an adjustment is not made by reason of this Section 4.02, such amount shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.
     SECTION 4.03. Adjustment to Number of Shares. Upon each adjustment of the Exercise Price pursuant to Section 4.01, each Warrant shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest 1/10,000th of a share) obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon exercise of the Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.
     SECTION 4.04. Reorganizations. In the event of any capital reorganization, consolidation or merger of the Company (other than the consolidation or merger of the Company with or into another corporation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property) (a “Reorganization”), the Holders of Warrants that have not been exercised (and have not otherwise expired, been terminated or cancelled) shall have the right to receive, upon exercise of the Warrants and payment of the Exercise Price, the kind and amount of securities, cash and other property receivable upon such Reorganization by a Holder of the number of shares of Common Stock into which such Warrants so exercised might have been exercised immediately prior to such Reorganization. Unless the surviving or acquiring Person in a Reorganization automatically assumes the Company’s obligations hereunder as a matter of law, the Company shall provide that the surviving or acquiring Person in such Reorganization will enter into an agreement with the Warrant Agent confirming the Holders’ rights pursuant to this Section 4.04 and providing for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article IV.
     SECTION 4.05. When No Adjustment Required. No adjustment of the Exercise Price shall be made as a result of: (1) the issuance of rights pursuant to any stockholder rights plan or tax asset protection plan (i.e., a poison pill) adopted by the Company from time to time (“Rights”); (2) the distribution of separate certificates representing Rights; (3) the exercise or redemption of Rights; or (4) the termination or invalidation of Rights;

provided, however, that to the extent that the Company has a stockholder rights plan or tax asset protection plan in effect on an Exercise Date, the Holder shall receive upon exercise, in addition to the Warrant Shares, the Rights under such rights plan, unless, prior to such Exercise Date, the Rights have separated from the Common Stock, in which case the applicable Exercise Price will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock as described in Section 4.01(c) including, for the purposes of this paragraph only, shares of Common Stock and assets issuable upon exercise of Rights under a stockholder rights plan or tax asset protection plan, subject to readjustment in the event of the expiration, termination or redemption of the Rights.
          No adjustment shall be made to the Exercise Price that would reduce the Exercise Price below the par value per share of Common Stock. In addition, no adjustment to the Exercise Price shall be made:
          (a) upon the issuance of any shares of Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock in public or private transactions at any price deemed appropriate by the Company in its sole discretion;
          (b) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan of that type;
          (c) upon the issuance of any shares of Common Stock or options or rights to purchase those shares or any other award that relates to or has a value derived from the value of the Common Stock or other securities of the Company, in each case issued pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
          (d) upon the issuance of any shares of Common Stock pursuant to any option, warrant or right or other security exercisable for, or exchangeable or convertible into, shares of Common Stock in public or private transactions at any price deemed appropriate by the Company in its sole discretion;
          (e) for a change in the par value or no par value of the Common Stock;
          (f) for accumulated and unpaid dividends; or
          (g) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or other security exercisable for, or exchangeable or convertible into, Common Stock that was outstanding as of the date the Warrants were first issued.
     SECTION 4.06. Notice of Adjustments. Whenever any adjustment is made pursuant to this Article IV, the Company shall cause notice of such adjustment to be mailed to the Warrant Agent within fifteen days thereafter, such notice to include in reasonable detail (i) the events precipitating the adjustment, (ii) the computation of any adjustments, and (iii) the Exercise Price, the number of shares or the securities or other property purchasable upon exercise of each Warrant after giving effect to such adjustment. The calculations, adjustments and determinations included in the Company’s notice shall, absent manifest error, be final and binding on the Company, the Warrant Agent and the

Holders. The Warrant Agent shall be entitled to rely on such notice and any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such notice. The Warrant Agent shall within fifteen days after receipt of such notice from the Company (which notice must specifically direct the Warrant Agent to perform the mailing) cause a similar notice to be mailed to each Holder.
     SECTION 4.07. Adjustment to Warrant Certificate. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Article IV, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock issuable upon exercise of the Warrants as are stated in any Warrant Certificates issued prior to such adjustment. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.
ARTICLE V
Registration Rights
     SECTION 5.01. Effectiveness of Registration Statement. The Company shall use commercially reasonable efforts to cause a shelf registration statement, filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of Warrant Shares to the Holders upon exercise of the Warrants by the Holders thereof (the “Common Shelf Registration Statement”) to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. The Company shall promptly inform the Warrant Agent of any change in the status of the effectiveness or availability of the Common Shelf Registration Statement.
     SECTION 5.02. Suspension. The Company shall be entitled to suspend the availability of the Common Shelf Registration Statement from time to time during any consecutive 365-day period for a total not to exceed 90 days during such consecutive 365-day period if the Board determines in the exercise of its reasonable judgment that such suspension is necessary in order to comply with applicable laws and provides notice that such determination was made to the Holders of the Warrants; provided, however, that (i) if the Company exercises such right in the 45 consecutive-day period immediately prior to the Expiration Date, the Expiration Date shall be delayed by the number of days during such 45-day period for which the availability of the Common Shelf Registration Statement was suspended and (ii) in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential.
     SECTION 5.03. Blue Sky. The Company shall use commercially reasonable efforts to register or qualify the Warrant Shares under all applicable securities laws, blue sky laws or similar laws of all jurisdictions in the United States in which any Holder may or may be deemed to purchase Warrant Shares upon the exercise of Warrants and shall use commercially reasonable efforts to maintain such registration or qualification for so long as it is required to cause the Common Shelf Registration Statement to remain effective under the Securities Act pursuant to Section 5.01; provided, however, that the

Company shall not be required to qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this Section 5.03 or to take any action that would subject it to general service of process or to taxation in any such jurisdiction in which it is not then so subject.
     SECTION 5.04. Expenses. Subject to Sections 2.04(c)(ii) and 7.09, all expenses incident to the Company’s performance of or compliance with its obligations under this Article V relating to the issuance of the Warrant Shares will be borne by the Company, including without limitation: (i) all SEC, stock exchange or Financial Industry Regulatory Authority registration and filing fees, (ii) all reasonable fees and expenses incurred in connection with the compliance with state securities or blue sky laws, (iii) all expenses of any Persons incurred by or on behalf of the Company in preparing or assisting in preparing, printing and distributing the Common Shelf Registration Statement or any other registration statement, prospectus, any amendments or supplements thereto and other documents relating to the performance of and compliance with this Article V, (iv) the fees and disbursements of counsel for the Company and (v) the fees and disbursements of the independent public accountants of the Company, including the expenses of any special audits or comfort letters required by or incident to such performance and compliance.
     SECTION 5.05. Delivery of Documents to Holders. The Warrant Agent agrees that concurrently with the issuance of Warrants to any Holder and upon exercise of Warrants by any Holder, the Warrant Agent shall (unless otherwise instructed by the Company) deliver a prospectus relating to the Warrant Shares (a “Prospectus”) to such Holder or such other notice or communication regarding the Warrants or the Warrant Shares as the Company may instruct. The Company shall furnish to the Warrant Agent sufficient copies of such Prospectus or such other notice or communication to satisfy this obligation.
ARTICLE VI
Warrant Agent
     SECTION 6.01. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the provisions of this Agreement and the Warrant Agent hereby accepts such appointment.
     SECTION 6.02. Rights and Duties of Warrant Agent.
          (a) Agent for the Company. In acting under this Warrant Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship or agency or trust for or with any of the holders of Warrant Certificates or beneficial owners of Warrants. All fees and expenses due the Warrant Agent shall be paid to the Warrant Agent by the Company. The Warrant Agent shall have no duty to determine which costs, if any, under this Agreement shall be borne by the Holders or by the Company.
          (b) Counsel. The Warrant Agent may consult with counsel satisfactory to it (who may be counsel to the Company), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.

          (c) Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.
          (d) No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are specifically set forth herein and in the Warrant Certificates, and no implied duties or obligations of the Warrant Agent shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may tend to involve it in any expense or liability for which it does not receive indemnity if such indemnity is reasonably requested. The Warrant Agent shall not be accountable or under any duty or responsibility for the application by the Company of the proceeds of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrant Certificates or in the case of the receipt of any written demand from a Holder with respect to such default, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise.
          (e) Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require an adjustment of the number of shares of Common Stock issuable upon exercise of each Warrant or the Exercise Price, or with respect to the nature or extent of any adjustment when made, or with respect to the method employed, or herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall not be accountable with respect to the validity or value of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Article IV, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock upon the surrender of any Warrant Certificate for the purpose of exercise.
     SECTION 6.03. Individual Rights of Warrant Agent. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
     SECTION 6.04. Warrant Agent’s Disclaimer. The Warrant Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement or the Warrant Certificates and it shall not be responsible for any statement in this Agreement or the Warrant Certificates other than its countersignature thereon.
     SECTION 6.05. Compensation and Indemnity. The Company agrees that the Warrant Agent is entitled, from time to time, to reasonable compensation for its services as agreed and to reimbursement for reasonable out-of-pocket expenses incurred by it, including the reasonable compensation and expenses of the Warrant Agent’s agents and counsel as agreed. The Company shall indemnify the Warrant Agent, its officers, directors, agents and counsel against any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct, negligence or bad faith on its part arising out of or in connection with the acceptance or performance of its duties under this Agreement. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity, and the Company, at its option, may control the defense of such claim with counsel of the Company’s choice. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Warrant Agent through willful misconduct, negligence or bad faith. The Company’s payment obligations pursuant to this Section 6.05 shall survive the termination of this Agreement.
     SECTION 6.06. Successor Warrant Agent.
          (a) Company to Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Holders that there shall at all times be a competent and reputable Warrant Agent hereunder until all the Warrants have been exercised or are no longer exercisable.
          (b) Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than 60 days after the date on which such notice is given unless the Company otherwise agrees in writing. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective, which date shall not be less than 60 days after such notice is given unless the Warrant Agent otherwise agrees in writing. Notwithstanding the foregoing, any resignation or removal under this Section 6.06 shall take effect upon the appointment by the Company as hereinafter provided of a successor Warrant Agent (which shall be a bank or trust company authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers) and the acceptance of such appointment by such successor Warrant Agent.
          (c) The Company to Appoint Successor. In the event that at any time the Warrant Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or shall commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or similar law or shall consent to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action, or a decree or order for relief by a court shall have been entered in respect of the Warrant Agent in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law, or a decree or order by a court shall have been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent hereunder.
          (d) Successor to Expressly Assume Duties. Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.
          (e) Successor by Merger. Any corporation into which the Warrant Agent hereunder may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation shall be qualified as aforesaid.
ARTICLE VII
Miscellaneous
     SECTION 7.01. Persons Benefiting. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Company, the Warrant Agent and the Holders any right, remedy or claim under or by reason of this Agreement or any part hereof.
     SECTION 7.02. Rights of Holders. Holders of unexercised Warrants, as such, have no rights as stockholders and are not entitled to exercise any rights whatsoever as stockholders of the Company, including, but not limited to the rights to (i) receive dividends or other distributions, (ii) receive notice of or vote at any meeting of the stockholders, (iii) consent to any action of the stockholders, (iv) receive notice of any other proceedings of the Company, or (v) exercise any preemptive right.
     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company and the Warrant Agent may deem necessary or desirable; provided, however, that such action shall not adversely affect the rights of any of the Holders in any material respect. Any amendment or supplement to this Agreement that has a material adverse effect on the interests of any of the Holders shall require the written consent of the Holders of a majority of the then outstanding Warrants; provided further that the consent of each Holder affected thereby shall be required for any amendment pursuant to which (i) the Exercise Price would be changed (other than pursuant to adjustments provided for in Article IV), (ii) the number of shares issuable upon exercise of the Warrants would be decreased or the kind or amount of other property issuable upon exercise of the Warrants would be changed or decreased, as applicable (in each case, other than pursuant to adjustments provided for in Article IV), (iii) the time period during which the Warrants are exercisable would be shortened or the Holder’s right to exercise the Warrants would otherwise be materially impaired or (iv) the percentage of Holders required to amend the Warrants or this Agreement would be reduced. In determining whether the Holders of the required number of Warrants have concurred in any direction, waiver or consent, only Warrants outstanding at the time shall be considered in any such determination, and Warrants known to the Warrant Agent to be owned by the Company shall be disregarded and deemed not to be outstanding. The Company or the Warrant Agent may set a record date for any such direction, waiver or consent and only the Holders as of such record date shall be entitled to make or give such direction, waiver or consent.
     SECTION 7.04. Notices. Any notice or communication shall be in writing and delivered in Person or mailed by first-class mail addressed as follows:
     if to the Company:

American International Group, Inc.
180 Maiden Lane,
New York, NY 10038
Telephone:	(212) 770-7000
Facsimile:	(212) 785-2175
Attention:	General Counsel
     With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telephone:	(212) 558-4000
Attention:	Glen T. Schleyer, Robert W. Reeder III
     if to the Warrant Agent:

Wells Fargo Bank, N.A.
161 N. Concord Exchange
South St. Paul, MN 55075
Telephone:	(800) 689-8788
Facsimile:	(651) 450-4078
Attention:	Account Management
     The Company or the Warrant Agent each by notice to the other may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Warrant Register and shall be sufficiently given if so mailed within the time prescribed.

     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
     SECTION 7.05. Governing Law. This Agreement, the Warrant Certificates and the Warrants will be governed by and construed in accordance with the laws of the State of New York.
     SECTION 7.06. Successors. All agreements of the Company in this Agreement and the Warrant Certificates shall bind its successors. All agreements of the Warrant Agent in this Agreement shall bind its successors.
     SECTION 7.07. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
     SECTION 7.08. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.
     SECTION 7.09. Withholding Rights. In the event that the Company, the Warrant Agent or their agents determine that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law upon the distribution of the Warrants under this Agreement, the Company, the Warrant Agent or their agents shall be entitled, but not obligated, to deduct and withhold such amount by withholding a portion or all of the Warrants otherwise deliverable in such amounts as they deem necessary to meet their withholding obligations, and shall also be entitled, but not obligated, to sell all or a portion of such withheld Warrants by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges. To the extent that Warrants are so withheld, (i) the Company, the Warrant Agent or their agents, as applicable, shall remit to the applicable tax authority the amount required to be withheld from such distribution, and (ii) the withheld Warrants shall be treated for all purposes of this Agreement as having been distributed to the Holders in respect of which such deduction and withholding was made.

     IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed as of the date first written above.

AMERICAN INTERNATIONAL GROUP, INC.,
By:
Name:
Title:

WELLS FARGO BANK, N.A., as Warrant Agent,
By:
Name:
Title:

Exhibit G
AGREEMENT TO AMEND WARRANTS
     WHEREAS, American International Group, Inc. (the “Company”), ALICO Holdings LLC, AIA Aurora LLC, the Federal Reserve Bank of New York, the United States Department of the Treasury (the “Investor”) and the AIG Credit Facility Trust (collectively, the “parties”) mutually agreed to effect a series of integrated transactions as described in the Master Transaction Agreement dated as of December 8, 2010 (the “Transaction Agreement”) among the parties and in the other Transaction Documents;
     WHEREAS, the Company issued warrants (the “Warrants”) to purchase shares of its common stock, $2.50 par value per share, to the Investor on November 25, 2008 and April 17, 2009; and
     WHEREAS, as part of the Recapitalization, the Company has requested that the Investor, as the sole holder of the Warrants, make certain changes to the Warrants, and the Investor has agreed to amend the Warrants to effect such changes as set forth below;
     NOW, THEREFORE, for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Transaction Agreement.
     Section 2. Amendment. Section 13 of each of the Warrants is hereby amended to add the following paragraph as clause (N), in case of the Warrant dated November 25, 2008, and clause (M), in case of the Warrant dated April 17, 2009:
     “No Adjustment as a Result of Recapitalization. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that no adjustment to the Exercise Price or to the number of Shares issuable upon exercise of this Warrant shall be deemed to occur as a result of the Recapitalization (as defined in the Master Transaction Agreement dated as of December 8, 2010 among the Company, ALICO Holdings LLC, AIA Aurora LLC, the Federal Reserve Bank of New York, the United States Department of the Treasury and the AIG Credit Facility Trust).”
     Section 3. Condition to Effectiveness. The amendment to the Warrants set forth in Section 2 shall become effective on the closing of the Recapitalization.
     Section 4. Governing Law. Section 12.07 of the Transaction Agreement is hereby incorporated by reference herein.
     Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNITED STATES DEPARTMENT OF THE TREASURY
By:
Name:
Title:

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

EXHIBIT A
[Form of Warrant]

Exhibit H
33 LIBERTY STREET, NEW YORK, NY 10045-0001
[ ], 201[ ]
American International Group, Inc.
70 Pine Street
Attention: General Counsel
New York, NY 10270
PAYOFF LETTER
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of September 22, 2008 (as amended from time to time, the “Credit Agreement”) between American International Group, Inc. (the “Borrower”) and Federal Reserve Bank of New York (the “Lender”), and (ii) the Guarantee and Pledge Agreement dated as of September 22, 2008 (as amended from time to time, the “Pledge Agreement”) among Borrower, Lender and the guarantors party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Lender hereby acknowledges that, upon receipt no later than [TIME] on [DATE] of $__________, such amount (the “Payoff Amount”) in freely available funds paid by wire transfer in accordance with the instructions set forth on Schedule I attached hereto being payment of all amounts now due and owing by the Borrower under the Credit Agreement and determined as set forth on Schedule I attached hereto, the obligations of the Borrower under the Credit Agreement shall have been paid in full.
     Borrower and Lender agree that, upon the receipt of the Payoff Amount, the Credit Agreement, including the Commitment, shall be terminated and be of no further force or effect, except for the provisions of the Credit Agreement that expressly provide for the survival of obligations thereunder, all of which shall continue in effect.
     Borrower and Lender further agree that upon, and effective as of, the time of receipt by the Lender of the Payoff Amount and the termination of the Commitment in accordance with the foregoing, the Release Conditions (as defined in the Pledge Agreement) will be satisfied and the Transaction Liens granted pursuant to the Pledge Agreement and the other Transaction Documents to the Lender shall be automatically released and terminated. At such time, (i) Borrower or its designee will be authorized to file UCC termination statements in order to evidence the termination of such Transaction Liens, (ii) the Lender will, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request in order to evidence the termination of such Transaction Liens, and (iii) the Lender will promptly deliver any Collateral in its possession to the Borrower.
          This letter may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this letter shall be effective as delivery of an original executed counterpart.
          This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Yours sincerely, FEDERAL RESERVE BANK OF NEW YORK, as Lender
By:
Name:
Title:

Acknowledged and agreed: AMERICAN INTERNATIONAL GROUP, INC., as Borrower
By:
Name:
Title:

cc:	Robert W. Reeder III, Sullivan & Cromwell LLP Michael M. Wiseman, Sullivan & Cromwell LLP

Schedule I

1. Outstanding Obligations

Principal:	$
Accrued Interest:	$
Facility Fee:	$
Expenses (including attorneys fees)[1]:	$

TOTAL PAYOFF AMOUNT		$

2. Per Diem		$

3. Wire Instructions
Wire Instructions:
FEDERAL RESERVE BANK OF NEW YORK
ABA#: [TO COME]
Account#: [TO COME]
Reference: [TO COME]
Attn: [TO COME]

[1]	Please note this is an estimate of expenses payable under the Credit Agreement and additional expenses may be subsequently billed.

Exhibit I
AMERICAN INTERNATIONAL GROUP, INC.
Written Consent in Lieu of
a Special Meeting of Shareholders
          The undersigned (the “Trust”), being the sole holder of all the 100,000 outstanding shares of Series C Perpetual, Convertible, Participating Preferred Stock (the “Series C Preferred Stock”) of American International Group, Inc., a Delaware corporation (the “Corporation”), representing approximately 79.75 percent of the voting power of the Corporation’s shareholders entitled to vote on any particular matter, pursuant to Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and the Corporation’s by-laws, hereby waives notice and the holding of a formal special meeting, and hereby, in its capacity as the sole holder of the Series C Preferred Stock, consents to and adopts the following resolutions, which resolutions shall be deemed to be adopted as of the date hereof to the same extent and with the same force and effect as if such resolutions were duly adopted by the shareholders of the Corporation at a duly convened special meeting held for such purpose, and directs that this Written Consent be filed with the minutes of the proceedings of the shareholders of the Corporation:
          WHEREAS, the Corporation entered into an agreement in principle (the “Agreement in Principle”) with the United States Department of the Treasury (the “Treasury Department”), the Federal Reserve Bank of New York (the “FRBNY”) and the undersigned regarding a series of integrated transactions (the “Recapitalization”) to recapitalize the Corporation, including the repayment of all amounts owed under, and the termination of, the Credit Agreement, dated as of September 22, 2008 (as amended, the “Credit Agreement”), between the Corporation and the FRBNY;
          WHEREAS, the parties to the Agreement in Principle have been negotiating and expect to enter into a Master Transaction Agreement among the Corporation, ALICO Holdings LLC, AIA Aurora LLC, the FRBNY, the Treasury Department and the Trust (the “Master Transaction Agreement”), attached to which are certain exhibits, including the form of the Amended and Restated Purchase Agreement among the Corporation, the Treasury Department and the FRBNY, that will supersede the Agreement in Principle;
          WHEREAS, in connection with the Recapitalization, the Corporation has agreed in principle to issue shares of the Corporation’s common stock, par value $2.50 per share (“Common Stock”), as follows: (i) 562,868,096 shares of Common Stock to the Trust in exchange for all the outstanding shares of the Series C Preferred Stock, (ii) 924,546,133 shares of Common Stock to the Treasury Department in exchange for all the outstanding shares of the Corporation’s Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share, and (iii) 167,623,733 shares of Common Stock to the Treasury Department as partial consideration in exchange for the outstanding shares of the Corporation’s Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series F Preferred Stock”) (collectively, the “Common Stock Issuance”);

          WHEREAS, in connection with the Recapitalization, the Corporation has agreed in principle to issue 20,000 shares of a new series of preferred stock designated as “Series G Cumulative Mandatory Convertible Preferred Stock” (the “Series G Preferred Stock”) to the Treasury Department (together with the Common Stock Issuance, the “Issuance”) as partial consideration in exchange for the outstanding shares of Series F Preferred Stock;
          WHEREAS, on March 31, 2012, the Series G Preferred Stock will automatically convert into a variable number of shares of Common Stock in accordance with its terms;
          WHEREAS, the Corporation has determined that (i) pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, approval of the holders of the issued and outstanding shares of the Common Stock and the Series C Preferred Stock, voting together as a single class, is required prior to the Issuance and (ii) the Written Consent, pursuant to the rules of the New York Stock Exchange, is sufficient to approve the Issuance and satisfy Section 312.03;
          WHEREAS, the officers of the Corporation have requested the undersigned to sign this Written Consent to authorize the Issuance, on behalf of the holders of the Common Stock and the Series C Preferred Stock, voting together as a single class, and the undersigned is willing to so sign this Written Consent; and
          WHEREAS, the Corporation and the undersigned desire that the actions taken by this Written Consent become effective at the later of (i) 20 days after the Notice and Information Statement in connection with the Issuance is first mailed or transmitted to the Corporation’s shareholders and (ii) the closing of the Recapitalization pursuant to the Master Transaction Agreement;
          NOW, THEREFORE, BE IT:
          RESOLVED, that the Issuance is hereby approved, subject to the closing of the Recapitalization pursuant to the Master Transaction Agreement; and
          FURTHER RESOLVED, that the actions taken by this Written Consent shall not be effective until the later of (i) 20 days after the Notice and Information Statement in connection with the Issuance is first mailed or transmitted to shareholders and (ii) the closing of the Recapitalization pursuant to the Master Transaction Agreement.
          The action taken by this Written Consent shall have the same force and effect as if taken at a meeting of holders of all outstanding shares of the Series C Preferred Stock and Common Stock, duly called and constituted pursuant to the DGCL and the Corporation’s by-laws.
          This Written Consent may be executed in any number of counterparts, each of which will be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
[Signature page follows]

          IN WITNESS WHEREOF, the Trust, being the sole holder of the Series C Preferred Stock, has executed this Written Consent.

AIG CREDIT FACILITY TRUST, a trust established for the sole benefit of the United States Treasury
By:	/s/ Jill M. Considine
	Name:	Jill M. Considine
	Title:	Trustee

Dated: December 7, 2010

By:	/s/ Chester B. Feldberg
	Name:	Chester B. Feldberg
	Title:	Trustee

Dated: December 7, 2010

By:	/s/ Peter A. Langerman
	Name:	Peter A. Langerman
	Title:	Trustee

Dated: December 7, 2010

ANNEX A
FORM OF COMMENCEMENT OPINION
     (a) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.
     (b) The Series G Preferred Stock has been duly authorized and, when issued and delivered in accordance with the Amended and Restated Purchase Agreement, the Series G Preferred Stock will be validly issued, fully paid and nonassessable; provided, however, that we express no opinion as to subsequent changes in the liquidation preference of the Series G Preferred Stock pursuant to Section 5(a) of the Series G Certificate of Designations.
     (c) The Series G Preferred Stock will not be issued in violation of any preemptive rights provided for in the Company’s Restated Certificate of Incorporation, as amended to the date of this opinion, or under the General Corporation Law of the State of Delaware.
     (d) The Company has the corporate power and authority to execute and deliver the Amended and Restated Purchase Agreement and to perform its obligations thereunder (including the issuance of the Series G Preferred Stock and the conversion, in accordance with the Series G Certificate of Designations, of the Series G Preferred Stock into Common Stock if the shares of Series G Preferred Stock have an outstanding aggregate liquidation preference greater than zero on March 31, 2012).
     (e) The execution, delivery and performance by the Company of the Amended and Restated Purchase Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and no further approval or authorization is required on the part of the Company.
     (f) The Amended and Restated Purchase Agreement, assuming due authorization, execution and delivery by the Company, the FRBNY and the UST, constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Annex B
REQUESTED OPINIONS:
1. AIG has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.
2. Each of the AIA SPV and the ALICO SPV has been duly formed and is an existing limited liability company in good standing under the laws of the State of Delaware.
3. AIG has the corporate power to execute, deliver and perform its obligations under each Transaction Document to which it is a party.
4. Each of the AIA SPV and the ALICO SPV has the limited liability company power to execute, deliver and perform its obligations under each Transaction Document to which it is a party.
5. The execution, delivery and performance by AIG of each Transaction Document to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate and stockholder action on the part of AIG.
6. The execution, delivery and performance by each of the AIA SPV and the ALICO SPV of each Transaction Document to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate and member action on the part of the AIA SPV and the ALICO SPV.
7. The Master Transaction Agreement, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding agreement of AIG enforceable against AIG in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and provided that the validity and enforceability of the exculpation and indemnity provisions of the Master Transaction Agreement are limited to the extent such provisions violate public policy or exceed the scope permitted by applicable case law.
8. The Master Transaction Agreement, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding agreement of each of AIA SPV and ALICO SPV, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and provided that the validity and enforceability of the exculpation and indemnity provisions of the Master Transaction Agreement are limited to the extent such provisions violate public policy or exceed the scope permitted by applicable case law.
9. The AIG Information Statement, as of the date it was filed with the Securities and Exchange Commission in definitive form, complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.
10. The Series C Exchanged Shares have been duly authorized and, when issued and delivered to the Trust in exchange for the shares of Series C Preferred Stock in accordance with the provisions of the Master Transaction Agreement, the Series C Exchanged Shares will be validly issued, fully paid and non-assessable, and the issuance of the Series C Exchanged Shares is not subject to any preemptive rights provided for in AIG’s Restated Certificate of Incorporation, as amended to the date of this opinion, or under the General Corporation Law of the State of Delaware.